As filed with the Securities and Exchange Commission on December 27, 2004
Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Colonial Properties Trust

(Exact Name of Registrant as Specified in Its Charter)

Alabama	6798	59-7007599
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2101 Sixth Avenue North

Suite 750
Birmingham, Alabama 35202
(205) 250-8700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Colonial Properties Trust

2101 Sixth Avenue North, Suite 750
Birmingham, Alabama 35202
(205) 250-8700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

J. Warren Gorrell, Jr., Esq. James E. Showen, Esq. Thomas C. Morey, Esq. Hogan & Hartson L.L.P. 555 Thirteenth Street, N.W. Washington, D.C. 20004-1109 (202) 637-5600	Leslie A. Grandis, Esq. David W. Robertson, Esq. McGuireWoods LLP One James Center 901 East Cary Street Richmond, VA 23219-4030 (804) 775-1000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Each Class of	Amount to be	Aggregate	Amount of
Securities to be Registered	Registered	Offering Price	Registration Fee

Common shares of beneficial interest, $.01 par value per share (and associated rights)	(1)	$623,342,894(2)	$73,367.46
7.62% Series E preferred shares	(1)	(3)	(3)
7.62% Series E preferred depositary shares	(1)	(3)	(3)

(1)	Omitted in reliance on Rule 457(o).

(2)	Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, based on the market value of the Cornerstone common shares to be converted in the merger, as the product of (i) $10.01, the average of the high and low sale prices of Cornerstone common shares on the New York Stock Exchange on December 22, 2004 and (ii) 62,272,017.3770, which is the maximum possible number of Cornerstone common shares to be converted pursuant to the merger, calculated as the sum of (a) 56,327,721.3770 Cornerstone common shares outstanding, (b) 3,544,296 Cornerstone common shares issuable upon the exercise of outstanding employee and director options and upon the redemption of preferred partnership units of Cornerstone NC Operating Limited Partnership and (c) 2,400,000 Cornerstone common shares that may be issued under Cornerstone’s Dividend Reinvestment and Share Purchase Plan.

(3)	No additional fee is paid as there will be no consideration received in addition to the consideration contemplated in note (2) above. In the proposed transaction described herein, Cornerstone shareholders will receive Colonial common shares, Colonial Series E preferred depositary shares, or a combination of Colonial common shares and Colonial Series E preferred depositary shares. Each Colonial Series E preferred depositary share will represent 1/100 of a Colonial Series E preferred share.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

COLONIAL PROPERTIES TRUST

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

     After careful consideration, the boards of Colonial and Cornerstone have unanimously determined that the acquisition by Colonial of Cornerstone by merger of Cornerstone into a subsidiary of Colonial is in the best interests of our respective shareholders. The Cornerstone board recommends that its common shareholders vote FOR approval of the merger agreement and the merger. The Colonial board recommends that its shareholders vote FOR approval of the issuance of Colonial common shares contemplated by the merger agreement, FOR the amendment to the Colonial declaration of trust to increase the number of authorized Colonial common shares and Colonial preferred shares and FOR approval of the issuance of up to 15,000,000 Colonial preferred shares.

     The boards of both companies believe that the merger represents a strategic combination of two real estate companies that will be in the best interests of their respective shareholders and will achieve key elements of Colonial’s strategic business plan to increase its presence in high growth markets and to enhance its multifamily profile. The combined company will own and manage approximately 51,000 multifamily units, making it one of the largest public owners of Sunbelt multifamily properties. The Colonial board believes that the merger will increase Colonial’s operating scale and allow it to more fully utilize its existing multifamily expertise.

     In the merger, Cornerstone shareholders will have the right to elect to receive either:

•	a number of Colonial common shares equal to the common share conversion rate, which we currently expect to be ; or

•	a number of Colonial Series E preferred depositary shares, $25.00 liquidation preference per depositary share, equal to the preferred depositary share conversion rate, which we currently expect to be ;

for each outstanding common share of Cornerstone, subject to the restriction that the Colonial Series E preferred depositary shares issued will not exceed approximately 25% of the total merger consideration. These conversion rates are also subject to various adjustments provided for in the merger agreement. Each Colonial Series E preferred depositary share will represent 1/100th of a newly created 7.62% Series E Cumulative Redeemable Preferred Share of Beneficial Interest, liquidation preference $2,500 per share, of Colonial. Cash will be paid instead of issuing fractional Colonial common shares or Colonial preferred depositary shares. The value of the consideration to be received by Cornerstone shareholders electing to receive Colonial common shares in the merger will depend upon the market price of Colonial common shares at the time of the merger. Colonial common shares are traded on the New York Stock Exchange under the symbol “CLP.” The Colonial Series E preferred depositary shares will be listed on the New York Stock Exchange. On December 22, 2004, Colonial common shares closed at $39.96 per share. We estimate that, immediately following the completion of the merger, assuming a common share conversion rate of 0.2584 (which is the initial common share conversion rate set forth in the merger agreement) and that all Cornerstone shareholders elect to receive Colonial common shares, 35.2% of the outstanding Colonial common shares will be owned by former Cornerstone shareholders and the remaining 64.8% will be owned by persons who were Colonial common shareholders immediately prior to the completion of the merger, in each case considered on a fully diluted and as-converted basis.

     We cannot complete the merger unless Cornerstone shareholders approve the merger agreement and the merger at the special meeting to be held by Cornerstone. Completion of the merger also requires that Colonial common shareholders approve the issuance of Colonial common shares contemplated by the merger agreement, as required by New York Stock Exchange rules, at the special meeting to be held by Colonial. Whether or not you plan to attend your special meeting, please take the time to vote by completing and mailing the enclosed proxy card. Alternatively, you may vote by telephone or through the Internet as instructed on your proxy card.

     This document provides you with detailed information about your special meeting and the proposed merger. You can also get information about the companies from publicly available documents filed by both companies with the Securities and Exchange Commission. We encourage you to read this entire document carefully, including the section entitled “Risk Factors” beginning on page 21.

     The dates, times and places of the special meetings are as follows:

For Colonial: , 2005 at , local time	For Cornerstone: , 2005 at , local time

EACH VOTE IS IMPORTANT.

PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated                    , 200     and

it is first being mailed on or about                     , 200     .

      This joint proxy statement/prospectus incorporates important business and financial information about our companies that is not included in or delivered with this document. If you are a shareholder of Colonial or a shareholder of Cornerstone you can obtain any of the documents incorporated by reference from Colonial or Cornerstone, as the case may be, or through the Securities and Exchange Commission or the SEC’s web site. The address of that site is http://www.sec.gov. Documents incorporated by reference are available from the companies, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Shareholders of Colonial or Cornerstone may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

COLONIAL PROPERTIES TRUST 200 Providence Road, Suite 104 Charlotte, North Carolina 28207 Telephone: (704) 376-3321 Attention: Barbara Pooley	CORNERSTONE INCOME REALTY TRUST 306 East Main Street Richmond, Virginia 23219 Telephone: (804) 643-1761 Attention: Mark M. Murphy

      If you would like to request documents, you must do so at least five business days before the date of the special meetings in order to ensure timely delivery. This means you must request this information no later than                     , 2005. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

Colonial Properties Trust

2101 Sixth Avenue North
Suite 750
Birmingham, Alabama 35202

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                         , 2005

       A special meeting of shareholders of Colonial Properties Trust, an Alabama real estate investment trust (“Colonial”), will be held at                     , local time, on                     , 2005, at                     , for the following purposes:

1. To consider and vote on the issuance of Colonial common shares contemplated by the agreement and plan of merger, dated as of October 25, 2004, by and among Colonial, CLNL Acquisition Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Colonial, and Cornerstone Realty Income Trust, Inc., a Virginia corporation, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.

2. To consider and vote on, for purposes of Section 234 of the Constitution of the State of Alabama, a proposed amendment to the Colonial declaration of trust to (i) increase the number of authorized Colonial common shares from 65,000,000 to 125,000,000, and (ii) increase the number of authorized Colonial preferred shares from 10,000,000 to 20,000,000.

3. To consider and vote on, for purposes of Section 237 of the Constitution of the State of Alabama, Colonial’s issuance of up to 15,000,000 Colonial preferred shares.

4. To transact any other business as may properly come before the special meeting or any adjournments or postponements.

      Only holders of record of Colonial shares at the close of business on                     , 200     are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements.

      It is important that your shares be represented and voted at the meeting. If you do not plan to attend the meeting and vote your shares in person, please vote in one of these ways:

•	MARK, SIGN, DATE AND PROMPTLY RETURN your enclosed proxy card in the postage-paid envelope;

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this call is free in the U.S. and Canada); or

•	VISIT THE WEBSITE address shown on your proxy card to vote through the Internet.

      Any proxy may be revoked at any time before its exercise at the meeting.

By order of the Colonial board of trustees,

Birmingham, Alabama

                    , 200

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The Colonial board of trustees has approved the issuance of Colonial common shares contemplated by the merger agreement, the amendment to the Colonial declaration of trust to increase the number of authorized Colonial common shares and Colonial preferred shares and the issuance of up to 15,000,000 Colonial preferred shares and recommends that you vote FOR approval of each of these proposals.

COLONIAL PROPERTIES TRUST

VOTING METHODS

      You have the right to vote and, if desired, to revoke your proxy at any time before the Colonial special meeting.

U.S. Mail Proxy Card Voting	1. Mark your selections 2. Date and sign your name exactly as it appears on your proxy car 3. Mail to EquiServe in the return envelope

Telephone Voting	1. Please refer to the voting instructions on your proxy card for the telephone number
2. Enter your 14 digit control number (printed on your proxy card above your name)
	3. Follow the recorded instructions	/ X / VOTE EquiServe Vote Tabulation

Internet Voting	1. Go to website http://www.eproxyvote.com 2. Enter your 14 digit control number (printed on your proxy card above your name) 3. Follow the instructions provided

      If you hold your Colonial shares in your name as a holder of record, you may instruct the proxy holders how to vote your Colonial shares by using any of the voting methods specified above. If your Colonial shares are held by a broker, bank or other nominee, you will receive instructions from your nominee which you must follow to have your Colonial shares voted. Your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on these matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum if the broker returns a properly executed proxy.

Cornerstone Income Realty Trust, Inc.

306 East Main Street
Richmond, Virginia 23219

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                         , 2005

       A special meeting of shareholders of Cornerstone Realty Income Trust, Inc., a Virginia corporation (“Cornerstone”), will be held at                     , local time, on                     , 2005, at                     , for the following purposes:

1. To consider and vote on the approval of the agreement and plan of merger, dated as of October 25, 2004, by and among Colonial Properties Trust, an Alabama real estate investment trust, CLNL Acquisition Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Colonial Properties Trust, and Cornerstone, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, and the merger of Cornerstone with and into CLNL Acquisition Sub LLC under the merger agreement.

2. To transact any other business as may properly come before the special meeting or any adjournments or postponements.

      Only holders of record of Cornerstone common shares at the close of business on                     , 200                    are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements.

      It is important that your Cornerstone common shares be represented and voted at the meeting. If you do not plan to attend the meeting and vote your Cornerstone common shares in person, please vote in one of these ways:

•	MARK, SIGN, DATE AND PROMPTLY RETURN your enclosed proxy card in the postage-paid envelope;

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this call is free in the U.S. and Canada); or

•	VISIT THE WEBSITE address shown on your proxy card to vote through the Internet.

      Any proxy may be revoked at any time before its exercise at the meeting.

By order of the Cornerstone board of directors,

Richmond, Virginia

                    , 200

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The Cornerstone board of directors has approved the merger agreement and the merger of Cornerstone with and into CLNL Acquisition Sub LLC and recommends that you vote FOR approval of the merger agreement and the merger.

CORNERSTONE REALTY INCOME TRUST, INC.

VOTING METHODS

      You have the right to vote and, if desired, to revoke your proxy at any time before the Cornerstone special meeting.

U.S. Mail Proxy Card Voting	1. Mark your selections 2. Date and sign your name exactly as it appears on your proxy card 3. Mail to EquiServe in the return envelope

Telephone Voting	1. Please refer to the voting instruction on your proxy card for the telephone number
2. Enter your 14 digit control number (printed on your proxy card above your name)
	3. Follow the recorded instructions	/ X / VOTE EquiServe Vote Tabulation

Internet Voting	1. Go to website http://www.eproxyvote.com 2. Enter your 14 digit control number (printed on your proxy card above your name) 3. Follow the instructions provided

      If you hold your Cornerstone common shares in your name as a holder of record, you may instruct the proxy holders how to vote your Cornerstone common shares by using any of the voting methods specified above. If your Cornerstone common shares are held by a broker, bank or other nominee, you will receive instructions from your nominee which you must follow to have your Cornerstone common shares voted. Your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on these matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum if the broker returns a properly executed proxy.

Page

QUESTIONS & ANSWERS ABOUT THE MERGER	v
SUMMARY	1
The Companies	1
The Combined Company	1
The Colonial Special Meeting; Vote Required	2
The Cornerstone Special Meeting; Vote Required	3
Recommendation of Colonial Board	3
Recommendation of Cornerstone Board	4
Opinions of Financial Advisors	6
Risks Associated with the Merger	6
Ratio of Combined Fixed Charges and Preference Dividends to Earnings	7
The Merger Agreement	7
Regulatory Approvals	9
No Dissenters’ Rights	9
Accounting Treatment	9
Material Federal Income Tax Consequences of the Merger	9
Trustees and Executive Officers of Colonial After the Merger	9
Interests of Directors, Trustees and Executive Officers of Cornerstone and Colonial in the Merger	10
Colonial and Cornerstone Voting Agreements	12
Comparative Per Share Market Price	12
Differences in the Rights of Shareholders	13
Summary Historical Consolidated Financial Data	14
Summary Unaudited Pro Forma Condensed Combined Financial Data	19
RISK FACTORS	21
Cornerstone shareholders may receive Colonial common shares in the merger with a market value lower or higher than expected	21
The value of Colonial common shares Cornerstone shareholders receive in the merger may fluctuate after the merger and there is no current market for the Colonial Series E preferred depositary shares	21
The operations of Colonial and Cornerstone may not be integrated successfully and intended benefits of the merger may not be realized, which could materially harm the combined company’s operating results and financial condition	22
Cornerstone’s outstanding debt obligations could materially adversely affect Colonial’s future financial condition and operating results	22
If the Colonial Series E preferred depositary shares are treated as “nonqualified preferred stock,” Cornerstone shareholders electing to receive Colonial Series E preferred depositary shares may recognize a taxable gain	23
The merger will result in a decrease from the current amount of the Cornerstone per share dividend after the merger	23
If the merger does not qualify as a tax-free reorganization, Cornerstone shareholders may recognize a taxable gain	23
The directors and executive officers of Cornerstone have interests in the completion of the merger that may conflict with the interests of Cornerstone shareholders	23
Colonial or Cornerstone may incur substantial expenses and payments if the merger does not occur, which could materially harm their financial condition and discourage other potential acquirors of Cornerstone which might otherwise be desirable to Cornerstone shareholders	24
Colonial could have to pay additional dividends or taxes if Cornerstone does not qualify as a REIT at the time of the merger	24
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	25
RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS	26
COLONIAL RECENT DEVELOPMENTS	27
THE COLONIAL SPECIAL MEETING	28

Page

SHAREHOLDER PROPOSALS	169
OTHER MATTERS	169
WHERE YOU CAN FIND MORE INFORMATION	169
WHAT INFORMATION YOU SHOULD RELY ON	171
PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	F-1
Annex A — Agreement and Plan of Merger	A-1
Annex B — Opinion of Banc of America Securities LLC, dated October 21, 2004	B-1
Annex C — Opinion of Wachovia Securities, dated October 25, 2004	C-1
EX-12.1
EX-23.1
EX-23.2
EX-99.4
EX-99.5

QUESTIONS & ANSWERS ABOUT THE MERGER

Q:	Why are Colonial and Cornerstone proposing the merger?

A:	The boards of both companies believe that the merger represents a strategic combination of two real estate companies that will be in the best interests of their respective shareholders and will achieve key elements of Colonial’s strategic business plan to increase its presence in high growth markets and to enhance its multifamily profile. The combined company will own and manage approximately 51,000 multifamily units in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas, and Virginia, making it one of the largest public owners of Sunbelt multifamily properties. The Colonial board believes that the merger will increase Colonial’s operating scale and allow it to more fully utilize its existing multifamily expertise. To review the reasons for the merger in greater detail, please see “The Merger — Colonial’s Reasons for the Merger; Recommendation of the Colonial Board” beginning on page 39 and “— Cornerstone’s Reasons for the Merger; Recommendation of the Cornerstone Board” beginning on page 51.

Q:	What will I receive in the merger?

A:	Cornerstone Shareholders. In the merger, Cornerstone shareholders will have the right to elect to receive either:

• a number of Colonial common shares equal to the common share conversion rate, which we currently expect to be ; or

• a number of Colonial Series E preferred depositary shares equal to the preferred depositary share conversion rate, which we currently expect to be .

for each outstanding common share of Cornerstone, subject to the restriction that no more than approximately 25% of the total merger consideration may consist of Colonial Series E preferred depositary shares. These conversion rates are also subject to various adjustments provided for in the merger agreement. Each Colonial Series E preferred depositary share will represent 1/100th of a newly created 7.62% Series E Cumulative Redeemable Preferred Share of Beneficial Interest, liquidation preference $2,500 per share, of Colonial, which we refer to as “Colonial Series E preferred shares.” Cash will be paid instead of issuing fractional Colonial common shares or fractional Colonial Series E preferred depositary shares.

Colonial Shareholders. Colonial shareholders will not receive any additional shares in connection with the merger. Each Colonial common share held by Colonial shareholders prior to the merger will continue as one Colonial common share after the merger.

Q:	What are the adjustments that may occur to the conversion rates?

A:	The conversion rates are subject to various adjustments relating to specified costs, expenses and payments incurred by Cornerstone and Colonial required by or in connection with an IRS agreement relating to Cornerstone tax matters. As of the date of this joint proxy statement/prospectus, Colonial and Cornerstone do not currently expect any further material adjustments to the conversion rates arising from these factors. For more details, see “The Merger — Merger Consideration,” “The Merger — Calculation of Currently Expected Conversion Rates,” “The Merger Agreement — IRS Agreement” and “The Merger Agreement — Pre- Merger Dividends and Distributions.”

Q:	How much of the combined company’s common shares will be owned by former Cornerstone shareholders after the merger?

A:	Assuming a common share conversion rate of 0.2584 (which is the initial common share conversion rate set forth in the merger agreement) and that all Cornerstone shareholders elect to receive Colonial common shares, we estimate that immediately following the completion of the merger, 35.2% of the outstanding Colonial common shares will be owned by former Cornerstone shareholders and the remaining 64.8% will be owned by persons who were Colonial common shareholders immediately prior to the completion of the merger, in each case considered on a fully diluted and as-converted basis.

v

Assuming a common share conversion rate of 0.2584 and that Cornerstone shareholders elect to receive the maximum amount of Colonial Series E preferred depositary shares, we estimate that immediately following the completion of the merger, 29.0% of the outstanding Colonial common shares will be owned by former Cornerstone shareholders and the remaining 71.0% will be owned by persons who were Colonial common shareholders immediately prior to the completion of the merger, in each case considered on a fully diluted and as-converted basis.

Q:	What happens if the price of Colonial common shares and/or Cornerstone common shares changes before the closing of the merger?

A:	No change will be made to the conversion rates for the exchange of Cornerstone common shares for Colonial common shares or Colonial Series E preferred depositary shares in the merger as a result of market price fluctuations for Colonial common shares and/or Cornerstone common shares unless the market value of Colonial common shares is less than $31.00 per share, in which case Cornerstone will have the right to terminate the agreement unless Colonial elects to pay additional merger consideration in the form of cash or Colonial common shares with respect to Cornerstone common shares that are to be converted in the merger into the right to receive Colonial common shares. See “The Merger — Merger Consideration” beginning on page 33. Because the market value of Colonial common shares will fluctuate before and after the closing of the merger, the value of the consideration that Cornerstone shareholders will receive in the merger will also fluctuate.

Q:	What am I being asked to vote on?

A:	Cornerstone Shareholders. You are being asked to approve the merger agreement and the merger of Cornerstone with and into a subsidiary of Colonial. Approval of the merger agreement and the merger requires the affirmative vote of the holders of more than two-thirds of the outstanding Cornerstone common shares.

The Cornerstone board has unanimously approved the merger agreement and the merger of Cornerstone with and into a subsidiary of Colonial and recommends that Cornerstone shareholders vote FOR approval of the merger agreement and the merger.

Colonial Common Shareholders.

• You are being asked to approve the issuance of Colonial common shares contemplated by the merger agreement. Approval of the issuance of Colonial common shares contemplated by the merger agreement requires the affirmative vote of the holders of not less than a majority of all votes cast by holders of Colonial common shares, provided the votes cast constitute over 50% of the then outstanding Colonial common shares.

• You are being asked to approve the amendment to the Colonial declaration of trust to:

• increase the number of authorized Colonial common shares from 65,000,000 to 125,000,000; and

• increase the number of authorized Colonial preferred shares from 10,000,000 to 20,000,000.

Approval of the amendment requires the affirmative vote of holders of the majority in value of Colonial shares, including both Colonial common shares and Colonial preferred shares.

• You are being asked to approve the issuance of up to 15,000,000 Colonial preferred shares. Approval of the issuance of Colonial preferred shares requires the affirmative vote of at least two-thirds of the outstanding Colonial shares, including both Colonial common shares and Colonial preferred shares.

Colonial Preferred Shareholders.

• You are being asked to approve the amendment to the Colonial declaration of trust to:

• increase the number of authorized Colonial common shares from 65,000,000 to 125,000,000; and

• increase the number of authorized Colonial preferred shares from 10,000,000 to 20,000,000.

Approval of the amendment requires the affirmative vote of holders of the majority in value of Colonial shares, including both Colonial common shares and Colonial preferred shares.

• You are being asked to approve the issuance of up to 15,000,000 Colonial preferred shares. Approval of the issuance of Colonial preferred shares requires the affirmative vote of at least two-thirds of the outstanding Colonial shares, including both Colonial common shares and Colonial preferred shares.

The Colonial board has unanimously approved the issuance of Colonial common shares contemplated by the merger agreement, the amendment to the Colonial declaration of trust to increase the number of authorized Colonial common shares and Colonial preferred shares and the issuance of up to 15,000,000 Colonial preferred shares and recommends that Colonial shareholders vote FOR approval of each of these proposals.

Q:	As a Colonial shareholder, why am I being asked to approve an amendment to the Colonial declaration of trust and the issuance from time to time of up to 15,000,000 Colonial preferred shares?

A:	You are being asked to approve an amendment to the Colonial declaration of trust to increase the number of authorized Colonial common shares and Colonial preferred shares and the issuance from time to time of up to 15,000,000 Colonial preferred shares in order to enhance Colonial’s ability to issue equity in connection with possible future transactions. Approval of these proposals will allow additional Colonial common shares and Colonial preferred shares to be issued without the expense or delay of an additional meeting of shareholders to increase the number of authorized Colonial common shares or Colonial preferred shares.

The amendment to the Colonial declaration of trust and the issuance of up to 15,000,000 Colonial preferred shares are unrelated to the merger. Colonial currently has sufficient Colonial common shares and Colonial preferred shares authorized to complete the merger. In the event that the issuance of Colonial common shares contemplated by the merger agreement is not approved by Colonial shareholders, the amendment to the Colonial declaration of trust and the issuance of up to 15,000,000 Colonial preferred shares may still be approved. Alternatively, in the event that the amendment to the Colonial declaration of trust and the issuance of up to 15,000,000 Colonial preferred shares are not approved by the Colonial shareholders, the issuance of Colonial common shares contemplated by the merger agreement may still be approved.

Q:	Do Cornerstone shareholders have dissenters’ rights?

A:	No. Under Virginia law, Cornerstone shareholders will have no rights to dissent and receive an appraised value of their Cornerstone common shares in the merger.

Q:	Do Colonial shareholders have dissenters’ rights?

A:	No. Under Alabama law, Colonial shareholders will have no rights to dissent and receive an appraised value of their Colonial shares in the merger.

Q:	How soon after the special meetings will the merger occur?

A:	If the merger agreement and the merger are approved at the Cornerstone special meeting, and the issuance of Colonial common shares contemplated by the merger agreement is approved at the Colonial special meeting, we anticipate that the merger will occur as soon as practicable after the special meetings.

Q:	Who will manage the combined company?

A:	Colonial’s existing management team will manage the operations of the combined company. Colonial has agreed following the merger to expand its board of trustees by one and appoint Glade M. Knight, Cornerstone’s chairman and chief executive officer, to the Colonial board.

Q:	Will I have taxable income or loss as a result of the merger?

A:	We expect the following tax consequences generally to apply:

Cornerstone Shareholders. Generally, a Cornerstone shareholder who receives only Colonial common shares in the merger is not expected to recognize any gain or loss for federal income tax purposes. A Cornerstone shareholder who receives only Colonial Series E preferred depositary shares or a combination of Colonial common shares and Colonial Series E preferred depositary shares is also not expected to recognize gain or loss for federal income tax purposes; however, this conclusion depends upon the accuracy of certain factual conclusions reached by Colonial with respect to the Colonial Series E preferred depositary shares. Cornerstone shareholders who receive cash in lieu of fractional shares will generally recognize gain on the receipt of cash. For a more detailed discussion of these conclusions, including the possible treatment of the Colonial Series E preferred depositary shares as “nonqualified stock,” the tax treatment of cash received for fractional shares, a discussion of a Cornerstone shareholder’s tax basis in Colonial shares received in the merger, the Cornerstone shareholder’s holding period in those Colonial shares, the allocation of basis between Colonial common shares and Colonial Series E preferred depositary shares received in the merger, and other material tax consequences of the merger, see “Material Federal Income Tax Consequences Relating to the Merger” beginning on page 92.

Colonial Shareholders. For U.S. federal income tax purposes, a Colonial shareholder will not recognize either gain or loss as a result of the merger. For a description of other material tax consequences of the merger, see “Material Federal Income Tax Consequences Relating to the Merger” beginning on page 92.

Q:	What dividends will Cornerstone shareholders receive prior to closing of the merger?

A:	After Cornerstone has received an IRS agreement, it will be permitted to pay dividends in accordance with its existing dividend policy and Virginia law, consisting of quarterly dividends of up to $0.20 per Cornerstone common share, at the discretion of the Cornerstone board, beginning with the dividend payment during the first fiscal quarter of 2005. Cornerstone also may pay dividends if any are necessary to comply with REIT qualification and distribution requirements. See “The Merger Agreement — Pre-Merger Dividends and Distributions.”

Q:	What will my dividends be after the merger?

A:	After the completion of the merger, former holders of Cornerstone common shares who receive Colonial common shares in the merger will receive the distributions on their Colonial common shares payable to all holders of Colonial common shares with a record date after the closing. Dividends on Colonial common shares are payable at the discretion of the Colonial board. Colonial’s current quarterly dividends on its common shares are $0.67 per share.

After the completion of the merger, former holders of Cornerstone common shares who receive Colonial Series E preferred depositary shares in the merger will receive the distributions on their Colonial Series E preferred depositary shares payable to all holders of Colonial Series E preferred depositary shares with a record date after the closing. Dividends on Colonial Series E preferred depositary shares are payable quarterly at the fixed annual rate of $1.905 per share, subject to increase if the sum of all dividends paid on one Colonial common share during the preceding dividend period exceeds an amount initially set at $0.790. For more detail, see “Description of Colonial Shares — Colonial Series E Preferred Shares — Dividends” beginning on page 124.

Upon completion of the merger, Cornerstone shareholders will cease receiving any distributions or dividends on Cornerstone common shares held before the merger other than any dividends declared before completion of the merger but not yet paid.

Q:	What should I do now?

A:	If you are a Colonial shareholder or a Cornerstone shareholder, indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible so that your shares will be represented at your special meeting.

Proposal to Approve the Merger Agreement and the Merger. If you are a Cornerstone shareholder and if you sign and send in your proxy and do not indicate how you want to vote on the merger, your proxy will be voted in favor of the proposal to approve the merger agreement and the merger. If you do not sign and send in your proxy and do not vote on the merger at your special meeting, or if you abstain, it will have the effect of a vote against the proposal.

Additionally, if you are a Cornerstone shareholder, you have the right to submit an election form specifying the number of Cornerstone common shares you want to convert into the right to receive Colonial common shares in the merger and the number of Cornerstone common shares you want to convert into the right to receive Colonial Series E preferred depositary shares in the merger. No more than approximately 25% of the total merger consideration may consist of Colonial Series E preferred depositary shares. As a result, you may not receive Colonial Series E preferred depositary shares for every Cornerstone common share you want to convert into the right to receive Colonial Series E preferred depositary shares. If you do not make an election or if you make an ineffective or untimely election, your Cornerstone common shares will be converted into the right to receive Colonial common shares. See “— What is the election form and what should I do with it?” on page (x) and “The Merger — Election and Proration of Merger Consideration; Fractional Shares” on page 35.

Proposal to Approve the Issuance of Colonial Common Shares Contemplated by the Merger Agreement. If you are a Colonial common shareholder and if you sign and send in your proxy and do not indicate how you want to vote on the issuance of Colonial common shares contemplated by the merger agreement, your proxy will be voted in favor of the issuance of Colonial common shares contemplated by the merger agreement. Assuming the votes cast constitute over 50% of the then outstanding Colonial common shares, if you do not sign and send in your proxy and do not vote on the issuance of Colonial common shares contemplated by the merger agreement at your special meeting, or if you abstain, then your shares will not be counted and will not affect the vote.

Proposal to Approve the Amendment to the Colonial Declaration of Trust. If you are a Colonial common or preferred shareholder and if you sign and send in your proxy and do not indicate how you want to vote on the proposal to amend the Colonial declaration of trust to increase the number of authorized Colonial common shares from 65,000,000 to 125,000,000 and Colonial preferred shares from 10,000,000 to 20,000,000, your proxy will be voted in favor of the proposal. If you do not sign and send in your proxy and do not vote on the proposal to amend the Colonial declaration of trust at your special meeting, or if you abstain, it will have the effect of a vote against the proposal.

Proposal to Approve the Issuance by Colonial of up to 15,000,000 Colonial Preferred Shares. If you are a Colonial common or preferred shareholder and if you sign and send in your proxy and do not indicate how you want to vote on the proposal to authorize the issuance by Colonial of up to 15,000,000 Colonial preferred shares, your proxy will be voted in favor of the proposal. If you do not sign and send in your proxy and do not vote on the proposal to authorize the issuance of the Colonial preferred shares at your special meeting, or if you abstain, it will have the effect of a vote against the proposal.

You can choose to attend your special meeting and vote your shares in person instead of completing and returning a proxy card. If you do complete and return a proxy card, you may change your vote at any time up to and including the time of the vote on the day of your special meeting by following the directions beginning on page 29 for Colonial shareholders and beginning on page 29 for Cornerstone shareholders.

You also may vote by telephone or through the Internet by following the instructions on your proxy card.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Cornerstone Shareholders. Generally the broker or bank may only vote the shares which it holds for you without your instructions if the subject of the vote is a “routine” matter. In this case, if the broker or bank has not received your instructions, it may not vote your shares on the merger proposal, because this proposal is not considered a “routine” matter by the New York Stock Exchange. A “broker non-vote” on the merger proposal will not be deemed to be a vote cast in favor of the proposal to approve the merger agreement and the merger and will have the effect of a vote against the merger proposal.

Colonial Shareholders. Generally the broker or bank may only vote the shares which it holds for you without your instructions if the subject of the vote is a “routine” matter. In this case, if the broker or bank has not received your instructions, it may not vote your shares on the proposals to approve the issuance of Colonial common shares contemplated by the merger agreement, to approve the amendment to the Colonial declaration of trust to increase the number of authorized shares, or to authorize the issuance of up to 15,000,000 Colonial preferred shares, because these proposals are not considered “routine” matters by the New York Stock Exchange. A “broker non-vote” on the issuance of Colonial common shares contemplated by the merger agreement will not be deemed to be a vote cast in favor of the proposal and will have no effect on the proposal. A “broker non-vote” on the amendment to the Colonial declaration of trust or the issuance of Colonial preferred shares will not be deemed to be a vote cast in favor of the proposals to amend the Colonial declaration of trust or authorize the issuance of the Colonial preferred shares and will have the effect of a vote against the proposals.

Q:	What is the election form and what should I do with it?

A:	Cornerstone Shareholders. The election form accompanies this joint proxy statement. If you are a Cornerstone shareholder, you have the right to submit an election form specifying the number of Cornerstone common shares you want to convert into the right to receive Colonial common shares in the merger and the number of Cornerstone common shares you want to convert into the right to receive Colonial Series E preferred depositary shares in the merger. No more than approximately 25% of the total merger consideration may consist of Colonial Series E preferred depositary shares. As a result, you may not receive Colonial Series E preferred depositary shares for every Cornerstone common share you want to convert into the right to receive Colonial Series E preferred depositary shares.

In order to properly make an election, your properly completed, signed election form must be received by the exchange agent by 5:00 p.m. E.S.T. on , 2005, the second business day before the Cornerstone special meeting. In order for your election to be proper, your election form must be accompanied by your Cornerstone common share certificates to which your election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Cornerstone, or by an appropriate guarantee of delivery as set forth in the election form. If you do not make an election or if you make a defective, ineffective or untimely election, your Cornerstone common shares will be converted into the right to receive Colonial common shares. For shares held in “street name,” your broker will provide you with instructions. See “The Merger — Election and Proration of Merger Consideration; Fractional Shares” on page 35.

Colonial Shareholders. You need not complete an election form and will not receive one.

Q:	Should I send in my stock certificates now?

A:	Cornerstone Shareholders. You should return your Cornerstone common share certificates with your completed and signed election form to the exchange agent before 5:00 p.m. E.S.T. on , 2005, in accordance with the instructions in the election form. If you do not send your stock certificates to the exchange agent with your election form, then following the merger, Colonial will send to you written instructions for surrendering your stock certificates in order to receive the merger consideration. For shares held in “street name,” your broker will provide you with instructions.

x

Colonial Shareholders. You are not required to take any action regarding your Colonial share certificates.

Q:	Who can answer my questions?

A:	Cornerstone Shareholders. Cornerstone shareholders who have questions about the merger or desire additional copies of this joint proxy statement/prospectus, additional proxy cards or copies of documents incorporated by reference should contact:

Cornerstone Realty Income Trust, Inc.
306 East Main Street
Richmond, Virginia 23219
Attention: Mark M. Murphy
(804) 643-1761

Colonial Shareholders. Colonial shareholders who have questions about the merger or desire additional copies of this joint proxy statement/prospectus, additional proxy cards or copies of documents incorporated by reference should contact:

Colonial Properties Trust
200 Providence Road, Suite 104
Charlotte, North Carolina 28207
Attention: Barbara Pooley
(704) 376-3321

SUMMARY

      This summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the detailed information that may be important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other documents to which we refer, including the merger agreement. For more information about Colonial and Cornerstone, see “Where You Can Find More Information” beginning on page 169. Each item in this summary refers to the pages where that subject is discussed more fully.

The Companies

Colonial Properties Trust
2101 Sixth Avenue North, Suite 750
Birmingham, Alabama 35203
(205) 250-8700

      Colonial is a self-administered equity real estate investment trust, or “REIT”, that owns, develops and operates multifamily, office and retail properties in the Sunbelt region of the United States. Colonial is a fully integrated real estate company, which means that it is engaged in the acquisition, development, ownership, management and leasing of commercial real estate. Its activities include full or partial ownership of a diversified portfolio of 134 properties as of September 30, 2004, located in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas, and Virginia, which we refer to as the “Sunbelt region”, development of new properties, acquisition of existing properties, build-to-suit development, and the provision of management, leasing, and brokerage services for commercial real estate. As of September 30, 2004, Colonial owned interests in 59 multifamily apartment communities (including 42 wholly-owned consolidated properties and 17 properties partially-owned through unconsolidated joint-venture entities), 26 office properties (including 25 wholly-owned consolidated properties and one property partially-owned through an unconsolidated joint-venture entity), 49 retail properties (including 45 wholly-owned consolidated properties and four properties partially-owned through a unconsolidated joint-venture entities) and parcels of land adjacent to or near some of these properties.

      Colonial is the direct general partner of, and holds approximately 72.5% of the interests in, Colonial Realty Limited Partnership, a Delaware limited partnership which we refer to as “Colonial Partnership.” Colonial conducts all of its business through Colonial Partnership, Colonial Properties Services Limited Partnership, which principally provides management services for the properties, and Colonial Properties Services, Inc., which principally provides management services for properties that are not wholly-owned by Colonial Partnership.

Cornerstone Realty Income Trust, Inc.
306 East Main Street
Richmond, Virginia 23219
(804) 643-1761

      Cornerstone is a self-administered and self-managed REIT headquartered in Richmond, Virginia. The business of Cornerstone is to acquire, develop and manage existing residential apartment communities located in the southeastern United States and Texas. As of September 30, 2004, Cornerstone held full or partial ownership of 92 apartment communities (including 87 wholly-owned and 5 partially-owned properties), which comprised a total of 24,231 apartment homes (including 22,910 wholly-owned and 1,321 partially-owned apartment homes). Cornerstone’s apartment communities are located in Georgia, North Carolina, South Carolina, Texas and Virginia.

The Combined Company

Colonial Properties Trust
2101 Sixth Avenue North, Suite 750
Birmingham, Alabama 35203
(205) 250-8700

      Pursuant to the merger agreement, Cornerstone will be merged with and into a subsidiary of Colonial, and the separate existence of Cornerstone will cease. Colonial will then contribute all of the interests in the merger subsidiary to Colonial Partnership in exchange for additional common and preferred partnership interests. Upon completion of the merger, Colonial will remain the sole general partner of Colonial Partnership and, assuming a common share conversion rate of 0.2584 (which is the initial common share conversion rate set forth in the merger agreement) and that all Cornerstone shareholders elect to receive Colonial common shares, will own 79.6% of the interests in the partnership.

      Colonial will own interests in approximately 243 properties upon completion of the merger. Based upon a per share closing price of Colonial common shares on the New York Stock Exchange on                     , 2004, the latest practicable date before mailing of this joint proxy statement/prospectus, the debt and equity market capitalization of the combined company is estimated to be approximately $          .

The Colonial Special Meeting; Vote Required (see page 28)

      The Colonial special meeting will be held at                     on                     , 2005 at                     , local time. At the Colonial special meeting, assuming a quorum is present, holders of Colonial common shares will be asked to consider and vote upon:

•	a proposal to approve the issuance of Colonial common shares contemplated by the merger agreement;

•	a proposed amendment to the Colonial declaration of trust to increase the number of authorized Colonial common shares and the number of authorized Colonial preferred shares; and

•	the issuance of up to 15 million Colonial preferred shares.

      Holders of Colonial preferred shares will be asked to consider and vote upon:

•	the proposed amendment to the Colonial declaration of trust to increase the number of authorized Colonial common shares and the number of authorized Colonial preferred shares; and

•	the issuance of up to 15 million Colonial preferred shares.

      The holders of a majority of the outstanding shares entitled to vote at the Colonial special meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the Colonial special meeting. Abstentions and broker non-votes represented at the meeting are counted for determining whether a quorum is present.

      Approval of the proposal to approve the issuance of Colonial common shares contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the votes cast at the special meeting by all Colonial shareholders entitled to vote thereon, provided the votes cast constitute over 50% of the then outstanding Colonial common shares. Approval of the proposal to amend the Colonial declaration of trust requires the affirmative vote of the holders of at least a majority in value of Colonial shares, including both Colonial common shares and Colonial preferred shares. Approval of the proposal to authorize the issuance of Colonial preferred shares requires the affirmative vote of at least two-thirds of the outstanding Colonial shares, including both Colonial common shares and Colonial preferred shares. Your broker may only vote your shares if you instruct your broker how to vote by following the instructions your broker provides. A “broker non-vote” on the issuance of Colonial common shares contemplated by the merger agreement will not be deemed to be a vote cast in favor of the proposal and will have no effect on the proposal. A “broker non-vote” will not be deemed to be a vote cast in favor of the proposals to amend the Colonial declaration of trust or authorize the issuance of the Colonial preferred shares and will have the effect of a vote against the proposals. A total of 1,446,835 Colonial common shares, or 5.2% of the Colonial common shares entitled to vote at the Colonial special meeting, were held as of December 22, 2004 by Colonial trustees, executive officers and their affiliates. No Colonial preferred shares were held as of December 22, 2004 by Colonial trustees, executive officers and their affiliates.

      You can vote at the Colonial special meeting if you owned Colonial shares at the close of business on                     , 200     .

The Cornerstone Special Meeting; Vote Required (see page 31)

      The Cornerstone special meeting will be held at                     on                     , 2005 at                     , local time. At the Cornerstone special meeting, assuming a quorum is present, the holders of Cornerstone common shares will be asked to consider and vote upon a proposal to approve the merger agreement and the merger of Cornerstone with and into a subsidiary of Colonial. A quorum consists of the presence, in person or by proxy, of shareholders entitled to cast a majority of all the votes entitled to be cast at the Cornerstone special meeting. Abstentions and broker non-votes represented at the meeting are counted for determining whether a quorum is present.

      Approval of the merger agreement and the merger requires the affirmative vote of holders of more than two-thirds of the outstanding Cornerstone common shares. Your broker may only vote your shares if you instruct your broker how to vote by following the instructions your broker provides. A “broker non-vote” will not be deemed to be a vote cast in favor of the proposal to approve the merger agreement and the merger and will have the effect of a vote against the proposal. A total of 3,814,717.92 Cornerstone common shares, or approximately 6.8% of the Cornerstone common shares entitled to vote at the Cornerstone special meeting, were held as of December 15, 2004 by Cornerstone directors, executive officers and their affiliates.

      You can vote at the Cornerstone special meeting if you owned Cornerstone common shares at the close of business on                     , 200     .

Recommendation of Colonial Board (see page 39)

      The Colonial board unanimously approved the merger agreement and the merger and recommends that holders of Colonial common shares vote FOR the proposal to approve the issuance of Colonial common shares contemplated by the merger agreement. In determining whether to approve the merger agreement and the merger, the Colonial board considered a number of positive factors and negative factors, including, among others:

      Positive Factors:

•	the Colonial board’s belief that the merger takes advantage of a strategic opportunity to increase Colonial’s multifamily portfolio in relation to its overall portfolio;

•	the Colonial board’s belief that the merger provides an opportunity for geographic diversification in the Sunbelt region;

•	the Colonial board’s belief that there is significant potential for net operating income and funds from operations growth as a combined company;

•	the significant potential rent and occupancy growth in the Cornerstone portfolio as the multifamily sector recovers;

•	the fact that the merger consideration is in the form of Colonial common shares and Colonial Series E preferred depositary shares;

•	the fact that the conversion rates will not fluctuate based on the market price of Colonial common shares prior to the merger;

•	the fact that Colonial Series E preferred depositary shares can be redeemed at any time by Colonial;

•	the Colonial board’s belief that the merger will result in increased research analyst coverage and institutional investor attention as a result of the increased total equity capitalization of the combined company;

•	the Colonial board’s belief that, as a result of such increased research analyst coverage and institutional investor attention, Colonial will have greater access to capital than it currently has;

•	the results of Colonial’s due diligence review;

•	other terms of the merger agreement; and

•	the financial presentations and opinion of Banc of America Securities LLC.

      Negative Factors:

•	the risk that the anticipated strategic and financial benefits of the merger to the holders of Colonial common shares may not be realized;

•	the significant cost involved in connection with the completion of the merger and the substantial management time and effort required to effect the merger and integrate the businesses of Cornerstone and Colonial and their respective operations;

•	the risks involved with Cornerstone’s significant presence in the Dallas area;

•	the risk that the potential for growth and performance in other parts of Cornerstone’s portfolio will not be realized;

•	the fact that certain properties of Cornerstone will require meaningful capital investment;

•	the risk that the all of the consents from third parties will not be obtained or that the merger will not be completed;

•	the prepayment penalties and increased leverage in the assumption of some of Cornerstone’s debt;

•	the uncertainty of the outcome of the Cornerstone tax matters and the risk that Cornerstone may not be able to obtain an IRS agreement;

•	the potential for significant loss of value by Colonial shareholders in the event that the merger is not consummated;

•	the potential inability to retain key employees of Cornerstone after the merger;

•	Cornerstone’s ability to terminate the transaction if Colonial’s average share price for the 20-trading days preceding ten-trading days before the close of the transaction is below $31.00, subject to Colonial’s ability to elect to pay additional merger consideration in the form of cash or Colonial common shares with respect to Cornerstone common shares that are to be converted in the merger into the right to receive Colonial common shares; and

•	the cost of the benefits to some directors and executive officers of Cornerstone, including severance payments and conversion of options, upon the consummation of the merger.

      To review the background and Colonial’s reasons for the merger in greater detail, as well as some risks related to the merger, see “The Merger — Colonial’s Reasons for the Merger; Recommendation of the Colonial Board” beginning on page 39.

      The Colonial board also unanimously recommends that Colonial shareholders vote:

•	FOR the amendment to the Colonial declaration of trust to increase the number of authorized Colonial common shares and Colonial preferred shares; and

•	FOR the proposal to authorize the issuance of up to 15,000,000 Colonial preferred shares.

Recommendation of Cornerstone Board (see page 51)

      The Cornerstone board unanimously approved the merger agreement and the merger and recommends that holders of Cornerstone common shares vote FOR the proposal to approve the merger agreement and the merger. In determining whether to approve the merger agreement and the merger, the Cornerstone board considered a number of positive factors and negative factors, including, among others:

      Positive Factors:

•	the Cornerstone board’s belief that the merger allows Cornerstone shareholders to participate in a stronger combined company with the opportunity to leverage both companies’ solid southern market presence;

•	the premium that Cornerstone shareholders would receive for their Cornerstone common shares in the merger;

•	the Cornerstone board’s belief that the combined company provides greater dividend safety and growth potential to shareholders than Cornerstone on a stand-alone basis;

•	the right of Cornerstone shareholders to elect to receive Colonial Series E preferred depositary shares as part of the merger consideration;

•	the implicit capitalization rate on the current property level net operating income;

•	the fact that, after solicitations of interest from several parties, Cornerstone received no substantive proposals for a strategic transaction on terms as attractive as the proposed merger;

•	the Cornerstone board’s belief that the combined company will have greater access to capital than Cornerstone currently has;

•	the Cornerstone board’s belief that the merger will result in improved liquidity, research analyst coverage and institutional investor attention;

•	the reputation, strength and depth of Colonial’s management team;

•	the portfolio of the combined company provides Cornerstone shareholders with exposure to retail and office properties, creating asset class and cash flow diversification beyond the multifamily sector;

•	the results of Cornerstone’s due diligence review;

•	other terms of the merger agreement; and

•	the financial presentations and opinion of Wachovia Securities.

      Negative Factors:

•	the potential decrease in the value of the merger consideration due to the fact that the conversion rates will not change as a result of market price fluctuations for Colonial common shares;

•	the decrease from the current annual amount of the per share dividend;

•	the risk that the strategic and financial benefits of the merger may not be realized;

•	the risks inherent in Colonial’s business plan, which involves investment in multiple property types and higher levels of capital recycling;

•	the potential for significant loss of value by holders of Cornerstone common shares, as well as the potential negative impact upon the operations and prospects of an independent Cornerstone, in the event that the merger is not consummated;

•	the potential negative effect on Cornerstone’s ability to retain key employees;

•	Colonial’s ability to terminate the transaction if Colonial’s average share price for the 20-trading days preceding ten-trading days before the close of the transaction is above $49.00; and

•	the potential benefits to some directors and executive officers including severance payments and conversion of options.

      To review the background and Cornerstone’s reasons for the merger in greater detail, as well as some risks related to the merger, see “The Merger — Cornerstone’s Reasons for the Merger; Recommendation of the Cornerstone Board” beginning on page 51.

Opinions of Financial Advisors

Colonial (see page 42)

      In deciding to adopt and approve the merger agreement and the merger, the Colonial board considered the oral opinion, delivered October 21, 2004, of its financial advisor, Banc of America Securities LLC, that, as of that date, and subject to the various assumptions and limitations set forth in its written opinion of the same date, the merger consideration to be paid by Colonial equal to 0.2584 Colonial common shares, 0.4200 Colonial Series E preferred depositary shares, or a combination of Colonial common shares and Colonial Series E preferred depositary shares, as determined pursuant to the merger consideration and proration provisions set forth in the draft merger agreement, was fair to Colonial from a financial point of view. The Banc of America Securities opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Banc of America Securities in connection with its opinion, is attached as Annex B to this document. We encourage Colonial shareholders to read this opinion carefully. This opinion does not, however, constitute a recommendation as to how any Colonial shareholder should vote with respect to the issuance of Colonial common shares contemplated by the merger agreement.

      Pursuant to a letter agreement dated September 23, 2004, Colonial engaged Banc of America Securities LLC as its sole financial advisor in connection with the merger transaction with Cornerstone. Pursuant to the terms of this agreement, Colonial has agreed to pay Banc of America Securities a customary fee in connection with the merger, a principal portion of which is contingent upon completion of the merger.

Cornerstone (see page 54)

      Wachovia Securities rendered its opinion to the Cornerstone board, that, as of October 25, 2004, and subject to and based on the assumptions made, procedures followed, matters considered and limitations on the review undertaken, in its opinion, the consideration taken in the aggregate to be received by holders of Cornerstone common shares pursuant to the merger agreement was fair, from a financial point of view, to such holders. The Wachovia Securities opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Wachovia Securities in connection with its opinion, is attached as Annex C to this document. We encourage Cornerstone shareholders to read this opinion carefully. This opinion does not, however, constitute a recommendation as to how any Cornerstone shareholder should vote with respect to the merger agreement or the merger or should make any election with respect to the transactions contemplated by the merger agreement.

      Pursuant to a letter agreement dated June 16, 2004, Cornerstone engaged Wachovia Securities as its exclusive financial advisor with respect to a possible sale of Cornerstone. Pursuant to the terms of this agreement, Cornerstone has agreed to pay Wachovia Securities a customary fee in connection with the merger, a principal portion of which is contingent upon completion of the merger.

Risks Associated with the Merger (see page 21)

      The boards of Colonial and Cornerstone believe that the merger is in the best interests of their respective shareholders. There are, however, risks associated with the merger that you should consider in deciding how to vote. These risks include, among others:

•	the fact that Cornerstone shareholders may receive Colonial common shares in the merger with a market value lower or higher than expected;

•	the fact that the value of Colonial common shares Cornerstone shareholders receive in the merger may fluctuate after the merger and that there is no current market for the Colonial Series E preferred depositary shares;

•	the fact that operations of Colonial and Cornerstone may not be integrated successfully and intended benefits of the merger may not be realized, which could materially harm the combined company’s operating results and financial condition;

•	the fact that Cornerstone’s outstanding debt obligations could materially adversely affect Colonial’s future financial condition and operating results;

•	the fact that if the Colonial Series E preferred depositary shares are treated as “nonqualified preferred stock,” Cornerstone shareholders electing to receive Colonial Series E preferred depositary shares may recognize a taxable gain;

•	the fact that the merger will result in a decrease from the current amount of the Cornerstone per share dividend after the merger;

•	the fact that if the merger does not qualify as a tax-free reorganization, Cornerstone shareholders may recognize a taxable gain;

•	the fact that directors and executive officers of Cornerstone have interests in the completion of the merger that may conflict with the interest of Cornerstone shareholders;

•	the fact that Colonial or Cornerstone may incur substantial expenses and payments if the merger does not occur, which could materially harm their financial condition and discourage other potential acquirors of Cornerstone which might otherwise be desirable to Cornerstone shareholders; and

•	the fact that Colonial could have to pay additional dividends or taxes if Cornerstone does not qualify as a REIT at the time of the merger.

Ratio of Combined Fixed Charges and Preference Dividends to Earnings

      Colonial’s ratios of combined fixed charges and preference dividends to earnings for the fiscal years ended December 31, 2003, 2002, 2001, 2000 and 1999 and for the period ended September 30, 2004 were as follows:

Period Ended	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
September 30, 2004	December 31, 2003	December 31, 2002	December 31, 2001	December 31, 2000	December 31, 1999

1.3x	1.3x	1.4x	1.4x	1.4x	1.7x

      Colonial’s pro forma ratios of combined fixed charges and preference dividends to earnings for the fiscal year ended December 31, 2003 and the period ended September 30, 2004 were 1.0x and 0.8x, respectively.

The Merger Agreement (see page 69)

      The merger agreement is attached as Annex A to this document. We urge you to read the merger agreement because it is the legal document that governs the merger.

Merger Consideration (see page 69)

      The merger agreement contemplates the merger of Cornerstone with and into a subsidiary of Colonial, subject to the satisfaction of specified conditions. Following the merger, Cornerstone will cease to exist. In the merger, holders of Cornerstone common shares will have the right to elect to receive, for each Cornerstone common share issued and outstanding immediately prior to the merger, either:

•	a number of Colonial common shares equal to the common share conversion rate, which we currently expect to be ; or

•	a number of Colonial Series E preferred depositary shares equal to the preferred depositary share conversion rate, which we currently expect to be ;

subject to the restriction that no more than approximately 25% of the total merger consideration will consist of the preferred depositary shares. These conversion rates are also subject to various adjustments provided for in the merger agreement.

Conditions to the Merger (see page 82)

      Prior to the merger, a number of conditions must be satisfied. These include:

•	the approval of the merger agreement and the transactions contemplated by the merger agreement by Cornerstone shareholders, and the approval of the issuance of Colonial common shares contemplated by the merger agreement by Colonial common shareholders;

•	the delivery of opinions by Hogan & Hartson L.L.P., counsel to Colonial, and McGuireWoods LLP, counsel to Cornerstone, that the merger qualifies as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”;

•	the delivery of an opinion by Hogan & Hartson L.L.P., counsel to Colonial, to Colonial and Cornerstone that, commencing with Colonial’s taxable year ended December 31, 1999, Colonial was organized and has operated in conformity with the requirements for qualification as a REIT, and that, after giving effect to the merger, Colonial’s organization and proposed method of operation will enable it to continue to meet the requirements for qualification as a REIT under the Code;

•	the delivery of an opinion by McGuireWoods LLP, counsel to Cornerstone, to Colonial that, commencing with Cornerstone’s taxable year ended December 31, 1999, through December 31, 2004 Cornerstone was organized and has operated in conformity with the requirements for qualification as a REIT and that for the period from January 1, 2005 through the date of the closing of the merger Cornerstone’s current and proposed method of operation will enable it to continue to meet the requirements for qualification as a REIT under the Code;

•	the absence of a court order or law preventing the completion of the merger; and

•	other customary closing conditions.

      Where the law permits, Colonial or Cornerstone could decide to complete the merger even though one or more conditions were not satisfied. By law, neither Colonial nor Cornerstone can waive:

•	the requirement that Cornerstone shareholders approve the merger agreement and the transactions contemplated by the merger agreement or the requirement that Colonial common shareholders approve the issuance of Colonial common shares contemplated by the merger agreement; or

•	any court order or law preventing the closing of the merger.

      Whether any of the other conditions would be waived would depend on the facts and circumstances as determined by the boards of Colonial or Cornerstone. If Colonial or Cornerstone waived compliance with one or more of the other conditions and the condition was deemed material to a vote of Colonial common shareholders and/or Cornerstone shareholders, Colonial and/or Cornerstone would have to resolicit shareholder approval before closing the merger. The condition requiring delivery of opinions that the merger qualifies as a reorganization will not be waived.

Termination of the Merger Agreement; Termination Fees (see page 84)

      The merger agreement contains provisions addressing the circumstances under which Colonial or Cornerstone may terminate the merger agreement. In addition, the merger agreement provides that, in specified circumstances, Cornerstone may be required to pay to Colonial a termination fee of $20 million. The merger agreement also provides for Colonial or Cornerstone to pay termination expenses of $3 million if the merger agreement is terminated under specified circumstances or, in the case of Cornerstone, $7.5 million if the merger is terminated under other specified circumstances.

Regulatory Approvals (see page 67)

      No material federal or state regulatory requirements must be complied with or approvals must be obtained in connection with the merger.

No Dissenters’ Rights (see page 67)

      Cornerstone shareholders and Colonial shareholders have no rights to dissent and receive an appraised value of their shares in the merger.

Accounting Treatment (see page 67)

      The merger will be treated as a purchase for financial accounting purposes.

Material Federal Income Tax Consequences Relating to the Merger (see page 92)

      The merger is intended to qualify as a tax-free reorganization under section 368(a) of the Code. Accordingly, a Cornerstone shareholder who receives only Colonial common shares in the merger is not expected to recognize any gain or loss for federal income tax purposes. A Cornerstone shareholder who receives only Colonial Series E preferred depositary shares or a combination of Colonial common shares and Colonial Series E preferred depositary shares is also not expected to recognize gain or loss for federal income tax purposes, provided that the Colonial Series E preferred depositary shares are not treated as “nonqualified preferred stock”. Cornerstone shareholders who receive cash in lieu of fractional shares will generally recognize gain on their receipt of cash.

      Colonial intends to take the position that the Colonial Series E preferred depositary shares are not “nonqualified preferred stock” based on its conclusions that Colonial Series E preferred depositary shares are not more likely than not to be redeemed and that there is a real and meaningful likelihood that the Colonial Series E preferred depositary shares will actually participate in the earnings and growth of Colonial. If these factual conclusions are inaccurate, the Colonial Series E preferred depositary shares could be treated as “nonqualified preferred stock,” the receipt of which would generally be taxable for federal income tax purposes.

      For a more detailed discussion of these conclusions, including the possible treatment of the Colonial Series E preferred depositary shares as “nonqualified preferred stock,” the tax treatment of cash received for fractional shares, a Cornerstone shareholder’s tax basis in Colonial shares received in the merger, the Cornerstone shareholder’s holding period in those Colonial shares, the allocation of basis between Colonial common shares and Colonial Series E preferred depositary shares received in the merger, and other material tax consequences of the merger, see “Material Federal Income Tax Consequences Relating to the Merger” beginning on page 92.

      The tax consequences of the merger to each Cornerstone shareholder will depend on the particular situation of that shareholder. Each Cornerstone shareholder is urged to consult its own tax advisor for a full understanding of the tax consequences that will result from the merger.

Trustees and Executive Officers of Colonial After the Merger (see page 62)

      Following the merger, the current trustees of Colonial will remain as trustees of the combined company. In addition, Mr. Glade M. Knight will become a trustee of the combined company.

Interests of Directors, Trustees and Executive Officers of Cornerstone and Colonial in the Merger (see page 62)

      In considering the recommendation of the Cornerstone board with respect to the merger, Cornerstone shareholders should be aware that some Cornerstone directors and executive officers have interests in the merger that differ from, or are in addition to, the interests of Cornerstone shareholders generally.

Trustees of Colonial After the Merger

      As noted above, under the merger agreement, Glade M. Knight, Cornerstone chairman and chief executive officer, will become a member of the Colonial board of trustees following the merger.

Equity-Based Awards

      Cornerstone Non-Employee Directors. The eight Cornerstone non-employee directors hold options to purchase Cornerstone common shares with a weighted average exercise price of $9.93 per Cornerstone common share. As of the effective time of the merger, each of these options automatically will be converted into an option to purchase a number of Colonial common shares equal to the number of Cornerstone common shares subject to the Cornerstone option multiplied by the common share conversion rate, with an exercise price equal to the exercise price of the Cornerstone option divided by the common share conversion rate. These options will remain exercisable according to their original terms.

      Cornerstone Executive Officers. The four Cornerstone executive officers hold options to purchase Cornerstone common shares with a weighted average exercise price of $10.89 per Cornerstone common share. Except for Glade M. Knight’s option to purchase up to 348,711 Cornerstone common shares detailed below, as of the effective time of the merger, each of these options automatically will be converted into an option to purchase a number of Colonial common shares equal to the number of Cornerstone common shares subject to the Cornerstone option multiplied by the common share conversion rate, with an exercise price equal to the exercise price of the Cornerstone option divided by the common share conversion rate. These options will remain exercisable according to their original terms.

      Cornerstone Chief Executive Officer. Glade M. Knight is party to an additional stock option agreement under which he received a nonstatutory option to purchase up to 348,771 Cornerstone common shares at an exercise price of $10.1250 per share. Under the agreement, upon the occurrence of specified change in control events, Mr. Knight will be entitled to exercise this option to purchase 348,771 Cornerstone common shares at a price of $1.00 per share for a period of 180 days after the change in control event. The approval by Cornerstone shareholders of the merger will constitute a change in control event entitling Mr. Knight to the reduced exercise price. As of the effective time of the merger, this option will automatically be converted into an option to purchase a number of Colonial common shares equal to 384,771 multiplied by the common share conversion rate, with an exercise price equal to $1 divided by the common share conversion rate. If Mr. Knight does not exercise his option within 180 days following the date of the merger, Colonial will be required to pay a cash lump sum to Mr. Knight equal to the difference between the aggregate fair market value of the Colonial common shares covered by the option and the exercise price.

Change in Control Agreements

      Cornerstone has entered into change in control agreements with Glade M. Knight, Stanley J. Olander, Jr., David L. Carneal and Gustav G. Remppies, each of whom is a Cornerstone executive officer. The closing of the merger will constitute a change in control event under these change in control agreements. At the closing of the merger, Cornerstone will cause these four executive officers to resign from Cornerstone pursuant to the merger agreement and those resignations will be considered a termination by Cornerstone other than for cause under the change in control agreements. As a result of these events, each of these four executive officers will be entitled to receive the following under their change in control agreement:

•	to the extent not previously paid, the salary and any accrued paid time off through the date of the change in control;

•	an amount equal to the product of:

•	the annual bonus for the calendar year immediately preceding the calendar year in which the change in control occurs multiplied by;

•	a fraction, the numerator of which is the number of days employed by Cornerstone during the calendar year in which the change in control occurs, and the denominator of which is 365;

•	all amounts previously deferred by the executive under any nonqualified deferred compensation plan sponsored by Cornerstone, together with any accrued earnings thereon, and not yet paid by Cornerstone; and

•	an amount equal to:

•	in the case of Mr. Knight and Mr. Olander, the greater of:

•	$2,525,000 in the case of Mr. Knight, or $1,250,000 in the case of Mr. Olander; or

•	three times the sum of the executive’s annual base salary and the largest annual bonus paid to the executive for the 36-month period immediately preceding the change in control; and

•	in the case of Mr. Carneal and Mr. Remppies, three times the sum of the executive’s annual base salary and the lesser of:

•	the annual bonus paid to the executive during the calendar year immediately preceding the change in control; or

•	50% of the executive’s annual base salary.

      Cornerstone estimates that the payments as described above to be made pursuant to the change in control agreements to Messrs. Knight, Olander, Carneal and Remppies will be approximately $                    , $                    , $                    and $                    , respectively.

      Under the change in control agreements, Messrs. Knight, Olander, Carneal and Remppies will also qualify to receive a gross-up payment for additional excise and other income taxes on payments from the change in control agreement or otherwise that are considered “excess parachute payments” under Section 280G of the Code. Cornerstone estimates that the gross-up payments to be made pursuant to the change in control agreements to Messrs. Knight, Olander, Carneal and Remppies will be approximately $                    , $                    , $                    and $                    , respectively.

Employment Contracts

      Cornerstone has entered into employment contracts with Glade M. Knight and Stanley J. Olander, Jr. At the closing of the merger, Cornerstone will cause Messrs. Knight and Olander to resign from Cornerstone pursuant to the merger agreement and those resignations will be considered terminations by Cornerstone other than for cause. At the closing, Cornerstone will pay a lump sum amount to each of Messrs. Knight and Olander equal to their salaries under their respective employment agreements for the period between the closing and the end of the term of each such employment agreement for settlement of Cornerstone’s obligations under the employment agreements. Cornerstone estimates that these employment agreement settlement payments to Messrs. Knight and Olander will be approximately $                    and $                    , respectively.

Executive Severance Plan

      Cornerstone adopted an executive severance plan which applies to its senior vice presidents and vice presidents. The executive severance plan provides that if specified change in control events occur and, within one year, the executive either is terminated by Cornerstone other than for cause or terminates employment for good reason, the executive is entitled to:

•	the executive’s salary for 12 or 24 months, whichever is applicable from the date of termination; and

•	a cash bonus in the amount of the annual cash bonus paid to the executive in the prior year.

      The merger will constitute a change in control event for purposes of the executive severance plan.

Indemnification and Insurance

      The merger agreement provides that Colonial and Colonial Partnership will provide exculpation and indemnification for officers and directors of Cornerstone or any Cornerstone subsidiary which is the same as the exculpation and indemnification provided by Cornerstone and Cornerstone’s subsidiaries immediately before completion of the merger, with specified limited exceptions. The merger agreement also provides that Colonial and Colonial Partnership will indemnify and hold harmless those persons after the merger to the fullest extent permitted by law. In addition, Cornerstone will purchase, before the completion of the merger, directors’ and officers’ liability insurance policy coverage for Cornerstone’s directors and officers for a period of six years which will provide the directors and officers with coverage on terms no less favorable to Cornerstone’s directors and officers as is currently provided by Cornerstone to these directors and officers.

Colonial and Cornerstone Voting Agreements (see page 89)

      Glade M. Knight, Cornerstone chairman and chief executive officer, and one of his affiliates have entered into a voting agreement with Colonial to vote all of their Cornerstone common shares in favor of the merger proposal. As of the record date for the Cornerstone special meeting, Mr. Knight and his affiliate owned a total of 2,446,760 Cornerstone common shares entitled to vote on the merger, representing approximately 4.3% of the Cornerstone common shares entitled to vote on the merger.

      Thomas H. Lowder, Colonial chairman and chief executive officer, and some of his affiliates have entered into a voting agreement with Cornerstone to vote all of their Colonial common shares in favor of the matters constituting Colonial shareholder approval under the merger agreement. As of the record date for the Colonial special meeting, Mr. Lowder and his affiliates owned a total of 282,003 Colonial common shares entitled to vote on the merger, representing over 1.0% of the Colonial common shares entitled to vote on the merger.

Comparative Per Share Market Price (see page 91)

      Colonial common shares are listed on the New York Stock Exchange under the symbol “CLP” and Cornerstone common shares are listed on the New York Stock Exchange under the symbol “TCR”. The following table presents the last reported sale price per Colonial common share and Cornerstone common share, as reported on the New York Stock Exchange Composite Transaction reporting system on October 22, 2004, the last full trading day prior to the public announcement of the merger, and on December 22, 2004, the last trading day for which this information could be obtained prior to the date of this joint proxy statement/prospectus. The following table also presents the Cornerstone common share equivalent based on the value of Colonial common shares on October 22, 2004 and on December 22, 2004 multiplied by the initial common share conversion rate of 0.2584 set forth in the merger agreement.

	Colonial	Cornerstone	Colonial
	Common	Common	Common Share
Date	Shares	Shares	Equivalent

October 22, 2004	$42.16	$10.07	$10.89
December 22, 2004	$39.96	$10.05	$10.33

      You are encouraged to obtain current market quotations for Colonial and Cornerstone common shares.

Differences in the Rights of Shareholders (see page 138)

      The rights of holders of Cornerstone common shares currently are governed by the Virginia Stock Corporation Act and the Cornerstone articles of incorporation and the Cornerstone bylaws. Following the closing of the merger, the rights of former holders of Cornerstone common shares who receive Colonial common shares and Colonial preferred shares in the merger will be governed by Alabama REIT Law and the Colonial declaration of trust and the Colonial bylaws.

Summary Historical Consolidated Financial Data

Colonial

      The following table sets forth summary consolidated financial on a historical basis for Colonial. The summary operating data and cash flows data set forth below for the fiscal years ended December 31, 2003, 2002, 2001, 2000 and 1999 and the balance sheet data as of December 31, 2003 and 2002, have been derived from historical consolidated financial statements of Colonial, audited by PricewaterhouseCoopers LLP, independent registered public accounting firm. The summary operating and cash flows data at and for the nine months ended September 30, 2004 and 2003 have been derived from the unaudited financial statements of Colonial. The unaudited financial data includes all adjustments, consisting of normal recurring accruals, which Colonial considers necessary for a fair presentation of the financial position and the results of operations for these periods. The following information should be read in conjunction with the consolidated financial statements, related notes and other financial information of Colonial incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 169.

	For the Nine Months Ended
	September 30,		For the Fiscal Years Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(Dollars in thousands, except per share data)
OPERATING DATA
Total revenue	$240,230	$215,175	$289,226	$279,740	$265,209	$252,870	$237,323
Expenses:
Depreciation and amortization	69,003	59,349	79,719	73,211	62,779	55,383	47,879
Other operating	94,170	82,374	109,261	98,162	87,148	82,475	82,124
Income from operations	77,057	73,452	100,246	108,367	115,282	115,012	107,320
Interest expense	56,063	49,959	66,613	63,760	69,185	69,445	55,734
Other income (expense), net	3,174	5,243	7,568	35,855	16,656	8,539	6,301
Income from continuing operations	16,381	20,779	28,473	53,022	39,698	33,070	38,028
Income from discontinued operations	19,496	17,986	23,792	20,355	15,911	16,520	17,748
Dividends to preferred shareholders	11,086	11,588	15,284	15,565	13,407	10,940	10,943
Distributions to preferred unitholders	5,680	6,655	8,873	8,873	8,873	8,873	7,588
Net income available to common shareholders	24,791	22,726	32,530	57,812	42,202	38,650	44,833
Per share — basic:
Income from continuing operations	$0.20	$0.19	$0.98	$2.34	$1.98	$1.75	$1.72
Income from discontinued operations	0.72	0.73	0.32	0.27	0.05	$0.07	$0.11

Net income per share — basic	$0.92	$0.92	$1.30	$2.61	$2.03	$1.82	$1.83

	For the Nine Months Ended
	September 30,		For the Fiscal Years Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(Dollars in thousands, except per share data)
Per share — diluted:
Income from continuing operations	$0.20	$0.19	$0.97	$2.32	$1.97	$1.75	$1.72
Income from discontinued operations	0.71	0.73	0.32	0.26	0.05	$0.07	$0.11

Net income per share — diluted	$0.91	$0.92	$1.29	$2.58	$2.02	$1.82	$1.83

Dividends declared	$2.01	$2.00	$2.66	$2.64	$2.52	$2.40	$2.32

BALANCE SHEET DATA
Land, buildings and equipment, net	$2,348,408	$1,885,955	$1,970,699	$1,947,078	$1,756,260	$1,769,506	$1,586,333
Total assets	2,677,157	2,093,733	2,194,927	2,129,856	2,014,623	1,944,099	1,863,518
Total debt	1,730,952	1,155,475	1,267,865	1,262,193	1,191,791	1,179,095	1,039,863
OTHER DATA
Funds from operations(1)*	$97,657	$87,039	$123,050	$127,654	$121,508	$114,478	$113,872
Total market capitalization(2)	3,520,798	2,852,159	2,998,390	2,679,607	2,466,524	2,237,256	2,027,036
Cash flow provided by (used in)
Operating activities	$124,234	$115,887	$137,803	$141,993	$136,559	$105,646	$132,052
Investing activities	(329,332)	(14,479)	(122,554)	(99,861)	(88,872)	(114,018)	(134,137)
Financing activities	204,478	(104,053)	(13,415)	(46,025)	(41,835)	8,009	2,143
Total properties (at end of year)	134	108	112	106	108	115	111

(1)	Pursuant to the definition of Funds from Operations (FFO) adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT), FFO is calculated by adjusting net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

Colonial believes that FFO is useful to investors because it provides an additional indicator of Colonial’s financial and operating performance. This is because, by excluding the effect of real estate depreciation and gains (or losses) from sales of properties (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO can facilitate comparison of operating performance among equity REITs. FFO is a widely recognized measure in Colonial’s industry. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net cash flows from operating activities (determined in accordance with GAAP), as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(2)	Total market capitalization is the market value of all outstanding Colonial common shares plus total debt. This amount was calculated assuming the conversion of 10,361,034, 10,788,341, 11,159,027, 11,225,726, and 10,997,794 units of limited partnership interest in Colonial Partnership into Colonial common shares for 2003, 2002, 2001, 2000, and 1999, respectively, and 10,345,129 and 10,419,556 as of September 30, 2004 and 2003, respectively.

*	Non-GAAP financial measure.

      The following information is provided to reconcile net income available to common shareholders, the most comparable GAAP financial measure, to FFO, and to show the items included in our FFO for the nine month periods ended September 30, 2004 and 2003 and for the years ended December 31, 2003, 2002, 2001, 2000 and 1999.

	For the Nine Months
	Ended September 30,		For the Fiscal Years Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(In thousands, except per share and unit data)
Net income available to common shareholders	$24,791	$22,726	$32,530	$57,812	$42,202	$38,650	$44,833
Adjustments (consolidated):
Minority interest in CRLP	9,548	9,875	13,645	28,656	22,764	20,512	19,694
Real estate depreciation	66,193	58,784	79,006	72,451	64,300	59,411	52,830
Real estate amortization	5,664	3,178	4,367	4,957	4,451	1,887	441
Consolidated gains from sales of property	(13,672)	(16,426)	(18,463)	(41,552)	(15,674)	(8,165)	(7,444)
Gains from sale of undepreciated property	2,933	5,991	8,040	3,596	—	—	—
Extraordinary loss	—	—	—	—	—	418	628
Marketing fees (prior to 2003)	—	—	—	1,658	2,562	1,329	2,165
Straight-line rents (prior to 2003)	—	—	—	(2,079)	(1,406)	(1,627)	(1,216)
Adjustments (unconsolidated subsidiaries):
Real estate depreciation	2,914	2,845	3,844	2,703	2,308	2,088	1,640
Real estate amortization	82	69	83	67	31	17	422
(Gains) loss from sales of property	(796)	(3)	—	(580)	3	—	—
Extraordinary loss	—	—	—	—	17	—	—
Straight-line rents (prior to 2003)	—	—	—	(35)	(50)	(42)	(121)

Funds from operations	$97,657	$87,039	$123,050	$127,654	$121,508	$114,478	$113,872

Funds from operations per share and unit — basic	$2.61	$2.49	$3.47	$3.85	$3.80	$3.51	$3.24
Funds from operations per share and unit — diluted	$2.59	$2.47	$3.45	$3.82	$3.78	$3.51	$3.24
Weighted average common shares outstanding — basic	27,005	24,527	24,965	22,154	20,792	21,249	24,478
Weighted average partnership units outstanding — basic(1)	10,354	10,471	10,451	11,016	11,211	11,362	10,705
Weighted average shares and units outstanding — basic	37,359	34,998	35,416	33,170	32,003	32,611	35,183
Effect of diluted securities	345	222	266	254	111	28	15
Weighted average shares and units outstanding — diluted	37,704	35,220	35,682	33,424	32,114	32,639	35,198

Cornerstone

      The following table sets forth summary consolidated and combined financial and operating data on a historical basis for Cornerstone. The summary operating data and cash flows data set forth below for the fiscal years ended December 31, 2003, 2002, 2001, 2000 and 1999 and the balance sheet data as of December 31, 2003 and 2002, have been derived from historical consolidated financial statements of Cornerstone which have been audited by Ernst & Young LLP, registered independent accounting firm. The summary operating and cash flows data at and for the nine months ended September 30, 2004 and 2003 have been derived from the unaudited financial statements of Cornerstone. The unaudited financial data includes all adjustments, consisting of normal recurring accruals, which Cornerstone considers necessary for a fair presentation of the financial position and the results of operations for these periods.

The following information should be read in conjunction with the consolidated financial statements, related notes and other financial information of Cornerstone incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 169.

	For the Nine Months
	Ended September 30,		For the Fiscal Years Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(Dollars in thousands, except per share data and apartment communities owned)
OPERATING RESULTS
Rental and property income	$135,241	$126,989	$171,652	$159,866	$149,713	$143,574	$119,282
Net (loss) income from continuing operations before gain on sales of investments and minority interest of unit holders in operating partnership	(7,700)	(6,351)	(9,432)	(555)	17,117	34,202	29,590
Gain on sales of investments	3,454	—	—	—	—	22,930	—
Discontinued Operations
(Loss) income from discontinued operations	—	(10)	(15)	739	880	—	—
Gain on sales of investments	—	1,962	1,887	—	—	—	—
Net (loss) income	(4,120)	(4,229)	(7,298)	220	17,990	58,144	30,037
Distributions to preferred shareholders	227	227	303	303	7,698	30,305	12,323
Excess consideration paid over book value to preferred shareholders	—	—	—	—	27,492		—
Net (loss) income available to common shareholders	(4,347)	(4,456)	(7,601)	(83)	(17,200)	27,839	17,714
Distributions to common shareholders	33,454	34,402	45,316	53,482	45,905	40,251	42,050
Per share:
Net (loss) income per common share-basic and diluted from continued operations	$(0.07)	$(0.12)	$(0.18)	$(0.02)	$(0.42)	$0.05	$0.24
Net income per common share-basic and diluted from discontinued operations	—	$0.04	$0.04	$0.02	$0.02	$0.72	$0.21

Net (loss) income per common share	$(0.08)	$(0.08)	$(0.14)	$0.00	$(0.40)	$0.77	$0.45

Distributions per preferred share	$1.78	$1.78	$2.38	$2.38	$2.31	$2.19	$0.97

Distributions per common share	$0.60	$0.68	$0.88	$1.12	$1.12	$1.10	$1.07

Distributions representing return of capital-tax basis	N/A	N/A	93%	70%	32%	41%	11%
Weighted average shares outstanding-basic	55,933	51,684	52,643	48,068	43,450	36,081	39,183
BALANCE SHEET DATA
Investment in rental property — gross	$1,316,933	$1,305,018	$1,307,420	$1,158,827	$1,070,867	$866,841	$917,474
Total assets	$1,105,503	$1,138,464	$1,124,442	$1,014,847	$980,691	$799,781	$869,265
Notes payable — unsecured	$—	$—	$—	$77,913	$55,000	$13,210	$157,500
Notes payable — secured	$811,449	$796,093	$801,754	$604,446	$554,600	$245,423	$105,046
Shareholders’ equity	$253,687	$301,218	$286,005	$287,074	$333,834	$522,002	$574,365
Common shares outstanding	56,200	54,772	55,534	48,361	47,665	34,926	38,712

	For the Nine Months
	Ended September 30,		For the Fiscal Years Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(Dollars in thousands, except per share data and apartment communities owned)
OTHER DATA
Cash flow from:
Operating activities	$34,278	$32,909	$41,678	$46,815	$51,836	$53,913	$63,010
Investing activities	$(1,672)	$(2,226)	$(7,884)	$(36,471)	$(79,796)	$50,254	$(31,144)
Financing activities	$(31,826)	$(30,172)	$(33,781)	$(17,620)	$32,475	$(116,294)	$(18,187)
Number of apartment communities owned at period-end	87	89	89	82	80	72	87

Funds from operations calculation:
Net (loss) income	(4,120)	(4,229)	$(7,298)	$220	$17,990	$58,144	$30,037
Adjustments:
Gain on sales of investments	(3,454)	(1,962)	(1,887)	—	—	(22,930)	—
Expenses associated with the proposed Colonial Properties Trust merger	190	—	—	—	—		—
Depreciation on joint ventures investments	78	—	—	—	—		—
Depreciation and amortization of real estate assets	41,374	38,549	52,956	46,021	39,999	36,295	29,310
Minority interest of unit holders in operating partnership	(126)	(170)	(262)	(36)	—		—
Other	—	—	—	—	—		141
Funds from operations(a)	$33,942	$32,188	$43,509	$46,205	$57,989	$71,509	$59,488

(a)	Funds from Operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles) excluding gains and (losses) from sales of depreciable property, minority interest of unit holders in operating partnerships, plus depreciation. This definition conforms with the National Association of Real Estate Investment Trust’s (NAREIT) definition issued in October 1999 which was effective beginning January 1, 2000. Cornerstone’s management believes that FFO provides investors with an understanding of Cornerstone’s ability to incur and service debt and make capital expenditures. Cornerstone considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of Cornerstone’s activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs. In addition, there can be no assurance that Cornerstone’s basis for computing FFO is comparable with that of other real estate investment trusts.

Equivalent Per Share Data

      We have summarized below specified per common share information for our respective companies on a historical basis, pro forma combined basis and pro forma combined equivalent basis. The pro forma combined amounts are based on the purchase method of accounting. The Cornerstone per common share pro forma combined equivalents are calculated by multiplying the pro forma combined per common share amounts by the initial common share conversion rate of 0.2584 set forth in the merger agreement. You should read the following information together with the consolidated financial statements and historical and pro forma financial statements included or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 169.

	For the Nine
	Months Ended		For the Year Ended
	September 30, 2004		December 31, 2003

	Basic	Diluted	Basic	Diluted

Income from continuing operations per common share before extraordinary items:
Colonial	$0.20	$0.20	$0.98	$0.97
Cornerstone	$(0.07)	$(0.07)	$(0.18)	$(0.18)
Colonial and Cornerstone pro forma combined before extraordinary items	$(0.02)	$(0.02)	$(0.79)	$(0.79)
Cornerstone pro forma combined equivalent	$(0.01)	$(0.01)	$(0.20)	$(0.20)

	For the Nine Months Ended	For the Year Ended
	September 30, 2004	December 31, 2003

Cash distributions declared per common share:
Colonial	$2.01	$2.66
Cornerstone	$0.60	$0.88
Colonial and Cornerstone pro forma combined	$2.01	$2.66
Cornerstone pro forma combined equivalent	$2.01	$2.66
Shareholders’ equity (book value) per common share (at end of period): (dollars in thousands)
Colonial	$27.28	$28.48
Cornerstone	$4.51	$5.15
Colonial and Cornerstone pro forma combined	$31.32	—
Cornerstone pro forma combined equivalent	$31.32	—

Summary Unaudited Pro Forma Condensed Combined Financial Data (see page F-1)

      The following table sets forth the summary unaudited pro forma condensed combined financial data for Colonial and Cornerstone as a combined entity, giving effect to the merger as if it had occurred on the dates indicated after giving effect to the pro forma adjustments. The unaudited pro forma financial information assumes that the merger was completed as of September 30, 2004 for the purposes of the unaudited pro forma consolidated balance sheet data and as of the first day of the period presented for purposes of the unaudited pro forma consolidated operating data.

      You should read the information below together with all other financial information and analysis presented or incorporated by reference in this joint proxy statement/prospectus, including the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Colonial’s and Cornerstone’s historical financial statements and related notes incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 169. The unaudited pro forma consolidated financial information is presented for information purposes only and does not purport to represent what the combined company’s operating data or balance sheet data would have been had the indicated transactions been completed on the dates indicated above, or to project the combined company’s operating results or financial position for any future period. The unaudited pro forma adjustments are based on available information and upon assumptions that Colonial believes are reasonable.

Colonial Properties Trust

Summary Unaudited Pro Forma Condensed
Combined Financial Statements

	Pro Forma for the	Pro Forma for the
	Nine Months Ended	Year Ended
	September 30, 2004	December 31, 2003

	(In thousands, except per share data)
Revenue:
Minimum rent	$353,957	$453,462
Percentage rent	1,648	2,707
Tenant recoveries	25,265	35,426
Other property related revenue	22,314	28,910
Other non-property related revenue	15,732	19,138

Total revenue	418,916	539,643

Operating Expenses:
Property operating expenses:
General operating expenses	37,893	51,223
Salaries and benefits	32,069	31,739
Repairs and maintenance	34,149	49,962
Taxes, licenses, and insurance	46,664	60,304
General and administrative	30,968	34,925
Depreciation	111,609	143,848
Amortization	11,170	47,156

Total operating expenses	304,522	419,158

Income from operations	114,394	120,486

Other income (expense):
Interest expense	(96,805)	(128,415)
Income from investments	1,681	1,676
Gains (losses) on hedging activities	142	(361)
Gains from sales of property	6,474	7,921
Other	(276)	(121)

Total other income (expense)	(88,784)	(119,300)

Income before minority interest	25,610	1,186
Minority interest in CRLP — common unitholders	72	11,826
Minority interest in CRLP — preferred unitholders	(5,680)	(8,873)
Minority interest of limited partners	(739)	(891)

Income from continuing operations	19,264	3,247

Dividends to preferred shareholders	(19,866)	(26,991)
Preferred share issuance costs	—	(4,451)

Income from continuing operations available to common shareholders	$(603)	$(28,195)

Weighted average common shares outstanding:
Basic	37,921	35,881
Diluted	37,921	35,881
Income from continuing operations per share:
Basic	$(0.02)	$(0.79)
Diluted	$(0.02)	$(0.79)
Balance sheet data (at end of period):
Real estate assets	$4,527,643
Accumulated depreciation	(420,425)
Total assets	4,397,749
Notes and mortgages payable	2,339,281
Minority interests	287,005
Shareholders’ equity	1,044,171

RISK FACTORS

      In addition to the information which is incorporated by reference in this joint proxy statement/prospectus and the other information included in this document, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” on page 25, you should carefully consider the following risk factors before deciding how to vote your shares.

Cornerstone shareholders may receive Colonial common shares in the merger with a market value lower or higher than expected.

      Cornerstone shareholders will receive either a number of Colonial common shares equal to the common share conversion rate, which we currently expect to be                     , or a number of Colonial Series E preferred depositary shares equal to the preferred depositary share conversion rate, which we currently expect to be                     , in the merger for each Cornerstone common share they own at the time of the closing of the merger, subject to the restriction that the Colonial Series E preferred depositary shares issued will not exceed approximately 25% of the total merger consideration. These conversion rates are also subject to various adjustments provided for in the merger agreement. The market price of Colonial common shares at the time of the merger closing may vary significantly from the price on the date of the signing of the merger agreement or from the price on either the date of this joint proxy statement/prospectus or the date of the Colonial and Cornerstone special meetings. These price variations may arise due to, among other things, changes in the business, operations, financial condition and prospects of Colonial, market assessments of the likelihood that the merger will be completed and the timing of its completion, the financial condition of current or prospective tenants, interest rates, general market and economic conditions, factors affecting the real estate industry in general and other factors. During the 12-month period ending on December 22, 2004, the most recent date practicable before the mailing of this joint proxy statement/prospectus, the closing price per share of Colonial common shares varied from a low of $33.93 to a high of $42.44 and ended that period at $39.96. Historical trading prices are not necessarily indicative of future performance.

      The common share conversion rate and the preferred depositary share conversion rate will not be adjusted as a result of market price fluctuations for Colonial common shares and/or Cornerstone common shares unless the market value of Colonial common shares is less than $31.00 per share, in which case Cornerstone will have the right to terminate the agreement unless Colonial elects to pay additional merger consideration in the form of cash or Colonial common shares with respect to Cornerstone common shares that are to be converted in the merger into the right to receive Colonial common shares. Accordingly, increases in the market price of the Colonial common shares could cause the total value of the consideration to be paid by Colonial to Cornerstone shareholders in the merger to be higher than expected, resulting in Colonial effectively paying a higher than expected amount in the merger. Alternatively, decreases in the market price of Colonial common shares could cause Cornerstone shareholders to receive Colonial common shares in the merger with a market value lower than expected.

The value of Colonial common shares Cornerstone shareholders receive in the merger may fluctuate after the merger and there is no current market for the Colonial Series E preferred depositary shares.

      The value of Colonial common shares you receive in the merger may fluctuate subsequent to the merger. Market price changes may result from a variety of factors, including general market and economic conditions, changes in Colonial’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond Colonial’s control.

      There has not previously been a public market for the Colonial Series E preferred depositary shares. An active trading market may never develop or be sustained, which could affect your ability to sell your Colonial Series E preferred depositary shares and could depress the market price of your Colonial Series E preferred depositary shares.

The operations of Colonial and Cornerstone may not be integrated successfully and intended benefits of the merger may not be realized, which could materially harm the combined company’s operating results and financial condition.

      The merger involves the integration of two large and complex real estate businesses that currently operate independently. In addition, the merger poses specific risks for the ongoing operations of Colonial following completion of the merger, including that:

•	Colonial may not achieve the expected operating efficiencies, value-creation potential, economies of scale or other benefits;

•	Colonial may not have adequate financial, personnel and other resources to successfully handle its substantially increased operations;

•	the combined portfolio may not perform at the level Colonial anticipates; and

•	Colonial may experience difficulties and incur unforeseen expenses in connection with assimilating and retaining Cornerstone employees and assimilating Cornerstone’s business and properties.

      If Colonial fails to successfully integrate Cornerstone and/or fails to realize the intended benefits of the merger, Colonial’s operating results and financial condition following completion of the merger may be materially harmed.

Cornerstone’s outstanding debt obligations could materially adversely affect Colonial’s future financial condition and operating results.

      As of September 30, 2004, Cornerstone had approximately $811.4 million in total debt outstanding, all of which was secured by its properties and $221.4 million of which was subject to variable interest rates. As part of the merger, Colonial will assume the debt of Cornerstone, which will increase Colonial’s debt to total market capitalization from 49.2% to 51.6%. Colonial currently expects to repay a portion of Cornerstone’s outstanding debt with proceeds from additional debt financings which Colonial is currently negotiating with prospective lenders. However, we cannot assure you that Colonial can obtain additional debt financings on favorable terms, if at all. Colonial’s increased leverage as a result of the merger could have negative consequences to Colonial shareholders, including:

•	requiring Colonial to use a significant portion of its cash flow from operations to make interest and principal payments on debt rather than for other purposes such as working capital, capital expenditures or dividends;

•	limiting Colonial’s ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes;

•	limiting Colonial’s flexibility to plan for or react to changes in business and economic conditions; and

•	making Colonial more vulnerable to a downturn in its business or the economy generally.

      As a result of these debt obligations, Colonial may not have sufficient cash flow from operations to meet required payments of principal and interest, pay distributions on its securities, which could affect its ability to qualify as a REIT, or make necessary investments in new business initiatives. In addition, Colonial’s ability to refinance Cornerstone’s debt may be adversely affected by increases in interest rates. Moreover, higher interest rates would increase Colonial’s interest expense under the variable interest rate debt assumed from Cornerstone.

If the Colonial Series E preferred depositary shares are treated as “nonqualified preferred stock,” Cornerstone shareholders electing to receive Colonial Series E preferred depositary shares may recognize a taxable gain.

      The receipt of Colonial Series E preferred depositary shares on a tax-free basis in the merger is entirely dependent on the accuracy of specified factual conclusions reached by Colonial to the effect that the Colonial Series E preferred depositary shares are not more likely than not to be redeemed and that there is a real and meaningful likelihood that the Colonial Series E preferred depositary shares will actually participate in the earnings and growth of Colonial. If these factual conclusions are inaccurate, the Colonial Series E preferred depositary shares could be treated as “nonqualified preferred stock,” the receipt of which would be taxable for federal income tax purposes. See “Material Federal Income Tax Consequences Relating to the Merger” on page 92.

The merger will result in a decrease from the current amount of the Cornerstone per share dividend after the merger.

      Assuming Colonial makes quarterly cash dividends at the expected rate of $0.675 per Colonial common share after the merger, this dividend, from a Cornerstone shareholder’s perspective, would be equivalent to a quarterly distribution of $0.17 per Cornerstone common share based on the initial common share conversion rate of 0.2584 set forth in the merger agreement, which is approximately 12.8% less than Cornerstone’s most recent quarterly dividend of $0.20 per Cornerstone common share. In addition, the distributions by Colonial after the merger likely will have a greater taxable portion than Cornerstone distributions have had over their recent historical period.

If the merger does not qualify as a tax-free reorganization, Cornerstone shareholders may recognize a taxable gain.

      Neither Cornerstone nor the Cornerstone shareholders are expected to recognize gain or loss as a result of the merger (except with respect to the receipt of cash instead of fractional shares) because the merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Code. Colonial and Cornerstone expect to receive legal opinions prior to the closing of the merger that the merger will be treated as a tax-free reorganization. However, these legal opinions will not be binding on the Internal Revenue Service, which we refer to as the “IRS”, or the courts. If for any reason the merger does not qualify as a tax-free reorganization under Section 368(a) of the Code, then each Cornerstone shareholder would recognize gain or loss equal to the difference between the sum of the fair market value of the Colonial common shares and Colonial Series E preferred depositary shares and cash in lieu of fractional shares received by the shareholder in the merger and the shareholder’s adjusted tax basis in the Cornerstone common shares exchanged therefor. See “Material Federal Income Tax Consequences Relating to the Merger” on page 92.

The directors and executive officers of Cornerstone have interests in the completion of the merger that may conflict with the interests of Cornerstone shareholders.

      In considering the recommendation of the Cornerstone board with respect to the principal terms of the merger and the merger agreement, Cornerstone shareholders should consider that some Cornerstone directors and executive officers, including Glade M. Knight, chairman and chief executive officer of Cornerstone, have interests in and will receive benefits from the merger that differ from, or are in addition to, the interests of Cornerstone shareholders generally, including the following:

•	Mr. Knight will become a trustee of Colonial;

•	Cornerstone directors and executive officers hold options to purchase Cornerstone common shares that will convert to options to purchase Colonial common shares in the merger, including Mr. Knight for whom some options that are the subject of a stock option agreement will have a reduced exercise price of $1.00 per Cornerstone common share as a result of the merger;

•	Mr. Knight, Stanley J. Olander, Jr., David L. Carneal and Gustav G. Remppies, each of whom is a Cornerstone executive officer, are each party to change in control agreements under which the executive will be entitled to specified salary, bonus and other change in control-related payments as a result of the completion of the merger;

•	Cornerstone vice presidents and senior vice presidents are beneficiaries of an executive severance plan under which the executives are entitled to specified salary and bonus upon a change in control and termination of employment; and

•	Current and former officers and trustees of Cornerstone have continuing rights to indemnification with respect to acts and omissions in their capacities as Cornerstone directors and officers and Cornerstone will purchase, before the completion of the merger, directors’ and officers’ liability insurance policy coverage for Cornerstone’s directors and officers for a period of six years which will provide the directors and officers with coverage on terms no less favorable to Cornerstone’s directors and officers as is currently provided by Cornerstone to these directors and officers.

Colonial or Cornerstone may incur substantial expenses and payments if the merger does not occur, which could materially harm their financial condition and discourage other potential acquirors of Cornerstone which might otherwise be desirable to Cornerstone shareholders.

      Colonial and Cornerstone have already incurred substantial expenses in connection with the merger. Neither Colonial nor Cornerstone can assure you that the merger will be consummated. The merger agreement provides for Cornerstone to pay a termination fee of $20 million if the merger agreement is terminated under specified circumstances. The merger agreement also provides for Cornerstone or Colonial to pay termination expenses of $3 million if the merger agreement is terminated under specified circumstances or, in the case of Cornerstone, $7.5 million if the merger agreement is terminated under other specified circumstances. Any of these payment obligations could materially harm the financial condition of the company incurring the payment obligations.

      The $20 million termination fee represented approximately 3.5% of the approximate $570 million market capitalization of Cornerstone at the time of signing of the merger agreement. This $20 million termination fee may discourage some third party proposals to acquire Cornerstone that Cornerstone shareholders may otherwise find desirable to the extent that a potential acquiror would not be willing to assume the $20 million termination fee. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 84.

Colonial could have to pay additional dividends or taxes if Cornerstone does not qualify as a REIT at the time of the merger.

      If Cornerstone failed to qualify as a REIT at the time of the merger, Cornerstone could have undistributed “C corporation earnings and profits.” If that occurred and Colonial did not distribute the earnings and profits prior to December 31, 2005, and were unable to avail itself of specified “deficiency dividend” procedures to distribute the earnings and profits at a later time, Colonial could fail to qualify as a REIT. In addition, Colonial might be liable for taxes owed by Cornerstone as a result of its failure to qualify as a REIT for years prior to the merger. Finally, if Cornerstone did not qualify as a REIT at the time of the merger, Colonial would be required to pay corporate income tax on any gain existing at the time of the merger on assets acquired in the merger if those assets were sold within ten years after the merger. This would be the case even though the merger is expected to qualify as a “tax-free reorganization.” While Cornerstone has received an opinion from McGuireWoods LLP that Cornerstone will qualify as a REIT at the time of the merger, this opinion will not be binding on courts or the IRS.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      Colonial and Cornerstone have each made forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 in this document, and in documents that are incorporated by reference in this document, that are subject to risks and uncertainties. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. These forward-looking statements refer to Colonial’s and Cornerstone’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events and achievements or results to differ materially from those expressed by the forward-looking statements. Many factors, some of which are discussed elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference in this joint proxy statement/prospectus, could affect the future financial results of Colonial and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this document. Important factors that could cause actual results to differ materially from current expectations reflected in these forward-looking statements include, among others, the factors discussed under the caption “Risk Factors” beginning on page 21, and in filings made by Colonial and Cornerstone with the Securities and Exchange Commission incorporated in this document.

      Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Colonial following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the ability of Colonial and Cornerstone to control or predict. For these forward-looking statements, Colonial and Cornerstone claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Colonial and Cornerstone disclaim any duty or obligation to update or revise any forward-looking statements to reflect new information, future events or otherwise.

RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS

      Colonial’s ratios of combined fixed charges and preference dividends to earnings for the fiscal years ended December 31, 2003, 2002, 2001, 2000 and 1999 and for the period ended September 30, 2004 were as follows:

Period Ended	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
September 30,	December 31,	December 31,	December 31,	December 31,	December 31,
2004	2003	2002	2001	2000	1999

1.3x	1.3x	1.4x	1.4x	1.4x	1.7x

      Colonial’s pro forma ratios of combined fixed charges and preference dividends to earnings for the fiscal year ended December 31, 2003 and the period ended September 30, 2004 were 1.0x and 0.8x, respectively.

COLONIAL RECENT DEVELOPMENTS

Acquisitions

      On October 22, 2004, Colonial acquired Research Park Office Center, comprising 176,570 square feet of office space in Huntsville, Alabama. The asset was acquired for a total purchase price of $16.8 million, which was funded through borrowings under Colonial’s unsecured line of credit. Upon acquisition, the property was 96.2% occupied.

      On October 25, 2004, Colonial and Dreyfuss Real Estate Advisors (“DRA”) entered into a partnership agreement, under which Colonial maintains a 20% interest and manages 16 multifamily properties located in Arizona, New Mexico and Nevada containing a combined 4,223 units. As of October 25, 2004, the properties were 94.1% occupied. Colonial’s total investment in the DRA partnership was $64.5 million, which consisted of $45.4 million of newly issued mortgage debt and $19.1 million of cash, which was funded through borrowings under Colonial’s unsecured line of credit.

      On October 29, 2004, Colonial acquired two multifamily assets for a total purchase price of $44.7 million. North Creek, a 252 unit complex, is located in Durham, North Carolina and Montclair Parc, a 300 unit complex, is located in Charlotte, North Carolina. Upon acquisition, North Creek was 95.6% occupied, and Montclair Parc was 93.6% occupied. The acquisition was funded through borrowings under Colonial’s bridge credit facility, which is described below.

      On December 7, 2004, Colonial acquired Harrington Farms, a 434 unit multifamily asset located in Atlanta, Georgia, for approximately $40.4 million. The acquisition was funded through Colonial’s bridge credit facility. As of September 30, 2004, the property was approximately 98.0% occupied.

Dispositions

      On October 15, 2004, Colonial sold Colonial Village at Vernon Marsh, a 178 unit multifamily complex located in Savannah, Georgia. The total sales price was $10.0 million, of which $3.4 million was used to repay a secured loan, and the remaining proceeds were used to support Colonial’s investment activities.

Investments Held for Sale

      On October 19, 2004, Colonial entered into a binding agreement with Pennsylvania Real Estate Trust to sell Orlando Fashion Square, a 1,080,535 square-foot retail asset located in Orlando, Florida. Colonial’s investment in the partially-owned entity was $19.2 million as of September 30, 2004, which is reflected within investment in partially-owned entities on Colonial’s balance sheet. The sale of this mall occurred on December 1, 2004.

Distribution

      On October 19, 2004, a cash distribution was declared to holders of Colonial common shares and partners of Colonial’s operating partnership, Colonial Partnership, in the amount of $0.67 per share and per unit, totaling $25.3 million. The distribution was declared to shareholders and partners of record as of October 29, 2004, and was paid on November 5, 2004.

Bridge Credit Facility

      On October 28, 2004, Colonial, through Colonial Partnership, entered into an additional $200.0 million bridge credit facility with certain participants of its current $320.0 million unsecured bank line of credit. Base rate loans and euro-dollar loans are available under the bridge credit facility. Generally, base rate loans bear interest at SouthTrust Bank’s designated base rate, plus a base rate margin ranging from 0.00% to 1.00% based on our unsecured debt ratings from time to time. Euro-dollar loans bear interest at LIBOR plus a margin ranging from 0.70% to 1.35% based on our unsecured debt ratings from time to time. The bridge credit facility matures in November 2005.

THE COLONIAL SPECIAL MEETING

      Colonial is furnishing this joint proxy statement/prospectus to Colonial shareholders as part of the solicitation of proxies by the Colonial board of trustees for use at the Colonial special meeting.

Date, Time, Place and Purpose of Colonial Special Meeting

      The Colonial special meeting will be held on                     , 2005 at                     , local time, at                     . Colonial may adjourn the Colonial special meeting for the purpose of, among other things, soliciting additional proxies. This joint proxy statement/prospectus and the accompanying proxy card are being mailed to Colonial shareholders on or about                     , 200 .

      The Colonial special meeting is being held to vote on:

•	the issuance of Colonial common shares contemplated by the merger agreement;

•	the amendment to the Colonial declaration of trust to increase the number of authorized Colonial common shares and the number of authorized Colonial preferred shares; and

•	the issuance of up to 15,000,000 Colonial preferred shares.

      The Colonial board of trustees unanimously recommends that you vote FOR approval of each of the proposals set forth in this joint proxy statement/prospectus.

Record Date; Shares Entitled to Vote and Quorum Requirement

      Colonial has fixed the close of business on                     , 200 as the record date for the Colonial special meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote at the Colonial special meeting and any adjournment or postponement thereof. With regard to the matters of the issuance of Colonial common shares contemplated by the merger agreement and the issuance of up to 15,000,000 Colonial preferred shares to be voted on at the Colonial special meeting and any adjournment or postponement thereof, each record holder of Colonial common shares and Colonial preferred shares will be entitled to one vote per share. With regard to the matter of the amendment to the Colonial declaration of trust to be voted on at the Colonial special meeting and any adjournment or postponement thereof, each record holder of Colonial common shares and Colonial preferred shares will be entitled to a vote per share equivalent to the market value of each applicable share, to be determined by the price last traded on the New York Stock Exchange as of the record date.

      On the record date, there were                     Colonial common shares outstanding and entitled to vote on the issuance of Colonial common shares contemplated by the merger agreement, the amendment to the Colonial declaration of trust and the issuance of up to 15,000,000 Colonial preferred shares. On the record date, there were 2,000,000 Colonial Series C preferred shares and 500,000 Colonial Series D preferred shares (represented by 5,000,000 Colonial Series D preferred depositary shares, each representing 1/10th of a Colonial Series D preferred share) outstanding and entitled to vote on the amendment to the Colonial declaration of trust and the issuance of up to 15,000,000 Colonial preferred shares.

      The holders of a majority of the outstanding shares entitled to vote at the Colonial special meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the Colonial special meeting. Abstentions and shares referred to as “broker non-votes” that are represented at the Colonial special meeting are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Vote Required

      Pursuant to New York Stock Exchange rules, the affirmative vote of holders of a majority of all votes cast by holders of Colonial common shares entitled to vote (provided the votes cast constitute over 50% of the then outstanding Colonial common shares) is required to approve the issuance of Colonial common shares contemplated by the merger agreement. The exact number of required affirmative votes by such holders will depend on the number of votes cast on the matter by the holders of Colonial common shares at the Colonial special meeting.

      Pursuant to the Constitution of the State of Alabama, the affirmative vote of holders of a majority in value of Colonial shares, including both Colonial common shares and Colonial preferred shares, is required to approve the amendment to the Colonial declaration of trust to increase the number of authorized Colonial common shares and Colonial preferred shares.

      Pursuant to the Constitution of the State of Alabama, the affirmative vote of at least two-thirds of the outstanding Colonial shares, including both Colonial common shares and Colonial preferred shares, is required to authorize the issuance of up to 15,000,000 Colonial preferred shares.

Voting and Revocability of Proxies

      You may vote your Colonial shares at the Colonial special meeting in person or by proxy. All valid proxies received before the Colonial special meeting will be voted according to their terms.

Proposal to Approve the Issuance of Colonial Common Shares Contemplated by the Merger Agreement.

      If you complete your proxy properly, but do not provide instructions as to how to vote your shares on the issuance of Colonial common shares contemplated by the merger agreement, your proxy will be voted FOR the approval of the issuance of Colonial common shares contemplated by the merger agreement. If you mark your proxy as “Withhold Authority” or “Abstain,” or if you give specific instructions that no vote be cast on the issuance of Colonial common shares contemplated by the merger agreement, the shares represented by your proxy will not be voted on that matter, but will count toward the establishment of a quorum. Your broker may only vote your shares on the issuance of Colonial common shares contemplated by the merger agreement if you instruct your broker how to vote by following the instructions your broker provides. A “broker non-vote” on the issuance of Colonial common shares contemplated by the merger agreement will not be deemed to be a vote cast in favor of the proposal and will have no effect on the proposal.

Proposals to Approve the Amendment to the Colonial Declaration of Trust and Authorize the Issuance of Colonial Preferred Shares.

      If you complete your proxy properly, but do not provide instructions as to how to vote your shares on the amendment to the Colonial declaration of trust and the issuance of Colonial preferred shares, your proxy will be voted FOR the approval of each of these proposals. If you mark your proxy as “Withhold Authority” or “Abstain” on these proposals, or if you give specific instructions that no vote be cast on the proposals, the shares represented by your proxy will not be voted on that matter, but will count toward the establishment of a quorum. Your broker may only vote your shares on the proposals if you instruct your broker how to vote by following the instructions your broker provides. A “broker non-vote” on the proposals will not be deemed to be votes cast in favor of the proposals to approve the amendment to the Colonial declaration of trust or authorize the issuance of the Colonial preferred shares and will have the effect of a vote against the proposals.

      After providing your proxy, you may revoke it at any time before it is voted at the Colonial special meeting by filing with the Colonial secretary an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Colonial special meeting and giving notice of revocation. Attendance at the Colonial special meeting, by itself, will not constitute revocation of a proxy.

Voting Agreements

      Thomas H. Lowder and some of his affiliates have entered into a voting agreement with Cornerstone to vote all of their Colonial common shares in favor of the matters constituting Colonial shareholder approval under the merger agreement. As of the record date for the Colonial special meeting, Mr. Lowder and his affiliates owned a total of 282,003 Colonial common shares representing approximately 1.0% of the outstanding Colonial common shares.

Voting on Other Matters

      Colonial knows of no business to be brought before the special meeting other than the proposals stated above. If any other business is brought before the Colonial special meeting, proxies will be voted, to the extent permitted by the rules and regulations of the Securities and Exchange Commission, in accordance with the judgment of the persons voting the proxies.

Costs of this Proxy Solicitation

      Colonial and Cornerstone will share equally the expenses incurred in connection with the printing of this joint proxy statement/prospectus. Colonial will bear the cost of soliciting proxies from Colonial shareholders, including the mailing costs and reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to shareholders. In addition to solicitation by mail, some trustees, officers and employees of Colonial and its subsidiaries may solicit proxies personally, electronically or by telephone without additional compensation, with the exception of reimbursement for actual expenses incurred in connection with the solicitation. Colonial has retained the services of                     to assist in soliciting proxies.                     will solicit proxies by personal interview, telephone, facsimile and mail. Colonial anticipates these fees and expenses would be approximately $       .

      Colonial will mail a copy of this joint proxy statement/prospectus to each holder as of the record date of the Colonial shares entitled to vote on the merger.

      You should not send in any Colonial share certificates with your proxy card.

THE CORNERSTONE SPECIAL MEETING

      Cornerstone is furnishing this joint proxy statement/prospectus to Cornerstone shareholders as part of the solicitation of proxies by the Cornerstone board of directors for use at the Cornerstone special meeting.

Date, Time, Place and Purpose of Cornerstone Special Meeting

      The Cornerstone special meeting will be held on                     , 2005 at                     , local time, at                     . Cornerstone may adjourn the Cornerstone special meeting for the purpose of, among other things, soliciting additional proxies. This joint proxy statement/prospectus and the accompanying proxy card are being mailed to Cornerstone shareholders on or about                     , 200 .

      The Cornerstone special meeting is being held to vote on the approval of the merger agreement and the merger.

      The Cornerstone board of directors unanimously recommends that you vote FOR approval of the merger agreement and the merger.

      Some officers of Cornerstone, two of which are directors of Cornerstone, will receive financial and other benefits in connection with the merger. See “The Merger — Interests of Trustees, Directors and Officers of Cornerstone and Colonial in the Merger” on page 62.

Record Date; Shares Entitled to Vote and Quorum Requirement

      Cornerstone has fixed the close of business on                     , 200 as the record date for the Cornerstone special meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote at the Cornerstone special meeting and any adjournment or postponement thereof. On each matter voted on at the Cornerstone special meeting and any adjournment or postponement thereof, each record holder of shares will be entitled to one vote per share.

      On the record date,                     Cornerstone common shares entitled to vote on the merger were outstanding.

      The holders of a majority of the outstanding shares entitled to vote at the Cornerstone special meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the Cornerstone special meeting. Abstentions and shares referred to as “broker non-votes” that are represented at the Cornerstone special meeting are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Vote Required

      Approval of the proposal to approve the merger agreement and the merger requires the affirmative vote of holders of more than two-thirds of the issued and outstanding Cornerstone common shares.

Voting and Revocability of Proxies

      You may vote your Cornerstone common shares at the Cornerstone special meeting in person or by proxy. All valid proxies received before the Cornerstone special meeting will be voted according to their terms.

      If you complete your proxy properly, but do not provide instructions as to how to vote your shares on the merger, your proxy will be voted FOR the approval of the merger agreement and the merger. If you mark your proxy as “Withhold Authority” or “Abstain” on the merger, or if you give specific instructions that no vote be cast on the merger, the shares represented by your proxy will not be voted on that matter, but will count toward the establishment of a quorum. Because approval of the merger proposal requires approval of holders of more than two-thirds of issued and outstanding shares, abstentions have the same effect as a vote against the proposal. Your broker may only vote your shares on the merger if you instruct your broker how to vote by following the instructions your broker provides. A “broker non-vote” on the merger proposal will not be deemed to be a vote cast in favor of the proposal to approve the merger agreement and the merger and will have the effect of a vote against the merger proposal.

      After providing your proxy, you may revoke it at any time before it is voted at the Cornerstone special meeting by filing with Cornerstone’s secretary an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Cornerstone special meeting and giving notice of revocation. Attendance at the Cornerstone special meeting, by itself, will not constitute revocation of a proxy.

Voting Agreements

      Glade M. Knight and one of his affiliates have entered into a voting agreement with Colonial to vote all of their Cornerstone common shares in favor of the merger proposal. As of the record date for the Cornerstone special meeting, Mr. Knight and his affiliate owned a total of 2,446,760 Cornerstone common shares representing approximately 4.3% of the outstanding Cornerstone common shares.

Voting on Other Matters

      Cornerstone knows of no business to be brought before the Cornerstone special meeting other than the proposal stated above. If any other business is brought before the Cornerstone special meeting, proxies will be voted, to the extent permitted by the rules and regulations of the Securities and Exchange Commission, in accordance with the judgment of the persons voting the proxies.

Election Form

      You have the right to submit an election form, which accompanies this joint proxy statement/prospectus, specifying the number of Cornerstone common shares you want to convert into the right to receive Colonial common shares and the number of Cornerstone common shares you want to convert into the right to receive Colonial Series E preferred depositary shares. In order to make an election, you must send your complete, signed election form to the exchange agent by 5:00 p.m. E.S.T. on                     , 2005, the second business day before the Cornerstone special meeting. If you do not make an election, your Cornerstone common shares will be converted into the right to receive Colonial common shares.

      You must return your Cornerstone common share certificates with your completed and signed election form.

Costs of this Proxy Solicitation

      Colonial and Cornerstone will share equally the expenses incurred in connection with the printing of this joint proxy statement/prospectus. Cornerstone will bear the cost of soliciting proxies from Cornerstone shareholders, including the mailing costs and reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to shareholders. In addition to solicitation by mail, some directors, officers and employees of Cornerstone and its subsidiaries may solicit proxies personally, electronically or by telephone without additional compensation, with the exception of reimbursement for actual expenses incurred in connection with the solicitation. Cornerstone has retained the services of  to assist in soliciting proxies.                     will solicit proxies by personal interview, telephone, facsimile and mail. Cornerstone anticipates these fees and expenses would be approximately $          .

      Cornerstone will mail a copy of this joint proxy statement/prospectus to each holder as of the record date of Cornerstone common shares entitled to vote on the merger.

Annual Meeting

      In light of the proposed merger and the related Cornerstone special meeting to vote on approval of the merger agreement and the merger, the Cornerstone board of directors does not plan to call an annual meeting of shareholders in 2005. In the event the proposal to approve the merger agreement and the merger is not approved by the Cornerstone shareholders at the Cornerstone special meeting, the Cornerstone board of directors will call the annual meeting of shareholders.

THE MERGER

Structure of the Merger

General

      The merger agreement contemplates the merger of Cornerstone with and into CLNL Acquisition Sub, a wholly owned subsidiary of Colonial. Following the merger, Cornerstone will cease to exist.

Merger Consideration

      In the merger, Cornerstone shareholders will have the right to elect to receive either:

•	a number of Colonial common shares equal to the common share conversion rate, which we currently expect to be ; or

•	a number of Colonial Series E preferred depositary shares equal to the preferred depositary share conversion rate, which we currently expect to be ;

for each Cornerstone common share outstanding immediately before the merger, subject to the restriction that the Colonial Series E preferred depositary shares issued will not exceed approximately 25% of the total merger consideration. These conversion rates are also subject to various adjustments provided for in the merger agreement.

      Under the terms of the merger agreement, the “common share conversion rate” is:

•	0.2584; multiplied by

•	an amount equal to one minus the closing adjustment factor.

      The “preferred depositary share conversion rate” is:

•	0.4200; multiplied by

•	an amount equal to one minus the closing adjustment factor.

      The “closing adjustment factor” is a fraction obtained by dividing:

•	the closing adjustment amount; by

•	the product of:

•	the sum of the total number of Cornerstone common shares outstanding immediately prior to the effective time of the merger plus the total number of net Cornerstone option shares determined based on the Cornerstone stock options outstanding immediately prior to the effective time of the merger; and

•	$10.80.

      The “closing adjustment amount” is the sum of:

•	any amount required to be paid to the IRS related to taxes, interest or penalties under the IRS agreement;

•	costs and expenses of Colonial and Cornerstone in connection with the IRS agreement and related tax matters not to exceed $2 million; and

•	the amount of any closing deficiency dividend, which term is described under “The Merger Agreement — Pre-Merger Dividends and Distributions — Possible Dividend Arising from IRS Agreement” on page 81.

      The “net Cornerstone option shares” are:

•	the number of Cornerstone common shares issuable under Cornerstone stock options outstanding immediately prior to the effective time of the merger with exercise prices of less than $10.80; minus

•	the number of Cornerstone common shares that could be purchased at a price of $10.80 per share using the aggregate proceeds that would be received by Cornerstone if all of the in-the-money Cornerstone stock options described in the preceding bullet point were exercised in full.

      In addition, if the average closing price of Colonial common shares for the 20 consecutive trading days ending ten-trading days prior to the date of the consummation of the merger is less than $31.00 and Cornerstone gives Colonial, within three business days of the end of the 20-trading day period, notice of Cornerstone’s election to terminate the merger agreement, the merger agreement will be terminated unless Colonial elects to pay additional consideration consisting of cash, Colonial common shares or a combination thereof, equal in value to $31.00 minus the average closing price described above with respect to each Colonial common share issuable in exchange for Cornerstone common shares.

Calculation of Currently Expected Conversion Rates

      Set forth below is a calculation of the common share conversion rate and preferred depositary share conversion rate which Colonial and Cornerstone currently expect.

Step One — Calculation of the closing adjustment amount:	Assuming costs and expenses in connection with the IRS agreement of $ , taxes, penalties and interest under the IRS agreement of $ , and no closing deficiency dividend, the closing adjustment amount would be:

$ + $ = $

Step Two — Calculation of closing adjustment factor:	Assuming a closing adjustment amount of $ , that the total number of Cornerstone common shares outstanding immediately prior to the effective time of the merger is 56,323,817 and that the total number of net Cornerstone option shares is 373,834, the closing adjustment factor would be:

÷ ((56,323,817 + 373,834) × $10.80) =

Step Three — Calculation of the common share conversion rate:	Assuming a closing adjustment factor of , the common share conversion rate would be:

(1 - ) × 0.2584 =

Step Four — Calculation of the preferred depositary share conversion rate:	Assuming a closing adjustment factor of , the preferred depositary share conversion rate would be:

(1 - ) × 0.4200 =

      Assuming that the merger occurs on or prior to the record date for Cornerstone’s regularly scheduled dividend to be paid during the second fiscal quarter of 2005 and that there are no closing deficiency dividends and no further taxes, interest, penalties and related costs and expenses to be paid in connection with Cornerstone tax matters, Colonial and Cornerstone do not currently expect that there will be any further material adjustments to the common share conversion rate and the preferred depositary share conversion rate.

Election and Proration of Merger Consideration; Fractional Shares

      Each holder of Cornerstone common shares may specify, on the election form included with this joint proxy statement/prospectus, the number of Cornerstone common shares such holder wants to convert into the right to receive Colonial common shares in the merger and the number of Cornerstone common shares such holder wants to convert into the right to receive Colonial Series E preferred depositary shares in the merger. In order to properly make an election, a properly completed, signed election form must be received by the exchange agent by 5:00 p.m. E.S.T. on                     , 2005, the second business day before the Cornerstone special meeting. In order for an election to be proper, the election form must be accompanied by the Cornerstone common share certificates to which the election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Cornerstone, or by an appropriate guarantee of delivery as set forth in the election form. In the event that an election is not made with respect to Cornerstone common shares, those Cornerstone common shares will be treated as though an election was made to convert them into the right to receive Colonial common shares. In the event that an election with respect to Cornerstone common shares is defective or ineffective, it will also be treated as though an election was made to convert them into the right to receive Colonial common shares.

      Any holder of Cornerstone common shares may change an election at any time by written notice which must be received by the exchange agent by 5:00 p.m. E.S.T. on                     , 2005, the second business day before the Cornerstone special meeting. The written notice must be accompanied by a properly completed, signed election form. Any holder of Cornerstone common shares may revoke an election, either by written notice which must be received by the exchange agent by 5:00 p.m. E.S.T. on                     , 2005 or by withdrawal of the Cornerstone common share certificates previously deposited with the exchange agent to which the election relates by 5:00 p.m. E.S.T. on                     , 2005. Any holder of Cornerstone common shares will have the right to withdraw their Cornerstone common share certificates, and thereby revoke their election, at any time after                     , 2005 if the merger is not completed.

      The merger agreement provides that not more than approximately 25% of the Cornerstone common shares may be converted into the right to receive Colonial Series E preferred depositary shares. More specifically, if elections to convert into the right to receive Colonial Series E preferred depositary shares are received for a number of Cornerstone common shares that is greater than the maximum preferred depositary share amount, each such election will be prorated. As a result of the proration, each Cornerstone common share whose holder has properly elected to receive Colonial Series E preferred depositary shares will be converted into the right to receive:

•	a number of Colonial Series E preferred depositary shares equal to the product of:

•	the preferred depositary share conversion rate; and

•	a fraction, the numerator of which is the maximum preferred depositary share amount, and the denominator of which is the aggregate number of Cornerstone common shares that were elected to be converted into Colonial Series E preferred depositary shares (such fraction is referred to herein as the “preferred fraction”); and

•	a number of Colonial common shares equal to the product of:

•	the common share conversion rate; and

•	a fraction equal to one minus the preferred fraction (such fraction is referred to herein as the “common fraction”).

The “maximum preferred depositary share amount” is 14,080,954 minus an amount equal to the quotient obtained by dividing the closing adjustment amount by $10.50. In addition, if the market value of Colonial common shares is less than $31.00 and, in accordance with the merger agreement, Colonial elects to pay additional merger consideration in the form of cash or Colonial common shares with respect to Cornerstone common shares that are to be converted in the merger into the right to receive Colonial common shares, as a result of the proration, each Cornerstone common share whose holder has properly elected to receive Colonial Series E preferred depositary shares will be converted into the right to receive additional consideration in an amount and form equal to the common fraction multiplied by the amount of Colonial common shares and cash payable with respect to a Cornerstone common share whose holder has elected to receive Colonial common shares.

      Holders of Cornerstone common shares will not receive certificates or scrip representing fractional Colonial common shares or Colonial Series E preferred depositary shares. Instead, each holder of Cornerstone common shares who is otherwise entitled to a fractional Colonial common share interest will be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying:

•	the average closing price of one Colonial common share on the New York Stock Exchange on the five trading days immediately preceding the closing date of the merger; by

•	the fraction of a Colonial common share which such holder of Cornerstone common shares would otherwise be entitled to receive.

      Each holder of Cornerstone common shares who is otherwise entitled to a fractional Colonial Series E preferred depositary share interest will be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying:

•	$25.00; by

•	the fraction of a Colonial Series E preferred depositary share which such holder of Cornerstone common shares would otherwise be entitled to receive.

Background of the Merger

      In pursuing their strategies for enhancing shareholder value, each of Colonial and Cornerstone regularly consider opportunities for acquisitions, joint ventures and other significant transactions.

      In April 2004, Glade M. Knight, Cornerstone’s chairman and chief executive officer, and Stanley J. Olander, Jr., Cornerstone’s president and chief financial officer, contacted Wachovia Securities, Cornerstone’s financial advisors, to preliminarily discuss alternatives to enhance shareholder value in view of the recent trading ranges of Cornerstone common shares, as well as Cornerstone’s recent operating results and their potential impact on Cornerstone’s ability to continue paying dividends at their current rate. In particular, the management team was focused on strategies to compete more effectively in the expected recovery in the multifamily sector and whether combining with a company with complementary multifamily assets in growth markets, a solid balance sheet and demonstrated access to the capital markets was an alternative that should be pursued.

      In May 2004, the chief executive officer of another publicly traded REIT contacted Mr. Knight to explore whether Cornerstone had an interest in pursuing a possible business combination. At a Cornerstone board meeting on May 25, 2004, Cornerstone management reviewed its discussions with this company. Wachovia Securities reported on a possible business combination with this company, and identified several other companies that might be interested in pursuing possible strategic transactions with Cornerstone. The Cornerstone board authorized management to contact these companies to explore their interest in pursuing a possible transaction with Cornerstone.

      From May through mid-August 2004, at the direction of Cornerstone management, Wachovia Securities contacted the REIT that had previously contacted Mr. Knight and four other publicly traded REITs, including Colonial, regarding a possible transaction with Cornerstone. Three of the companies that were contacted, including Colonial, executed confidentiality agreements and received diligence materials from Cornerstone. The other two companies indicated that they were not currently interested in pursuing a transaction. During that time period, management and Wachovia Securities held discussions with the three companies that executed confidentiality agreements.

      On July 20, 2004, Colonial management presented the Colonial board with a report of current developments and the Colonial board held a preliminary discussion of the proposed merger with Cornerstone as a potential merger opportunity.

      On August 3, 2004, the Cornerstone board met and received an update from management and Wachovia Securities on the current state of the discussions on the previously discussed possible business combination transactions. At this meeting, the Cornerstone board formed a board committee consisting of three board members, W. Tennant Houston, Glenn W. Bunting, Jr. and Martin Zuckerbrod, to review these possible business combination transactions and to monitor the status of discussions with the potential business combination partners.

      In mid-August, 2004, Cornerstone ceased discussions with two of the companies that had executed confidentiality agreements because both companies communicated indications of interest at value ranges below the level at which the Cornerstone board was interested in considering a possible transaction.

      On August 15, 2004, Colonial indicated to Cornerstone that it would be interested in a stock-for-stock merger of Cornerstone and Colonial with an implied value at the time of approximately $10.00 to $10.20 per Cornerstone common share based on the then current price of the Colonial common shares. On August 17, 2004, the board committee met to discuss the proposal from Colonial. The board committee determined that additional information regarding Colonial’s portfolio and its business plan should be provided before the proposal would be presented to the full Cornerstone board.

      On August 23, 2004, Wachovia Securities reviewed materials prepared by Colonial regarding its portfolio and business plan with the board committee. On August 26, 2004, the Cornerstone board met to discuss Colonial’s proposal. Following the report of the board committee and after discussion of Colonial’s strategic plan and portfolio and the economics of Colonial’s proposal, the Cornerstone board agreed that it did not consider Colonial’s current proposal adequate.

      On September 3, 2004, the executive committee of the Colonial board received an update from Colonial management on the proposed merger with Cornerstone, reviewed a progress report and discussed the proposed merger.

      Also on September 3, 2004, Colonial submitted an updated proposal for a part stock and part cash merger of Colonial and Cornerstone that had an implied value at the time of approximately $10.50 per Cornerstone common share, with the cash portion of the merger consideration to be paid for no more than approximately 25% of the outstanding Cornerstone common shares. Colonial also proposed a collar for the conversion rate so the conversion rate would adjust to keep the value of the stock portion of the merger consideration at $10.50 per Cornerstone common share, if the price of the Colonial common shares was between $39.00 and $43.00 per Colonial common share. Below $39.00 and above $43.00, the conversion rate would be a fixed number of Colonial common shares determined by the bottom and top of the collar band.

      On September 10, 2004, Wachovia Securities and management of Cornerstone discussed with the board committee the current proposal by Colonial. Following the committee meeting, the Cornerstone board met to discuss that proposal. The Cornerstone board decided to allow Colonial to conduct due diligence with Cornerstone management and authorized the board committee and management to continue its due diligence of, and negotiations with, Colonial.

      During the week of September 20, 2004, representatives from Colonial, including senior management, property personnel, legal, financial and accounting advisors, met in Richmond, Virginia with representatives from Cornerstone to conduct due diligence. At the conclusion of this due diligence, Colonial verbally confirmed its indication of interest, subject to pending diligence items.

      On September 21, 2004, the Cornerstone board met to discuss the status of the proposed transaction involving Colonial and possible change-in-control arrangements for Cornerstone employees. At the meeting, the board committee, management and Wachovia Securities updated the Cornerstone board on the progress of due diligence and reported on the possible terms of the transaction. At this point, the Cornerstone board determined to pursue the possible transaction with Colonial as a whole rather than through the board committee. However, members of the board committee accompanied Cornerstone management on their subsequent site tours of certain Colonial properties.

      Following discussions with management and the parties’ respective financial advisors, Colonial provided a revised proposal on September 28, 2004. Consistent with the prior proposal, the revised proposal had an implied value of approximately $10.50 per Cornerstone common share with the cash portion of the merger consideration to be paid in respect of no more than approximately 25% of the Cornerstone common shares. This proposal also included a revised collar so the conversion rate would adjust to keep the value of the stock portion of the merger consideration at $10.50 per Cornerstone common share, if the price of the Colonial common shares was between $38.75 and $41.55 per Colonial common share. The revised proposal was subject to completion of Colonial’s due diligence and negotiation of definitive documentation.

      On September 29, 2004, the Cornerstone board met to review the status of the on-going discussions with Colonial. At the meeting, representatives of Wachovia Securities updated the Cornerstone board on the proposed terms of the transaction and the due diligence efforts. The Cornerstone board authorized management to continue negotiations with, and due diligence of, Colonial.

      On October 4, 2004, the Colonial board met to discuss the status of the proposed merger with Cornerstone. At the meeting, Colonial management and Banc of America Securities provided an initial report to the Colonial board on the progress of due diligence efforts, the proposed terms of the transaction and a preliminary analysis of the financial terms of the transaction. The Colonial board authorized Colonial management to continue to pursue the proposed merger.

      On October 5, 2004, Colonial circulated a draft of the merger agreement, and representatives of Colonial and Cornerstone as well as their respective legal and financial advisors began negotiations regarding the merger agreement. Colonial and Cornerstone also continued their respective due diligence of each other.

      On October 15, 2004, Colonial proposed revising the terms of the merger consideration to eliminate the cash portion of the merger consideration and to provide a fixed conversion rate of 0.2584 Colonial common shares for each Cornerstone common share. From October 15, 2004 through October 17, 2004, representatives of Cornerstone and Colonial discussed potential alternatives to the revised proposal made by Colonial. On October 17, 2004, Colonial submitted a revised proposal that retained the previously proposed fixed conversion rate but also included a preferred depositary share election, with a maximum of approximately 25% of the merger consideration consisting of a new series of Colonial preferred depositary shares with a 7.62% dividend yield and a $25.00 liquidation preference value at a conversion rate of 0.4200 Colonial preferred depositary shares for each Cornerstone common share.

      On October 18, 2004, the Cornerstone board met to discuss the status of the negotiations with Colonial including the proposed revisions to the merger consideration. At the meeting, representatives of Wachovia Securities outlined the revisions in the terms of the proposed merger consideration. The Cornerstone board authorized Cornerstone management to continue negotiating the terms of the merger agreement. In addition, the Cornerstone board adopted and approved change-in-control arrangements for some Cornerstone officers and employees and authorized the Cornerstone compensation committee to cause legal counsel to prepare documentation for the change-in-control arrangements.

      On October 19, 2004, the Colonial board met to discuss the status of negotiations with Cornerstone. Representatives of Banc of America Securities LLC provided a detailed review of its analysis of the financial terms of the proposed merger. Representatives of Hogan & Hartson L.L.P., legal counsel to Colonial, reviewed with the Colonial board the structure and terms of the proposed merger agreement and described additional legal due diligence matters, including the potential tax matters raised as a result of Colonial’s due diligence. Following the discussion of the proposed merger and the proposed merger agreement, the Colonial board authorized Colonial management to continue to pursue the merger.

      On October 21, 2004, the Cornerstone board met to consider the proposed merger and the then current draft of the merger agreement. Also participating in the meeting were representatives of Wachovia Securities and McGuireWoods LLP, legal counsel to Cornerstone. At the meeting, representatives of McGuireWoods LLP reviewed the merger agreement and representatives of Wachovia Securities discussed with the Cornerstone board their financial analysis with respect to the proposed merger. Following discussion of the proposed merger and the proposed merger agreement, the Cornerstone board unanimously approved the draft of the merger agreement and the merger, subject to satisfactory resolution of the remaining open issues.

      On October 21, 2004, the Colonial board met to consider the revised terms of the proposed merger and the proposed merger agreement. Also participating in the meeting were representatives of Banc of America Securities LLC and Hogan & Hartson L.L.P. At the meeting, Banc of America Securities LLC reaffirmed the valuation analysis reviewed with the Colonial board at the October 19, 2004 meeting and delivered its oral opinion that, as of October 21, 2004 and subject to various assumptions and limitations, the merger consideration to be paid by Colonial in the merger as determined pursuant to the merger consideration and proration provisions set forth in the draft merger agreement, was fair from a financial point of view to Colonial. Following discussion and consideration of the proposed merger, the revised merger agreement and the potential tax matters, the Colonial board, by unanimous vote of all trustees, approved the merger agreement and the merger, and authorized certain officers of Colonial to execute, deliver and perform the merger agreement with such changes as they deemed appropriate or advisable. The Colonial board also authorized the creation of a pricing committee, consisting of Thomas H. Lowder, to determine the terms and conditions of the Colonial Series E preferred shares represented by the Colonial Series E preferred depositary shares to be issued in the merger.

      On October 21 and 22, 2004, representatives of Cornerstone and Colonial discussed issues regarding the potential tax matters of Cornerstone raised as a result of Colonial’s due diligence and concluded that revisions to the proposed merger agreement would be required in connection with these matters. From October 22, 2004 through October 24, 2004, representatives of Cornerstone and Colonial negotiated revisions to the merger agreement relating to resolution of the Cornerstone tax matters and a possible downward adjustment to the conversion rates to reflect payments and costs associated with the resolution of these matters.

      On October 24, 2004, the Cornerstone board (other than Mr. Zuckerbrod, who was unavailable) and members of management met to consider the revised terms of the proposed merger and the merger agreement. Also participating in the meeting were representatives of Wachovia Securities, McGuireWoods LLP and Deloitte & Touche LLP, Cornerstone’s tax advisors. At the meeting, representatives from McGuireWoods LLP, Deloitte & Touche LLP and Wachovia Securities discussed the potential tax matters that had been identified, the possible effect of those potential tax matters on Cornerstone whether or not the merger was effectuated, and the changes in the merger agreement that had been negotiated due to these potential tax matters. At the meeting, Wachovia Securities provided its oral opinion to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations of review undertaken, the aggregate merger consideration to be received by the Cornerstone shareholders pursuant to the merger agreement was fair from a financial point of view, to those holders. Following discussion and consideration of the proposed merger, the revised merger agreement and the possible effect of the potential tax matters on Cornerstone, the Cornerstone board, by unanimous vote of all directors present, approved the merger agreement and the merger.

      The merger agreement and voting agreements were thereafter executed as of October 25, 2004 and the transaction was publicly announced.

Colonial’s Reasons for the Merger; Recommendation of the Colonial Board

      The Colonial board unanimously approved the merger agreement and the merger and recommends that holders of Colonial common shares vote FOR the proposal to approve the issuance of Colonial common shares contemplated by the merger agreement.

      In determining whether to approve the merger agreement and the merger, the Colonial board considered a variety of factors that might impact the short-term and long-term interests of Colonial and the Colonial shareholders. As part of its deliberations, the Colonial board considered the historical, recent and prospective financial condition, results of operations, property holdings, share price, return performance, capitalization, dividend coverage and operating, strategic and financial risks of Cornerstone and Colonial, considered separately for each entity and on a combined basis for the combined company.

      In making the determination described above, the Colonial board consulted with Colonial senior management, as well as its financial and legal advisors, and considered a number of factors, including, among others, the following positive factors:

•	The Colonial board’s belief that, through the combination of Cornerstone’s multifamily portfolio with Colonial’s multifamily portfolio, the merger takes advantage of a strategic opportunity to increase Colonial’s multifamily portfolio in relation to its overall portfolio, in accordance with Colonial’s business plan, such that Colonial’s multifamily net operating income would constitute over 50% of Colonial’s net operating income;

•	The Colonial board’s belief that the merger provides an opportunity for geographic diversification in the Sunbelt region by, among other things:

•	decreasing Colonial’s multifamily exposure in Alabama and Florida, which represented approximately 27% and 29% of Colonial’s 2004 net operating income from its multifamily segment, respectively;

•	increasing Colonial’s multifamily presence in Dallas, Texas, North Carolina and Richmond, Virginia; and

•	providing that no single state will account for more than 20% of Colonial’s total multifamily segment net operating income in 2004;

•	The Colonial board’s belief that there is significant potential for net operating income and funds from operations growth as a combined company as a result of the presence of Cornerstone’s portfolio in high-growth cities;

•	The significant potential rent and occupancy growth in the Cornerstone portfolio as the multifamily sector recovers;

•	The fact that the merger consideration is in the form of Colonial common shares and Colonial Series E preferred depositary shares, subject to the restriction that no more than 25% of the Cornerstone common shares will be exchanged for the Colonial Series E preferred depositary shares, which reduces the need for capital raising that would otherwise be required in a cash transaction;

•	The fact that the conversion rates will not fluctuate based on the market price of Colonial common shares prior to the merger;

•	The fact that Colonial Series E preferred depositary shares can be redeemed at any time by Colonial;

•	The Colonial board’s belief that the merger will result in increased research analyst coverage and institutional investor attention as a result of the increased total equity capitalization of the combined company;

•	The Colonial board’s belief that, as a result of such increased research analyst coverage and institutional investor attention, Colonial will have greater access to capital than it currently has;

•	The results of the due diligence review of, among other things, Cornerstone’s business and operations, properties, financial condition and management practices and procedures, conducted on behalf of the Colonial board by members of Colonial’s senior management, as well as its financial and legal advisors;

•	Other terms of the merger agreement, including that:

•	Colonial has the right to terminate the transaction if Colonial’s average common share price for the 20-trading days preceding ten-trading days prior to the close of the transaction is above

$49.00, see “The Merger Agreement — Termination of the Merger Agreement” beginning on page 84; and

•	The requirement that Cornerstone pay a termination fee of $20 million minus termination expenses to be paid if the Cornerstone board withdraws or modifies its recommendation of the merger or the merger agreement in connection with another more favorable business combination proposal, enters into another more favorable business combination agreement or fails to call a Cornerstone shareholder meeting concerning the merger in connection with another more favorable business combination proposal; and

•	The requirement that Cornerstone pay termination expenses of up to $7.5 million if the merger agreement is terminated because specified costs and expenses with respect to the Cornerstone tax matters are greater than $60 million or Cornerstone has not entered into a closing agreement with the IRS resolving the Cornerstone tax matters in a manner that is reasonably satisfactory to Colonial by the outside date under the merger agreement; and

•	The financial presentation of Banc of America Securities LLC to the Colonial board and the opinion of Banc of America Securities LLC that, as of October 21, 2004, and subject to the various assumptions and limitations set forth in its opinion, the merger consideration to be paid by Colonial in the merger as determined pursuant to the merger consideration and proration provisions set forth in the draft merger agreement reviewed by Banc of America Securities LLC was fair, from a financial point of view, to Colonial.

      The Colonial board also considered the following potentially negative factors, among others, in determining whether to approve the merger agreement and the merger:

•	The risk that the anticipated strategic and financial benefits of the merger to the holders of Colonial common shares may not be realized as a result of, among other things, possible changes in the real estate market or the multifamily industry affecting the markets in which Cornerstone’s properties are located;

•	The significant cost involved in connection with the completion of the merger and the substantial management time and effort required to effect the merger and integrate the businesses of Cornerstone and Colonial and their respective operations;

•	The risks involved with Cornerstone’s significant presence in the Dallas area, which constituted approximately 25.9% of Cornerstone’s 2003 net operating income, since rental rates and occupancy in Dallas have been challenged for several years;

•	The risk that the potential for growth and performance in other parts of Cornerstone’s portfolio will not be realized;

•	The fact that certain properties of Cornerstone will require meaningful capital investment;

•	The risk that the all of the consents to the merger required from lender’s and other third parties will not be obtained or that the merger will not be completed based upon the failure to satisfy covenants or closing conditions and the resulting interruption to the business of Colonial;

•	The prepayment penalties and increased leverage in the assumption of some of Cornerstone’s approximately $841 million debt, and the risks related to assumed indebtedness;

•	The uncertainty of the outcome of the Cornerstone tax matters and the risk that Cornerstone may not be able to obtain an IRS agreement;

•	The significant threshold requirement for approval of the merger by more than two-third’s of the holders of Cornerstone common shares;

•	The potential for significant loss of value by Colonial shareholders in the event that the merger is not consummated resulting from, among other things:

•	the significant costs and substantial management time and effort to effectuate the merger; and

•	the requirement for Colonial to pay termination expenses to Cornerstone of up to $3 million if the merger agreement is terminated under specified other circumstances;

•	The potential inability to retain key employees of Cornerstone after the merger;

•	Cornerstone’s ability to terminate the transaction if Colonial’s average share price for the 20 consecutive trading days preceding ten-trading days before the close of the transaction is below $31.00, subject to Colonial’s ability to elect to pay additional merger consideration in the form of cash or Colonial common shares with respect to Cornerstone common shares that are to be converted in the merger into the right to receive Colonial common shares; and

•	The cost of the benefits to some directors and executive officers of Cornerstone, including severance payments and conversion of options, upon the consummation of the merger, see “The Merger — Interests of Trustees, Directors and Officers of Cornerstone and Colonial in the Merger” on page 62.

      The above discussion of the factors considered by the Colonial board is not intended to be exhaustive, but does set forth the principal positive and negative factors considered by the Colonial board. The Colonial board unanimously approved the merger agreement and the merger and recommended approval of the issuance of Colonial common shares contemplated by the merger agreement in light of the various factors described above and other factors that each member of the Colonial board felt were appropriate.

      In view of the wide variety of factors considered by the Colonial board in connection with its evaluation of the merger and the complexity of these matters, the Colonial board did not consider it practical and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Colonial board made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors

Opinion of Banc of America Securities LLC

Overview

      On September 23, 2004, the Colonial board of trustees retained Banc of America Securities LLC to act as its financial advisor in connection with a transaction with Cornerstone. Banc of America Securities is a nationally recognized investment banking firm. Banc of America Securities is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Colonial selected Banc of America Securities to act as its financial advisor on the basis of Banc of America Securities’ experience and expertise in transactions similar to the merger, its reputation in the real estate industry and investment community, and its historical investment banking relationship with Colonial.

      On October 21, 2004, Banc of America Securities LLC delivered its oral opinion, subsequently confirmed in writing, to the Colonial board of trustees that, as of that date and subject to the various assumptions and limitations set forth in the opinion, the merger consideration to be paid by Colonial in the merger equal to 0.2584 Colonial common shares, 0.4200 Colonial Series E preferred depositary shares, or a combination of Colonial common shares and Colonial Series E preferred depositary shares, as determined pursuant to the merger consideration and proration provisions set forth in the draft merger agreement reviewed by Banc of America Securities, was fair from a financial point of view to Colonial.

      The full text of Banc of America Securities’ written opinion to the Colonial board of trustees, dated October 21, 2004, is attached as Annex B to this joint proxy statement/prospectus. This opinion sets forth the assumptions made, procedures followed, other matters considered and limits of the review undertaken. We incorporate the Banc of America Securities opinion into this joint proxy statement/prospectus by reference and urge you to read the opinion in its entirety. This section is only a summary of the Banc of America Securities opinion and as a summary is qualified by and not a substitute for, the full text of such opinion.

      Banc of America Securities’ analyses and opinion were prepared for and addressed to the Colonial board of trustees and are directed only to the fairness, from a financial point of view, of the consideration to be paid by Colonial in the merger and do not constitute a recommendation to any Colonial shareholder as to how to vote on the proposed merger. The opinion does not address the relative merits of the merger or any alternatives to the merger, the underlying decision of the Colonial board of trustees to proceed with or effect the merger or any other aspect of the merger. Banc of America Securities’ opinion also does not in any manner address the prices at which the Colonial common shares or the Colonial Series E preferred depositary shares will trade following consummation of the merger. The amount of consideration to be paid by Colonial was determined through negotiations between Colonial and Cornerstone and not pursuant to recommendations of Banc of America Securities.

      Banc of America Securities:

•	reviewed certain publicly available financial statements and other business and financial information of Colonial and Cornerstone, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Colonial and Cornerstone, respectively;

•	analyzed certain financial forecasts prepared by the managements of Colonial and Cornerstone, respectively;

•	discussed the past and current operations, financial condition and prospects of Colonial with senior executives of Colonial and discussed the past and current operations, financial condition and prospects of Cornerstone with senior executives of Cornerstone;

•	reviewed and discussed with senior executives of Colonial and Cornerstone information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the management of Colonial;

•	reviewed the pro forma impact of the merger on Colonial’s cash flow per share, consolidated capitalization and financial ratios;

•	reviewed and considered information prepared by senior management of Colonial and Cornerstone, respectively relating to the relative contributions of Colonial and Cornerstone to the combined company;

•	reviewed the reported prices and trading activity for the Colonial common shares and the Cornerstone common shares;

•	compared the financial performance of Colonial and Cornerstone and the prices and trading activity of the Colonial common shares and the Cornerstone common shares, and compared such information with that of certain other publicly traded companies Banc of America Securities deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions Banc of America Securities deemed relevant;

•	participated in discussions and negotiations among representatives of Colonial and Cornerstone and their financial and legal advisors;

•	reviewed the October 20, 2004 draft of the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as Banc of America Securities deemed appropriate.

      Banc of America Securities reviewed the October 20, 2004 draft merger agreement between Colonial and Cornerstone in its preparation of its opinion. While Colonial and Cornerstone had the opportunity to agree to materially add, delete or alter material terms of the merger agreement before its execution, the final merger agreement is substantially similar to the October 20, 2004 draft agreement.

      Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by Banc of America Securities for the purposes of its opinion. Banc of America Securities also made the following assumptions with the consent of the Colonial board of trustees:

•	with respect to the financial forecasts for Colonial and Cornerstone, including information relating to certain strategic, financial and operational benefits anticipated from the merger, provided to Banc of America Securities by the management of Colonial and Cornerstone, that the forecasts were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the management of Colonial and Cornerstone at the time of preparation as to the future financial performance of the companies;

•	that pursuant to the Code, the merger will be treated as a tax-free reorganization for federal income tax purposes;

•	that the terms and conditions of the merger set forth in the final form of the merger agreement would not differ in any material respect from the terms set forth in the October 20, 2004 draft merger agreement reviewed by Banc of America Securities; and

•	that the merger will be consummated as provided in the October 20, 2004 draft merger agreement, with full satisfaction of all covenants and conditions set forth in the draft merger agreement and without any waivers thereof.

      Colonial and Cornerstone do not publicly disclose internal management forecasts of the type provided to Banc of America Securities by the management of each of Colonial and Cornerstone in connection with Banc of America Securities’ review of the merger. The forecasts were not prepared with a view toward public disclosure. In addition, the forecasts were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from the results set forth in the forecasts. Banc of America Securities has assumed no liability for the forecasts.

      In addition, for purposes of its opinion, Banc of America Securities did not make an independent valuation or appraisal of the assets or liabilities of Colonial or Cornerstone.

      Banc of America Securities’ opinion was based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion.

      The following represents a brief summary of the material financial analyses performed by Banc of America Securities in connection with providing its opinion to the Colonial board of trustees. Some of the summaries of financial analyses performed by Banc of America Securities include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.

Valuation Analyses

      Implied Per Share Offer Price; Premium. Banc of America Securities calculated the implied offer price per Cornerstone common share as $10.85 based on:

•	the closing price of Colonial common shares on October 21, 2004 of $42.44;

•	the initial conversion rates of 0.2584 Colonial common shares per Cornerstone common share and 0.4200 Colonial Series E preferred depositary shares per Cornerstone common share; and

•	the issuance of the maximum number of Colonial Series E preferred depositary shares permitted by the terms of the merger agreement.

      Based on such information and a closing price of Cornerstone common shares on October 21, 2004 of $10.34, Banc of America Securities calculated an implied premium of 4.9%.

      Selected Public Company Analysis. Based on public and other available information, Banc of America Securities calculated the multiples of price per share to each of:

•	2004 estimated funds from operations (“FFO”) per share;

•	2004 estimated FFO less normalized recurring expenditures that are capitalized and then amortized and straight lining of rents (“AFFO”) per share;

•	2005 estimated FFO per share; and

•	2005 estimated AFFO per share

for selected companies in the public multifamily REIT industry that Banc of America Securities deemed to be relevant to an analysis of Cornerstone and selected companies in the public office, retail, multifamily and diversified REIT industry that Banc of America Securities deemed to be relevant to an analysis of Colonial.

      For the purposes of this analysis, Banc of America Securities selected the following companies (Cornerstone and Colonial were excluded from the lists):

Cornerstone Selected Public Companies

•	Town & Country Trust

•	Summit Properties Inc.

•	Gables Residential Trust

•	Associated Estates Realty

•	Camden Property Trust

•	AMLI Residential Properties Trust

•	Mid-America Apartment Communities

Colonial Selected Public Companies

Office		Retail

•	CRT Properties Inc.	•	Regency Realty
•	Parkway Properties Inc.	•	Equity One Inc.
•	Highwoods Properties Inc.	•	CBL & Associates

Multifamily		Diversified

•	Summit Properties Inc.	•	Washington Real Estate Investment Trust
•	Gables Residential Trust
•	Mid-America Apartment Communities

      The following table sets forth multiples indicated by this analysis for the selected companies:

Cornerstone
	Selected	Colonial Selected
	Companies Range	Companies Range
Equity Value to:	of Multiples	of Multiples

2004E FFO	9.1x to 18.5x	10.7x to 18.5x
2004E AFFO	16.3x to 23.1x	14.8x to 20.3x
2005E FFO	9.1x to 17.1x	10.0x to 17.1x
2005E AFFO	14.8x to 20.2x	13.8x to 19.4x

      Banc of America Securities then narrowed the range of multiples derived from the selected public companies information based on a variety of subjective factors, such as the perceived quality of the owned real estate, the markets in which each company operates, the financial and operating characteristics of each company, and the capitalization of each company. Applying such narrowed range of multiples to the:

•	2004 estimated and 2005 estimated FFO per share for each of Cornerstone and Colonial and the 2004 estimated and 2005 estimated AFFO per share for Cornerstone, in each case, using estimates from Colonial, which, in the case of estimates for Cornerstone were based on information provided by Cornerstone; and

•	2004 estimated and 2005 estimated FFO per share for Cornerstone, using public and other available information, Banc of America Securities derived the following implied equity value ranges per share of Cornerstone common shares and Colonial common shares.

	2004E FFO	2004E FFO	2004E AFFO	2004E AFFO
	Selected	Implied Equity	Selected	Implied Equity
Selected Public Company Analysis	Multiple Range	Value Per Share	Multiple Range	Value Per Share

Cornerstone	12.0x to 14.0x	$9.72 to $11.34	16.5x to 18.5x	$9.08 to $10.18
Colonial	11.0x to 13.0x	$39.71 to $46.93	NA	NA

*	NA means not applicable.

	2005E FFO	2005E FFO	2005E AFFO	2005E AFFO
	Selected	Implied Equity	Selected	Implied Equity
Selected Public Company Analysis	Multiple Range	Value Per Share	Multiple Range	Value Per Share

Cornerstone	11.0x to 13.0x	$9.02 to $12.48	14.5x to 16.5x	$10.15 to $11.55
Colonial	10.5x to 12.5x	$39.38 to $46.88	NA	NA

*	NA means not applicable.

      Based upon these analyses, Banc of America Securities estimated the following range of implied common share conversion rates:

Implied Common
Share Conversion
Relative Selected Public Company Analysis	Rate Range

Range of Implied Conversion Rates	0.2111x to 0.2875x

      Selected Transactions Analysis. Based on public and other available information, Banc of America Securities calculated the multiples of equity value to the then current latest twelve months FFO for the acquired company implied in certain relevant acquisitions of real estate companies. For purposes of this analysis, Banc of America Securities used the following selected transactions (presented below as target by acquiror):

•	Summit Properties, Inc. by Camden Property Trust;

•	Chelsea Property Group, Inc. by Simon Property Group, Inc.;

•	Keystone Property Trust by ProLogis;

•	Crown American Realty Trust by Pennsylvania REIT;

•	Charles E. Smith Residential Realty, Inc. by Archstone Communities Trust;

•	Walden Residential Properties by Olympus Real Estate;

•	Lexford Residential Trust by Equity Residential Properties Trust;

•	Berkshire Realty by Blackstone/ Whitehall;

•	Merry Land & Investment Company by Equity Residential Properties Trust;

•	Security Capital Atlantic Inc by Security Capital Pacific Trust;

•	Avalon Properties, Inc. by Bay Apartment Communities, Inc.;

•	Evans Withycombe Residential by Equity Residential Properties Trust; and

•	Columbus Realty Trust by Post Properties, Inc.

      The following table sets forth the multiples indicated by this analysis:

Equity Value to:	Range of Multiples	Mean

Latest twelve months FFO	5.8x to 21.1x	12.8x

      Banc of America Securities then narrowed the range of multiples derived from the selected transactions analysis based on a variety of subjective factors, such as the perceived quality of the owned real estate, the markets in which each company operates, the financial and operating characteristics of each company, and the capitalization of each company. Banc of America Securities then applied that narrowed range of multiples to the latest twelve months FFO for Cornerstone provided by Colonial, which was based on information provided by Cornerstone, to estimate the following implied equity value per share range of Cornerstone common shares:

Selected
	Transactions	Implied Equity
Selected Transactions Analysis	Multiple Range	Value Per Share

Cornerstone	12.0x to 14.0x	$9.60 to $11.20

      Based upon the implied equity values per Cornerstone common share derived from the selected transactions analysis and implied equity values per share of Colonial common shares derived from the selected public company analysis, Banc of America Securities estimated the following range of implied common share conversion rates:

Implied Common
Share Conversion
Relative Selected Transactions Analysis	Rate Range

Range of Implied Conversion Rates	0.2133 to 0.2800x

      No company or transaction used in the selected public company or selected transactions analyses is identical to Cornerstone or Colonial or the merger. Accordingly, an analysis of the foregoing results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition, public trading or other values of the companies or transactions to which Cornerstone, Colonial and the merger are being compared.

      Net Asset Value Analysis. Banc of America Securities performed a net asset value per share analysis for each of Cornerstone and Colonial. In order to calculate the aggregate property value for Cornerstone, Banc of America Securities valued the properties of Cornerstone by applying market capitalization rates to 2005 estimated aggregated net operating income less an estimated management fee and replacement reserve (“Property Cash Flow”) for Cornerstone’s properties, in each case, using estimates from Colonial, which were based on information provided by Cornerstone. Based on guidance from Colonial and taking into consideration current market conditions, the perceived quality of the properties as a whole and publicly available information regarding capitalization rates, Banc of America Securities selected capitalization rates of 6.75% and 7.25% to apply to Cornerstone’s estimated 2005 Property Cash Flow to derive a range of aggregate property values of Cornerstone. Banc of America Securities then added the estimated value of Cornerstone’s other assets and subtracted:

•	debt of Cornerstone projected by Colonial to be outstanding as of December 31, 2004; and

•	other outstanding liabilities;

to derive estimates of Cornerstone’s aggregate net asset value. Banc of America Securities calculated the implied net asset value per share range by dividing the calculated aggregate net asset value by the number of Cornerstone common shares Cornerstone management projected would be outstanding (including the dilutive effect of options) as of year-end 2004. For Colonial, Banc of America Securities reviewed the range of publicly available research analyst estimates of Colonial’s net asset value per share.

      The analysis produced the following net asset value per share ranges for Cornerstone and Colonial:

Range of Net Asset
Net Asset Valuation:	Value per Share

Cornerstone	$8.82 to $10.52
Colonial	$29.75 to $39.25

      Relative Net Asset Value Analysis. Banc of America Securities used such range of implied net asset values per share for each of Cornerstone and Colonial (as described above) to estimate the following range of implied common share conversion rates:

Implied Common
Share Conversion
Relative Net Asset Value Analysis	Rate Range

Range of Implied Conversion Rates	0.2247 to 0.3536x

      Premiums Paid Analysis. Based on public and other available information, Banc of America Securities calculated the premium implied by the merger consideration in each of the transactions reviewed for the selected transactions analysis relative to the closing stock price for the target company in such transaction four weeks prior to public announcement of the transaction. Banc of America Securities narrowed the range of the premiums calculated from the selected transactions based on subjective factors such as the nature of the transaction to derive an appropriate range. Applying that narrowed range to the Cornerstone common share price four weeks prior to the date of such analysis, Banc of America Securities estimated the implied equity value per share of Cornerstone common shares.

Implied Equity
Selected Range of Premium to 4 Weeks Prior Price	Value Per Share

5.0% to 15.0%	$10.86 to $11.89

      Accretion/ Dilution Analysis. Using financial forecasts and synergy projections for Cornerstone and Colonial provided by Colonial, which, in the case of projections for Cornerstone were based on information provided by Cornerstone, Banc of America Securities reviewed the pro forma effects of the merger, including a comparison of the estimated FFO per share on a stand-alone basis for Colonial to the estimated FFO per share of the combined company for calendar year 2005, assuming that the merger would be completed as of the beginning of 2005.

      Banc of America Securities estimated that, based on:

•	the forecasts provided by Colonial, which, in the case of forecasts for Cornerstone were based on information provided by Cornerstone;

•	the realization of the estimated synergies;

•	a common share conversion rate of 0.2584 Colonial common shares for each Cornerstone common share, which common share conversion rate would not change based on market price fluctuations for Colonial common shares;

•	a preferred depositary share conversion rate of 0.4200 Colonial Series E preferred depositary shares for each Cornerstone common share, which preferred depositary share conversion rate would not change based on market price fluctuations for Colonial common shares;

•	the issuance of the maximum number of Colonial Series E preferred depositary shares permitted by the terms of the merger agreement; and

•	assuming completion of the merger under the terms of the October 20, 2004 draft merger agreement;

the accretion to Colonial’s 2005 estimated FFO per share would be:

Accretion to Colonial
Calendar Year	FFO per Share

2005E Pro Forma FFO Per Colonial Share Accretion	0.7%

      Historical Stock Price Analysis. Banc of America Securities reviewed the performance of the per share market price and trading volume of Cornerstone common shares and Colonial common shares for the two-year period ended October 21, 2004. The analysis indicated that the closing market price per share during this period ranged from $6.93 to $10.34 for Cornerstone common shares and $30.77 to $42.44 for Colonial common shares.

      Historical Conversion Rate Analysis. Banc of America Securities reviewed the historical daily conversion rates for the two-year period ended October 21, 2004 implied by the historical stock prices of each of Cornerstone and Colonial during such period. Banc of America Securities observed that the high and low historical conversion rates were 0.2524 and 0.2064 Colonial common shares per Cornerstone common share, respectively.

      Contribution Analysis. Banc of America Securities compared the pro forma enterprise ownership (equity value, based on the closing price of Colonial common shares on October 21, 2004 of $42.44, plus any outstanding debt and preferred shares) of the combined company to the level implied by the pro forma contribution by each of Cornerstone and Colonial to 2004 estimated net operating income and 2005 estimated net operating income, in each case, using estimates provided by Colonial, which, in the case of estimates for Cornerstone, were based on information provided by Cornerstone. Banc of America Securities also compared the pro forma equity ownership of the combined company to the level implied by the pro forma contribution by each of Cornerstone and Colonial to 2004 estimated FFO and 2005 estimated FFO, in each case, using estimates provided by Colonial, which, in the case of estimates for Cornerstone, were based on information provided by Cornerstone. The following table sets forth the ownership levels suggested by the selected financial performance benchmarks which Banc of America Securities compared to Cornerstone’s implied pro forma enterprise ownership of 27.7% and Cornerstone’s implied pro forma equity ownership of 28.4%, in each case, assuming no Colonial Series E preferred depositary shares are issued in the merger:

	Contribution

Performance Benchmark	Cornerstone	Colonial

2004E Net Operating Income	29.2%	70.8%
2005E Net Operating Income	28.1%	71.9%

	Contribution

Performance Benchmark	Cornerstone	Colonial

2004E FFO	25.6%	74.4%
2005E FFO	27.7%	72.3%

      Colonial Series E Preferred Share Analysis. Banc of America Securities performed an analysis of the Colonial Series E preferred shares represented by the Colonial Series E preferred depositary shares issuable to holders of Cornerstone common shares by evaluating Colonial’s currently traded Colonial Series C preferred shares and Colonial Series D preferred shares, indicative market pricing estimates from Banc of America Securities and another investment bank and relevant terms of similar credit rated REIT preferred shares. Banc of America Securities observed that the $10.50 of liquidation preference implied by 0.4200 Colonial Series E preferred depositary shares was at the high end of the range implied by this analysis.

Additional Matters

      As noted above, this discussion is merely a summary of the analyses and examinations that Banc of America Securities considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Banc of America Securities. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Colonial board of trustees. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that that analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Banc of America Securities’ view of the actual value of Cornerstone, Colonial or the combined company.

      In performing its analyses, Banc of America Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Cornerstone and Colonial. The analyses performed by Banc of America Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of Banc of America Securities’ analysis of the financial fairness of the consideration to be paid by Colonial in the merger and were provided to the Colonial board of trustees in connection with the delivery of Banc of America Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

      As described above, Banc of America Securities’ opinion and presentation to the Colonial board of trustees were among the many factors taken into consideration by the Colonial board in making its determination to approve the merger agreement and the merger.

      Pursuant to the engagement letter dated September 23, 2004 between Banc of America Securities and Colonial, for financial advisory services provided to Colonial in connection with the merger, Colonial has agreed to pay to Banc of America Securities fees consisting of:

•	An opinion fee of $1,500,000 payable upon delivery; and

•	A transaction fee of $6,000,000 payable upon consummation of the transaction with Cornerstone, which is to be reduced by the $1,500,000 opinion fee.

      The Colonial board of trustees was aware of this fee structure and took it into account in considering Banc of America Securities’ fairness opinion and in approving the merger. The engagement letter also calls for Colonial to reimburse Banc of America Securities for its reasonable out-of-pocket expenses, and Colonial has agreed to indemnify Banc of America Securities, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against particular liabilities, including liabilities under the federal securities laws.

      Banc of America Securities or its affiliates have provided Colonial and its affiliates financial advisory and financing services (including acting as a lead manager for a $300 million high-grade debt offering by Colonial in June 2004), and may in the future provide financial advisory and financing services (including in connection with certain credit facilities currently contemplated by Colonial) for Colonial and have received or may in the future receive fees for the rendering of these services. In the ordinary course of its businesses, Banc of America Securities and its affiliates may actively trade the debt and equity securities of Colonial and Cornerstone for its own account or for the account of its customers, and accordingly Banc of America Securities or its affiliates may at any time hold long or short positions in such security.

Cornerstone’s Reasons for the Merger; Recommendation of the Cornerstone Board

      The Cornerstone board unanimously approved the merger agreement and the merger and recommends that holders of Cornerstone common shares vote FOR the proposal to approve the merger agreement and the merger.

      In determining whether to vote FOR approval of the merger agreement and the merger, holders of Cornerstone common shares should be aware that some members of the Cornerstone board, as well as some Cornerstone executive officers, have or may have interests in the merger that may differ from, or are in addition to, the interests of holders of Cornerstone common shares generally. See “The Merger — Interests of Trustees, Directors and Officers of Cornerstone and Colonial in the Merger” on page 62.

      In determining whether to approve the merger agreement and the merger, the Cornerstone board considered a variety of factors that might impact the long-term as well as short-term interests of Cornerstone and the holders of Cornerstone common shares, including whether these interests may be best served by the continued independence of Cornerstone. As part of its deliberations, the Cornerstone board took into consideration the support of the merger by Cornerstone senior management and considered the historical, recent and prospective financial condition, results of operations, property holdings, share price, return performance, capitalization, dividend coverage and operating, strategic and financial risks of Cornerstone and Colonial, considered separately for each entity and on a combined basis for the combined company. The Cornerstone board also considered the potential payments and costs associated with resolving the Cornerstone tax matters, as well as the need to resolve the matters regardless of whether Cornerstone entered into the merger agreement.

      In making the determination described above, the Cornerstone board consulted with Cornerstone’s legal advisors, tax advisors and accountants and was advised by Wachovia Securities, Cornerstone’s financial advisors. The Cornerstone board considered a number of factors, including, among others, the following principal positive factors:

•	The Cornerstone board’s belief that the combination of the Cornerstone and Colonial portfolios allows Cornerstone shareholders to participate in a stronger combined company with the opportunity to leverage both companies’ solid southern market presence;

•	The premium that Cornerstone shareholders would receive for their Cornerstone common shares in the merger;

•	The Cornerstone board’s belief that the combined company provides greater dividend safety and growth potential to shareholders than Cornerstone on a stand-alone basis as:

•	Meaningful uncertainties exist as the extent of Cornerstone’s ability, as an independent company, to maintain its current dividend rate; and

•	Colonial has enjoyed better dividend coverage in recent years than Cornerstone and has increased its dividend for 11 consecutive years;

•	The right of Cornerstone shareholders to elect merger consideration in the form of Colonial Series E preferred depositary shares, subject to the restriction that no more than approximately 25% of the Cornerstone common shares will be exchanged for the Colonial Series E preferred depositary shares, with:

•	an implied price per Cornerstone common share of $10.50 based on the .4200 preferred depositary share conversion rate for each Cornerstone common share, a $25.00 liquidation preference and the terms of the Colonial Series E preferred depositary shares; and

•	a dividend rate of 7.62%, subject to increase based on future increases in the quarterly Colonial common share dividend above $0.79 per Colonial common share, which dividend rate is higher than the current dividend yield on Colonial common shares;

•	The implicit capitalization rate on the current property level net operating income;

•	The fact that, after solicitations of interest from several parties, Cornerstone received no substantive proposals for a strategic transaction on terms as attractive as the proposed merger;

•	The Cornerstone board’s belief that the combined company will have greater access to capital than Cornerstone currently has in view of:

•	Colonial’s demonstrated access to the public preferred and common equity capital markets over the past five years; and

•	Colonial’s investment grade credit ratings (BBB-/Baa3), and lower leverage and secured debt;

•	The Cornerstone board’s belief that the merger will result in improved liquidity, research analyst coverage and institutional investor attention as a result of the increased total equity capitalization of the combined company, the number of equity research analysts currently covering Colonial and Colonial’s level of institutional ownership;

•	The reputation, strength and depth of Colonial’s management team;

•	The portfolio of the combined company provides Cornerstone shareholders with exposure to retail and office properties, creating asset class and cash flow diversification beyond the multifamily sector;

•	The results of the due diligence review of, among other things, Colonial’s business and operations, properties, financial condition and management practices and procedures, conducted on behalf of the Cornerstone board by members of the board committee and Cornerstone’s senior management, as well as its financial and legal advisors;

•	Other terms of the merger agreement, including that:

•	the Cornerstone board has the right to respond to, and engage in discussions or negotiations regarding, unsolicited third party acquisition proposals under specified circumstances if the Cornerstone board concludes in good faith that the proposal is reasonably likely to result in a superior proposal;

•	Cornerstone has the right to terminate the transaction if Colonial’s average common share price for the 20 consecutive trading days preceding ten-trading days prior to the close of the transaction is below $31.00, subject to Colonial’s right to elect to pay additional merger consideration in the form of cash or Colonial common shares with respect to Cornerstone common shares that are to be converted in the merger into the right to receive Colonial common shares, see “The Merger Agreement — Termination of the Merger Agreement” beginning on page 84; and

•	as a condition to closing, the merger qualifies as a tax-free reorganization under the Code with respect to holders of Cornerstone common shares, see “Material Federal Income Tax Consequences Relating to the Merger” beginning on page 92; and

•	The financial analyses of Wachovia Securities to the Cornerstone board and the oral opinion of Wachovia Securities, which was subsequently confirmed in writing that, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken as set forth in its written opinion, the consideration in the aggregate to be received by holders of Cornerstone common shares pursuant to the merger was fair, from a financial point of view, to such holders.

      The Cornerstone board also considered the following potentially negative factors, among others, in determining whether to approve the merger agreement and the merger:

•	All or a material portion of consideration to be received by holders of Cornerstone common shares will be in the form of Colonial common shares at conversion rates that do not adjust to account for fluctuations in the market price of Colonial common shares, which depending on the closing price of Colonial common shares upon the completion of the merger, could result in a loss of value for the holders of Cornerstone common shares compared to historical prices paid for Cornerstone common shares prior to and including October 25, 2004;

•	The fact that holders of Cornerstone common shares currently receive an annual per share dividend of $0.80 and that after giving effect to the merger, holders of Cornerstone common shares will receive the equivalent of $0.69 per Cornerstone common share if Colonial common shares are received in the merger or $0.72 per Cornerstone common share if Colonial Series E preferred depositary shares are received in the merger, in each case assuming no adjustment in the initial conversion rates based on the resolution of the Cornerstone tax matter;

•	The risk that the anticipated strategic and financial benefits of the merger to the holders of Cornerstone common shares may not be realized as a result of, among other things, possible changes in the real estate market or the multifamily, retail or office industries affecting the markets in which the combined company will operate or in general, or as a result of potential difficulties in integrating the two companies and their respective operations;

•	The risks inherent in Colonial’s business plan, which involves investment in multiple property types and higher levels of capital recycling;

•	The potential for significant loss of value by holders of Cornerstone common shares, as well as the potential negative impact upon the operations and prospects of an independent Cornerstone, in the event that the merger is not consummated, resulting from, among other things:

•	the significant costs and substantial management time and effort to effectuate the merger;

•	the requirement for Cornerstone to pay termination expenses to Colonial of up to:

•	$7.5 million if the merger agreement is terminated because costs and expenses with respect to the Cornerstone tax matters are greater than $60 million or Cornerstone has not entered into a closing agreement with the IRS resolving the Cornerstone tax matters in a manner that is reasonably satisfactory to Colonial; or

•	$3 million if the merger agreement is terminated under other specified circumstances;

•	The potential negative effect on Cornerstone’s ability to retain key employees as a result of the public announcement of the merger or, possibly, the termination of the merger agreement;

•	Colonial’s ability to terminate the transaction if Colonial’s average share price for the 20-trading days preceding ten-trading days before the close of the transaction is above $49.00; and

•	The potential benefits to some directors and executive officers including severance payments and conversion of options, see “The Merger — Interests of Trustees, Directors and Officers of Cornerstone and Colonial in the Merger” on page 62.

      The above discussion of the factors considered by the Cornerstone board is not intended to be exhaustive, but does set forth the principal positive and negative factors considered by the Cornerstone board. The Cornerstone board unanimously approved the merger agreement and the merger and recommended approval of the merger in light of the various factors described above and other factors that each member of the Cornerstone board felt were appropriate.

      In view of the wide variety of factors considered by the Cornerstone board in connection with its evaluation of the merger and the complexity of these matters, the Cornerstone board did not consider it practical and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Cornerstone board made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Opinion of Wachovia Securities

Overview

      Wachovia Securities rendered its opinion to the Cornerstone board of directors, that as of October 25, 2004, and subject to and based on the assumptions made, procedures followed, matters considered and limitations on the review undertaken, in its opinion, the merger consideration taken in the aggregate to be received by holders of Cornerstone common shares pursuant to the merger agreement was fair, from a financial point of view, to such holders.

      The full text of Wachovia Securities’ opinion, dated October 25, 2004, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Wachovia Securities, is attached as Annex C to this joint proxy statement/prospectus. We urge you to read the opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion.

      Wachovia Securities’ opinion did not address the merits of the underlying business decision to enter into the merger agreement and does not constitute a recommendation to any holder of Cornerstone common shares as to how such holder should vote in connection with the merger agreement or make any election with respect to the transactions contemplated by the merger agreement or any other transaction.

      In arriving at its opinion, Wachovia Securities, among other things:

•	Reviewed the merger agreement, including the financial terms of the merger agreement;

•	Reviewed the terms of the Colonial Series E preferred shares;

•	Reviewed Annual Reports to Shareholders and Annual Reports on Form 10-K for Cornerstone and Colonial for the three fiscal years ended December 31, 2003;

•	Reviewed certain interim reports to shareholders and Quarterly Reports on Form 10-Q for Cornerstone and Colonial;

•	Reviewed certain business, financial and other information, including financial forecasts, regarding each of Cornerstone and Colonial that was furnished to Wachovia Securities by their respective managements, and discussed the business and prospects of Cornerstone and Colonial with their respective managements;

•	Participated in discussions and negotiations among representatives of Cornerstone and Colonial and their financial, tax and legal advisors;

•	Reviewed the reported price and trading activity for the Colonial Series C preferred shares, Colonial Series D preferred shares, Colonial common shares and Cornerstone common shares;

•	Considered certain financial data for Cornerstone and Colonial and compared that data with similar data regarding certain other publicly traded companies that Wachovia Securities deemed to be relevant;

•	Compared the proposed financial terms of the merger agreement with the financial terms of certain other business combinations and transactions that Wachovia Securities deemed to be relevant;

•	Considered the financial impact of the merger on the earnings and the capitalization of Colonial; and

•	Considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that Wachovia Securities deemed to be relevant.

      In connection with its review, Wachovia Securities relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, legal and tax information and did not assume any responsibility for any independent verification of such information and assumed such accuracy and completeness for purposes of its opinion. With respect to Cornerstone’s and Colonial’s financial forecasts, Wachovia Securities assumed that they were reasonably prepared and reflected the best current estimates and judgments of management as to the future financial performance of Cornerstone and Colonial, respectively. Wachovia Securities assumed no responsibility for and expressed no view as to financial forecasts of either Cornerstone or Colonial or the assumptions upon which they are based. In arriving at its opinion, Wachovia Securities did not prepare or obtain any independent evaluations or appraisals of the assets or liabilities of Cornerstone or Colonial, including any contingent liabilities.

      In rendering its opinion, Wachovia Securities also assumed, with the consent of the Cornerstone board of directors, that the merger would be consummated on the terms described in the merger agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions would be imposed that would have a material adverse effect on the merger or other actions contemplated by the merger agreement. In addition, in rendering its opinion, Wachovia Securities also assumed, with the Cornerstone board of directors’ consent, that the impact of the interest and penalties related to the Cornerstone tax matters that affect the merger consideration on the aggregate merger consideration would be equal to the impact of such interest and penalties on Cornerstone and the Cornerstone common shares in the event that the merger was not completed. Wachovia Securities’ opinion was necessarily based on economic, market, financial and other conditions and the information made available to it as of October 25, 2004.

      Wachovia Securities’ opinion did not address the relative merits of the merger or other actions contemplated by the merger agreement compared with any other transaction. Wachovia Securities did not express any opinion with respect to the prices at which the Colonial common shares or the Colonial Series E preferred depositary shares, if and when issued, will trade.

      The following summaries of Wachovia Securities’ financial analyses present some information in tabular format. In order to fully understand the financial analyses used by Wachovia Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Wachovia Securities’ opinion.

Valuation Analyses

      Historical Stock Trading Analyses. Wachovia Securities reviewed the closing trading prices of Cornerstone common shares for the twelve-month period ended October 20, 2004. Wachovia Securities also analyzed the premium as of October 20, 2004 of the merger consideration in relation to the high, low and average closing market prices of Cornerstone common shares during the twelve-month period ended October 20, 2004 and analyzed the historical common share conversion rate and the premium as of October 20, 2004 of the merger consideration in relation to various average stock prices for the Cornerstone common shares and Colonial common shares for the two-year period ended October 20, 2004.

      For the purposes of the share price analyses described above, Wachovia Securities analyzed the premium as of October 20, 2004 of the merger consideration assuming:

•	that no Cornerstone shareholders elected to receive the Colonial Series E preferred shares represented by the Colonial Series E preferred depositary shares; and

•	that the holders of Cornerstone common shares will elect to receive the maximum number of Colonial Series E preferred depositary shares that are payable under the terms of the merger agreement and that each Cornerstone common share receives an equal number of such Colonial Series E preferred depositary shares.

      For purposes of these analyses, Colonial common shares were valued based on the October 20, 2004 closing market price of $41.46, and the Colonial Series E preferred shares portion of the merger consideration was valued at $10.50 based on various prices and averages as of October 20, 2004. The results of this analysis indicated that the per-share consideration to be received by Cornerstone shareholders pursuant to the merger agreement represented (assuming no Colonial Series E preferred depositary shares representing Colonial Series E preferred shares are issued) premiums ranging from 5.4% to 42.3% and (assuming the maximum number of Colonial Series E preferred depositary shares representing Colonial Series E preferred shares are issued) premiums ranging from 4.9% to 41.6%.

      In terms of the implied conversion rate based on various average closing prices of the Cornerstone common shares and Colonial common shares over a two-year period ended October 20, 2004, the analyses determined that the premium to be received by Cornerstone shareholders pursuant to the merger agreement ranged from 5.4% to 13.7%.

      Comparable Companies Analysis. Using publicly available information, including an estimate of projected funds from operations for 2005 (“FFO”) published by First Call, Wachovia Securities analyzed certain trading multiples of selected publicly traded REITs that own multifamily properties and that Wachovia Securities believed were reasonably comparable to Cornerstone. These companies included:

•	Apartment Investment and Management Company	•	Mid-America Apartment Communities, Inc.
•	Associated Estates Realty Corporation	•	Town & Country Trust
•	Equity Residential	•	United Dominion Realty Trust, Inc.
•	Home Properties, Inc.

      For each of the companies comparable to Cornerstone, Wachovia Securities calculated the multiple of market value to an estimate of 2005 FFO, as reported by First Call, based on October 20, 2004 closing share prices. Wachovia Securities calculated a range consisting of the high, mean, median and low multiples for the comparable companies and applied this range to the consensus First Call 2005 FFO per share estimate for Cornerstone of $0.82 and Cornerstone’s management’s 2005E FFO per share estimate of $1.00 resulting in the following range of implied share prices for each Cornerstone common share:

		Implied Cornerstone	Implied Cornerstone
		Common Share Price Based	Common Share Price
	2005 FFO	on First Call 2005E FFO	Based on Management’s
	Multiple	Estimate	2005E FFO Estimate

High	15.0x	$12.34	$15.04
Mean	12.7x	$10.45	$12.74
Median	12.6x	$10.33	$12.60
Low	9.0x	$7.37	$8.98

      For Colonial, a broader list of publicly traded REITs that own multifamily, office and retail real estate was selected for comparison purposes consisting of:

                  Multifamily REITs

•	Apartment Investment and Management Company	•	Home Properties, Inc.
•	Equity Residential	•	Mid-America Apartment Communities, Inc.
•	Gables Residential Trust	•	United Dominion Realty Trust

                  Office REITs

•	Bedford Property Investors, Inc.	•	Equity Office Properties Trust
•	Brandywine Realty Trust	•	Highwoods Properties, Inc.
•	Corporate Office Properties Trust	•	Mack-Cali Realty Corporation
•	CRT Properties, Inc.	•	Parkway Properties, Inc.
•	Duke Realty Corporation	•	Prentiss Properties Trust

                  Retail REITs

•	CBL & Associates Properties, Inc.	•	Kite Realty Group Trust
•	Developers Diversified Realty Corporation	•	Pennsylvania Real Estate Investment Trust
•	Equity One, Inc.	•	Regency Centers Corporation
•	General Growth Properties, Inc.	•	Simon Property Group, Inc.
•	Glimcher Realty Trust

      For each of the companies comparable to Colonial, Wachovia Securities calculated the multiple of market value to projected FFO for 2005, as reported by First Call based on October 20, 2004 closing share prices. Based on weighting the relative net operating income contribution from each property type in Colonial’s portfolio at the end of the second quarter of 2004, Wachovia Securities calculated a range consisting of the high, mean, median and low multiples for the comparable companies and applied this range to the consensus First Call 2005 FFO estimate for Colonial of $3.75 per share and Colonial management’s 2005 FFO estimate of $3.78 per share resulting in the following range of implied share prices for each Colonial common share:

		Implied Colonial	Implied Colonial
		Common Share	Common Share
		Price Based on	Price Based
	2005 Weighted	First Call	Management’s
	Average FFO	Consensus 2005	2005 FFO
	Multiple	FFO Estimate	Estimate

High	14.5x	$54.44	$54.87
Mean	12.1x	$45.29	$45.65
Median	11.9x	$44.58	$44.93
Low	10.9x	$40.82	$41.15

      Based upon the implied Colonial common share prices and Cornerstone common share prices calculated by Wachovia Securities in its comparable companies analysis, Wachovia Securities calculated the following implied conversion rates in the proposed merger:

Based on First Call Consensus FFO Estimates

	Implied	Implied
	Cornerstone	Colonial	Implied
	Common	Common	Conversion
	Share Price	Share Price	Rate

High:	$12.34	$54.44	0.2266x
Mean:	$10.45	$45.29	0.2307x
Median:	$10.33	$44.58	0.2318x
Low:	$7.37	$40.82	0.1804x

Based on Management FFO Estimates

	Implied	Implied
	Cornerstone	Colonial	Implied
	Common	Common	Conversion
	Share Price	Share Price	Rate

High:	$15.04	$54.87	0.2742x
Mean:	$12.74	$45.65	0.2791x
Median:	$12.60	$44.93	0.2804x
Low:	$8.98	$41.15	0.2183x

      None of the companies utilized in the above analyses for comparative purposes is identical to Cornerstone or Colonial. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies as well as the potential trading value of Cornerstone or Colonial. In addition, the multiples of common share price to projected 2005 FFO per share for the comparable companies are based on projections prepared by securities analysts using publicly available information.

      Selected Transactions Analysis. Using publicly available information, including estimates published by First Call, Wachovia Securities examined selected transactions involving publicly traded real estate companies announced from August 1997 through 2004. Wachovia Securities calculated, among other things, a range consisting of the high, mean, median and low market values to forward FFO multiples for the precedent transactions and applied this range to the consensus First Call 2005 FFO estimate for Cornerstone of $0.82 per share. Based upon the implied share prices of Cornerstone calculated by Wachovia Securities in its selected transaction analysis and the October 20, 2004 closing share price for these Colonial common shares of $41.46, Wachovia Securities calculated the following range of implied conversion rates:

		Implied
	Transaction	Cornerstone	Implied
	FFO	Common	Conversion
	Multiple	Share Price	Rate

High:	17.5x	$14.35	0.3461x
Mean:	11.0x	$9.03	0.2178x
Median:	10.7x	$8.79	0.2119x
Low:	6.9x	$5.66	0.1366x

      Premiums Paid Analysis. Wachovia Securities reviewed the same transactions used in the selected transactions analysis to analyze the premium or discount paid by the acquiror in relation to the average closing market price of the target company’s common shares for the 30 days prior to the announcement of the respective transaction.

      Using publicly available information, Wachovia Securities calculated, among other things, a range consisting of the high, mean, median and low premium paid in these transactions and applied this range to the 30 day average closing price per Cornerstone common share of $9.79 for the 30 days ended October 20, 2004. This analysis resulted in the following range of implied share prices for each Cornerstone common share and the following conversion rates based on a closing market price per share of Colonial of $41.46 as of October 20, 2004.

	Implied
	Cornerstone	Implied
	Common	Conversion
	Share Price	Rate

High:	$12.02	0.2900x
Mean:	$10.61	0.2559x
Median:	$10.62	0.2561x
Low:	$8.78	0.2118x

      Net Asset Valuation Analysis. Using information provided by Cornerstone’s management, Wachovia Securities calculated the net asset value of the Cornerstone common shares. For this calculation, Wachovia Securities applied a range of capitalization rates from 6.75% to 7.25% to Cornerstone’s projected 2005 net operating income based on its then existing portfolio of property (other than properties in development), adjusted for management fees and capital expenditures as well as sensitivity of such net operating income. The resulting gross real estate value was added to the gross value of Cornerstone’s other assets, less the fair market value of the outstanding debt of Cornerstone and other liabilities, to arrive at an equity net asset value per share. The net asset valuation analysis produced an estimated per share value range of $8.33 to $10.98 for the Cornerstone common shares.

      Wachovia Securities also calculated the net asset value per share of Colonial. For this calculation, Wachovia Securities applied a range of capitalization rates from 6.65% to 7.15% to a range of Colonial’s projected 2005 net operating income, less reserves, based on a range of growth rates from 2.0% to 5.0% applied to Colonial’s annualized 2004 third quarter net operating income. The resulting gross real estate value was added to the gross value of Colonial’s other assets and was decreased by the outstanding debt of Colonial and other liabilities, to arrive at an equity net asset value per share. In applying the range of capitalization rates, Wachovia Securities took into consideration current market conditions and property characteristics. The net asset valuation analysis produced an estimated per share value range of $35.50 to $44.92 for the Colonial common shares.

      Based upon the high and low common share prices of the Cornerstone common shares and the Colonial common shares calculated by Wachovia Securities in its analysis of net asset value, Wachovia Securities calculated the following implied conversion rates.

Cornerstone
	NAV	Colonial NAV
	Estimated	Estimated
	Value Per	Value Per
	Cornerstone	Colonial	Implied
	Common	Common	Conversion
	Share	Share	Rate

High:	$10.98	$44.92	0.2443x
Low:	$8.33	$35.50	0.2345x

      Discounted Dividend Analysis. Wachovia Securities performed a discounted dividend analysis for Cornerstone using a range of projected quarterly cash dividends of $0.17 to $0.20 per quarter in 2005 and calculated a 2009 terminal value by assuming a terminal annual dividend growth rate of 3.0% and applying terminal capitalization rates of 9.0% to 12.0%. Wachovia Securities discounted the dividends and the terminal values to present values based on discount rates ranging from 9.0% to 12.0%. The discounted dividend analysis produced an estimated per share value range of $7.68 to $13.39 for the Cornerstone common shares.

      Wachovia Securities also performed a discounted dividend analysis for Colonial by calculating the present value of dividends for 2005 through 2009 for Colonial based on a range on dividend growth rates for 2006 to 2009. Wachovia Securities calculated the terminal values by assuming a terminal annual dividend growth rate of 3.0% and applying terminal capitalization rates ranging from 9.0% to 12.0%. Wachovia Securities discounted the cash flows and the terminal values to present values based on discount rates ranging from 9.0% to 12.0%. The discounted cash flow analysis produced an estimated per share value range of $30.36 to $48.26 for the Colonial common shares.

      Based upon the high and low prices of the Cornerstone common shares and the Colonial common shares calculated by Wachovia Securities in its discounted dividend analysis, Wachovia Securities calculated the following implied conversion rates:

	Cornerstone	Colonial	Implied
	DCF Value	DCF Value	Conversion
	Per Share	Per Share	Rate

High:	$13.39	$48.26	0.2774x
Low:	$7.68	$30.36	0.2529x

      Contribution Analysis. Wachovia Securities reviewed and analyzed historical financial data for Cornerstone and Colonial, along with certain financial and operating estimates provided by the managements of Cornerstone and Colonial, including estimates of net operating income, FFO and funds from operations less normalized recurring expenditures that are capitalized and then amortized and straight lining of rents (“AFFO”) and compared the relative contributions of these amounts for the combined company. Wachovia Securities also conducted the same analysis using analysts’ consensus estimates, as published by First Call. For purposes of this contribution analysis Wachovia Securities assumed that no Cornerstone shareholder would elect to receive any Colonial Series E preferred depositary shares representing Colonial Series E preferred shares. The following table presents the results of this analysis:

Contribution Analysis

	% of Total	% of Total
	2004E	2005E

Estimates Based on Cornerstone Management Forecasts
Net Operating Income
Cornerstone	28.2%	27.8%
Colonial	71.8%	72.2%
G&A Expense
Cornerstone	33.1%	30.0%
Colonial	66.9%	70.0%
FFO
Cornerstone	26.0%	28.3%
Colonial	74.0%	71.7%
AFFO
Cornerstone	25.9%	31.0%
Colonial	74.1%	69.0%
Estimates Based on Consensus Analysts’ Forecasts as Reported by First Call
FFO
Cornerstone	25.7%	24.6%
Colonial	74.3%	75.4%

      Pro Forma Merger Analysis. Wachovia Securities analyzed certain pro forma effects resulting from the merger, including, among other things, the impact of the merger on Colonial’s projected 2005 FFO, based on estimates from the managements of Cornerstone and Colonial. The results of the pro forma merger analysis suggested that the merger could be accretive to Colonial’s 2005 FFO after giving effect to certain potential synergies anticipated by the management of Colonial to result from the merger.

Additional Matters

      The summary above does not purport to be a complete description of the analyses performed by Wachovia Securities, but describes, in summary form, the material elements of the analyses underlying its opinion dated October 25, 2004. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Wachovia Securities considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Wachovia Securities believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion.

      In performing its analyses, Wachovia Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Cornerstone’s control. No company, transaction or business used in the analyses described above is identical to Cornerstone, Colonial or the proposed merger. Any estimates contained in Wachovia Securities’ analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Wachovia Securities’ analysis of the fairness, from a financial point of view, of the merger consideration taken in the aggregate to be received by holders of Cornerstone common shares pursuant to the terms of the merger agreement and were conducted in connection with the delivery by Wachovia Securities of its opinion dated October 25, 2004, to the Cornerstone board of directors. The merger consideration was determined through negotiations between Cornerstone, Colonial, members of their respective senior management teams and respective advisors, and was approved by the Cornerstone board of directors. Wachovia Securities did not recommend any specific consideration to Cornerstone or that any given consideration constituted the only appropriate consideration for the merger.

      Wachovia Securities’ opinion was one of the many factors taken into consideration by the Cornerstone board of directors in making its determination to approve the merger. Wachovia Securities’ analyses summarized above should not be viewed as determinative of the opinion of the Cornerstone board of directors with respect to Cornerstone’s value or of whether the Cornerstone board would have been willing to agree to a different form of consideration.

      Wachovia Securities is a nationally recognized investment banking and advisory firm and a subsidiary of Wachovia Corporation. Wachovia Securities, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Wachovia Securities and its affiliates (including Wachovia Corporation and its affiliates) may maintain relationships with Cornerstone or Colonial, as well as any of their principals or affiliates. Additionally, in the ordinary course of its business, Wachovia Securities may trade in the securities of Cornerstone and Colonial for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In the past, Wachovia Securities and its affiliates have provided financial advisory and financing services to certain of Cornerstone and Colonial and their affiliates, and have received customary fees for the rendering of these services. An affiliate of Wachovia Securities is a participating lender in a credit facility maintained by Colonial. In June 2004, Wachovia Securities was a co-manager in a $250 million bond offering and structured interest rate derivative securities for Colonial. In April 2003, Wachovia Securities was a lead manager on a $125 million bond offering and a co-manager on a $125 million preferred offering for Colonial. In addition, Wachovia Securities maintains active equity research on Colonial. Wachovia Securities expects in the future that it and its affiliates will continue to provide services and continue such activities.

      Pursuant to a letter agreement dated June 16, 2004, Cornerstone engaged Wachovia Securities as its exclusive financial advisor with respect to a possible sale of Cornerstone. Pursuant to the terms of this agreement, Cornerstone has agreed to pay Wachovia Securities fees consisting of:

•	An opinion fee of $750,000 payable upon delivery; and

•	A transaction fee as a percentage of the transaction value, determined as follows, with amounts between intervals determined by interpolation:

•	.35% for a transaction valued at $1,400,000,000 or less;

•	.45% for a transaction valued at $1,425,000,000;

•	.50% for a transaction valued at $1,450,000,000; or

•	.55% for a transaction valued at $1,475,000,000 or greater.

      Cornerstone has also agreed to reimburse Wachovia Securities for its expenses incurred in performing its services, including the fees and expenses of Wachovia Securities’ counsel, and to indemnify Wachovia Securities and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Wachovia Securities or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Wachovia Securities’ engagement and any related transactions.

Trustees of Colonial After the Merger

      Following the merger, the current trustees of Colonial will remain as trustees of the combined entity. In addition, effective as of midnight on the date of the completion of the merger, Colonial will expand its board of trustees by one member and Glade M. Knight will be appointed to fill the vacant board seat. Colonial will be required to include and recommend Mr. Knight in the management slate of nominees to stand for reelection at the Colonial shareholders meetings for three years. If he is so reelected, then he will continue to serve until the next annual meeting of Colonial shareholders.

      Following the merger, the current executive officers of Colonial will remain as executive officers of Colonial.

Interests of Directors, Trustees and Executive Officers of Cornerstone and Colonial in the Merger

      In considering the recommendation of the Cornerstone board with respect to the merger, Cornerstone shareholders should be aware that, as described below, some Cornerstone directors and executive officers have interests in the merger that differ from, or are in addition to, the interests of Cornerstone shareholders generally.

Trustees of Colonial After the Merger

      As noted above, effective as of midnight on the date of the completion of the merger, Colonial will expand its board of trustees by one member and Glade M. Knight will be appointed to fill the vacant board seat.

Equity-Based Awards

      Cornerstone Non-Employee Directors. The eight Cornerstone non-employee directors hold options to purchase Cornerstone common shares with a weighted average exercise price of $9.93 per unit. As of the effective time of the merger, Colonial will assume all of these options and they will be automatically converted into options to purchase a number of Colonial common shares equal to the number of Cornerstone common shares subject to options multiplied by the common share conversion rate, at an exercise price equal to the exercise price per Cornerstone common share divided by the common share conversion rate. In the event the average of the closing price of Colonial common shares for the 20 consecutive trading days ending ten trading days prior to the date of the consummation of the merger is less than $31.00 and Colonial elects to pay additional consideration, the additional consideration will be taken into account in the number of Colonial common shares to which the Cornerstone options will convert and the exercise price at which the Colonial common shares covered by the options may be purchased. For an explanation of the term “common share conversion rate,” see “The Merger — Merger Consideration” on page 33.

      Cornerstone Executive Officers. The four Cornerstone executive officers hold options to purchase Cornerstone common shares with a weighted average exercise price of $10.89 per unit. Except for Glade M. Knight’s option to purchase up to 348,771 Cornerstone common shares detailed below, as of the effective time of the merger, Colonial will assume all of these options and they will be automatically converted into options to purchase a number of Colonial common shares equal to the number of Cornerstone common shares subject to options multiplied by the common share conversion rate, at an exercise price equal to the exercise price per Cornerstone common share divided by the common share conversion rate. In the event the average of the closing price of Colonial common shares for the 20 consecutive trading days ending ten trading days prior to the date of the consummation of the merger is less than $31.00 and Colonial elects to pay additional consideration, the additional consideration will be taken into account in the number of Colonial common shares to which the Cornerstone options will convert and the exercise price at which the Colonial common shares covered by the options may be purchased.

      Glade M. Knight. Glade M. Knight holds an additional option to purchase up to 348,771 Cornerstone common shares at an exercise price of $10.1250 per share. Upon the occurrence of specified changes in control, including the merger, the exercise price for this option is reduced to $1.00 per share. As of the effective time of the merger, this option will automatically be converted into an option to purchase a number of Colonial common shares equal to 384,771 multiplied by the common share conversion rate, with an exercise price equal to $1 divided by the common share conversion rate. In the event the average of the closing price of Colonial common shares for the 20 consecutive trading days ending ten trading days prior to the date of the consummation of the merger is less than $31.00 and Colonial elects to pay additional consideration, the additional consideration will be taken into account in the number of Colonial common shares to which the Cornerstone options will convert and the exercise price at which the Colonial common shares covered by the options may be purchased. If Mr. Knight does not exercise his option within 180 days following the date of the merger, Colonial will be required to pay a cash lump sum to Mr. Knight equal to the difference between the aggregate fair market value of the Colonial common shares covered by the option and the exercise price.

Change in Control Agreements

      Under the merger agreement, the closing of the merger will constitute a change in control event under change in control agreements that Cornerstone has entered into with Glade M. Knight and Stanley J. Olander, Jr. The terms and conditions of the change in control agreements for Mr. Knight and Mr. Olander are substantially similar. At the closing of the merger, Cornerstone has agreed to cause Mr. Knight and Mr. Olander to resign as officers of Cornerstone pursuant to the merger agreement and those resignations will be considered a termination by Cornerstone other than for cause under the change of control agreements. As a result, at the closing of the merger, Mr. Knight and Mr. Olander will be entitled under the change in control agreements to:

•	to the extent not previously paid, the salary and any accrued paid time off through the date of the change in control;

•	an amount equal to the product of:

•	the annual bonus for the calendar year immediately preceding the calendar year in which the change in control occurs; multiplied by

•	a fraction, the numerator of which is the number of days employed by Cornerstone during the calendar year in which the change in control occurs, and the denominator of which is 365;

•	all amounts previously deferred by the executive under any nonqualified deferred compensation plan sponsored by Cornerstone, together with any accrued earnings thereon, and not yet paid by Cornerstone; and

•	the greater of:

•	$2,525,000 in the case of Mr. Knight or $1,250,000 in the case of Mr. Olander; and

•	an amount equal to three times the sum of the executive’s annual base salary and the largest annual bonus paid to the executive for the 36-month period immediately preceding the change in control.

      Under the merger agreement, the closing of the merger will also constitute a change in control event under change in control agreements that Cornerstone has entered into with David L. Carneal and Gustav G. Remppies. The terms and conditions of the change in control agreements for Mr. Carneal and Mr. Remppies are substantially similar. At the closing of the merger, Cornerstone has agreed to cause Mr. Carneal and Mr. Remppies to resign as officers of Cornerstone pursuant to the merger agreement and those resignations will be considered a termination by Cornerstone other than for cause under the change in control agreements. As a result, at the closing of the merger, Mr. Carneal and Mr. Remppies will be entitled under the change in control agreements to:

•	to the extent not previously paid, the salary and any accrued paid time off through the date of the change in control;

•	an amount equal to the product of:

•	the annual bonus for the calendar year immediately preceding the calendar year in which the change in control occurs multiplied by;

•	a fraction, the numerator of which is the number of days employed by Cornerstone during the calendar year in which the change in control occurs, and the denominator of which is 365;

•	all amounts previously deferred by the executive under any nonqualified deferred compensation plan sponsored by Cornerstone, together with any accrued earnings thereon, and not yet paid by Cornerstone; and

•	an amount equal to three times the sum of the executive’s annual base salary and the lesser of:

•	the annual bonus paid to the executive during the calendar year preceding the change in control; or

•	50% of the executive’s annual base salary.

      In addition, due to the change in control and termination, at the closing, Messrs. Knight, Olander, Carneal and Remppies will become fully vested in any and all stock incentive awards granted to them under any plan or otherwise which have not become exercisable as of the date of the change in control and all stock options, including options vested as of the change in control, will remain exercisable until the applicable option expiration date.

      Cornerstone also will arrange to provide each of these four executives and his family benefits (including, without limitation, medical, dental, health, disability, individual life and group life insurance benefits) that are at least as favorable as those provided under the most favorable plans of Cornerstone applicable with respect to the executive and his family during the 90-day period immediately preceding the closing date of the merger. Notwithstanding the foregoing, if the executive obtains comparable coverage under any benefits provided by another employer, then the amount of coverage required to be provided by Cornerstone hereunder will be reduced by the amount of coverage provided by the other employer’s benefit plans. Further, if the executive elects to convert any group term life insurance to an individual policy,

Cornerstone will be required to pay all premiums thereon for 12 months and the executive will cease participation in Cornerstone’s group term life insurance.

      Cornerstone will, at its sole expense, as incurred, pay on behalf of the executive up to $25,000 in fees and costs charged by a nationally recognized outplacement firm selected by the executive to provide outplacement service for one year after the closing date of the merger.

      Cornerstone estimates that the payments as described above to be made pursuant to the change in control agreements to Glade M. Knight, Stanley J. Olander, Jr., David L. Carneal and Gustav G. Remppies will be approximately $                    , $                    , $                    , and $                    , respectively.

      Section 280G of the Code provides, in summary, that the recipient of payments and other benefits made upon a change in control of a corporation is subject to a 20% excise tax penalty on the amount by which the aggregate value of the payments and benefits exceeds a specified threshold amount. In addition, the corporation that makes the payment and provides the benefits is not permitted to deduct any portion of the aggregate value that exceeds the specified threshold amount. The change in control agreements with Messrs. Knight, Olander, Carneal and Remppies provide that to the extent the aggregate value of the payments and other benefits furnished to an executive after a change in control trigger the 20% excise tax, the executive will also receive an amount in cash calculated to compensate the executive for:

•	all excise taxes payable by the executive with respect to such payments and benefits; and

•	any federal, state, local or other income or other taxes or excise taxes payable by the executive with respect to the payment made above.

      These additional amounts payable under the change in control agreements are considered “gross-up payments.” Cornerstone estimates that the gross-up payments to be made pursuant to the change in control agreements to Messrs. Knight, Olander, Carneal and Remppies will be approximately $                    , $                    , $ and $                    , respectively.

Employment Contracts

      Cornerstone has entered into employment contracts with Glade M. Knight and Stanley J. Olander, Jr. At the closing of the merger, Cornerstone will cause Messrs. Knight and Olander to resign from Cornerstone pursuant to the merger agreement and those resignations will be considered terminations by Cornerstone other than for cause. At the closing, Cornerstone will pay a lump sum amount to each of Messrs. Knight and Olander equal to their salaries under their respective employment agreements for the period between the closing and the end of the term of each such employment agreement for settlement of Cornerstone’s obligations under the employment agreements. Cornerstone estimates that these employment agreement settlement payments to Messrs. Knight and Olander will be approximately $                    and $                    , respectively.

Executive Severance Plan

      Cornerstone has also implemented an Executive Severance Plan. The plan covers nine senior vice presidents and four vice presidents. The plan provides that if any person becomes the owner of 20% or more of the combined voting power of Cornerstone’s securities or if other specified change in control events occur, the executive, as defined under the plan, will be entitled to severance benefits if:

•	within one year after the date of a change in control, the employment of the executive with Cornerstone is terminated by Cornerstone for any reason other than good cause, as defined in the plan; or

•	within one year after the date of a change in control, the executive terminates his or her employment with Cornerstone for “good reason.”

      For purposes of the plan the term “good reason” means, without the executive’s express written consent, there is:

•	a reduction of the executive’s annual salary to an amount which is less than the amount of the executive’s salary prior to the change in control;

•	a material reduction in the executive’s duties with Cornerstone; or

•	a relocation of more than 50 miles from the executive’s principal office, without the executive’s consent.

      The salary continuance benefit under the plan will be the sum of: (i) the executive’s salary at the time his or her employment with Cornerstone terminates payable for the applicable severance period (24 months for senior vice presidents and 12 months for vice presidents) and (ii) the amount of the annual cash bonus paid to the executive for the year immediately prior to the year in which the executive’s employment with Cornerstone terminates, and may be payable as a lump sum within 30 days after the executive’s termination of employment.

      For a period of up to twelve months beginning on the date on which an executive’s employment with Cornerstone terminates, an executive and his or her dependents will continue to be covered by all benefit plans in which he or she and his or her dependents were participating immediately prior to the date on which his or her employment with Cornerstone terminated.

      Each executive is also entitled to an outplacement services benefit, which will consist of payment of the actual costs of complete outplacement services, including job search and interview skill services provided to the executive. The services will be provided for a period of up to 24 months beginning on the date on which the executive’s employment with Cornerstone terminates. Cornerstone will pay the executive for the actual costs of the services, up to a maximum cost of $15,000 for a senior vice president and $10,000 for a vice president.

Indemnification and Insurance

      The merger agreement provides that Colonial and Colonial Partnership will provide exculpation and indemnification for each person who has been at any time on or before the date of the merger agreement, or who becomes before the completion of the merger, an officer or director of Cornerstone or any Cornerstone subsidiary which is the same as the exculpation and indemnification provided by Cornerstone and Cornerstone subsidiaries immediately before completion of the merger. In addition, Colonial and Colonial Partnership will indemnify and hold harmless those persons against any losses, claims, liabilities, expenses, judgments, fines and amounts paid in settlement arising out of the fact that the person is or was an officer, employee, director or trustee of Cornerstone or any of Cornerstone’s subsidiaries or out of the merger agreement or the transactions contemplated by the merger agreement to the fullest extent permitted by law. Further, Cornerstone is also obligated to purchase, before the completion of the merger, directors’ and officers’ liability insurance policy coverage for Cornerstone’s directors and officers for a period of six years which will provide the directors and officers with coverage on terms no less favorable to Cornerstone’s directors and officers as is currently provided by Cornerstone to these directors and officers. For a more complete discussion of these provisions of the merger agreement, see “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance” beginning on page 88.

Listing of New Colonial Common Shares and Colonial Series E Preferred Depositary Shares

      It is a condition to the merger that the Colonial common shares and the Colonial Series E preferred depositary shares to be issued in the merger and the other transactions contemplated in the merger agreement be approved for listing on the New York Stock Exchange.

Accounting Treatment

      The merger will be accounted for as a purchase by Colonial of Cornerstone under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the company deemed to be the acquired company for accounting purposes are, as of completion of the merger, recorded at their respective fair values and added to those of the company deemed to be the acquiring company for accounting purposes. To the extent the consideration paid exceeds the fair value of the net assets acquired, goodwill is recorded. Financial statements of Colonial issued after consummation of the merger reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of Cornerstone.

Regulatory Matters

      There are no material federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the merger.

Contribution of Minority Cornerstone Partnership Interests to Colonial Partnership

      Colonial Partnership has entered into a contribution agreement with State Street, LLC, the sole outside limited partner of Cornerstone Partnership, pursuant to which State Street will contribute its 1,827,145 preferred partnership units of Cornerstone Partnership to Colonial Partnership concurrently with the closing of the merger. As a result of this contribution, all of the partnership interests of Cornerstone Partnership will be directly or indirectly owned by Colonial Partnership following the completion of the merger and related transactions. In exchange for State Street’s contribution of its preferred partnership units and its consent to the merger and related transactions, Colonial Partnership has agreed to issue 578,358 units of limited partnership interest of Colonial Partnership to State Street. Colonial Partnership also agreed to maintain a specified amount of secured or mortgage indebtedness with respect to properties owned by Cornerstone Partnership and not to dispose of any of the properties held by Conerstone Partnership in a taxable transaction for a period of ten years following the date of the contribution. Under the contribution agreement, Colonial Partnership also agreed to cause Colonial Merger Sub, as successor to Cornerstone following the merger, to enter into an amendment to the joint venture agreement for The Reserve at Mayfaire, LLC. The Reserve at Mayfaire is a joint venture that owns a multi-family property in North Carolina and is owned 25% by Cornerstone and 75% by State Street. The amendment will provide that The Reserve at Mayfaire or its designee can redeem or purchase the 25% interest of Colonial Merger Sub, as successor to Cornerstone, for nominal consideration. In the event of such redemption, Colonial would have no continuing interest in The Reserve at Mayfaire. State Street’s preferred partnership units in Cornerstone Partnership are currently redeemable for cash or, at the election of Cornerstone, Cornerstone common shares.

No Dissenters’ Rights

      The Alabama REIT Law does not provide for dissenters’ rights for shareholders, and although the Alabama Business Corporation Act provides for dissenters’ rights, the provisions do not apply to any of the matters upon which Colonial shareholders are entitled to vote. Colonial shareholders are not entitled to vote on the merger agreement or the merger because the merging entity is a subsidiary of Colonial.

      The Virginia Stock Corporation Act provides that a shareholder may dissent from and obtain payment of the fair value of their shares for the consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by the statute and the shareholder is entitled to vote on the matter. Although shareholder approval is required by the Virginia Stock Corporation Act, the statute further provides that there is no right of dissent if the shares are:

•	listed on a national securities exchange or on the NASDAQ on the record date for determining shareholders entitled to vote on the merger; or

•	held by at least 2,000 record shareholders.

      Because the Cornerstone articles of incorporation do not provide otherwise, and the merger consideration is for shares that are listed on the New York Stock Exchange, Cornerstone shareholders do not have dissenters’ rights in respect of the merger.

Resale of New Colonial Common Shares and Colonial Series E Preferred Depositary Shares

      The Colonial common shares and Colonial Series E preferred depositary shares to be issued to Cornerstone shareholders in the merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an “affiliate” of Cornerstone within the meaning of Rule 145 under the Securities Act or who will become an “affiliate” of Colonial within the meaning of Rule 144 under the Securities Act after the merger. Colonial common shares or Colonial Series E preferred depositary shares received by persons who are deemed to be Cornerstone affiliates or who become Colonial affiliates may be resold by these persons only in transactions permitted by the limited resale provisions of Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Cornerstone generally include individuals or entities that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with Cornerstone and may include officers, directors and principal shareholders of Cornerstone. All Cornerstone shareholders who may be deemed to be affiliates of Cornerstone will be so advised before the completion of the merger.

      Persons who are not affiliates of Cornerstone and who do not become affiliates of Colonial generally may sell their Colonial common shares or Colonial Series E preferred depositary shares without restrictions.

THE MERGER AGREEMENT

The Merger Agreement

      The following is a summary of the material terms of the merger agreement and is qualified in its entirety by reference to the merger agreement, which is attached at the back of this joint proxy statement/prospectus as Annex A. You should read the merger agreement because it is the legal document that governs the merger.

The Merger

      When the merger occurs, Cornerstone will merge with and into a subsidiary of Colonial, which is referred to as “Colonial Merger Sub,” with Colonial Merger Sub surviving as a Delaware limited liability company.

Closing; Effective Time of the Merger

      The completion of the merger will occur no later than the third business day after the satisfaction or waiver of the conditions under the merger agreement or at another date as may be agreed in writing by the parties to the merger agreement. If the merger agreement and the merger are approved at the Cornerstone special meeting, and the issuance of Colonial common shares contemplated by the merger agreement is approved at the Colonial special meeting, Colonial and Cornerstone currently expect to complete the merger promptly following receipt of shareholder approval.

      As soon as practicable after all conditions to the completion of the merger are satisfied, Colonial Merger Sub and Cornerstone will execute and file a certificate of merger with the Office of the Secretary of State of the State of Delaware and articles of merger with the State Corporation Commission of the Commonwealth of Virginia. The merger will become effective upon such time as Colonial and Cornerstone specify in the certificate of merger and articles of merger.

Merger Consideration

      In the merger, Cornerstone shareholders will have the right to elect to receive either:

•	a number of Colonial common shares equal to the common share conversion rate, which we currently expect to be ; or

•	a number of Colonial Series E preferred depositary shares equal to the preferred depositary share conversion rate, which we currently expect to be ;

for each Cornerstone common share outstanding immediately before the merger, subject to the restriction that the Colonial Series E preferred depositary shares issued will not exceed approximately 25% of the total merger consideration. These conversion rates are also subject to various adjustments provided for in the merger agreement, which are described under the heading “The Merger — Merger Consideration” on page 33. For an explanation of the terms “common share conversion rate” and “preferred depositary share conversion rate,” see “The Merger — Merger Consideration” on page 33.

      Holders of Cornerstone common shares will not receive certificates or scrip representing fractional Colonial common shares or Colonial Series E preferred depositary shares. Instead, each holder of Cornerstone common shares who is otherwise entitled to a fractional Colonial common share interest will be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying:

•	the average closing price of one Colonial common share on the New York Stock Exchange on the five trading days immediately preceding the closing date of the merger; by

•	the fraction of a Colonial common share which such holder of Cornerstone common shares would otherwise be entitled to receive.

Each holder of Cornerstone common shares who is otherwise entitled to a fractional Colonial Series E preferred depositary share interest will be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying:

•	$25.00; by

•	the fraction of a Colonial Series E preferred depositary share which such holder of Cornerstone common shares would otherwise be entitled to receive.

      Because the conversion rates will not adjust as a result of market price fluctuations for Colonial common shares, the market value of any Colonial common shares Cornerstone shareholders will receive in the merger may differ from the market value of the Colonial common shares if the merger occurred today. On December 22, 2004, the most recent date practicable for obtaining pricing information for Colonial common shares prior to mailing this joint proxy statement/prospectus, the closing price of Colonial common shares was $39.96 per share, which, assuming a common share conversion rate of 0.2584, would equal a market value equivalent per Cornerstone common share of $10.33 had the merger been completed on that date.

      Pursuant to Colonial’s shareholder rights plan, each Colonial common share issued in the merger will be issued with one Colonial preferred share purchase right. For more information about the Colonial preferred share purchase rights, refer to “Description of Colonial Shares — Colonial Shareholder Rights Plan” on page 134.

Election; Proration

      Each holder of Cornerstone common shares may specify, on the election form included with this joint proxy statement/prospectus, the number of Cornerstone common shares such holder wants to convert into the right to receive Colonial common shares in the merger and the number of Cornerstone common shares such holder wants to convert into the right to receive Colonial Series E preferred depositary shares in the merger. In the event that an election is not made with respect to Cornerstone common shares, those Cornerstone common shares will be treated as though an election was made to convert them into the right to receive Colonial common shares. In the event that an election with respect to Cornerstone common shares is defective or ineffective, it will also be treated as though an election was made to convert them into the right to receive Colonial common shares.

      Any holder of Cornerstone common shares may change an election at any time by written notice which must be received by the exchange agent by 5:00 p.m. E.S.T. on                     , 2005, the second business day before the Cornerstone special meeting. The written notice must be accompanied by a properly completed, signed election form. Any holder of Cornerstone common shares may revoke an election either by written notice which must be received by the exchange agent by 5:00 p.m. E.S.T. on                     , 2005 or by withdrawal of the Cornerstone common share certificates previously deposited with the exchange agent to which the election relates by 5:00 p.m. E.S.T. on                     , 2005. Any holder of Cornerstone common shares will have the right to withdraw their Cornerstone common share certificates, and thereby revoke their election, at any time after                     , 2005 if the merger is not completed.

      The merger agreement provides that not more than approximately 25% of the Cornerstone common shares may be converted into the right to receive Colonial Series E preferred depositary shares. More specifically, if elections to convert into the right to receive Colonial Series E preferred depositary shares are received for a number of Cornerstone common shares that is greater than the maximum preferred depositary share amount, each such election will be prorated. As a result of the proration, each Cornerstone common share whose holder has properly elected to receive Colonial Series E preferred depositary shares will be converted into the right to receive:

•	a number of Colonial Series E preferred depositary shares equal to the product of:

•	the preferred depositary share conversion rate; and

•	the preferred fraction; and

•	a number of Colonial common shares equal to the product of:

•	the common share conversion rate; and

•	a fraction equal to one minus the preferred fraction.

For an explanation of the terms, “preferred depositary share conversion rate,” “preferred fraction,” and “common share conversion rate,” see “The Merger — Merger Consideration” on page 33.

Surrender of Cornerstone Certificates

      Colonial will appoint EquiServe Trust Company to act as exchange agent for the purpose of paying the merger consideration. Colonial will make available to the exchange agent, on or before the effective time of the merger, the securities certificates for that purpose, together with any cash required to make payments in lieu of any fractional shares.

      Holders of Cornerstone common shares who surrender their certificates with their election form properly completed and signed will receive the merger consideration within five business days of the closing date of the merger.

      Colonial will use commercially reasonable efforts to cause the exchange agent as soon as reasonably practicable after the closing of the merger to send to each holder of Cornerstone common shares (other than to holders of Cornerstone common shares who previously surrendered their certificates with their election form), a letter of transmittal for use in the exchange and instructions explaining how to surrender certificates to the exchange agent. Holders of Cornerstone common shares who surrender their certificates to the exchange agent, together with a properly completed and signed letter of transmittal and such other documents as may be reasonably requested by the exchange agent, will receive the merger consideration within five business days after the receipt by the exchange agent of their certificates and their surrendered certificates will be canceled.

      Holders of unexchanged Cornerstone common shares will not be entitled to receive any dividends, interest payments or other distributions payable by Colonial on the Colonial common shares or Colonial Series E preferred depositary shares until surrender of their Cornerstone common shares. Upon surrender, those holders will receive accumulated dividends and distributions, without interest, payable on Colonial common shares or Colonial Series E preferred depositary shares, as applicable, after and in respect of a record date following the closing of the merger, together with cash instead of fractional shares.

Treatment of Cornerstone Options

      Each option outstanding under Cornerstone’s 1992 Non-Employee Directors Stock Option Plan, as amended, Cornerstone’s 1992 Incentive Plan, as amended, or any other formal or informal arrangement immediately before the effective time of the merger will automatically be converted upon the completion of the merger into an option to purchase Colonial common shares. The substituted Colonial option will permit its holder to purchase a number of Colonial common shares equal to the number of Cornerstone common shares that could have been purchased under the corresponding Cornerstone option, multiplied by the common share conversion rate (rounded to the nearest full share, with .5 share being rounded up). The exercise price per Colonial common share of the substituted Colonial option will be equal to the per share option exercise price specified in the Cornerstone option divided by the common share conversion rate (rounded to the nearest whole cent with .5 cent, being rounded up). In the event the market value of Colonial common shares is less than $31.00 per share and Colonial elects to pay additional merger consideration in the form of cash or Colonial common shares with respect to Cornerstone common shares that are to be converted in the merger into the right to receive Colonial common shares, corresponding additional adjustments will be made to the number of Colonial common shares and exercise price per share for each substituted Colonial option as provided in the merger agreement. For an explanation of the term, “common share conversion rate,” see “The Merger — Merger Consideration” on page 33.

      Each substituted Colonial option will otherwise be subject to the same terms and conditions as the corresponding Cornerstone option.

Arrangements with Respect to Cornerstone Employees

      In the merger agreement, Colonial has agreed that following the merger all employees of Cornerstone or any Cornerstone subsidiary who are employed by Colonial or any Colonial subsidiary will, at Colonial’s option, either:

•	continue to be eligible to participate in an employee benefit plan of Cornerstone which is, at the option of Colonial, continued by Colonial; or

•	be eligible to participate in the same manner as other similarly situated employees of Colonial or any Colonial subsidiary in any employee benefit plan sponsored or maintained by Colonial or any Colonial subsidiary following the merger.

      With respect to each such employee benefit plan, service with Cornerstone or any Cornerstone subsidiary and the predecessor of any of them will be included for purposes of determining eligibility to participate, vesting and entitlement to benefits.

      In the merger agreement, Cornerstone has agreed that all stock option plans and programs and restricted stock plans and programs will be terminated as of the effective time of the merger.

Colonial Board of Trustees

      Effective as of midnight on the date of the merger, Glade M. Knight will be appointed as an additional member of the Colonial board. Colonial will include and recommend Mr. Knight in the management slate of nominees to stand for reelection at the Colonial annual shareholders meetings for three years. If he is so re-elected, then he will continue to serve until the next annual meeting of shareholders.

Representations and Warranties of Colonial and Cornerstone

      The merger agreement contains customary representations and warranties by each of Cornerstone, Colonial and Colonial Merger Sub relating to, among other things:

•	due organization and good standing of the parties and any subsidiaries;

•	capital structure;

•	ownership of any interests or investments;

•	authorization to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	execution, delivery, performance and enforceability of the merger agreement;

•	no breach or conflict with applicable laws, regulations, organizational documents, agreements and other existing obligations as a result of the merger agreement or the consummation of the merger, subject to specified exceptions;

•	required governmental consents;

•	reports, schedules, forms, statements and other documents filed with the Securities and Exchange Commission (“SEC”), and the accuracy of the information contained in each;

•	financial statements prepared in accordance with generally accepted accounting principles;

•	no material undisclosed liabilities;

•	absence of material adverse changes and corporate or other events such as dividends or other distributions, splits, combinations or reclassifications of outstanding securities, material change in accounting methods, and material amendments of employment or other agreements with officers and trustees, or with affiliates or immediately family members of officers and trustees;

•	no material legal proceedings;

•	real property, including title, absence of encumbrances, title insurance, permits, rent rolls, absence of material default under any ground lease, and insurance coverage;

•	environmental matters;

•	related party transactions;

•	employee benefits and labor matters;

•	employee plans;

•	tax matters, including qualification as a REIT;

•	payments to employees, officers, directors or trustees as a result of the merger, the other transactions contemplated in the merger agreement or a termination of service after the consummation of such transactions;

•	brokers’, investment banker’s, financial advisor’s or other similar fees and commissions;

•	compliance with laws;

•	contracts and debt instruments;

•	receipt of opinion of financial advisor;

•	exemption from anti-takeover statutes;

•	inapplicability of the Investment Company Act of 1940; and

•	required shareholder and partner approvals.

Conduct of Business of Cornerstone Pending the Merger

      Until the completion of the merger, Cornerstone has agreed that, except as consented to in writing by Colonial or as expressly provided for in the merger agreement, it will, and will cause its subsidiaries to, among other things:

•	conduct its business only in the usual, regular and ordinary course and in substantially the same manner as previously conducted, except in specified instances;

•	use commercially reasonable efforts to preserve intact its business organizations and goodwill;

•	use commercially reasonable efforts, provided it does not require additional compensation, to keep available the services of its officers and employees;

•	confer on a regular basis with one or more representatives of Colonial to report operational matters of materiality and any proposals to engage in material transactions;

•	promptly notify Colonial of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its businesses or in the operation of Cornerstone’s properties, or of any material governmental complaints, investigations or hearings;

•	promptly deliver to Colonial true and correct copies of any report, statement, schedule or other document filed with the SEC after October 25, 2004;

•	maintain its books and records in accordance with generally accepted accounting principles consistently applied and not change in any material manner any of its methods, principles or practices of accounting, except as required by the SEC, applicable law or generally accepted accounting principles;

•	duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided Cornerstone notifies Colonial that it is availing itself of such extensions and provided the extensions do not adversely affect Cornerstone’s status as a qualified REIT under the Code;

•	timely pay all material taxes; and

•	maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on October 25, 2004.

      In addition, pending the merger, Cornerstone has agreed that, except as consented to in writing by Colonial or as expressly provided for in the merger agreement, it will not, and will cause its subsidiaries not to, among other things:

•	make or rescind any express or deemed election relative to taxes unless required by law or necessary to preserve Cornerstone’s status as a REIT or the status of any subsidiary of Cornerstone as a partnership for federal income tax purposes, as a qualified REIT subsidiary or as a taxable REIT subsidiary as defined under the Code, as the case may be, and fail to take any and all actions with respect to the income, assets and operations of Cornerstone from October 25, 2004 to the effective time of the merger necessary for Cornerstone to satisfy the requirements to qualify as a REIT;

•	acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation for the acquisition of any real property or, except as permitted in a capital expenditures budget or other budget approved in writing by Colonial, other transaction involving in excess of $100,000, other than certain specified transactions;

•	encumber assets, commence construction of or enter into any commitment to develop or construct real estate projects, except in the ordinary course of its business, including leasing activities in the ordinary course of business and consistent with past practice;

•	incur or enter into any commitment to incur additional debt, except for incurrences under its revolving line of credit for working capital and commitments for debt for specified purposes and not in excess of specified amounts;

•	modify, amend or terminate, or enter into any commitment to modify, amend or terminate, any debt in existence on October 25, 2004;

•	amend its organizational documents;

•	classify or re-classify any unissued shares;

•	issue, sell, pledge, dispose of, grant, encumber or authorize or make any change in the number of shares, membership interests or units of limited partnership interest issued and outstanding, other than pursuant to:

•	the exercise of Cornerstone options;

•	the exchange of units of Cornerstone NC Operating Limited Partnership, which we refer to as “Cornerstone Partnership,” for other units of Cornerstone Partnership;

•	the redemption of units of Cornerstone Partnership for Cornerstone common shares;

•	the issuance of Cornerstone common shares under Cornerstone’s dividend reinvestment plan; or

•	the redemption of Cornerstone preferred shares;

•	grant options or other right or commitment relating to its shares, membership interests or units of limited partnership interest, or any security convertible into its shares, membership interests or units of limited partnership interest, or any security the value of which is measured by shares, membership interests or units of limited partnership interest, or any security subordinated to the claim of its general creditors;

•	amend or waive any rights under any options;

•	authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Cornerstone common shares, Cornerstone preferred shares or preferred units of limited partnership interest in Cornerstone Partnership, except in specified instances (for more information, see “— Pre-Merger Dividends and Distributions”);

•	directly or indirectly redeem, purchase or otherwise acquire any shares, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares, membership interests or units of partnership interest of Cornerstone or any Cornerstone subsidiary, except for exchanges of units of Cornerstone Partnership for other units of Cornerstone Partnership or redemptions of units of Cornerstone Partnership for Cornerstone common shares;

•	sell, lease, mortgage, subject to lien or otherwise dispose of any Cornerstone property, except in specified instances;

•	sell, lease, mortgage, subject to lien or otherwise dispose of any personal property or intangible property, except in the ordinary course of business and with respect to property that is not material, individually or in the aggregate;

•	make any other loans, advances or capital contributions to, or investments in, any other person, except in specified instances;

•	pay, discharge or satisfy any claims, liabilities or obligations, except in specified instances;

•	guarantee the debt of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the same economic effect;

•	enter into any commitment with any officer, director or affiliate of Cornerstone or, any of its subsidiaries, or any material commitment with any consultant;

•	increase any compensation, award or pay any bonus or enter into or amend any employment, severance or other arrangement with any of its officers, directors or employees, except in specified instances;

•	adopt any new employee benefit plan or amend any existing plans or rights;

•	settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by the merger agreement;

•	change the ownership of any of its subsidiaries, except in specified instances;

•	accept a promissory note in payment of the exercise price payable under any option to purchase Cornerstone common shares;

•	enter into any tax protection agreement;

•	settle or compromise any material federal, state, local or foreign tax liability; and

•	authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment, or arrangement to do any of the foregoing prohibited actions.

Conduct of Business of Colonial and Colonial Merger Sub Pending the Merger

      Until the completion of the merger, each of Colonial and Colonial Merger Sub has agreed that, except as consented to in writing by Cornerstone or as expressly provided for in the merger agreement, it will, and will cause its subsidiaries to, among other things:

•	conduct its business only in the usual, regular and ordinary course and in substantially the same manner as previously conducted, except in specified instances;

•	use commercially reasonable efforts to preserve intact its business organizations and goodwill;

•	use commercially reasonable efforts, provided it does not require additional compensation, to keep available the services of its officers and employees;

•	confer on a regular basis with one or more representatives of Cornerstone to report operational matters of materiality that would reasonably be expected have a material adverse effect on Colonial;

•	promptly notify Cornerstone of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its business or in the operation of its properties, or of any material governmental complaints, investigations or hearings;

•	promptly deliver to Cornerstone true and correct copies of any report, statement, schedule or other document filed with the SEC after October 25, 2004;

•	maintain its books and records in accordance with generally accepted accounting principles consistently applied and not change in any material manner any of its methods, principles or practices of accounting, except as required by the SEC, applicable law or generally accepted accounting principles;

•	duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided that the extensions do not adversely affect Colonial’s qualification as a REIT under the Code;

•	timely pay all material taxes; and

•	maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on October 25, 2004.

      In addition, pending the merger, each of Colonial and Colonial Merger Sub has agreed that, except as consented to in writing by Cornerstone or except as expressly contemplated by the merger agreement, it will not, and will cause its subsidiaries not to, among other things:

•	make or rescind any express or deemed election relative to taxes unless required by law or necessary to preserve Colonial’s status as a REIT or the status of any subsidiary of Colonial as a partnership for federal income tax purposes, as a qualified REIT subsidiary or as a taxable REIT subsidiary as defined under the Code, as the case may be, and fail to take any and all actions with respect to the income, assets and operations of Colonial from October 25, 2004 until the consummation of the merger necessary for Colonial to satisfy the requirements to qualify as a REIT;

•	acquire, enter into or exercise any commitment for the acquisition of any real property, other than certain specified transactions and any additional transactions and commitments that do not in the aggregate exceed $430 million in total consideration payable by Colonial or any Colonial subsidiary, so long as such transactions would not require Colonial or Cornerstone to recirculate this joint proxy statement/prospectus to their respective shareholders;

•	incur or enter into any contractual obligation to incur additional debt, that, if incurred would cause Colonial, Colonial Partnership or any Colonial subsidiary to violate a covenant or result in an event of default under Colonial Partnership’s revolving credit facility or senior notes indenture;

•	amend its organizational documents, except in specified instances;

•	classify or re-classify any unissued shares, except in specified instances;

•	issue, sell, pledge, dispose of, grant or encumber any Colonial shares or securities convertible into Colonial shares, or authorize or make any change in the number of Colonial shares, membership interests or units of limited partnership interest issued and outstanding, other than pursuant to:

•	the exercise of Colonial options;

•	the issuance of Colonial shares or units of Colonial Partnership in cash offerings up to $300 million;

•	the issuance of Colonial shares or units of Colonial Partnership in connection with real property acquisitions permitted under the merger agreement;

•	the redemption of units of Colonial Partnership for Colonial shares;

•	the issuance of restricted shares under Colonial’s Second Amended and Restated Employee Share Option Plan; or

•	the issuance of Colonial shares or units of limited partnership interest of Colonial Partnership in connection with any acquisition of limited partnership interest in Cornerstone Partnership;

•	grant options or other right or commitment relating to its shares, capital stock, membership interests or units of limited partnership interest, or any security convertible into its shares, capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares, capital stock, membership interests or units of limited partnership interest, or any security subordinated to the claim of its general creditors, other than options, rights or commitments granted to Colonial employees, officers or trustees under Colonial’s Second Amended and Restated Employee Share Option and Restricted Share Plan;

•	amend or waive any rights under any options;

•	authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Colonial common shares, Colonial preferred shares or units of limited partnership interest in Colonial Partnership, other than certain specified regular dividends on the Colonial common shares and Colonial preferred shares and other than deemed transfers of excess shares as necessary to maintain Colonial’s REIT status, redemptions of Colonial Partnership units under the partnership agreement of Colonial Partnership where Colonial common shares are used and acquisitions of Colonial Partnership interests in connection with additional issuance of Colonial common shares or Colonial preferred shares;

•	directly or indirectly redeem, purchase or otherwise acquire any shares, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares, membership interests or units of partnership interest of Colonial or any Colonial subsidiary, other than deemed transfers of excess shares as necessary to maintain Colonial’s REIT status, redemptions of Colonial Partnership units under the partnership agreement of Colonial Partnership where Colonial common shares are used and acquisitions of Colonial Partnership interests in connection with additional issuance of Colonial common shares or Colonial preferred shares;

•	sell, mortgage, voluntarily subject to lien or otherwise dispose of any material real property individually or in the aggregate outside the ordinary course of business, except in specified instances and such other dispositions that do not, in the aggregate, exceed $300 million, so long as such disposition would not require Colonial or Cornerstone to recirculate this joint proxy statement/prospectus to their respective shareholders;

•	settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by the merger agreement; and

•	authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

No Solicitation by Cornerstone

      Cornerstone has agreed that, other than as contemplated in the merger agreement, none of Cornerstone or any Cornerstone subsidiary will, and Cornerstone will not, and will not permit any Cornerstone subsidiary to, permit any officer, director, employee, affiliate, agent, investment banker, financial advisor, attorney, accountant, broker, finder, consultant or other agent or representative of Cornerstone, Cornerstone Partnership or any Cornerstone subsidiary, which we collectively refer to as “Cornerstone’s representatives,” to:

•	invite, initiate, solicit or knowingly encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer, including any proposal or offer to its shareholders, with respect to an “acquisition proposal,” as defined below;

•	engage in any discussions or negotiations with or provide any confidential or non-public information or data to, or afford access to properties, books or records to, any person relating to, or that would reasonably be expected to lead to, an acquisition proposal;

•	enter into any letter of intent, agreement in principle or agreement relating to an acquisition proposal;

•	propose publicly to agree to do any of the foregoing; or

•	otherwise facilitate any effort or attempt to make or implement an acquisition proposal.

      Cornerstone has agreed that, other than as contemplated in the merger agreement:

•	Cornerstone will, and Cornerstone will cause each Cornerstone subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons or entities conducted before the merger agreement with respect to any acquisition proposal, and to take commercially reasonable actions to inform each Cornerstone representative of this obligation and to cause each Cornerstone representative to comply with this obligation;

•	Cornerstone will, and Cornerstone will cause each subsidiary to, promptly request that each person, if any, that has executed a confidentiality agreement in the twelve months before October 25, 2004 in connection with the consideration by the person of any acquisition proposal to return or destroy all confidential information furnished to that person by or on behalf of Cornerstone or the Cornerstone subsidiaries; and

•	Cornerstone will, and will cause each Cornerstone subsidiary to, notify Colonial promptly if Cornerstone, Cornerstone Partnership, any of Cornerstone’s subsidiaries or any Cornerstone representative receives:

•	an acquisition proposal or any material amendment or change in any previously received acquisition proposal;

•	any inquiries or proposals from, or any request for discussions or negotiations made by, any person which reasonably indicates to the recipient that such person intends to make an acquisition proposal;

•	any request for confidential or nonpublic information or data relating to, or for access to the properties, books or records of, Cornerstone, Cornerstone Partnership or any Cornerstone subsidiary by any person that has made or to its knowledge may be considering making, an acquisition proposal; or

•	any oral or written expression that any activities, discussions or negotiations described above are sought to be initiated or continued with it;

and will include in that notice the identity of the person making the acquisition proposal, indication or request, the material terms of that acquisition proposal, indication or request and, if in writing, will promptly deliver to Colonial copies of any proposals, indications of interest, indication or request along with all other related documentation and correspondence and will keep Colonial informed of the status and material terms of, including all changes to the status or material terms of, any acquisition proposal, indication or request.

      However, under specified circumstances, the Cornerstone board, including in Cornerstone’s capacity as the sole general partner of Cornerstone Partnership, may furnish information to, or enter into discussions or negotiations with, any person that makes a bona fide written acquisition proposal to the Cornerstone board which was not invited, initiated, solicited or knowingly encouraged, directly or indirectly, by Cornerstone, Cornerstone Partnership, any Cornerstone subsidiary or any Cornerstone representative, provided that:

•	a majority of the Cornerstone board determines in good faith, after consultation with its financial advisors of nationally recognized reputation and outside legal counsel, that the acquisition proposal is reasonably likely to result in a “superior acquisition proposal,” as defined below;

•	Cornerstone complies in all material respects with all of its non-solicitation obligations under the merger agreement;

•	prior to initially furnishing that information to, or entering into discussions or negotiations with, that person, Cornerstone provides written notice to Colonial which states that it is furnishing information to, or entering into discussions with, that person; and

•	Cornerstone enters into a confidentiality agreement with that person the material terms of which are in all material respects no less favorable to Cornerstone, and no less restrictive to the person making the acquisition proposal, than the terms of the confidentiality agreement entered into with Colonial, other than those terms relating to the standstill provisions contained therein.

      If an acquisition proposal constitutes a superior acquisition proposal, as described below, the Cornerstone board may withdraw, modify, amend or qualify its recommendation of the merger agreement and the merger and recommend the superior acquisition proposal to its shareholders provided that:

•	Cornerstone complies in all material respects with the non-solicitation provisions of the merger agreement and provides Colonial with at least three business days’ prior written notice of its intent to withdraw, modify, amend or qualify its recommendation of the merger agreement or the merger;

•	if, during those three business days, Colonial makes a counter proposal to the superior acquisition proposal, the Cornerstone board of directors in good faith, taking into account the advice of its outside financial advisors of nationally recognized reputation, determines that the Colonial counter proposal is:

•	not at least as favorable to Cornerstone shareholders as the superior acquisition proposal, from a financial point of view; and

•	not at least as favorable generally to Cornerstone shareholders, taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of the proposals, and the conditions, prospects and time required for completion of that proposal; and

•	Cornerstone concurrently terminates the merger agreement under the terms of the merger agreement.

      For purposes of the merger agreement, an “acquisition proposal” means any direct or indirect:

•	merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction;

•	sale, acquisition, tender offer, exchange offer, filing of a registration statement under the Securities Act of 1933, as amended, in connection with an exchange offer, share exchange or other transaction or series of related transactions that, if consummated, would result in the issuance of securities representing, or the sale, exchange or transfer of, 10% or more of the outstanding voting equity securities of Cornerstone or outstanding partnership interests of Cornerstone Partnership; or

•	sale, lease, exchange, mortgage, pledge, transfer or other disposition of any assets of Cornerstone, Cornerstone Partnership, or any other Cornerstone subsidiary in one or a series of related transactions that, if consummated, would result in the transfer of more than 10% of the assets directly or indirectly owned by Cornerstone and Cornerstone Partnership, other than the merger.

      For purposes of the merger agreement, a “superior acquisition proposal” means a bona fide written proposal made by a third party to acquire, directly or indirectly, Cornerstone and/or Cornerstone Partnership in a tender or exchange offer, merger, share exchange, consolidation or sale of all or substantially all of the assets of Cornerstone, Cornerstone Partnership, and the Cornerstone subsidiaries or otherwise:

•	on terms which a majority of the Cornerstone board determines in good faith, after consultation with Cornerstone’s financial advisors of nationally recognized reputation, to be more favorable generally to Cornerstone shareholders, taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of the proposals, and the conditions, prospects and time required for completion of the proposal; and

•	which the Cornerstone board determines in good faith is reasonably capable of being consummated.

Reorganization of Certain Cornerstone Entities

      Prior to the merger, Cornerstone is required to complete specified restructuring transactions that are intended to facilitate Colonial’s compliance with various REIT qualification requirements following the merger. In this regard, Cornerstone will cause all but one of its “qualified REIT subsidiaries” to convert or merge into limited liability companies or to liquidate and will cause the one qualified REIT subsidiary that will not be so merged or converted to elect to be a “disregarded entity” for federal income tax purposes. In addition, Cornerstone will sell, transfer or otherwise dispose of all of its interests in two corporate subsidiaries that no longer have any ongoing business or operations. Finally, Cornerstone will cause Cornerstone Partnership to distribute to Cornerstone all of Cornerstone Partnership’s ownership interests in CRIT-Legacy, Inc. and cause CRIT-Legacy, Inc. to convert or merge into a limited liability company. In connection with the reorganization of these entities, Cornerstone will also be required to use commercially reasonable efforts to obtain all consents necessary to consummate these transactions. In the event Cornerstone is unable to obtain all such consents prior to the merger, then Cornerstone will, upon the written request of Colonial, nevertheless cause each of these transactions to occur within the two business days prior to the closing date of the merger. In the event Colonial makes such a written request, neither party will be excused from meeting their respective obligations to effectuate the merger and to consummate the other transactions contemplated by the merger agreement as a result of Cornerstone’s inability to obtain such consents.

IRS Agreement

      Under the merger agreement, Cornerstone will seek a closing agreement, private letter ruling, determination letter or other agreement from the IRS (referred to as an “IRS agreement”) confirming that during its calendar year ended December 31, 2000, it satisfied the requirements of Section 856 of the Code with respect to its investment in Cornerstone Acquisition Company, its subsidiary, and resolving any other tax matters necessary to enable Cornerstone to comply with and satisfy the covenants and closing conditions under the merger agreement. Colonial is permitted to participate in the application and negotiation of the IRS agreement so long as it does not unduly delay or impede the obtaining of an IRS agreement. Under the merger agreement, Cornerstone may not enter into an IRS agreement requiring that it do more than:

•	make payments to the IRS related to taxes, interest or penalties;

•	incur expenses in connection with the IRS agreement and related tax matters, without the prior written consent of Colonial; or

•	pay a deficiency dividend, if any, to the Cornerstone common shareholders.

Pre-Merger Dividends and Distributions

Regular Dividends

      Under the merger agreement, Cornerstone agreed not to pay future dividends on the Cornerstone common shares, except as described below under “— Possible Dividend Arising from IRS Agreement” until it receives an IRS agreement and resolved all tax matters pursuant to that IRS agreement. When the tax matters are resolved, Cornerstone will be permitted under the merger agreement to resume paying dividends at a rate of up to $0.20 per Cornerstone common share per quarter during the quarter ending March 31, 2005 and each quarter thereafter.

Possible Dividend Arising from IRS Agreement

      As noted above, the merger agreement provides that Cornerstone will not make any dividend or distribution on Cornerstone common shares until the IRS agreement is obtained and all required tax matters are resolved. If the IRS agreement required the payment of a “deficiency dividend” within the meaning of Section 860 of the Code, Cornerstone would not be permitted to make any dividend to holders of Cornerstone common shares except as set forth below, and would be required to seek to satisfy such deficiency dividend requirement as follows:

•	first, to the extent not contemplated by the IRS agreement, Cornerstone would seek an additional IRS agreement to designate distributions paid to holders of Cornerstone common shares during the year ended December 31, 2004 that otherwise would not be treated as dividends (because these distributions constituted a return of capital) for federal income tax purposes as a “deficiency dividend,” unless Cornerstone reasonably were to determine that it is likely that such additional IRS agreement could not be obtained;

•	second, to the extent the action described in the preceding bullet point did not satisfy the deficiency dividend requirement, Cornerstone would declare and make quarterly dividends of up to $0.20 per Cornerstone common share for each quarter after the quarter ending December 31, 2004 in satisfaction of the deficiency dividend, subject to specified conditions; and

•	third, to the extent the action described in the preceding bullet point did not satisfy the deficiency dividend requirement, Cornerstone would declare and make a distribution to holders of Cornerstone common shares in an amount equal to the deficiency dividend not previously satisfied, to be paid three business days before the closing date of the merger (and the record date would be not later than the sixth business day before the closing date of the merger). Any such final distribution that would be made under these circumstances is referred to as the “closing deficiency dividend.”

Final REIT Dividend

      The merger agreement provides that Cornerstone will, if necessary, declare a final REIT dividend to holders of Cornerstone common shares in an amount equal to the minimum amount sufficient for Cornerstone to satisfy the REIT distribution requirements under Section 857(a)(1) of the Code and to avoid the payment of federal income and excise tax with respect to any undistributed income or gain. Section 857(a)(1) requires a REIT to distribute to its shareholders each taxable year an amount equal to 90% of its “REIT taxable income.” In addition, a REIT is required to pay tax on any income or gain that it does not distribute to its shareholders, even if it satisfies the 90% distribution requirement. Cornerstone currently does not anticipate that such a final REIT dividend will be necessary.

      If Cornerstone declares a final REIT dividend to satisfy the distribution requirements and eliminate federal income and excise tax liability as described above, Colonial will be entitled to declare a dividend to holders of Colonial common shares in an amount per Colonial common share equal to the amount per share of the final REIT dividend paid by Cornerstone to holders of Cornerstone common shares divided by the common share conversion rate.

      If Cornerstone and Colonial declare final REIT dividends as described above, such dividends will be paid on the third business day before the closing date of the merger (and the record date will be not later than the sixth business day before the closing date of the merger).

      If Cornerstone declares a final REIT dividend as described above, Cornerstone Partnership, will simultaneously declare any related distribution required under the Agreement of Limited Partnership of Cornerstone Partnership, as amended, to the holders of common units of limited partnership interests in Cornerstone Partnership. If Colonial declares a final REIT dividend as a result of Cornerstone’s final REIT dividend described above, Colonial Partnership will simultaneously declare a distribution to the holders of common units of limited partnership interest in Colonial Partnership in an amount per unit equal to the dividend per share to be paid to the holders of Colonial common shares.

Conditions to the Merger

Conditions to Each Party’s Obligations to Effect the Merger

      The obligations of Cornerstone, Colonial and Colonial Merger Sub to complete the merger and the other transactions contemplated by the merger agreement to occur on the date of the merger are subject to the fulfillment at or prior to date of the merger, of the following conditions:

•	the approval of the merger and the merger agreement by the Colonial common shareholders and the Cornerstone shareholders;

•	the waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 will have expired or been terminated;

•	the New York Stock Exchange will have approved for listing the Colonial common shares and the Colonial Series E preferred depositary shares to be issued in the merger and the Colonial common shares to be issued upon exercise of the assumed Cornerstone options, subject to official notice of issuance, prior to the effective time of the merger;

•	the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part will have become effective and will not be the subject of any stop order or proceedings by the SEC seeking a stop order;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or any of the other transactions contemplated by the merger agreement will be in effect; and

•	Colonial will have received all state securities or “blue sky” permits and other authorizations necessary to issue the Colonial common shares and Colonial Series E preferred depositary shares issuable in the merger and the transactions contemplated in the merger agreement.

Conditions to the Obligations of Colonial and Colonial Merger Sub to Effect the Merger

      The obligations of Colonial and Colonial Merger Sub to complete the merger and the other transactions contemplated to occur on the date of the merger are subject to the following conditions, any one or more of which may be waived by Colonial:

•	each of the representations and warranties of Cornerstone contained in the merger agreement, disregarding all qualifications and exceptions relating to materiality or a Cornerstone material adverse effect, as described below, will be true and correct as of the date of the merger agreement and as of the date of consummation of the merger:

•	except to the extent that these representations and warranties are as of a specified date, in which case these representations and warranties will be true and correct as of that other date; and

•	except where the failure of these representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Cornerstone material adverse effect, which term is described below;

•	Cornerstone will have performed in all material respects all obligations required to be performed by them under the merger agreement at or before the effective time of the merger;

•	since the date of the merger agreement, there will have been no Cornerstone material adverse effect;

•	Colonial will have received a certificate of an officer of Cornerstone certifying the satisfaction of each of the above conditions;

•	Colonial will have received an opinion, dated as of the date of consummation of the merger:

•	from counsel to Cornerstone relating to the REIT status of Cornerstone;

•	from counsel to Colonial relating to the REIT status of Colonial; and

•	from counsel to Colonial relating to the federal income tax treatment of the merger;

•	each of Glade M. Knight, Stanley J. Olander, Jr. and David L. Carneal will have entered into non-solicitation agreements;

•	Cornerstone will have obtained all consents and waivers from third parties necessary in connection with the merger and the transactions contemplated in the merger agreement other than such consents and waivers that, if not obtained, would not reasonably be expected to result, individually or in the aggregate, in a Colonial material adverse effect after giving effect to the merger or a Cornerstone material adverse effect;

•	Cornerstone will have redeemed all outstanding Cornerstone Series A preferred shares;

•	specified pre-closing reorganization transactions will have been consummated; and

•	Cornerstone will have obtained from IRS an agreement with respect to specified tax matters. See “The Merger Agreement — IRS Agreement” on page 80.

      As used in the merger agreement, a “Cornerstone material adverse effect” means any circumstance, event, occurrence, change or effect that is materially adverse to the business, properties, assets (tangible or intangible), financial condition or results of operations of Cornerstone, Cornerstone Partnership and the Cornerstone subsidiaries, taken as a whole, except, in each case, as a result of:

•	changes in general economic conditions globally or nationally;

•	changes affecting the real estate industry generally that do not affect Cornerstone, Cornerstone Partnership or the Cornerstone subsidiaries, as the case may be, materially disproportionately relative to other participants in the real estate industry; or

•	the negotiation, execution, announcement or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement.

Conditions to the Obligations of Cornerstone to Effect the Merger

      The obligations of Cornerstone to complete the merger and the other transactions contemplated to occur on the date of the merger are subject to the following conditions, any one or more of which may be waived by Cornerstone:

•	each of the representations and warranties of Colonial and Colonial Merger Sub contained in the merger agreement, disregarding all qualifications and exceptions relating to materiality or a Colonial material adverse effect, as described below, will be true and correct as of the date of the merger agreement and as of the date of consummation of the merger:

•	except to the extent that these representations and warranties are as of a specified date, in which case these representations and warranties will be true and correct as of that other date; and

•	except where the failure of these representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Colonial material adverse effect, which term is described below;

•	Colonial and Colonial Merger Sub will have performed in all material respects all obligations required to be performed by them under the merger agreement at or before the effective time of the merger;

•	since the date of the merger agreement, there will have been no Colonial material adverse effect;

•	Cornerstone will have received a certificate of an officer of Colonial certifying the satisfaction of each of the above conditions;

•	Cornerstone will have received an opinion, dated as of the date of consummation of the merger:

•	from counsel to Colonial relating to the REIT status of Colonial; and

•	from counsel to Cornerstone relating to the federal income tax treatment of the merger; and

•	Colonial will have obtained all consents and waivers from third parties necessary in connection with the merger and the transactions contemplated in the merger agreement other than such consents and waivers that, if not obtained, would not reasonably be expected to result, individually or in the aggregate, in a Colonial material adverse effect (after giving effect to the merger).

      As used in the merger agreement, a “Colonial material adverse effect” means any circumstance, event, occurrence, change or effect that is materially adverse to the business, properties, assets (tangible or intangible), financial condition or results of operations of Colonial, Colonial Partnership and the Colonial subsidiaries, taken as a whole, except, in each case, as a result of:

•	changes in general economic conditions globally or nationally;

•	changes affecting the real estate industry generally that do not affect Colonial, Colonial Partnership or the Colonial subsidiaries, as the case may be, materially disproportionately relative to other participants in the real estate industry; or

•	the negotiation, execution, announcement or performance of the merger agreement or consummation of the transactions contemplated by the merger agreement.

Termination of the Merger Agreement

Right to Terminate

      The merger agreement may be terminated at any time before the consummation of the merger, whether such action occurs before or after approval of the merger agreement and the merger by the

Cornerstone shareholders and approval of the issuance of the Colonial common shares contemplated by the merger agreement by the Colonial common shareholders, are obtained, only:

•	by mutual written consent duly authorized by the Colonial board and the Cornerstone board;

•	by Colonial:

•	upon a breach of or failure on the part of Cornerstone to perform any covenant, obligation or agreement set forth in the merger agreement such that the conditions to the obligations of Colonial and Colonial Merger Sub would be incapable of being satisfied by the outside date (the term “outside date” will initially mean April 30, 2005 provided that, this date will be extended by the number of days after January 1, 2005 until the date on which both of the following will have occurred: (x) Cornerstone will have received an IRS agreement reasonably satisfactory to Colonial and (y) the parties will have received all necessary consents for the filing of the Form S-4; provided, further, the outside date will be no later than June 30, 2005); or

•	upon a breach of or if any representation or warranty of Cornerstone is or will have become untrue such that the conditions to the obligations of Colonial and Colonial Merger Sub would be incapable of being satisfied by the outside date;

•	by Cornerstone:

•	upon a breach of or failure on the part of Colonial to perform any covenant, obligation or agreement set forth in the merger agreement such that the conditions to the obligations of Cornerstone would be incapable of being satisfied by the outside date; or

•	upon a breach of or if any representation or warranty of Colonial or Colonial Merger Sub is or will have become untrue such that the conditions to the obligations of Cornerstone would be incapable of being satisfied by the outside date;

•	by either Colonial or Cornerstone:

•	if any judgment, injunction, order, decree or action by any governmental entity preventing the consummation of the merger becomes final and non-appealable; or

•	if the merger is not consummated on or before the outside date;

•	by either Colonial or Cornerstone if the Cornerstone shareholders fail to approve the merger and the merger agreement at the Cornerstone special meeting by the required vote, but Cornerstone may not terminate for this reason if it is in breach in any material respect of its obligations contained in the merger agreement relating to obtaining the required Cornerstone shareholder approval;

•	by either Cornerstone or Colonial if the Colonial shareholders fail to approve the issuance of Colonial common shares contemplated by the merger agreement at the Colonial special meeting by the required vote, but Colonial may not terminate for this reason if it is in breach in any material respect of its obligations contained in the merger agreement relating to obtaining the required Colonial shareholder approval;

•	by Cornerstone:

•	if the Cornerstone board has withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to Colonial its approval or recommendation of either of the merger or the merger agreement in connection with, any superior acquisition proposal; or

•	to enter into a binding written agreement with respect to a superior acquisition proposal, so long as, in each case, Cornerstone has materially complied with the terms of the non-solicitation covenants contained in the merger agreement and, before terminating the merger agreement in this way, has paid to Colonial the termination fee;

•	by Colonial:

•	if the Cornerstone board has failed to recommend or withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to Colonial its approval or recommendation of either of the merger or the merger agreement in connection with, any superior acquisition proposal; or

•	if following the announcement or receipt of an acquisition proposal, Cornerstone has failed to call the Cornerstone special shareholders meeting or failed to prepare and mail to the Cornerstone shareholders this joint proxy statement/prospectus;

•	by Cornerstone, if the average of the closing prices for the 20 trading days ending ten trading days prior to the date of consummation of the merger is less than $31.00 and Cornerstone gives Colonial, within three business days of the end of the twenty-trading day period, written notice of Cornerstone’s election to terminate the agreement, provided however that during the five business days following such notice, Colonial may elect to pay additional consideration consisting of cash, Colonial common shares or a combination thereof, equal in value to $31.00 minus the average closing price described above with respect to each Colonial common share issuable in exchange for Cornerstone common shares;

•	by Colonial, if the average of the closing prices of Colonial common shares for the 20 trading days ending ten trading days prior to the date of consummation of the merger is greater than $49.00; or

•	by Colonial, if the closing adjustment amount is greater than $60,000,000. For an explanation of the term, “closing adjustment amount,” see “The Merger — Merger Consideration” on page 33.

Effect of Termination

      Except for provisions in the merger agreement regarding confidentiality of nonpublic information, payment of fees and expenses, the effect of termination and specified miscellaneous provisions, if the merger agreement is terminated as described above, the merger agreement will become void and have no effect and there will be no liability or obligation on the part of Colonial, Colonial Merger Sub or Cornerstone, except to the extent that the termination results from a material breach by any party of any of its representations, warranties, covenants or agreements contained in the merger agreement. Notwithstanding the foregoing, in the event that the merger agreement is terminated and Cornerstone is required to pay Colonial a termination fee, then unless the termination is by reason of a willful or intentional breach of the merger agreement, the payment of the termination fee will constitute liquidated damages and be the sole and exclusive remedy available to Colonial or Colonial Merger Sub.

Expenses; Termination Fee

      Except as described below, each party to the merger agreement will bear its own fees and expenses in connection with the transactions contemplated by the merger agreement.

      Cornerstone will pay to Colonial Partnership a termination fee if the merger agreement is terminated:

•	by Cornerstone, if the Cornerstone board has withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to Colonial its approval or recommendation of either of the merger or the merger agreement in connection with, any superior acquisition proposal, or to enter into a binding written agreement with respect to a superior acquisition proposal, so long as, in each case, Cornerstone has materially complied with the terms of the non-solicitation covenants contained in the merger agreement;

•	by Colonial, if the Cornerstone board has failed to recommend or withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to Colonial its approval or recommendation of either of the merger or the merger agreement in connection with, any superior acquisition proposal; or

•	under the circumstances listed below, but only if (a) Cornerstone has received an acquisition proposal (which, for this purpose only, relates to the transfer of 25% or more of the voting power or assets of Cornerstone) before the termination and (b) either before or within 12 months after the termination, Cornerstone or Cornerstone Partnership or any Cornerstone subsidiary enters into a written agreement that would have qualified as an acquisition proposal that is later completed:

•	by Colonial upon a breach of or failure on the part of Cornerstone to perform any covenant, obligation or agreement set forth in the merger agreement or upon a breach of or if any representation or warranty of Cornerstone is or has become untrue such that the conditions to the obligations of Colonial and Colonial Merger Sub would be incapable of being satisfied by the outside date;

•	by either Colonial or Cornerstone if any judgment, injunction, order, decree or action by any governmental entity preventing the consummation of the merger becomes final and non-appealable if primarily resulting from any action or inaction of Cornerstone or any Cornerstone subsidiary;

•	by either Colonial or Cornerstone if the Cornerstone shareholders fail to approve the merger and the merger agreement at the Cornerstone special meeting by the required vote;

•	by Colonial if following the announcement or receipt of an acquisition proposal, Cornerstone has failed to call the Cornerstone special shareholders meeting or failed to prepare and mail to its shareholders this joint proxy statement/prospectus; or

•	by Cornerstone if the merger is not consummated on or before the outside date.

      The termination fee that Colonial Partnership may be entitled to receive will be an amount equal to the lesser of:

•	$20 million less termination expenses, as described below, paid or payable under the merger agreement; and

•	the maximum amount that can be paid to Colonial Partnership without causing Colonial to fail to meet the REIT income requirements under the Code.

      The unpaid amount, if any, will be placed in escrow and will be paid in subsequent years to the extent the payment would not cause Colonial to fail to meet the REIT income requirements under the Code. Cornerstone’s obligation to pay any unpaid portion of the termination fee will terminate on October 25, 2007.

      Cornerstone will pay to Colonial Partnership termination expenses (provided that Cornerstone was not entitled to terminate the merger agreement because Colonial failed to perform specified covenants, obligations and agreements in the merger agreement or breached certain of its representations or warranties) if the merger agreement is terminated:

•	by Colonial:

•	upon a breach of or failure on the part of Cornerstone to perform any covenant, obligation or agreement set forth in the merger agreement or upon a breach of or if any representation or warranty of Cornerstone is or has become untrue such that the conditions to the obligations of Colonial and Colonial Merger Sub would be incapable of being satisfied by the outside date; or

•	if the closing adjustment amount, excluding specified expenses incurred by Colonial, is greater than $60,000,000;

•	by Colonial or Cornerstone:

•	if the merger is not consummated on or before the outside date and Cornerstone has not received the IRS agreement; or

•	if the Cornerstone shareholders fail to approve the merger and the merger agreement at the Cornerstone special meeting by the required vote.

      Colonial will pay to Cornerstone termination expenses (provided that Colonial was not entitled to terminate the merger agreement because Cornerstone failed to perform in certain specified covenants, obligations and agreements in the merger agreement or breached certain of its representations and warranties) if the merger agreement is terminated:

•	by Cornerstone upon a breach of or failure on the part of Colonial to perform any covenant, obligation or agreement set forth in the merger agreement or upon a breach of or if any representation or warranty of Cornerstone is or has become untrue such that the conditions to the obligations of Cornerstone would be incapable of being satisfied by the outside date;

•	by either Cornerstone or Colonial if the Colonial shareholders fail to approve the issuance of Colonial common shares contemplated by the merger agreement at the Colonial special meeting by the required vote; or

•	by Colonial if the average of the closing prices of Colonial common shares for the 20 days ending ten days prior to the date of consummation of the merger is greater than $49.00.

      The termination expenses that Colonial Partnership or Cornerstone may be entitled to receive in these cases will be an amount equal to the lesser of:

•	$3,000,000 (or $7,500,000 in the case of termination expenses payable to Colonial Partnership upon a termination relating to the failure to consummate the merger by the outside date under circumstances in which Cornerstone has not received the IRS agreement or the closing adjustment amount exceeds $60,00,000); and

•	the recipient’s out-of-pocket expenses.

      If necessary, the unpaid amount, if any, will be placed in escrow and will be paid in subsequent years to the extent the payment would not cause such party to fail to meet the REIT income requirements under the Code. The paying party’s obligation to pay any unpaid portion of the termination expenses will terminate on October 25, 2007.

Waiver and Amendment of the Merger Agreement

      The merger agreement may be amended by the parties in writing by action of the Colonial board and the Cornerstone board at any time before the filing of the articles of merger and certificate of merger relating to the merger, except as otherwise specified.

      At any time before the effective time of the merger, the parties may, in writing:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered under the merger agreement; or

•	waive compliance with any of the agreements or conditions of the other party contained in the merger agreement, except as otherwise specified.

Indemnification; Directors’ and Officers’ Insurance

      Under the merger agreement, Colonial and Colonial Partnership will provide exculpation and indemnification for each person who has been at any time on or before October 25, 2004, or who becomes before the completion of the merger, an officer or director of Cornerstone or any Cornerstone subsidiary. This exculpation and indemnification will be the same as provided to these persons by Cornerstone and its subsidiaries immediately before the completion of the merger in each entity’s respective charter, bylaws, partnership, operating or similar agreement, as applicable, as in effect on October 25, 2004.

      In addition, Colonial and Colonial Partnership will indemnify and hold harmless, as and to the full extent permitted by applicable law, each of the persons described above against any losses, claims, liabilities, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any action by or on behalf of any or all security holders of Cornerstone or Colonial, or by or in the right of Cornerstone or Colonial, in which any of these persons is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to:

•	the fact that he is or was an officer or director of Cornerstone or any of its subsidiaries or any action or omission by that person in his capacity as an officer or director; or

•	negotiation, execution or performance of the merger agreement or the transactions contemplated by the merger agreement, whether in any case asserted or arising before or after the completion of the merger.

      Cornerstone is also obligated to purchase, before the completion of the merger, directors’ and officers’ liability insurance policy coverage for Cornerstone’s directors and officers for a period of six years which will provide the directors and officers with coverage on terms no less favorable to Cornerstone’s directors and officers as is currently provided by Cornerstone to these directors and officers.

The Non-Solicitation Agreements

      A condition to the obligation of Colonial and Colonial Merger Sub to complete the merger is that Glade M. Knight, Stanley J. Olander, Jr. and David L. Carneal will each have entered into non-solicitation agreements, a form of which is an exhibit to the merger agreement attached as Annex A to this joint proxy statement/prospectus. The form of non-solicitation agreement provides that the executive cannot solicit any employee of Colonial and its subsidiaries or Cornerstone and its subsidiaries for the purpose of causing them to leave the employment of the companies, and prohibits the hire, directly or indirectly, of any employee for the period covering 24 months after the closing date of the merger. However, the agreement provides that if Colonial indicates in writing its intention to terminate the employment of any employee, Colonial terminates the employment of any employee, or an employee voluntarily terminates his employment not as a result of solicitation by the executive, then the executive may solicit or hire the employee. The agreement also provides that the executive may solicit or hire any employee with specified familial relationships to the executive, after one year and upon prior notice to Colonial.

The Colonial and Cornerstone Voting Agreements

Glade M. Knight Voting Agreement

      Glade M. Knight and his affiliate, JAMN LTD Partnership LLC, have entered into a voting agreement with Colonial pursuant to which they have agreed to vote all Cornerstone common shares of record held by them or that they otherwise have the power to vote:

•	in favor of adoption of the merger agreement, approval of the merger and any other transactions contemplated thereby; and

•	against approval or adoption of any action or agreement (other than the merger agreement or the transactions contemplated thereby) made or taken in opposition to or in competition with the merger.

      As of the record date for the Cornerstone special meeting, Mr. Knight and JAMN LTD Partnership LLC, in the aggregate, beneficially owned, excluding stock options held by them, 2,446,760 Cornerstone common shares, representing approximately 4.3% of the outstanding Cornerstone common shares entitled to be voted at the Cornerstone special meeting.

      Mr. Knight and JAMN LTD Partnership LLC are prohibited from, directly or indirectly, selling, transferring, pledging, encumbering, assigning or otherwise disposing of all or any portion of Cornerstone common shares or Cornerstone stock options owned by them without a written agreement from the transferee to be bound by the terms of the voting agreement. The voting agreement also prohibits Mr. Knight and JAMN LTD Partnership LLC from:

•	granting any proxies with respect to any matters related to the merger transactions;

•	depositing any Cornerstone common shares into a voting trust or entering into a voting agreement with respect to any matters related to the merger transactions; and

•	taking any action that is intended to have the effect of preventing performance of their obligations under the voting agreement.

Thomas H. Lowder Voting Agreement

      Thomas H. Lowder and his affiliates have entered into a voting agreement with Cornerstone pursuant to which they have agreed to vote all Colonial common shares of record held by them or that they otherwise have the power to vote:

•	in favor of the matters constituting Colonial shareholder approval under the merger agreement; and

•	against approval or adoption of any action or agreement (other than the merger agreement or the transactions contemplated thereby) made or taken in opposition to or in competition with the merger.

      As of the record date for the Colonial special meeting, Thomas H. Lowder and his affiliates, in the aggregate, beneficially owned, excluding options and Colonial Partnership units held by them, 282,003 Colonial common shares, representing approximately 1.0% of the outstanding Colonial common shares entitled to be voted at the Colonial special meeting.

      Thomas H. Lowder and his affiliates are prohibited from, directly or indirectly, selling, transferring, pledging, encumbering, assigning or otherwise disposing of all or any portion of Colonial common shares or Colonial options owned by them without a written agreement from the transferee to be bound by the terms of the voting agreement. The voting agreement also prohibits Thomas H. Lowder and his affiliates from:

•	granting any proxies with respect to any matters related to the merger transactions;

•	depositing any Colonial common shares into a voting trust or entering into a voting agreement with respect to any matters related to the merger transactions; and

•	taking any action that is intended to have the effect of preventing performance of their obligations under the voting agreement.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

      Colonial common shares and Cornerstone common shares are listed on the New York Stock Exchange under the symbols “CLP” and “TCR”, respectively. The table sets forth, for the calendar quarters indicated, the dividends declared and the high and low sales prices for Colonial common shares and Cornerstone common shares as reported on the New York Stock Exchange, based on published financial sources.

	Colonial Common Shares			Cornerstone Common Shares

			Dividend			Dividend
	High	Low	Declared	High	Low	Declared

2001
First Quarter	$28.00	$25.20	$0.63	$11.25	$10.30	$0.28
Second Quarter	$30.99	$26.51	$0.63	$11.60	$10.20	$0.28
Third Quarter	$31.40	$27.30	$0.63	$11.45	$10.50	$0.28
Fourth Quarter	$31.85	$28.95	$0.63	$11.55	$10.51	$0.28
2002
First Quarter	$34.97	$30.75	$0.66	$11.65	$10.51	$0.28
Second Quarter	$39.20	$34.30	$0.66	$11.58	$10.75	$0.28
Third Quarter	$38.95	$28.99	$0.66	$11.20	$8.75	$0.28
Fourth Quarter	$36.50	$31.50	$0.66	$9.00	$6.51	$0.28
2003
First Quarter	$34.65	$30.69	$0.665	$8.25	$6.85	$0.28
Second Quarter	$36.00	$32.70	$0.665	$8.12	$6.90	$0.20
Third Quarter	$36.70	$33.20	$0.665	$8.50	$7.11	$0.20
Fourth Quarter	$40.45	$36.00	$0.665	$9.39	$8.00	$0.20
2004
First Quarter	$41.22	$38.20	$0.67	$9.64	$8.76	$0.20
Second Quarter	$40.75	$33.93	$0.67	$9.35	$7.43	$0.20
Third Quarter	$41.62	$37.27	$0.67	$9.87	$8.39	$0.20

      Colonial common shares are listed on the New York Stock Exchange under the symbol “CLP” and Cornerstone common shares are listed on the New York Stock Exchange under the symbol “TCR”. The following table presents the last reported sale price per Colonial common share and Cornerstone common share, as reported on the New York Stock Exchange Composite Transaction reporting system on October 22, 2004, the last full trading day prior to the public announcement of the merger, and on December 22, 2004, the last trading day for which this information could be obtained prior to the date of this joint proxy statement/prospectus. The following table also presents the Cornerstone common share equivalent based on the value of Colonial common shares on October 22, 2004 and on December 22, 2004 multiplied by the initial common share conversion rate of 0.2584 set forth in the merger agreement.

	Colonial	Cornerstone	Cornerstone
	Common	Common	Common Share
Date	Shares	Shares	Equivalent

October 22, 2004	$42.16	$10.07	$10.89
December 22, 2004	$39.96	$10.05	$10.33

      You are encouraged to obtain current market quotations for Colonial and Cornerstone common shares.

MATERIAL FEDERAL INCOME TAX

CONSEQUENCES RELATING TO THE MERGER

      The following discussion summarizes the material U.S. federal income tax consequences relating to the merger and the receipt by Cornerstone shareholders of Colonial common shares, Colonial Series E preferred depositary shares and/or cash received in lieu of fractional shares. Because this is a summary that is intended to address only federal income tax consequences of the merger that will apply to all Cornerstone shareholders, it may not contain all of the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•	you may be subject to special rules that are not discussed below if you are:

•	a tax-exempt organization;

•	a broker-dealer;

•	a trader in securities that elects to mark to market;

•	a person who holds Cornerstone common shares as part of a hedge, straddle or conversion transaction;

•	a person who acquired Cornerstone common shares pursuant to the exercise of employee share options or otherwise as compensation;

•	a person who does not hold its Cornerstone common shares as a capital asset;

•	a person that has a functional currency other than the U.S. dollar;

•	a non-U.S. corporation, non-U.S. partnership, non-U.S. trust, non-U.S. estate, or individual who is not taxed as a citizen or resident of the United States, all of which may be referred to collectively as “non-U.S. persons;”

•	a trust;

•	an estate;

•	a regulated investment company;

•	a REIT;

•	an insurance company;

•	a bank or other financial institution;

•	a U.S. expatriate; or

•	otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local, or foreign tax considerations;

•	this summary does not discuss the tax consequences to holders of Cornerstone stock options; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

      You are urged to review the following discussion and to consult with your own tax advisor to determine the effect of the merger on your tax situation, including any state, local or non-U.S. tax consequences.

      The information in this section is based on the current Code, current, temporary and proposed regulations promulgated by the U.S. Treasury Department, the legislative history of the Code, current administrative interpretations and practices of the IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. Neither Colonial nor Cornerstone has requested, or plans to request, any rulings from the IRS concerning the tax treatment of the merger or the tax matters discussed below. It is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts and that a court would agree with the IRS.

General

      The merger is intended to qualify as a “reorganization” under Section 368(a) of the Code. The income tax consequences summarized below are based on the assumption that the merger will qualify as a reorganization. Hogan & Hartson L.L.P., counsel to Colonial, delivered an opinion to Colonial dated as of                  , 200       that the merger will qualify as a reorganization under the provisions of Section 368(a) of the Code. McGuireWoods LLP, counsel to Cornerstone, delivered an opinion to Cornerstone dated as of                  , 200       that the merger will qualify as a reorganization under the provisions of Section 368(a) of the Code. The delivery of opinions of Hogan & Hartson L.L.P. and McGuireWoods LLP reaffirming these opinions is a condition to closing of the merger. These opinions, however, are not binding on the IRS or the courts. The opinions of counsel rely on customary factual representations made by Cornerstone and Colonial and applicable factual assumptions. If any of the factual assumptions or representations relied upon in the opinions of counsel are inaccurate, the opinions and this discussion may not accurately describe the U.S. federal income tax treatment and consequences of the merger.

Federal Income Tax Consequences of the Merger to Cornerstone Shareholders

      Cornerstone shareholders will have the right to elect to receive either a number of Colonial common shares equal to the common share conversion rate or a number of Colonial Series E preferred depositary shares equal to the preferred depositary share conversion rate for each outstanding Cornerstone share, subject to the restriction that the total amount of Colonial Series E preferred depositary shares issued will not exceed approximately 25% of the total merger consideration. Cash will be paid instead of issuing fractional shares. As a reorganization under Section 368(a) of the Code, the merger will have the following federal income tax consequences to Cornerstone shareholders:

•	Receipt of Colonial Common Shares Only. A Cornerstone shareholder will not recognize gain or loss on the exchange of Cornerstone common shares for Colonial common shares.

•	Receipt of Colonial Series E Preferred Depositary Shares Only or Receipt of Both Colonial Common Shares and Colonial Series E Preferred Depositary Shares. The tax consequences of the receipt of Colonial Series E preferred depositary shares in the merger depends on whether the Colonial Series E preferred depositary shares constitute “nonqualified preferred stock,” as discussed below under the caption “Possible Treatment of Colonial Series E Preferred Depositary Shares as ‘Nonqualified Preferred Stock’.” Colonial intends to take the position that the Colonial Series E preferred depositary shares are not nonqualified preferred stock.

If the Colonial Series E preferred depositary shares are not nonqualified preferred stock, a Cornerstone shareholder will not recognize gain or loss on the exchange of Cornerstone common shares:

•	solely for Colonial Series E preferred depositary shares; or

•	for a combination of Colonial common shares and Colonial Series E preferred depositary shares.

If the Colonial Series E preferred depositary shares are nonqualified preferred stock, a Cornerstone shareholder will recognize gain (but not loss) on the exchange of Cornerstone common shares:

•	solely for Colonial Series E preferred depositary shares for federal income tax purposes in an amount equal to the excess, if any, of the fair market value of the Colonial Series E preferred depositary shares received in the merger over the shareholder’s adjusted tax basis in its Cornerstone common shares at the time of the merger; and

•	for a combination of Colonial common shares and Colonial Series E preferred depositary shares for federal income tax purposes in an amount equal to the lesser of the fair market value of the Colonial Series E preferred depositary shares received in the merger or the excess, if any, of the value of the total consideration received by the shareholder in the merger (taking into account the value of both the Colonial common shares and the Colonial Series E preferred depositary shares received in the merger) over the shareholder’s adjusted tax basis in its Cornerstone common shares at the time of the merger.

•	Possible Treatment of Colonial Series E Preferred Depositary Shares as “Nonqualified Preferred Stock.” Under some circumstances, the receipt of some types of stock, known as “nonqualified preferred stock,” issued as consideration in a merger that otherwise qualifies as a tax-deferred “reorganization” for federal income tax purposes will be taxable to the recipient as if the “nonqualified preferred stock” were cash. To be treated as “nonqualified preferred stock,” stock must constitute “preferred stock” for federal income tax purposes. Generally, stock will be treated as preferred stock if the stock is limited and preferred as to dividends and does not participate in the corporate growth of the issuer to any significant extent. Under new legislation enacted in October 2004, stock will not be treated as participating in corporate growth to any significant extent, and therefore will be treated as preferred stock, “unless there is a real and meaningful likelihood of the shareholder actually participating in the earnings and growth” of the issuer. There is no guidance as to what constitutes “a real and meaningful likelihood of the shareholder actually participating in the earnings and growth” of the issuer. If the stock is preferred stock, it may be nonqualified preferred stock if, among other things, the stock is redeemable by the issuer and, as of the issue date, is more likely than not to be redeemed within the 20-year period following the issuance of the stock.

As stated above, Colonial intends to take the position that the Colonial Series E preferred depositary shares are not nonqualified preferred stock because Colonial has reached the following factual conclusions:

•	based upon current market conditions and Colonial’s expectations as to future market conditions, there is (and, at the time of the merger, will be) a real and meaningful likelihood that the holders of the Colonial Series E preferred depositary shares will actually participate in the earnings and growth of Colonial (above and beyond payments of distributions at the stated dividend rate); and

•	based upon current market conditions and uncertainties as to future market conditions, it is not (and, at the time of the merger, will not be) more likely than not that Colonial will exercise its right to redeem the Colonial Series E preferred depositary shares within the next 20 years.

You are urged to consult with your own tax advisor to determine the effect of electing to receive Colonial Series E preferred depositary shares in exchange for Cornerstone common shares on your particular tax situation.

•	Fractional Shares. A Cornerstone shareholder that receives cash instead of a fractional Colonial common share will be treated as if the fractional common share were received in the merger and then redeemed by Colonial. The Cornerstone shareholder generally will recognize capital gain or loss equal to the difference between the amount of cash received for the fractional share and the shareholder’s basis in the fractional share. Assuming that Colonial Series E preferred depositary shares are not treated as “nonqualified preferred stock”, a Cornerstone shareholder that receives cash instead of a fractional Colonial Series E preferred depositary share will be treated as having received the fractional share in the merger and, then, as having that fractional share redeemed by Colonial. The Cornerstone shareholder generally will recognize capital gain or loss equal to the difference between the amount of cash received for the fractional Colonial Series E preferred depositary share and the shareholder’s basis in that fractional share. (If the Colonial Series E preferred depositary shares are treated as “nonqualified preferred stock”, which would be taxable to Cornerstone shareholders as discussed above, the Cornerstone shareholder would have no further gain or loss as a result of the receipt of cash in lieu of a fractional share.) Capital gain or loss from the receipt of cash in lieu of a fractional share will be long-term capital gain or loss if the Cornerstone shareholder’s holding period in the Cornerstone common shares is more than one year as of the time of the exchange.

•	Basis. A Cornerstone shareholder will have an aggregate tax basis in his, her or its Colonial common shares and/or Colonial Series E preferred depositary shares (including any fractional share interest deemed received in the merger and exchanged for cash) equal to the shareholder’s adjusted tax basis in the Cornerstone common shares surrendered, increased by the amount of any gain recognized in the merger, and decreased by the amount of any taxable consideration received in the merger (excluding any cash received in exchange for a fractional Colonial share). As noted above, although Colonial intends to take the position, based upon the relevant facts and circumstances, that a Cornerstone shareholder who receives Colonial Series E preferred depositary shares in the merger will not recognize taxable income or gain (except with respect to cash received instead of fractional Colonial shares), the receipt of Colonial Series E preferred depositary shares could be taxable if such shares are treated as “nonqualified preferred stock.” For a Cornerstone shareholder who receives both Colonial common shares and Colonial Series E preferred depositary shares, the holder’s aggregate basis will be allocated between the Colonial common shares and Colonial Series E preferred depositary shares based upon their relative fair market values at the time of the merger. If, however, the Colonial Series E preferred depositary shares were to be treated as “nonqualified preferred stock,” those shares will have a tax basis equal to their fair market value at the time of the merger, with the remaining basis allocated to the Colonial common shares, if any, received in the merger.

•	Holding Period. The holding period of the Colonial shares received by a Cornerstone shareholder in the merger will include the holding period of the Cornerstone common shares exchanged. If the receipt of the Colonial Series E preferred depositary shares is taxable as “nonqualified preferred stock,” however, the holding period for the Colonial Series E preferred depositary shares received in the merger will begin immediately after the merger.

Backup Withholding

      Backup withholding tax at a rate of 28% may apply to cash paid in the merger in lieu of fractional shares to a Cornerstone shareholder. Backup withholding will not apply, however, if the shareholder:

•	furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on IRS Form W-9, or an appropriate substitute form;

•	provides a certificate of foreign status on IRS Forms W-8BEN, W-8ECI or an appropriate applicable form; or

•	is otherwise exempt from backup withholding.

      The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number. Any amount withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s federal income tax liability provided that the shareholder furnishes required information to the IRS.

Federal Income Tax Consequences to Cornerstone

      Cornerstone will not recognize any gain or loss as a result of the merger if the merger qualifies as a reorganization under Section 368(a) of the Code.

Federal Income Tax Consequences of the Merger to Cornerstone and Cornerstone Shareholders if the Merger Does Not Qualify as a Reorganization

      Opinions of counsel to Colonial and counsel to Cornerstone dated as of                  , 200       that the merger will qualify as a reorganization for federal income tax purposes have been delivered. The delivery of opinions of counsel to Colonial and counsel to Cornerstone reaffirming these opinions is a condition to the merger. These opinions, however, will not be binding upon the IRS or the courts.

      If the merger fails to qualify as a reorganization, then a Cornerstone shareholder would recognize gain or loss, as applicable, equal to the difference between:

•	the aggregate fair market value of the Colonial shares received in the merger plus any cash received instead of fractional shares; and

•	the Cornerstone shareholder’s adjusted tax basis in its Cornerstone common shares.

      If the merger fails to qualify as a reorganization, so long as Cornerstone qualified as a REIT at the time of the merger, Cornerstone would not incur a tax liability so long as Cornerstone has made distributions (which would be deemed to include for this purpose the fair market value of the Colonial shares issued pursuant to the merger) to Cornerstone shareholders in an amount at least equal to the net income or gain on the deemed sale of its assets to Colonial. In the event that such distributions were not sufficient to eliminate all of Cornerstone’s tax liability as a result of the deemed sale of its assets to Colonial, Colonial would be liable for any remaining tax owed by Cornerstone as a result of the merger.

      If the merger fails to qualify as a reorganization and Cornerstone did not qualify as a REIT at the time of the merger, Cornerstone would generally recognize gain or loss on the deemed transfer of its assets to Colonial and Colonial, as its successor, could incur a very significant current tax liability.

Federal Income Tax Consequences to Colonial and the Colonial Shareholders

      Colonial and the Colonial shareholders will not recognize any gain or loss as a result of the merger, whether or not the merger qualifies as a reorganization under Section 368(a) of the Code. However, as explained above, if Cornerstone incurred any tax liabilities as a result of the failure of the merger to qualify as a reorganization under Section 368(a) of the Code and Cornerstone’s failure to qualify as a REIT at the time of the merger, those tax liabilities would be transferred to Colonial as a result of the merger. In addition, if the merger qualifies as a reorganization, but Cornerstone were to fail to qualify as a REIT at the time of the merger, Colonial would be subject to tax on the built-in gain on each Cornerstone asset existing at the time of the merger if Colonial were to dispose of the Cornerstone asset within the ten-year period following the merger. Such tax would be imposed at the highest regular corporate rate in effect at the date of the sale.

REIT Qualification of Colonial and Cornerstone

      McGuireWoods LLP, counsel to Cornerstone, delivered an opinion to Colonial dated as of                  , 200       that, commencing with Cornerstone’s taxable year ended December 31, 1999, through December 31, 2004 Cornerstone was organized and has operated in conformity with the requirements for qualification as a REIT and that for the period from January 1, 2005 through the date thereof Cornerstone’s current and proposed method of operation will enable it to continue to meet the requirements for qualification as a REIT under the Code. The delivery of an opinion of McGuireWoods LLP reaffirming this opinion as of the closing date is a condition to the merger. These opinions, however, will not be binding on the IRS or the courts. These opinions rely on customary representations made by Cornerstone about factual matters relating to the organization and operation of Cornerstone, Cornerstone Partnership and their subsidiaries, and include a discussion of tax matters related to whether intercompany accounts receivable and accounts payable with a subsidiary are a “security” for purposes of the REIT asset tests described below under “Material Federal Income Tax Considerations to Colonial Shareholders — Taxation of Colonial as a REIT — Asset Tests Applicable to REITs.” A copy of the opinion is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part. In addition, these opinions are based on factual representations of Cornerstone concerning its business and properties as set forth in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. If Cornerstone did not qualify as a REIT in one or more of its prior tax years, Cornerstone would be liable for, and, as successor to Cornerstone in the merger, Colonial would be obligated to pay, any federal income tax on its income earned in any year that it did not qualify as a REIT. In addition, as explained above, if Cornerstone were to fail to qualify as a REIT at the time of the merger and the merger qualified as a reorganization, Colonial would be subject to tax if, during the ten years following the merger, Colonial disposed of at a gain any asset that was acquired from Cornerstone in the merger. In this event, Colonial would generally be subject to tax at the highest regular corporate rate on the built-in gain, if any, that existed with respect to such asset at the time of the merger.

      Hogan & Hartson L.L.P., counsel to Colonial, delivered an opinion to Colonial and Cornerstone dated as of                  , 200       that, commencing with Colonial’s taxable year ended December 31, 1999, Colonial was organized and has operated in conformity with the requirements for qualification as a REIT, and that, after giving effect to the merger, Colonial’s organization and proposed method of operation will enable it to continue to meet the requirements for qualification as a REIT under the Code. The delivery of an opinion of Hogan & Hartson L.L.P. reaffirming this opinion as of the closing date is a condition to the merger. These opinions, however, will not be binding on the IRS or the courts. These opinions rely upon customary representations made by Colonial about factual matters relating to the organization and operation of Colonial, Colonial Partnership and their subsidiaries. In addition, these opinions are based upon factual representations of Colonial concerning its business and properties as set forth in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus.

      Colonial intends to continue to operate in a manner so as to qualify as a REIT following the merger, but there is no guarantee that Colonial will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon Colonial’s ability to meet, through actual annual, or, in some cases, quarterly, operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Hogan & Hartson L.L.P. will not review Colonial’s compliance with these tests on a continuing basis. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of Colonial, Colonial cannot guarantee that its actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular tax year. See “Material Federal Income Tax Considerations to Colonial Shareholders” on page 99 for a discussion of the tax considerations that may be material to a holder of Colonial shares, including Cornerstone shareholders who acquire Colonial shares in the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

RELATING TO THE FINAL REIT DIVIDEND

      Under the merger agreement, Cornerstone may declare a dividend to the Cornerstone shareholders shortly before the merger equal to the minimum amount necessary for Cornerstone to satisfy the REIT distribution requirements under Section 857(a)(1) of the Code and to avoid the payment of tax with respect to any undistributed income for Cornerstone’s short taxable year ending at the time of the merger. Section 857(a)(1) requires a REIT to distribute to its shareholders each taxable year an amount equal to 90% of its “REIT taxable income.” In addition, a REIT is required to pay tax on certain income that it does not distribute to its shareholders, even if it satisfies the 90% distribution requirement. If Cornerstone pays a final REIT dividend, Colonial will be entitled to declare a dividend to the Colonial common shareholders in an amount per Colonial common share equal to the amount per share of the final dividend paid by Cornerstone, divided by the common share conversion rate. Any final REIT dividends paid to Cornerstone shareholders and Colonial shareholders will not be part of the consideration paid in the merger and will be taxed in the same manner as other dividends paid by Cornerstone and Colonial. See “The Merger Agreement — Pre-Merger Dividends and Distributions — Final REIT Dividend” on page 81.

MATERIAL FEDERAL INCOME TAX

CONSIDERATIONS TO COLONIAL SHAREHOLDERS

      The following is a description of material federal income tax considerations to a holder of Colonial common shares and Colonial Series E preferred depositary shares. As used in this section, the term “Colonial” refers solely to Colonial Properties Trust, the term “Colonial Partnership” refers to Colonial Realty Limited Partnership.

      Because this discussion is intended to address only material federal income tax considerations relating to the ownership and disposition of Colonial common shares and Colonial Series E preferred depositary shares that are applicable to all holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•	you may be subject to special rules that are not discussed below if you are:

•	a tax-exempt organization;

•	a broker-dealer;

•	a trader in securities that elects to mark to market;

•	a person who holds Cornerstone common shares as part of a hedge, straddle or conversion transaction;

•	a person who acquired Cornerstone common shares pursuant to the exercise of employee share options or otherwise as compensation;

•	a person who does not hold its Cornerstone common shares as a capital asset;

•	a person that has a functional currency other than the U.S. dollar;

•	a non-U.S. corporation, non-U.S. partnership, non-U.S. trust, non-U.S. estate, or individual who is not taxed as a citizen or resident of the United States, all of which may be referred to collectively as “non-U.S. persons;”

•	a trust;

•	an estate;

•	a regulated investment company;

•	a REIT;

•	an insurance company;

•	a bank or other financial institution;

•	a U.S. expatriate; or

•	otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local, or foreign tax considerations; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

      You are urged to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of Colonial common shares and Colonial Series E preferred depositary shares on your tax situation, including any state, local or non-U.S. tax consequences and the effect of the REIT provisions in the American Jobs Creation Act on your ownership of Colonial common shares and Colonial Series E preferred depositary shares.

      The information in this section is based on the current Code, current, temporary and proposed regulations promulgated by the U.S. Treasury Department, the legislative history of the Code, current administrative interpretations and practices of the IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. Thus, it is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.

      On October 22, 2004, new legislation, referred to in this discussion as the “American Jobs Creation Act,” was enacted into law. This new legislation contains several provisions applicable to REITs, which are described throughout the following discussion. As with any new legislation, there are some uncertainties regarding the application of the new provisions to Colonial and its subsidiaries. However, Colonial does not anticipate any material adverse impact as a result of the new legislation.

Taxation of Colonial as a REIT

General

      Colonial has elected to be taxed as a REIT under the Code commencing with its first taxable year in 1993. A REIT generally is not subject to federal income tax on the income that it distributes to shareholders provided that the REIT meets the applicable REIT distribution requirements and other requirements for qualification.

      Colonial believes that it is organized and has operated, and Colonial intends to continue to operate, in a manner to qualify as a REIT, but there can be no assurance that Colonial has qualified or will remain qualified as a REIT. Qualification and taxation as a REIT depend upon Colonial’s ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of Colonial, Colonial cannot provide any assurance that its actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

      So long as Colonial qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to Colonial shareholders. This treatment eliminates or substantially reduces “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. However, Colonial will be subject to federal income tax as follows:

•	Colonial will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

•	Under some circumstances, Colonial may be subject to the “alternative minimum tax” on its items of tax preference.

•	If Colonial has net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on this income.

•	Colonial’s net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

•	If Colonial fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a tax equal to the gross income attributable to the greater of either:

•	the amount by which 75% of its gross income exceeds the amount of its income qualifying under the 75% test for the taxable year; or

•	the amount by which 95% (90% for the 2001 through 2004 taxable years) of its gross income exceeds the amount of its income qualifying for the 95% test;

        multiplied in either case by a fraction intended to reflect Colonial’s profitability.

•	Colonial will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if Colonial fails to distribute during each calendar year at least the sum of:

•	85% of its REIT ordinary income for the year;

•	95% of its REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years.

•	Colonial may elect to retain and pay income tax on its net long-term capital gain. In that case, a U.S. shareholder would include its proportionate share of Colonial’s undistributed long-term capital gain (to the extent Colonial makes a timely designation of such gain to the U.S. shareholder) in its income, will be deemed to have paid the tax that Colonial paid on such gain, would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the U.S. shareholder in Colonial shares.

•	Colonial will be subject to a 100% penalty tax on some payments it receives (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among Colonial, its tenants and/or its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

•	If Colonial acquires any asset from a taxable “C” corporation in a carry-over basis transaction, it could be liable for specified tax liabilities inherited from that “C” corporation. To its knowledge, prior to the merger, Colonial has not acquired any assets from a “C” corporation in a carry-over basis transaction. In 2003, Cornerstone acquired several assets from a regular C corporation in a carry-over basis transaction and, accordingly, is subject to corporate level tax (at the highest regular rate) on the built-in gain in those assets at the time of the 2003 merger if those assets are sold in taxable transactions prior to May 29, 2013. As a result of the merger, any liability for such taxes will transfer to Colonial if Colonial sells one or more of these assets prior to May 29, 2013. Furthermore, if Cornerstone were to fail to qualify as a REIT at the time of the merger, and the merger qualifies as a tax-free reorganization, Colonial would be subject to corporate tax on the built-in gain in the Cornerstone assets at the time of the merger if Colonial sells those assets in a taxable transaction during the ten-year period following the merger.

•	With regard to Colonial’s 2005 and subsequent taxable years, if Colonial fails to satisfy the 5% asset test, the 10% value limitation, or the 10% voting security limitation discussed below because Colonial owns assets the total value of which exceeds a statutory de minimis standard but nonetheless maintains its qualification as a REIT because other requirements are met, Colonial will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets by the highest rate of tax applicable to corporations.

•	With regard to Colonial’s 2005 and subsequent tax years, if Colonial fails to satisfy a requirement under the Code (other than the 75% and 95% gross income tests, the 5% asset test and the 10% voting security and 10% value limitations) the failure of which would result in the loss of Colonial’s REIT status, and the failure is due to reasonable cause and not willful neglect, Colonial may nonetheless maintain its qualification as a REIT if it pays a penalty of $50,000 for each such failure.

      Furthermore, notwithstanding Colonial’s status as a REIT, Colonial also may have to pay certain state and local income taxes, because not all states and localities treat REITs the same as they are treated for federal income tax purposes, and certain foreign income and other taxes to the extent that Colonial owns assets or conducts operations in foreign jurisdictions. Moreover, each of Colonial’s taxable REIT subsidiaries (as further described below) is subject to federal, state and local corporate income taxes on its net income.

      If Colonial is subject to taxation on its REIT taxable income or is subject to tax due to a sale of a built-in gain asset that was acquired in a carry-over basis from a “C” corporation, a portion of the dividends Colonial pays to Colonial shareholders who are taxed as individuals during the following year may be subject to reduced capital gains rates rather than at ordinary income rates. See “U.S. Taxation of Taxable U.S. Shareholders — Qualified Dividend Income.”

Requirements for Qualification as a REIT

      The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4) that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules);

(7) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and regulations promulgated thereunder; and

(9) that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

      Conditions (1), (2), (3) and (4) above must be met during the entire taxable year. Condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months, other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year. For purposes of determining share ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

      Colonial believes that it has issued sufficient shares with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6) above. In addition, the Colonial declaration of trust contains restrictions regarding the transfer of its shares that are intended to assist Colonial in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. See “Description of Colonial Shares — Restrictions on Transfer.” These restrictions, however, may not ensure that Colonial will be able to satisfy these share ownership requirements. To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If Colonial complies with the annual letters requirement and it does not know and, exercising reasonable diligence, would not have known of its failure to meet condition (6) above, then it will be treated as having met condition (6) above. If Colonial fails to satisfy these share ownership requirements, it will fail to qualify as a REIT unless it qualifies for certain relief positions.

      To qualify as a REIT, Colonial cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. Colonial elected to be taxed as a REIT beginning with its first taxable year in 1993. Therefore, Colonial has not had any undistributed non-REIT earnings and profits of its own. Prior to the merger, Colonial has not merged with any other companies with preexisting operations and therefore could not have inherited any undistributed non-REIT earnings and profits. As a result, Colonial does not believe that it has any undistributed non-REIT earnings and profits. However, the IRS could determine otherwise. In addition, if Cornerstone were to fail to qualify as a REIT at the time of the merger, Colonial would acquire any undistributed non-REIT earnings and profits that Cornerstone has at the time of the merger. Colonial will receive an opinion of McGuireWoods LLP at the closing of the merger to the effect that Cornerstone will qualify as a REIT at the time of the merger. Due to Cornerstone’s significant return of capital distributions in recent years, projected taxable income for 2005 and expected distributions for 2005 prior to the merger, Colonial believes that Cornerstone would not have any undistributed earnings and profits at the time of the merger even if it did fail to qualify as a REIT at the time of the merger. However, the IRS could determine otherwise. Even if it were later determined by the IRS that Colonial did inherit non-REIT earnings and profits from Cornerstone in the merger, Colonial would be able to maintain its REIT qualification by using the “deficiency dividend” procedures to distribute the non-REIT earnings and profits to shareholders. The deficiency dividend procedures would require Colonial to make a distribution to shareholders of the non-REIT earnings and profits within 90 days of the determination and to pay to the IRS an interest charge on 50% of any non-REIT earnings and profits that were not distributed prior to December 31, 2005. Alternatively, Colonial may be able to avail itself of the savings provision for failures due to reasonable cause, in which case, Colonial would be required to pay a $50,000 penalty tax.

Qualified REIT Subsidiaries

      If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of Colonial is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries

      A “taxable REIT subsidiary” of Colonial is a corporation in which Colonial directly or indirectly owns stock and that elects, together with Colonial, to be treated as a taxable REIT subsidiary under Section 856(l) of the Code In addition, if a taxable REIT subsidiary of Colonial owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of Colonial. A taxable REIT subsidiary is a corporation subject to regular federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

      Generally, a taxable REIT subsidiary can perform some impermissible tenant services without causing Colonial to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made to Colonial. In addition, Colonial will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among Colonial, Colonial’s tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. There can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of payments received by us from, or expenses deducted by, Colonial’s taxable REIT subsidiaries.

Ownership of Partnership Interests by a REIT

      Treasury Regulations provide that a REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, Colonial’s proportionate share of the assets and items of income of Colonial Partnership and other partnerships and limited liability companies in which Colonial holds direct or indirect interests, which are collectively referred to as the “Partnerships”, including the Partnerships’ share of assets and items of income of any subsidiaries that are partnerships or limited liability companies, are treated as assets and items of income of Colonial for purposes of applying the asset and income tests. Colonial has control over Colonial Partnership and substantially all of the partnership and limited liability company subsidiaries of Colonial Partnership and intends to operate them in a manner that is consistent with the requirements for qualification of Colonial as a REIT.

Income Tests Applicable to REITs

      To qualify as a REIT, Colonial must satisfy two gross income tests, which are applied on an annual basis. First, at least 75% of the REIT’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or from some types of temporary investments. Income from investments relating to real property or mortgages on real property includes “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, at least 95% of Colonial’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test, dividends, interest, and gain from the sale or disposition of stock or securities.

      Rents received by Colonial will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage of percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

      Generally, for rents to qualify as rents from real property for purposes of the gross income tests, Colonial may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, Colonial may not provide “impermissible services” to tenants (except through an independent contractor from whom Colonial derives no revenue and that meets other requirements or through a taxable REIT subsidiary), without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of Colonial’s direct cost of providing the service. If the impermissible tenant service income with respect to a property exceeds 1% of Colonial’s total income from that property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify itself as rents from real property), but the impermissible tenant service income will not qualify as rents from real property. Colonial believes that all services provided to tenants by Colonial, Colonial Partnership or its subsidiaries (other than those the income from which meets the 1% “de minimis” services exception described above, those provided by an independent contractor or those provided by a taxable REIT subsidiary) should be considered permissible services, although there can be no assurance that the IRS will not contend otherwise.

      Unless Colonial determines that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by Colonial in the taxable year, will not jeopardize Colonial’s status as a REIT, Colonial does not and does not intend to:

•	charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•	rent any property to a related party tenant, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

•	derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•	directly perform services considered to be noncustomary or rendered to the occupant of the property.

      Colonial Partnership may receive fees, directly or indirectly, in consideration of the performance of property management services with respect to certain properties not owned entirely by Colonial Partnership. A portion of such fees (corresponding to that portion of a property owned by a third-party) will not qualify under the 75% or 95% gross income test. Colonial Partnership also may receive certain other types of income with respect to the properties it owns that will not qualify for the 75% or 95% gross income test. In addition, dividends and interest (unless paid on a note secured by real estate paid by Colonial Properties Services, Inc.) will not qualify under the 75% gross income test. Colonial believes, however, that the aggregate amount of such fees and other nonqualifying income in any taxable year will not cause Colonial to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

      “Interest” generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. Colonial does not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

      From time to time, Colonial will enter into hedging transactions with respect to one or more of its assets or liabilities, including interest rate swap or cap agreements, options, futures contracts, or similar financial instruments. For taxable years prior to 2005, to the extent that such financial instruments are entered into to reduce the interest rate risk with respect to any indebtedness incurred or to be incurred by Colonial to acquire or carry real estate assets, any periodic payments or gains from disposition are treated as qualifying income for purposes of the 95% gross income test (but not the 75% gross income test). If, however, part or all of the indebtedness were incurred for other purposes, then part or all of the income for such years would be nonqualifying income for purposes of both gross income tests. Colonial intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT. For 2005 and thereafter, income or gain from hedging transactions will be disregarded for purposes of the 95% gross income test if the hedge is entered into in the normal course of our business primarily to manage the risk of interest rate changes with respect to indebtedness incurred or to be incurred by us to acquire real estate assets and we meet specified identification requirements.

      If Colonial fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is entitled to relief under the Code. These relief provisions generally will be available if Colonial’s failure to meet the tests is due to reasonable cause and not due to willful neglect, and Colonial discloses to the IRS the sources of its income as required by the Code and applicable regulations. It is not possible, however, to state whether in all circumstances Colonial would be entitled to the benefit of these relief provisions. For example, if Colonial fails to satisfy the gross income tests because nonqualifying income that Colonial intentionally incurs exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving Colonial, Colonial will fail to qualify as a REIT. As discussed above, under “— Taxation of Colonial as a REIT — General,” even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

      Any gain realized by Colonial on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including Colonial’s share of this type of gain realized by Colonial Partnership, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. Colonial intends to hold its properties, and Colonial Partnership intends to hold its properties, for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with its investment objectives. Colonial cannot provide any assurance, however, that the IRS might not contend that one or more of these sales are subject to the 100% penalty tax.

Asset Tests Applicable to REITs

      At the close of each quarter of its taxable year, Colonial must satisfy four tests relating to the nature of its assets:

(1) at least 75% of the value of Colonial’s total assets must be represented by real estate assets, cash, cash items and government securities. Colonial’s real estate assets include, for this purpose, its allocable share of real estate assets held by Colonial Partnership and the non-corporate subsidiaries of Colonial Partnership, as well as shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt of Colonial;

(2) not more than 25% of Colonial’s total assets may be represented by securities other than those in the 75% asset class;

(3) except for securities described in (1) above and securities in taxable REIT subsidiaries:

•	the value of any one issuer’s securities owned by Colonial may not exceed 5% of the value of Colonial’s total assets;

•	Colonial may not own more than 10% of any one issuer’s outstanding voting securities;

•	Colonial may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the “straight debt” exception discussed below; and

(4)	not more than 20% of the value of Colonial’s total assets may be represented by securities of one or more taxable REIT subsidiaries.

      Securities for purposes of the asset tests may include debt securities. However, debt of an issuer will not taken into account for purposes of the 10% value test if the debt securities meet the “straight debt” safe-harbor. Debt will meet the “straight debt” safe harbor if (1) neither Colonial, nor any of its taxable REIT subsidiaries, own any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Internal Revenue Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield of maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

      After initially meeting the asset tests at the close of any quarter, Colonial will not lose its status as a REIT if it fails to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of its assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. An acquisition of securities could include Colonial increasing its interest in Colonial Partnership as a result of a merger, the exercise by limited partners of their redemption right relating to units in Colonial Partnership, or an additional capital contribution of proceeds of an offering Colonial shares by Colonial. Colonial intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20%, or 5% asset tests or 10% value limitation. If Colonial were to fail to cure noncompliance with the asset tests within this time period, Colonial would cease to qualify as a REIT, unless, with regard to Colonial’s 2005 and subsequent taxable years, Colonial satisfies certain relief provisions. Furthermore, for our taxable years beginning after December 31, 2004, the failure to satisfy the asset tests can be remedied even after the 30-day cure period. If the total value of the assets that caused a failure of the 25% value test, 5% asset test, the 20% taxable REIT subsidiary securities test, the 10% voting securities test or the 10% value test does not exceed either 1% of our assets at the end of the relevant quarter or $10,000,000, Colonial can cure such a failure by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which Colonial first identifies the failure of the asset test. For a violation of any of the asset tests attributable to the ownership of assets the total value of which exceeds the amount described in the preceding sentence, Colonial can avoid disqualification as a REIT if the violation is due to reasonable cause and Colonial disposes of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence, pays a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and files a schedule with the IRS that describes the assets.

      Colonial Properties Services, Inc. has elected, together with Colonial, to be treated as a taxable REIT subsidiary of Colonial. So long as Colonial Properties Services, Inc. qualifies as a taxable REIT subsidiary, Colonial will not be subject to the 5% asset test, 10% voting securities limitation and 10% value limitation with respect to Colonial Properties Services, Inc. Colonial may acquire securities in other taxable REIT subsidiaries in the future. Colonial believes that the aggregate value of its taxable REIT subsidiaries will not exceed 20% of the aggregate value of its gross assets.

      As of each relevant testing date prior to the election to treat Colonial Properties Services, Inc. as a taxable REIT subsidiary, which election first became available as of January 1, 2001, Colonial did not own more than 10% of the voting securities of Colonial Properties Services, Inc. or any other issuer. In addition, Colonial believes that as of each relevant testing date prior to the election to treat Colonial Properties Services, Inc. or any other corporation in which Colonial owns an interest as a taxable REIT subsidiary of Colonial, Colonial’s pro rata share of the value of the securities, including unsecured debt, of any issuer did not exceed 5% of the total value of Colonial’s assets.

      With respect to each issuer in which Colonial currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, Colonial believes that its pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of Colonial’s assets and that it complies with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, Colonial cannot provide any assurance that the IRS might not disagree with Colonial’s determinations.

Annual Distribution Requirements

      To qualify as a REIT, Colonial is required to distribute dividends, other than capital gain dividends, to Colonial shareholders each year in an amount at least equal to (1) the sum of (a) 90% of Colonial’s REIT taxable income, computed without regard to the dividends paid deduction and Colonial’s net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if Colonial recognizes any built-in gain, Colonial will be required, under Treasury regulations, to distribute at least 90% of the built-in gain, after tax, recognized on the disposition of the applicable asset. See “— Taxation of Colonial as a REIT — General” for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate or in the following taxable year if declared before Colonial timely files its tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

      Colonial believes that it has made and intends to continue to make timely distributions sufficient to satisfy its annual distribution requirements. It is possible, however, that Colonial, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements. In this event, Colonial may find it necessary to cause Colonial Partnership to arrange for short-term, or possibly long-term, borrowings to fund required distributions or to pay dividends in the form of taxable dividends of common shares of Colonial.

      Under some circumstances, Colonial may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in Colonial’s deduction for dividends paid for the earlier year. Thus, Colonial may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Colonial will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

      To the extent that Colonial does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, it is subject to tax on these undistributed amounts at regular capital gains or ordinary corporate tax rates, as the case may be.

      Furthermore, Colonial will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid if Colonial fails to distribute during each calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of:

•	85% of its REIT ordinary income for the year;

•	95% of its REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years.

      A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Record-Keeping Requirements

      Colonial is required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure to Qualify

      If Colonial fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, Colonial will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. If Colonial fails to qualify as a REIT, Colonial will not be required to make any distributions to shareholders, and any distributions that are made to shareholders will not be deductible by Colonial. As a result, Colonial’s failure to qualify as a REIT would significantly reduce the cash available for distributions by Colonial to its shareholders. In addition, if Colonial fails to qualify as a REIT, all distributions to shareholders, to the extent of Colonial’s current and accumulated earnings and profits, will be taxable as regular corporate dividends, which means that shareholders taxed as individuals currently would receive qualified dividend income that would be taxed at capital gains rates, and corporate shareholders generally would be entitled to a dividends received deduction with respect to such dividends. Unless entitled to relief under specific statutory provisions, Colonial also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. There can be no assurance that Colonial would be entitled to any statutory relief.

Tax Aspects of Colonial’s Investments in Partnerships

General

      All of Colonial’s investments are held directly or indirectly through Colonial Partnership. In general, partnerships are “pass-through” entities that are not subject to federal income tax at the partnership level. However, a partner is allocated its proportionate share of the items of income, gain, loss, deduction and credit of a partnership, and is required to include these items in calculating its tax liability, without regard to whether it receives a distribution from the partnership. Colonial includes its proportionate share of these partnership items in its income for purposes of the various REIT income tests and the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Colonial includes its proportionate share of assets held through Colonial Partnership. See “— Taxation of Colonial as a REIT — Ownership of Partnership Interests by a REIT” above.

Entity Classification

      Colonial holds direct or indirect interests in Colonial Partnership and other Partnerships. Colonial believes that each of the Partnerships qualifies as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If any of the Partnerships were to be treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of Colonial’s assets and items of gross income would change, which could preclude Colonial from satisfying the asset tests and possibly the income tests (see “Federal Income Tax Considerations — Asset Tests Applicable to REITs” and “— Income Tests Applicable to REITs”), and in turn could prevent Colonial from qualifying as a REIT.

Allocations of Income, Gain, Loss and Deduction

      A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations. Generally, Section 704(b) of the Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners and members. If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the Partnerships in which Colonial owns an interest are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

      Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a Partnership in exchange for an interest in the Partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution (a “Book-Tax Difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Colonial Partnership was formed by (and continues to acquire some assets from time to time by) way of contributions of appreciated property. Consequently, Colonial Partnership’s partnership agreement requires such allocations to be made in a manner consistent with Section 704(c). As a result, certain limited partners of Colonial Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Partnerships of the contributed assets. These allocations will tend to eliminate the Book-Tax Difference over time. However, the special allocation rules of Section 704(c) as applied by Colonial do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Partnership will cause Colonial to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to its as a result of such sale. This may cause Colonial to recognize taxable income in excess of cash proceeds, which might adversely affect Colonial’s ability to comply with the REIT distribution requirements. See “Federal Income Tax Considerations — Annual Distribution Requirements.”

U.S. Taxation of Taxable U.S. Shareholders

      As used in the remainder of this discussion, the term “U.S. shareholder” means a beneficial owner of a Colonial common share or Colonial Series E preferred depositary share that is, for United States federal income tax purposes:

•	a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

•	a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•	in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

      In the case of an entity treated as a partnership for United States federal income tax purposes that holds Colonial common shares or Colonial Series E preferred depositary shares, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Persons that have an indirect interest in Colonial’s shares through entities treated as partnerships for United States federal income tax purposes should consult their tax advisors. A “non-U.S. shareholder” is a holder, including any partner in a partnership that holds Colonial shares, that is not a U.S. shareholder.

Distributions

      So long as Colonial qualifies as a REIT, distributions to U.S. shareholders out of its current or accumulated earnings and profits that are not designated as capital gain dividends or qualified dividend income, will be taxable as ordinary income and will not be eligible for the dividends received deduction generally available for corporations. As a general rule, for purposes of determining whether a distribution made on Colonial common shares or Colonial Series E preferred depositary shares is a taxable dividend, Colonial allocates its current earnings and profits as follows: (1) first, to the distributions made on Colonial Series E preferred depositary shares, and among classes and series of Colonial Series E preferred depositary shares in accordance with their priorities, and (ii) second, if any accumulated earnings and profits are remaining, to the distributions made on Colonial common shares. The effect of this rule is to cause all distributions made on Colonial Series E preferred depositary shares to be fully taxable as dividends before any portion of a distribution made on Colonial common shares is taxable as a dividend. Distributions in excess of Colonial’s current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted tax basis of the shareholder’s shares. Rather, such distributions will reduce the adjusted basis of such shares. Distributions in excess of current and accumulated earnings and profits that exceed the U.S. shareholder’s adjusted basis in its shares will be taxable as capital gains in the amount of such excess if the shares are held as a capital asset. If Colonial declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, Colonial will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

      Colonial may elect to designate distributions of its net capital gain as “capital gain dividends.” Capital gain dividends are taxed to shareholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. shareholder has held its shares. Designations made by Colonial only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If Colonial designates any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

      Instead of paying capital gain dividends, Colonial may designate all or part of its net capital gain as “undistributed capital gain.” Colonial will be subject to tax at regular corporate rates on any undistributed capital gain.

      A U.S. shareholder:

•	will include in its income as long-term capital gains its proportionate share of such undistributed capital gains; and

•	will be deemed to have paid its proportionate share of the tax paid by Colonial on such undistributed capital gains and receive a credit or a refund, as the case may be, to the extent that the tax paid by Colonial exceeds the U.S. shareholder’s tax liability on the undistributed capital gain.

      A U.S. shareholder will increase the basis in its Colonial shares by the excess, if any, of the amount of capital gain included in its income and the amount of tax it is deemed to have paid. The earnings and profits of Colonial will be adjusted appropriately.

      With respect to holders who are taxed at the rates applicable to individuals, Colonial must classify portions of any designated capital gain dividend into the following categories:

•	a 15% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15%; or

•	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

      Colonial must determine the maximum amounts that it may designate as 15% and 25% capital gain dividends by performing the computation required by the Code as if Colonial were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.

      Recipients of capital gains dividends from Colonial that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Qualified Dividend Income

      With respect to holders who are taxed at the rates applicable to individuals, Colonial may elect to designate a portion of its distributions paid to such holders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the holder has held the shares with respect to which the distribution is made for more than 61 days during the 121-day period beginning on the date that is 60 days before the date on which such shares became ex-dividend with respect to the relevant distribution. If preferred stock dividends are paid that are attributable to a period or periods aggregating in excess of 366 days, the shares must be held for 91 days during an 181-day period beginning 90 days before the ex-dividend date. The maximum amount of Colonial’s distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

      (a) the qualified dividend income received by Colonial during such taxable year from non-REIT corporations (including Colonial’s taxable REIT subsidiaries);

      (b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by Colonial with respect to such undistributed REIT taxable income; and

      (c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT “C” corporation over the federal income tax paid by Colonial with respect to such built-in gain.

      Generally, dividends that Colonial receives will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “foreign personal holding company,” a “foreign investment company,” or “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. Colonial generally expects that an insignificant portion, if any, of our distributions to shareholders will consist of qualified dividend income.

Other Tax Considerations

      Distributions made by Colonial and gain arising from the sale or exchange by a U.S. shareholder of Colonial shares will not be treated as passive activity income, and as a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from Colonial generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder may elect to treat capital gain dividends, capital gains from the disposition of Colonial shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gain or income will be taxed at ordinary income tax rates. Colonial will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. shareholders may not include in their individual income tax returns any net operating losses or capital losses of Colonial. Colonial’s operating or capital losses would be carried over by Colonial for potential offset against future income, subject to applicable limitations.

Sales of Shares

      Upon any taxable sale or other disposition of Colonial common shares or Colonial Series E preferred depositary shares, a U.S. shareholder will recognize gain or loss for federal income tax purposes on the disposition in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the holder’s adjusted basis in the Colonial common shares or Colonial Series E preferred depositary shares for tax purposes.

      This gain or loss will be a capital gain or loss if the shares have been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the shareholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder’s tax bracket. A U.S. shareholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Shareholders are urged to consult with their own tax advisors with respect to their capital gain tax liability.

      In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of shares that have been held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, but only to the extent of distributions received by the U.S. shareholder from Colonial that were required to be treated as long-term capital gains.

U.S. Taxation of Tax-Exempt Shareholders

      Provided that a tax-exempt shareholder has not held its Colonial shares as “debt financed property” within the meaning of the Code, the dividend income from Colonial will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt shareholder. Similarly, income from the sale of Colonial shares will not constitute UBTI unless the tax-exempt shareholder has held its share as debt financed property within the meaning of the Code or has used the common shares in a trade or business.

      However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2), the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in Colonial will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt shareholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

      Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” are treated as UBTI if received by any trust that is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”

      A REIT is a pension held REIT if it meets the following two tests:

•	it qualified as a REIT only by reason of Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

•	either (a) at least one pension trust holds more than 25% of the value of the REIT’s shares, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT’s shares, collectively owns more than 50% of the value of the REIT’s shares.

      The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception with respect to pension trusts. Based on both its current share ownership and the limitations on transfer and ownership of shares contained in its Declaration of Trust, Colonial does not expect to be classified as a pension held REIT. However, no assurance can be given that Colonial will not become a “pension-held REIT” in the future.

U.S. Taxation of Non-U.S. Shareholders

Distributions by Colonial

      Distributions by Colonial to a non-U.S. shareholder that are neither attributable to gain from sales or exchanges by Colonial of “U.S. real property interests” nor designated by Colonial as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of Colonial’s current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

      Generally, Colonial expects to withhold U.S. income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) not designated as (or deemed to be) capital gain dividends made to a non-U.S. shareholder unless:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate with Colonial; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with Colonial claiming that the distribution is income effectively connected with the non-U.S. shareholder’s trade or business.

      Distributions in excess of current and accumulated earnings and profits will be taxable to a non-U.S. shareholder (and will be subject to withholding tax) to the extent that the distributions exceed the non-U.S. shareholder’s basis in its Colonial common shares. Distributions in excess of current or accumulated earnings and profits of Colonial that do not exceed the adjusted basis of the non-U.S. shareholder in its common shares will reduce the non-U.S. shareholder’s adjusted basis in its common shares and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.

      Colonial may be required to withhold at least 10% of any distribution in excess of its current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

      Distributions to a non-U.S. shareholder that are designated by Colonial at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

•	the investment in the common shares is effectively connected with the non-U.S. shareholder’s trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a shareholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

•	the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

      Under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by Colonial of U.S. real property interests, may be subject to tax and withholding rules different than those applicable to ordinary income distributions. For 2005 and thereafter, the FIRPTA tax and withholding on distributions from a REIT attributable to the sale of a United States real property interest will not apply to a distribution received by a shareholder with respect to a class of stock that is “regularly traded” on an established securities market located in the United States if that shareholder owns no more than 5% of such regularly traded class of shares with respect to which the distribution shareholder who owns, at all times during the taxable year. A non-U.S. shareholder not described in the previous sentence who receives a distribution attributable to the sale of a United States real property interest will be treated as recognizing gain that is income effectively connected with a U.S. trade or business and will be taxed on this gain at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. shareholder that is a corporation. Colonial will be required to withhold and remit to the IRS 35% of any such distribution to non-U.S. shareholders that is either designated as a capital gain dividend, or, if greater, 35% of any such distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of Colonial’s net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. shareholder’s U.S. federal income tax liability or refunded when the non-U.S. shareholder properly and timely files a tax return with the IRS. A distribution attributable to the sale of a U.S. real property interest will be treated as an ordinary income distribution to non-U.S. shareholders described in the second sentence of this paragraph.

      Although the law is not clear on the matter, it appears that amounts designated by Colonial as undistributed capital gains in respect of the Colonial shares held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by Colonial of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by Colonial on the undistributed capital gains, and to receive from the IRS a refund to the extent their proportionate share of this tax paid by Colonial were to exceed their actual United States federal income tax liability.

Sale of Colonial Common Shares or Colonial Series E Preferred Depositary Shares

      Gain recognized by a non-U.S. shareholder upon the sale or exchange of Colonial shares generally would not be subject to United States taxation unless:

•	the investment in Colonial shares is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders with respect to any gain;

•	the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•	the Colonial shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

      Colonial shares will not constitute a United States real property interest if Colonial is a domestically-controlled REIT. Colonial will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by non-U.S. shareholders.

      Colonial believes that, currently, it is a domestically controlled REIT and, therefore, that the sale of Colonial shares would not be subject to taxation under FIRPTA. Because Colonial shares are publicly traded, however, Colonial cannot guarantee that it is or will continue to be a domestically-controlled REIT.

      Even if Colonial does not qualify as a domestically-controlled REIT at the time a non-U.S. shareholder sells its Colonial shares, gain arising from the sale still would not be subject to FIRPTA tax if:

•	the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the New York Stock Exchange; and

•	the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the five-year period ending on the date of the sale or exchange.

      If gain on the sale or exchange of Colonial shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Backup Withholding and Information Reporting Requirements

U.S. Shareholders

      In general, information reporting requirements will apply to payments of dividends on Colonial shares and payments of the proceeds of the sale of shares to some shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax at the rate of 28% if:

•	the payee fails to furnish a taxpayer identification number, or “TIN”, to the payer or to establish an exemption from backup withholding;

•	the IRS notifies the payer that the TIN furnished by the payee is incorrect;

•	there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

•	there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

      Some shareholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s United States federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Shareholders

      Generally, information reporting will apply to payments of distributions on shares, and backup withholding described above for a U.S. shareholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

      The payment of the proceeds from the disposition of shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding described above for U.S. shareholders, unless the non-U.S. shareholder satisfies the requirements necessary to be an exempt non-U.S. shareholder or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if the partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker, unless the broker has documentary evidence as to the non-U.S. shareholder’s foreign status and has no actual knowledge to the contrary.

      Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these Treasury regulations varies depending on the shareholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Sunset of Reduced Tax Rate Provisions

      Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gains rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective holders should consult their own tax advisors regarding the effect of sunset provisions on an investment in Colonial shares.

Tax Shelter Reporting

      If a holder recognizes a loss as a result of a transaction with respect to Colonial shares of at least (i) for a holder that is an individual, S corporation, trust or a partnership with at least one noncorporate unitholder, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate unitholders, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Holders of Colonial shares should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Other Tax Considerations

      A portion of Colonial’s income is comprised of dividends from Colonial Properties Services, Inc., and payments on the note held by Colonial Partnership. Colonial Properties Services, Inc. is a regular C corporation and thus pays federal, state and local income taxes on its net income at normal corporate rates. Furthermore, as a taxable REIT subsidiary of Colonial, Colonial Properties Services, Inc. is limited in its ability to deduct interest payments made to Colonial. To the extent that Colonial or any of its subsidiaries, including Colonial Properties Services, Inc., are required to pay federal, state or local taxes, Colonial will have less cash available for distribution to shareholders.

State and Local Considerations

      Colonial and the Colonial shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Colonial and the Colonial shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Colonial shares.

      The Alabama Real Estate Investment Trust Act of 1995, or “Alabama REIT Law”, generally conforms the treatment of REITs (such as Colonial) under Alabama tax law to federal law for tax years beginning after December 31, 1994. In particular, the Alabama REIT Law specifically permits REITs to deduct dividends paid in computing taxable income for Alabama income tax purposes. Under Alabama law, each beneficiary of a REIT is required to report and pay Alabama tax on its share of the REIT’s income to the extent described below. An individual who is an Alabama resident is required to report and pay tax on all of its share of the REIT’s income, regardless of the source of that income. An individual who is not resident in Alabama for Alabama state income tax purposes is required to report and pay tax only on income considered to be Alabama source income (i.e., income that would be subject to tax in Alabama if received directly by the individual). For this purpose, however, income derived by a REIT with respect to stock or securities is not considered to be Alabama source income merely because the securities are issued by a corporation organized under Alabama law or doing business in Alabama. Similar treatment applies to a corporate beneficiary of a REIT that is not organized or otherwise engaged in a “trade or business” in Alabama. Colonial has received an opinion from special Alabama tax counsel to the effect that so long as Colonial’s sole assets consist of stock and securities of other corporations or partnerships (i.e., Colonial Properties Services, Inc., Colonial Partnership), (i) individual Colonial shareholders who are not residents of Alabama for Alabama state income tax purposes and who do not otherwise receive taxable income from property owned or business transacted in Alabama and (ii) corporate shareholders not organized in Alabama that do not otherwise receive income from sources within, or business transacted in, Alabama will not be required to file tax returns in Alabama or pay tax in Alabama as a result of investing in Colonial shares.

      The state of Alabama imposes a privilege tax on a REIT organized under Alabama law. The amount of the privilege tax due is based on the REIT’s net worth. The privilege tax imposed on a REIT will be not less than $100 nor more than $500,000 (and perhaps $15,000). Any Alabama privilege tax that Colonial is required to pay will reduce the cash available for distribution by Colonial to shareholders.

DESCRIPTION OF COLONIAL SHARES

      The following summary of the material terms of Colonial shares does not include all of the terms of Colonial shares and should be read together with the Colonial declaration of trust and Colonial bylaws and applicable Alabama law and, in the case of the Colonial Series E preferred depositary shares and Colonial Series E preferred shares, the form of the designating articles supplementary to the Colonial declaration of trust for such Colonial preferred shares. The Colonial declaration of trust and bylaws are incorporated by reference in this joint proxy statement/ prospectus. See “Where You Can Find More Information” beginning on page 169. The form of the designating articles supplementary to the Colonial declaration of trust for the Colonial Series E preferred depositary shares and Colonial Series E preferred shares to be established as part of the merger is included as an exhibit to the registration statement of which this joint proxy statement/ prospectus is a part.

Authorized Capital Stock

      The authorized shares of beneficial interest of Colonial consist of:

•	65,000,000 common shares, $.01 par value per share, which we refer to as the “Colonial common shares;” and

•	10,000,000 preferred shares, $.01 par value per share, which we refer to as “Colonial preferred shares,” of which:

•	2,000,000 shares are designated as 7.25% Series B Cumulative Redeemable Perpetual Preferred Shares of Beneficial Interest, par value $0.01 per share, which we refer to as “Colonial Series B preferred shares;”

•	2,000,000 shares are designated as 9.25% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, which we refer to as “Colonial Series C preferred shares;”

•	500,000 shares are designated as 8 1/8% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, which we refer to as “Colonial Series D preferred shares;” and

•	6,500 shares are designated as Series 1998 Junior Participating Preferred Shares of Beneficial Interest, which we refer to as the “Colonial Series 1998 preferred shares”.

      If the amendment to the Colonial declaration of trust described in this joint proxy statement/ prospectus is approved, Colonial’s authorized shares will consist of 125,000,000 Colonial common shares and 20,000,000 Colonial preferred shares.

Colonial Common Shares

      Subject to such preferential rights as may be granted by the Colonial board of trustees in connection with the issuance of Colonial preferred shares, holders of Colonial common shares are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive ratably such dividends as may be declared on the Colonial common shares by the Colonial board of trustees in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of Colonial, holders of Colonial common shares are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Colonial preferred shares. Holders of Colonial common shares have no subscription, redemption, conversion or preemptive rights. Matters submitted for shareholder approval generally require a majority vote of the shares present and voting thereon, except that the reorganization, merger, consolidation or sale of all or substantially all of the Colonial’s assets require the affirmative vote of holders of a majority of the shares outstanding and entitled to vote thereon, and the termination of Colonial, the removal of trustees and the amendment of specified provisions of the Colonial declaration of trust require the affirmative vote of holders of at least two-thirds of the shares outstanding and entitled to vote thereon.

Colonial Series E Preferred Depositary Shares

      Each Colonial Series E preferred depositary share will represent 1/100th of a Colonial Series E preferred share. Set forth below is a description of the terms of the Colonial Series E preferred depositary shares. For more information regarding the underlying Colonial Series E preferred shares, refer to “— Colonial Series E Preferred Shares” below.

General

      Colonial Series E preferred shares represented by Colonial Series E preferred depositary shares will be deposited under a separate deposit agreement among Colonial, EquiServe Trust Company, N.A., as preferred share depositary, and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the 1/100th interest of a Colonial Series E preferred share represented by each Colonial Series E preferred depositary share evidenced by such depositary receipt, to all the rights and preferences of the Colonial Series E preferred shares represented by such Colonial Series E preferred depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

      The Colonial Series E preferred depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Immediately following the issuance and delivery of the Colonial Series E preferred shares by Colonial to the preferred share depositary, Colonial will cause the preferred share depositary to issue, on Colonial’s behalf, the depositary receipts. The description below does not include all of the terms of the Colonial Series E preferred depositary shares and should be read together with the deposit agreement and related depositary receipts.

Dividends

      The preferred share depositary will distribute all cash dividends received in respect of the Colonial Series E preferred shares to the record holders of depositary receipts evidencing the related Colonial Series E preferred depositary shares in proportion to the number of such Colonial Series E preferred depositary shares owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred share depositary.

      In the event of a dividend other than in cash, the preferred share depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred share depositary, unless the preferred share depositary determines that it is not feasible to make such distribution, in which case the preferred share depositary may, with Colonial’s approval, sell such property and distribute the net proceeds from such sale to such holders.

      No dividend will be made in respect of any Colonial Series E preferred depositary share to the extent that it represents any Colonial Series E preferred shares converted into excess shares.

Withdrawal of Colonial Series E Preferred Shares

      Upon surrender of the depositary receipts at the corporate trust office of the preferred share depositary (unless the Colonial Series E preferred depositary shares have previously been called for redemption or converted into excess shares), the holders thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional Colonial Series E preferred shares and any money or other property represented by the Colonial Series E preferred depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of Colonial Series E preferred shares on the basis of the proportion of the Colonial Series E preferred shares represented by each Colonial Series E preferred depositary share, but holders of such Colonial Series E preferred shares will not thereafter be entitled to receive Colonial Series E preferred depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of Colonial Series E preferred depositary shares in excess of the number of Colonial Series E preferred depositary shares representing the number of Colonial Series E preferred shares to be withdrawn, the preferred share depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of Colonial Series E preferred depositary shares.

Redemption of Colonial Series E Preferred Depositary Shares

      Whenever Colonial redeems Colonial Series E preferred shares held by the preferred share depositary, the preferred share depositary will redeem as of the same redemption date the number of Colonial Series E preferred depositary shares representing the Colonial Series E preferred shares so redeemed, provided Colonial will have paid in full to the preferred share depositary the redemption price of the Colonial Series E preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Colonial Series E preferred depositary share will be equal to 1/100th of the redemption price and any other amounts per share payable with respect to the Colonial Series E preferred shares. If fewer than all the Colonial Series E preferred depositary shares are to be redeemed, the Colonial Series E preferred depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Colonial Series E preferred depositary shares) or by any other equitable method determined by Colonial that will not result in the issuance of any excess shares.

      From and after the date fixed for redemption, all dividends in respect of the Colonial Series E preferred shares so called for redemption will cease to accrue, the Colonial Series E preferred depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the Colonial Series E preferred depositary shares so called for redemption will cease, except the right to receive any monies payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption upon surrender thereof to the preferred share depositary.

Voting of Colonial Series E Preferred Shares

      Upon receipt of notice of any meeting at which the holders of the Colonial Series E preferred shares are entitled to vote, the preferred share depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the Colonial Series E preferred depositary shares which represent such Colonial Series E preferred shares. Each record holder of depositary receipts evidencing Colonial Series E preferred depositary shares on the record date (which will be the same date as the record date for the Colonial Series E preferred shares) will be entitled to instruct the preferred share depositary as to the exercise of the voting rights pertaining to the amount of Colonial Series E preferred shares represented by such holder’s Colonial Series E preferred depositary shares. The preferred share depositary will vote the amount of Colonial Series E preferred shares represented by such Colonial Series E preferred depositary shares in accordance with such instructions, and Colonial will agree to take all reasonable action which may be deemed necessary by the preferred share depositary in order to enable the preferred share depositary to do so. The preferred share depositary will abstain from voting the amount of Colonial Series E preferred shares represented by such Colonial Series E preferred depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such Colonial Series E preferred depositary shares. The preferred share depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred share depositary.

Conversion of Colonial Series E Preferred Shares

      Neither the Colonial Series E preferred depositary shares, as such, nor the Colonial Series E preferred shares are convertible into Colonial common shares or any of Colonial’s other securities or property, except in connection with certain conversions in connection with the preservation of Colonial’s status as a REIT.

Amendment and Termination of the Deposit Agreement

      The depositary receipt evidencing the Colonial Series E preferred depositary shares which represent the Colonial Series E preferred shares and any provision of the deposit agreement may at any time be amended by agreement between Colonial and the preferred share depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Colonial Series E preferred shares will not be effective unless such amendment has been approved by the existing holders of at least a majority of the Colonial Series E preferred depositary shares evidenced by the depositary receipts then outstanding. No amendment will impair the right, subject to certain exceptions in the depositary agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related Colonial Series E preferred shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

      The deposit agreement may be terminated by Colonial upon not less than 30 days’ prior written notice to the preferred share depositary if:

•	such termination is necessary to preserve Colonial’s status as a REIT; or

•	holders of depositary receipts evidencing at least two-thirds of the Colonial Series E preferred depositary shares affected by such termination consents to such termination;

whereupon the preferred share depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional Colonial Series E preferred shares as are represented by the Colonial Series E preferred depositary shares evidenced by such depositary receipts together with any other property held by the preferred share depositary with respect to such depositary receipts. Colonial has agreed that if the deposit agreement is terminated to assist in maintaining its status as a REIT, then, if the Colonial Series E preferred depositary shares are listed on a national securities exchange, Colonial will use its best efforts to list the Colonial Series E preferred shares issued upon surrender of the related Colonial Series E preferred depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if:

•	all outstanding Colonial Series E preferred depositary shares have been redeemed;

•	there has been a final distribution in respect of the related Colonial Series E preferred shares in connection with any liquidation, dissolution or winding up of Colonial and such distribution has been distributed to the holders of depositary receipts evidencing the Colonial Series E preferred depositary shares representing such Colonial Series E preferred shares; or

•	each Colonial Series E preferred share has been converted into Colonial shares not so represented by Colonial Series E preferred depositary shares.

Charges of Preferred Share Depositary

      Colonial will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, Colonial will pay the fees and expenses of the preferred share depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay certain other transfer and other taxes and governmental charges as well as the fees and expenses of the preferred share depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement. EquiServe will serve as the preferred share depositary.

Resignation and Removal of Depositary

      The preferred share depositary may resign at any time by delivering to Colonial notice of its election to do so, and Colonial may at any time remove the preferred share depositary, any such resignation or removal to take effect upon the appointment of a successor preferred share depositary. A successor preferred share depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States.

Miscellaneous

      The preferred share depositary will forward to holders of depositary receipts any reports and communications from Colonial which are received by the preferred share depositary with respect to the related Colonial Series E preferred shares.

      Neither the preferred share depositary nor Colonial will be liable if the preferred share depositary is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. Colonial’s obligations and the preferred share depositary’s under the deposit agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Colonial Series E preferred shares represented by the Colonial Series E preferred depositary shares), gross negligence or willful misconduct, and Colonial and the preferred share depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, Colonial Series E preferred depositary shares or Colonial Series E preferred shares represented thereby unless satisfactory indemnity is furnished. Colonial and the preferred share depositary may rely on written advice of counsel or accountants, or information provided by persons presenting Colonial Series E preferred shares represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

      In the event the preferred share depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and Colonial, on the other hand, the preferred share depositary will be entitled to act on such claims, requests or instructions received from Colonial.

Colonial Series E Preferred Shares

      Each Colonial Series E preferred share will be represented by 100 Colonial Series E preferred depositary shares. Set forth below is a description of the terms of the Colonial Series E preferred shares. For more information regarding the Colonial Series E preferred depositary shares, refer to “— Colonial Series E Preferred Depositary Shares” above.

Ranking

      With respect to the payment of distributions and amounts upon liquidation, the Colonial Series E preferred shares will rank:

•	senior to all classes or series of Colonial common shares, and to all equity securities ranking junior to the Colonial Series E preferred shares, including Colonial Series 1998 preferred shares authorized in connection with the Colonial shareholder rights plan;

•	on a parity with the Colonial Series B preferred shares, the Colonial Series C preferred shares, the Colonial Series D preferred shares, and all other equity securities issued by Colonial the terms of which specifically provide that such equity securities rank on a parity with the Colonial Series E preferred shares; and

•	junior to all equity securities issued by Colonial the terms of which specifically provide that such equity securities rank senior to the Colonial Series E preferred shares. Colonial currently has no equity securities outstanding senior to the Colonial Series E preferred shares.

Dividends

      Holders of the Colonial Series E preferred shares will be entitled to receive, when and as authorized by the Colonial board of trustees, out of funds legally available for the payment of distributions, cumulative preferential dividends payable on each dividend payment date in cash in an amount equal to the sum of:

•	$47.625 per Colonial Series E preferred share (equivalent to $0.47625 per Colonial Series E preferred depositary share; also equivalent to a fixed annual rate of $190.50 per Colonial Series E preferred share or $1.905 per Colonial Series E preferred depositary share); and

•	if the sum of all dividends paid on one Colonial common share during the preceding dividend period (i.e., the dividend period ending on the immediately preceding dividend payment date) exceeds an amount initially set at $0.790 (subject to adjustment for stock splits, combinations and similar events), an amount equal to the product of:

•	50%; times

•	the excess of the prior period dividends over the amount initially set at $0.790 (subject to adjustment for stock splits, combinations and similar events); times

•	an initial factor of 60.2991 (subject to adjustment for stock splits, combinations and similar events).

      Set forth below is a calculation of the quarterly dividend holders of Colonial Series E preferred shares will be entitled to receive under each of the circumstances described below:

Assuming the sum of all dividends paid on one Colonial common share during the preceding dividend period does not exceed $0.790:	$47.625
Assuming the sum of all dividends paid on one Colonial common share during the preceding dividend period is $0.820*:	$47.625 + (50% × ($0.820 - $0.790) × 60.2991) = $48.5294865

*	This dividend level has been assumed only for illustrative purposes. Colonial does not intend for this to constitute a projection or other indication of future dividend levels for any period.

      Dividends on the Colonial Series E preferred shares will accrue and be cumulative from the initial dividend accrual date (which will be the last record date for regular quarterly dividends on Cornerstone common shares before the date on which the Colonial Series E preferred shares are issued), and will be payable quarterly in arrears on the last day of each of March, June, September and December (or, if not a business day, the succeeding business day), commencing on the first dividend payment date after the date on which the Colonial Series E preferred shares are issued. Dividends payable on the Colonial Series E preferred shares for the initial distribution period and any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Colonial will pay dividends to holders of record as they appear in its share records at the close of business on the applicable record date, which will be the 15th day of the calendar month in which the applicable dividend payment date falls or such other date designated by the Colonial board of trustees for the payment of dividends that is not more than 30 nor less than ten days prior to the dividend payment date.

      No dividends on the Colonial Series E preferred shares will be declared by the Colonial board of trustees or be paid or set apart for payment by Colonial at such time as the terms and provisions of any agreement, including any agreement relating to Colonial’s indebtedness, prohibits the declaration, payment or setting apart for payment or provides that the declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if the declaration or payment is restricted or prohibited by law.

      Notwithstanding the foregoing, distributions on the Colonial Series E preferred shares will accrue whether or not Colonial has earnings, whether or not there are funds legally available for the payment of the distributions and whether or not the distributions are authorized. Accrued but unpaid distributions on the Colonial Series E preferred shares will not bear interest and holders of the Colonial Series E preferred shares will not be entitled to any distributions in excess of full cumulative distributions as described above.

      Any distribution payment made on the Colonial Series E preferred shares will first be credited against the earliest accrued but unpaid distribution due with respect to the Colonial Series E preferred shares which remains payable.

Liquidation Preference

      In the event of any voluntary or involuntary liquidation, dissolution or winding up of Colonial’s affairs, the holders of the Colonial Series E preferred shares are entitled to be paid out of Colonial’s assets legally available for distribution to Colonial shareholders liquidating distributions in cash or property at its fair market value as determined by the Colonial board of trustees in the amount of a liquidation preference of $2,500 per Colonial Series E preferred share (equivalent to $25.00 per Colonial Series E preferred depositary share), plus an amount equal to any accrued and unpaid distributions to the date of the liquidation, dissolution or winding up, before any distribution is made to holders of Colonial common shares or any other capital shares of beneficial interest that rank junior to the Colonial Series E preferred shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Colonial Series E preferred shares will have no right or claim to any of Colonial’s remaining assets. Colonial’s consolidation or merger with any other entity or the sale, lease or transfer of all or substantially all of Colonial’s property will not be deemed to constitute a liquidation, dissolution or winding up.

      In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding Colonial Series E preferred shares and the corresponding amounts payable on all shares of other classes or series of capital shares of ranking on a parity with the Colonial Series E preferred shares in the distribution of assets, then the holders of the Colonial Series E preferred shares and all other classes or series of capital shares ranking on a parity with the Colonial Series E preferred shares will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Subject to the rights of Colonial shares ranking on parity with or senior to the Colonial Series E preferred shares, after payment is made in full to holders of Colonial Series E preferred shares, any other series or class or classes of shares ranking junior to the Colonial Series E preferred shares will be entitled to receive any and all assets remaining to be paid or distributed, subject to their respective terms.

Optional Redemption

      Colonial may redeem, at its option, the Colonial Series E preferred shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $2,500 per Colonial Series E preferred share (equivalent to $25.00 per Colonial Series E preferred depositary share), plus accrued and unpaid dividends thereon, if any, to the date fixed for redemption, without interest. If fewer than all of the outstanding Colonial Series E preferred shares are to be redeemed, Colonial may not redeem more than 60,000 of the Colonial Series E preferred shares (equivalent to 6,000,000 of the Colonial Series E preferred depositary shares) without redeeming all of the Colonial Series E preferred shares then outstanding. If full cumulative dividends on Colonial Series E preferred shares or any class or series of capital shares ranking on a parity with the Colonial Series E preferred shares have not been authorized and paid or authorized and set apart for payment, then the Colonial Series E preferred shares or parity shares may not be redeemed in part at the option of Colonial and Colonial may not purchase or otherwise acquire any Colonial Series E preferred shares or parity shares other than pursuant to a purchase or exchange offer made on the same terms to all holders of Colonial Series E preferred shares or parity shares except in certain circumstances relating to the maintenance of Colonial’s ability to qualify as a REIT for federal income tax purposes.

      Notice of redemption at the option of Colonial will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the date fixed for redemption of the Colonial Series E preferred shares, or by a similar notice mailed by the registrar, postage prepaid, not less than 30 days nor more than 60 days prior to the date fixed for redemption of the Colonial Series E preferred shares, addressed to the respective holders of record of Colonial Series E preferred shares to be redeemed at their respective addresses shown on Colonial’s share transfer books. No failure to give notice or any defect of the notice or in the mailing of the notice will affect the sufficiency of the notice or the validity of the proceedings for the redemption of any Colonial Series E preferred shares except as to the holder to whom notice was defective or not given. Each notice will state:

•	the date fixed for redemption of the Colonial Series E preferred shares;

•	the redemption price per share;

•	the number of Colonial Series E preferred shares to be redeemed, and if fewer than all of the Colonial Series E preferred shares are to be redeemed, the number of Colonial Series E preferred shares to be redeemed from each holder;

•	the place or places where the certificates for the Colonial Series E preferred shares are to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

      On or after the redemption date, each holder of Colonial Series E preferred shares to be redeemed must present and surrender the share certificates representing Colonial Series E preferred shares at the place designated in the redemption notice and then the redemption price of such shares will be paid to or on the order of the person whose name appears on the share certificates as the owner thereof and each surrendered share certificate will be canceled. In the event that fewer than all the shares represented by any share certificate are to be redeemed, a new share certificate will be issued representing the unredeemed shares. From and after the date fixed for redemption of the Colonial Series E preferred shares (unless Colonial defaults in payment of the redemption price), all dividends on the Colonial Series E preferred shares designated for redemption in the notice will cease to accrue and all rights of the holders, except the right to receive the redemption price (including all accrued and unpaid dividends up to the date fixed for redemption of the Colonial Series E preferred shares), will cease and terminate and such shares will not thereafter be transferred (except with Colonial’s consent) on Colonial’s books, and the shares will not be deemed to be outstanding for any purpose whatsoever. At Colonial’s election, Colonial may, prior to the redemption date, irrevocably deposit the redemption price (including accrued and unpaid distributions) of the Colonial Series E preferred shares called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the Colonial Series E preferred shares to be redeemed will:

•	specify the office of such bank or trust company as the place of payment of the redemption price; and

•	call upon such holders to surrender the share certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accrued and unpaid distributions up to the redemption date). Subject to the applicable escheat laws, any monies deposited which remain unclaimed by the holders of the Colonial Series E preferred shares at the end of two years after the redemption date will be returned to Colonial by such bank or trust company.

      The holders of Colonial Series E preferred shares at the close of business on a record date of any dividend will be entitled to receive the dividend payable with respect to the Colonial Series E preferred shares on the corresponding payment date notwithstanding the redemption thereof between such dividend record date and the corresponding dividend payment date. Except as provided above, Colonial will make no payment or allowance for unpaid dividends, whether or not in arrears, on Colonial Series E preferred shares called for redemption.

      The Colonial Series E preferred shares have no stated maturity date and will not be subject to any sinking fund provisions.

Mandatory Redemption

      Colonial will be required to redeem all of the Colonial Series E preferred shares 30 days after the date that it mails notice of a change of control to holders of the Colonial Series E preferred shares. Colonial will redeem the Colonial Series E preferred shares for cash at a redemption price of $2,500 per share (equivalent to $25.00 per Colonial Series E preferred depositary share), plus accrued and unpaid dividends thereon, if any, to the date fixed for redemption.

      A “change of control” will be deemed to have occurred upon the occurrence of any of the following events:

•	any person or group files Schedule TO, Schedule 13D or any schedule, form or report under the Securities Exchange Act of 1934, as amended, disclosing that such person or group has become the direct or indirect ultimate beneficial owner of Colonial common shares representing more than 50% of the voting power of Colonial common shares entitled to vote generally in the election of trustees;

•	consummation of any share exchange, consolidation or merger of Colonial pursuant to which Colonial common shares will convert into cash, securities or other property or any sale, lease or transfer in one transaction or a series of transactions of all or substantially all of Colonial’s consolidated assets taken as a whole to any person other than Colonial or one or more of its subsidiaries; provided, however, that a transaction where Colonial is the surviving entity and holders of Colonial common shares immediately prior to such transaction have more than 50% of the aggregate voting power of Colonial voting shares entitled to vote generally in the election of trustees immediately after such transaction will not be considered a change of control; or

•	Colonial or a wholly owned subsidiary of Colonial ceases to be the sole general partner of Colonial Partnership.

      Notice of mandatory redemption will be mailed by the registrar, postage prepaid, within 15 days after the occurrence of a change of control, addressed to the respective holders of record of Colonial Series E preferred shares to be redeemed at their respective addresses shown on Colonial’s share transfer books. No failure to give notice or any defect of the notice or in the mailing of the notice will affect the sufficiency of the notice or validity of the proceedings for the redemption of any Colonial Series E preferred shares except as to the holder to whom notice was defective or not given. Each notice will state:

•	the date fixed for the mandatory redemption of the Colonial Series E preferred shares;

•	the redemption price per share;

•	the place or places where the certificates for the Colonial Series E preferred shares are to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

      From and after the date fixed for redemption of the Colonial Series E preferred shares (unless Colonial defaults in payment of the redemption price), all dividends on the Colonial Series E preferred shares designated for redemption in the notice will cease to accrue and all rights of the holders, except the right to receive the redemption price (including all accrued and unpaid dividends up to the date fixed for redemption of the Colonial Series E preferred shares), will cease and terminate and such shares will not thereafter be transferred (except with Colonial’s consent) on Colonial’s books, and the shares will not be deemed to be outstanding for any purpose whatsoever. At Colonial’s election, Colonial may, prior to the redemption date, irrevocably deposit the redemption price (including accrued and unpaid distributions) of the Colonial Series E preferred shares called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the Colonial Series E preferred shares to be redeemed will:

•	specify the office of such bank or trust company as the place of payment of the redemption price; and

•	call upon such holders to surrender the share certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accrued and unpaid distributions up to the redemption date). Subject to the applicable escheat laws, any monies deposited which remain unclaimed by the holders of the Colonial Series E preferred shares at the end of two years after the redemption date will be returned to Colonial by such bank or trust company.

      The holders of Colonial Series E preferred shares at the close of business on a record date of any dividend will be entitled to receive the dividend payable with respect to the Colonial Series E preferred shares on the corresponding payment date notwithstanding the redemption thereof between such dividend record date and the corresponding dividend payment date. Except as provided above, Colonial will make no payment or allowance for unpaid dividends, whether or not in arrears, on Colonial Series E preferred shares to be redeemed.

      Colonial’s obligation to redeem the Colonial Series E preferred shares will be subject to the rights of any parity shares or senior shares and compliance with the provisions of any material debt agreement to which Colonial or a subsidiary is a party that would prohibit such redemption or under which such redemption would constitute an event of default. If Colonial is so prohibited from redeeming the Colonial Series E preferred shares, Colonial will be prohibited from declaring or paying any dividends on any junior shares or from redeeming, purchasing or otherwise acquiring any junior shares until it has fully paid the mandatory redemption price on the Colonial Series E preferred shares. Colonial will be obligated to redeem the Colonial Series E preferred shares no later than 45 days after it is first able to redeem the Colonial Series E preferred shares.

      Colonial’s obligation to redeem the Colonial Series E preferred shares will be satisfied if a third party purchases all Colonial Series E preferred shares presented for redemption in exchange for payment of the redemption price in cash and otherwise complies with Colonial’s redemption obligations.

Voting Rights

      Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of the Colonial Series E preferred shares will have no voting rights. On any matter on which the Colonial Series E preferred shares are entitled to vote (as expressly provided herein, in the articles supplementary or as may be required by law), including any action by written consent, each Colonial Series E preferred share will be entitled to one vote.

      If dividends on the Colonial Series E preferred shares are in arrears for six or more quarterly periods (whether or not consecutive) holders of the Colonial Series E preferred shares (voting separately as a class with holders of all other series of shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees to serve on the Colonial board of trustees until Colonial pays all dividends which it owes on the Colonial Series E preferred shares.

      For more information on the voting rights of the Colonial Series E preferred shares, refer to “Comparison of Shareholder Rights — Number of Trustees and Directors; Removal of Trustees and Directors; Vacancies” and “— Amendment of the Colonial Declaration of Trust and Cornerstone Articles of Incorporation”.

Conversion

      The Colonial Series E preferred shares are not convertible into or exchangeable for any other property or securities.

Shareholder Liability

      Applicable Alabama law provides that no shareholder, including holders of Colonial Series E preferred shares, will be personally liable for Colonial’s acts and obligations and that Colonial’s funds and property will be the only recourse for such acts or obligations.

Restrictions on Ownership

      In order to assist Colonial in maintaining Colonial’s qualification as a REIT for federal income tax purposes, ownership by any person of more than 9.8% of the value of the Colonial Series E preferred shares is restricted in the Colonial declaration of trust.

Colonial Existing Preferred Shares

Colonial Series B Preferred Shares

      The Colonial Series B preferred shares rank senior to Colonial common shares and Colonial Series 1998 preferred shares, and on a parity with Colonial Series C preferred shares and Colonial Series D preferred shares, with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of Colonial.

      Holders of Colonial Series B preferred shares are entitled to receive, when and as authorized by Colonial, cumulative cash distributions at the rate of 7.25% of the $50.00 liquidation preference per share. These distributions are payable on March 31, June 30, September 30 and December 31 of each year.

      On or after February 24, 2009, Colonial, at its option may redeem the Colonial Series B preferred shares, in whole or in part, at any time or from time to time, at a redemption price, payable in cash, equal to $50.00 per share, plus accumulated and unpaid distributions to the date fixed for redemption.

      Colonial Series B preferred shares are subject to mandatory redemption in specified circumstances relating to the reorganization of Colonial or Colonial Partnership or Colonial’s qualification as a REIT for federal income tax purposes, if so elected in writing by the holders of not less than a majority of then outstanding Colonial Series B preferred shares.

      Colonial Series B preferred shares are not convertible into any other securities of Colonial. As of the date of this joint proxy statement/ prospectus, there were no Colonial Series B preferred shares outstanding.

Colonial Series C Preferred Shares

      The Colonial Series C preferred shares rank senior to Colonial common shares and Colonial Series 1998 preferred shares, and on a parity with Colonial Series B preferred shares and Colonial Series D preferred shares, with respect to dividends and distribution of assets upon liquidation, dissolution or winding-up of Colonial.

      Holders of Colonial Series C preferred shares are entitled to receive, when and as authorized by Colonial, cumulative cash distributions at the rate of $2.3125 per annum per share. These distributions are payable on the last business day of March, June, September and December of each year. The Colonial Series C preferred shares have a liquidation preference of $25.00 per share.

      On or after June 19, 2006, Colonial, at its option, may redeem the Colonial Series C preferred shares, in whole or in part, at any time or from time to time, at a cash redemption price of $25.00 per share, plus accumulated and unpaid distributions to the date fixed for redemption.

      Colonial Series C preferred shares are not convertible into or exchangeable for any other property or securities of Colonial. As of the date of this joint proxy statement/ prospectus, there were 2,000,000 Colonial Series C preferred shares outstanding.

Colonial Series D Preferred Shares

      The Colonial Series D preferred shares rank senior to Colonial common shares and Colonial Series 1998 preferred shares, and on a parity with Colonial Series B preferred shares and Colonial Series C preferred shares, with respect to dividends and distributions on any liquidation, dissolution or winding-up of Colonial.

      Holders of Colonial Series D preferred shares are entitled to receive, when and as authorized by Colonial, cumulative cash distributions at the rate of 8 1/8% of the $250.00 liquidation preference per share. These distributions are payable on the last business day of January, April, July and October of each year.

      On or after April 30, 2008, Colonial, at its option, may redeem the Colonial Series D preferred shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $250.00 per share, plus accumulated and unpaid distributions to the date fixed for redemption.

      Colonial Series D preferred shares are not convertible into or exchangeable for any other property or securities of Colonial. As of the date of this joint proxy statement/ prospectus, there were 500,000 Colonial Series D preferred shares outstanding. Each Colonial Series D preferred share is represented by ten depositary shares, which we refer to as the “Colonial Series D preferred depositary shares.” The Colonial Series D preferred depositary shares are evidenced by depositary receipts issued pursuant to a deposit agreement.

Colonial Series 1998 Preferred Shares

      The Colonial Series 1998 preferred shares rank junior to all other series of Colonial preferred shares with respect to payment of distributions and the distribution of assets in liquidation, unless the terms of any series of Colonial preferred shares provides otherwise.

      Holders of Colonial Series 1998 preferred shares are entitled to receive, when and as authorized by Colonial, cumulative cash distributions equal to the greater of $100.00 or, subject to specified adjustments, 10,000 times the aggregate per share amount of all cash and non-cash distributions, other than Colonial common shares. These distributions are payable on February 15, May 15, August 15 and November 15 of each year. Colonial Series 1998 preferred shares have a liquidation preference of $930,000.00 per share, which in addition to any accrued and unpaid distributions, is payable upon any liquidation, dissolution or winding up of Colonial.

      Colonial Series 1998 preferred shares may be redeemed in whole, but not in part, at any time, or from time to time, at the option of Colonial, at a cash price equal to 105% of (i) 10,000 times the average market value of Colonial common shares in the 30 day period before the redemption date, and (ii) any accrued and unpaid distributions.

      As of the date of this joint proxy statement/ prospectus, there were no Colonial Series 1998 preferred shares outstanding. For more information about the Colonial Series 1998 preferred shares, refer to “— Colonial Shareholder Rights Plan.”

Shareholder Liability

      Both the Alabama REIT Law and the Colonial declaration of trust provide that none of Colonial’s shareholders will be personally liable for any of Colonial’s obligations. The Colonial bylaws further provide that Colonial will indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder, and that Colonial will reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, it is Colonial’s policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of Colonial. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholder may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by Colonial. Inasmuch as Colonial will carry public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which Colonial’s assets plus insurance coverage would be insufficient to satisfy the claims against Colonial and its shareholders.

Restrictions on Transfer

Ownership Limits

      The Colonial declaration of trust contains certain restrictions on the number of Colonial common shares and Colonial preferred shares that individual shareholders may own. For Colonial to qualify as a REIT under the Code, no more than 50% in value of its outstanding Colonial shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The Colonial shares must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because Colonial intends to maintain its qualification as a REIT, the Colonial declaration of trust contains restrictions on the ownership and transfer of Colonial common shares and Colonial preferred shares intended to ensure compliance with these requirements.

      Subject to certain exceptions specified in the Colonial declaration of trust, no holder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 5% of the issued and outstanding Colonial common shares. This limit is referred to as the “Colonial common shares Ownership Limit.” Members of the Lowder family (which includes Thomas and James Lowder, members of their family and various corporations and partnerships owned by them) are not subject to the Colonial common shares Ownership Limit, but they are prohibited from acquiring additional Colonial common shares if, as a result of such acquisition, a single member of the Lowder family would be considered to own beneficially more than 29% of the outstanding Colonial common shares, or any two members of the Lowder family would be considered to own beneficially more than 34% of the outstanding Colonial common shares, or any three members of the Lowder family would be considered to own beneficially more than 39% of the outstanding Colonial common shares or any four members of the Lowder family would be considered to own beneficially more than 44% of the outstanding Colonial common shares. This limit is referred to as the “Excluded Holder Limit.” In addition, they are prohibited from acquiring any Colonial common shares if such acquisition would cause five beneficial owners of Colonial common shares to beneficially own in the aggregate more than 50% in value of the outstanding Colonial common shares.

      In addition to the foregoing ownership limits, no holder may own, directly or by attribution, more than 9.8% of the issued and outstanding Colonial common shares and Colonial preferred shares on a combined basis. This limit is referred to as the “Aggregate Ownership Limit.” Also, no holder may own, directly or by attribution, more than 9.8% of any class or series of Colonial preferred shares. This limit is referred to as the “Colonial preferred shares Ownership Limit,” and the Colonial common shares Ownership Limit, the Excluded Holder Limit, the Colonial preferred shares Ownership Limit and the Aggregate Ownership Limit are referred to collectively herein as the “Ownership Limits.”

      The Colonial board of trustees may increase the Ownership Limits from time to time, but may not do so to the extent that after giving effect to such increase five beneficial owners of shares could beneficially own in the aggregate more than 49% of the outstanding shares. The Colonial board of trustees may, with a ruling from the IRS or an opinion of counsel satisfactory to it, waive the Ownership Limits with respect to a holder if such holder’s ownership will not then or in the future jeopardize Colonial’s status as a REIT.

Excess Shares

      If any person owns, either directly or constructively under the applicable attribution rules of the Code, shares in excess of any of the Ownership Limits (which include limits where the acquisition or ownership of shares would cause Colonial to fail to qualify as a REIT), such person will be deemed to have exchanged the shares that cause an Ownership Limit to be exceeded for an equal number of excess shares. The excess shares will not be deemed issued to the person who exceeded the Ownership Limit, but instead will be held by Colonial as trustee of a trust for the exclusive benefit of a transferee (or transferees) to be designated by Colonial, provided that such designee is a person to whom an equal number of shares could be transferred without violating the Ownership Limits. In addition, any purported transfer of shares which would cause the transferee to hold shares in excess of the Ownership Limits, will be null and void. In such cases, the intended transferee will acquire no rights or economic interest in the shares, and the transferor will be deemed instead to have transferred such shares to Colonial in exchange for excess shares, which will be deemed to be held by Colonial as trustee of a trust for the exclusive benefit of the person or persons to whom the shares can be transferred without violating the Ownership Limits. Colonial generally must designate a transferee within 30 days of an event which results in the deemed exchange for excess shares.

      A person who holds or acquires shares that will have been deemed exchanged for excess shares will not be entitled to vote the excess shares and will not be entitled to receive any distributions (any distribution paid on shares prior to the discovery by Colonial that such shares have been exchanged for excess shares will be repaid to Colonial upon demand, and any distribution declared but unpaid will be rescinded). Such person will be entitled to receive consideration paid by Colonial’s designated transferee in an amount that is equal to the lesser of:

•	in the case of a deemed exchange for excess shares resulting from a transfer for value, the price paid for the shares in such transfer, or, in the case of a deemed exchange for excess shares resulting from some other event, the market price, on the date of the deemed exchange, of the shares deemed exchanged; and

•	the market price of the shares for which such excess shares are deemed to be exchanged, on the date of the designation of the transferee.

      Any amount paid by the designated transferee in excess of the amount described in the preceding sentence will be paid to Colonial. For these purposes, the market price on a given date is determined by reference to the average closing price of the shares for the five preceding days. The excess shares so transferred will automatically be deemed to be exchanged for shares. Excess shares may be purchased by Colonial for the lesser of:

•	in the case of a deemed exchange for excess shares resulting from a transfer for value, the price paid for the shares in such transfer, or, in the case of a deemed exchange for excess shares resulting from some other event, the market price, on the date of the deemed exchange, of the shares deemed exchanged; and

•	the market price of the shares for which such excess shares are deemed to be exchanged, on the date Colonial purchases the excess shares.

      The Colonial board of trustees has the authority at any time to waive the requirement that excess shares be issued or be deemed outstanding in accordance with the provisions of the Colonial declaration of trust if the issuance of such excess shares or the fact that such excess shares are deemed to be outstanding would in the opinion of counsel be satisfactory to jeopardize the status of Colonial as a REIT for federal income tax purposes. All certificates representing Colonial common shares will bear a legend referring to the restrictions described above.

      Every owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding Colonial common shares must file a written notice with Colonial containing the information specified in the Colonial declaration of trust no later than December 31 of each year. In addition, each shareholder will upon demand be required to disclose to Colonial in writing such information as Colonial may request in good faith in order to determine Colonial’s status as a REIT.

Colonial Shareholder Rights Plan

      On October 22, 1998, the Colonial board adopted a shareholder rights plan and declared a dividend of one Colonial preferred share purchase right for each outstanding Colonial common share to holders of record at the close of business on November 2, 1998. The description and terms of the rights are set forth in a rights agreement between Colonial and EquiServe Trust Company, N.A., as successor to Bank Boston N.A. as rights agent, dated as of November 2, 1998, which is referred to herein as the “rights agreement.” Each right, when exercisable, entitles the holder to purchase from Colonial 1/10,000th of a Colonial Series 1998 preferred share at a price of $92.00, subject to adjustment. The rights are not exercisable, are deemed attached to all certificates representing Colonial common shares and are not transferable apart from the Colonial common shares until the earlier of:

•	the tenth day following a public announcement that a person or group of affiliated persons, referred to herein as an “acquiring person”, subject to certain exceptions, has acquired beneficial ownership or voting control of 15% or more of the outstanding Colonial common shares; and

•	the tenth business day (or such later date as the Colonial board may determine) after the date of commencement or public announcement of a person’s intention to commence a tender or exchange offer for 15% or more of the outstanding Colonial common shares.

The rights agreement excludes from the definition of the terms “acquiring person” certain persons described in the Colonial declaration of trust as “excluded holders” which are related to the Lowder family.

      Unless the rights are earlier redeemed or exchanged, after any person or group has become an acquiring person, each right entitles the holder (other than the acquiring person) to purchase, at the exercise price, that number of Colonial common shares having a market price of two times the exercise price. In addition, unless the rights are earlier redeemed or exchanged, in the event that Colonial is acquired in a merger or other business combination, including the sale of 50% or more of the assets or earning power of Colonial, after a person or group has become an acquiring person, each exercisable right entitles the holder (other than the acquiring person) to purchase at the exercise price, that number of common shares of the acquiring company having a market price up two times the exercise price of the right.

      Furthermore, if any person or group becomes an acquiring person, Colonial may, at its option, exchange one Colonial common share for each outstanding right. Colonial may redeem the rights for $.005 per right at any time up to the earlier of November 1, 2008, or ten days after a public announcement that a person or group has become an acquiring person, which period may be extended or shortened at the discretion of the Colonial board. The rights agreement also provides that no right will be exercisable for a number of Colonial common shares that would cause the ownership limits set forth in the Colonial declaration of trust to be exceeded.

Transfer Agent and Registrar

      The transfer agent and registrar for the Colonial common shares, Colonial Series E preferred shares and Colonial Series E preferred depositary shares is or will be EquiServe Trust Company, N.A.

Summary of the Colonial Partnership Agreement

      The following summary of the Third Amended and Restated Agreement of Limited Partnership of Colonial Partnership, as amended, referred to herein as the “partnership agreement,” does not include all the terms thereof and should be read together with the partnership agreement, which is incorporated by reference into this joint proxy statement/ prospectus. See “Where You Can Find More Information” beginning on page 169.

      Substantially all of Colonial’s assets are held, and all of its operations are conducted, by or through Colonial Partnership. The ownership interest of limited partners in Colonial Partnership is denominated in units of limited partnership interest, or “OP units.” Colonial is the general partner of Colonial Partnership and also holds a substantial number of OP units as a limited partner. As of September 30, 2004, Colonial owned approximately 72.5% of the outstanding OP units. Holders of OP units are entitled to share in cash distributions from, and in the profits and losses of, Colonial Partnership.

      Under the partnership agreement, Colonial, as the sole general partner of Colonial Partnership, has the authority to the exclusion of the limited partners, to make all management decisions on behalf of Colonial Partnership. Colonial, as general partner, is authorized to cause the issuance of OP units or other partnership interests in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as determined by Colonial in its sole and absolute discretion as general partner.

Removal of the General Partner; Transfer of the General Partner’s Interest

      The partnership agreement provides that the limited partners may not remove Colonial as general partner of Colonial Partnership. Colonial may not transfer any of its interests as general or limited partner in Colonial Partnership except in connection with a merger or sale of all or substantially all of its assets. Colonial also may not sell all or substantially all of its assets, or enter into a merger unless the sale or merger includes the sale of all or substantially all of the assets of, or the merger of, Colonial Partnership, with partners of Colonial Partnership receiving substantially the same consideration as holders of Colonial common shares or immediately after such merger substantially all of the assets of the surviving entity is contributed to Colonial Partnership in exchange for partnership units with a fair market value equal to the value of the asset determined under Section 704(c) of the Code.

Limitations of General Partner

      The partnership agreement provides that the general partner may not enter into or conduct any business other than in connection with the ownership, acquisition and disposition of partnership interests and the management of the business of Colonial Partnership and ownership of stock of Colonial Properties Services, Inc. In connection with the issuance of Colonial shares, the general partner will contribute any net proceeds raised in connection with the issuance to Colonial Partnership.

Restrictions on Transfer of OP Units by Limited Partners

      Subject to compliance with federal and state securities law, limited partners will be permitted to transfer all or any portion of their OP units without restriction so long as they satisfy specified requirements set forth in the partnership agreement. No transfer of OP units may be made if in the opinion of legal counsel to Colonial Partnership the transfer would result in Colonial Partnership being treated as an association taxable as a corporation for federal income tax purposes. The general partner may prohibit any transfer that would require the filing of a registration statement under the Securities Act of 1933 or otherwise violate any federal or state securities laws or regulations. In addition, no transfer may be effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of the Code.

Redemption of Units

      Subject to certain limitations, limited partners who hold OP units have the right to require Colonial Partnership to redeem their OP units on a specified redemption date. Unless Colonial elects to assume and perform Colonial Partnership’s redemption obligation, as outlined below, the redeeming limited partner will receive cash in an amount equal to the market value of the OP units to be redeemed. The market value of an OP unit for this purpose will be equal to the average of the daily market price of a Colonial common share for the ten-trading days before the day on which the redemption notice was given. In lieu of Colonial Partnership redeeming OP units, Colonial may elect to acquire the OP units for cash or a number of Colonial common shares as calculated pursuant to a specified formula. Upon redemption or the direct acquisition of OP units by Colonial or Colonial Partnership, the limited partner’s right to receive distributions for the OP units redeemed will cease. At least 1,000 OP units (or all OP units owned by the limited partner if less than 1,000) must be redeemed each time the redemption right is exercised. No redemption can occur if delivery of Colonial common shares would be prohibited under the provisions of the Colonial declaration of trust designed to protect its qualification as a REIT or would be prohibited under applicable securities law. No limited partner, by virtue of being the holder of one or more OP units, will be deemed to be a shareholder of or have any other interests in Colonial.

Dissolution, Winding Up and Termination

      Colonial Partnership will continue until December 31, 2092, unless sooner dissolved and terminated. Colonial Partnership will be dissolved prior to the expiration of its term, and its affairs wound up upon the occurrence of the earliest of:

•	the withdrawal of Colonial as general partner;

•	the sale of all or substantially all of Colonial Partnership’s assets and properties;

•	the entry of a decree of judicial dissolution of Colonial Partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

•	the entry of a final order for relief in a bankruptcy proceeding of the general partner or the entry of a final judgment ruling that the general partner is bankrupt or insolvent;

•	through December 31, 2013, an election by Colonial, unless any limited partner who was a limited partner on October 19, 1999 and who holds OP units issued at such time objects to such dissolution in writing;

•	from and after January 1, 2014 through December 31, 2043, an election by Colonial, unless limited partners who were limited partners on October 19, 1999 and who hold at least five percent (5%) of the OP units issued at such time object to such dissolution in writing; or

•	on or after January 1, 2043, an election by Colonial, in its sole and absolute discretion.

Certain Provisions Affecting a Change in Control

Ownership Limits and Restrictions on Transferability

      The Colonial declaration of trust contains certain restrictions on the number of Colonial common shares and Colonial preferred shares that individual shareholders may own intended to ensure that Colonial maintains its qualification as a REIT under the Code. Subject to certain exceptions specified in the Colonial declaration of trust, no holder may own, or be deemed to own by virtue of certain attribution provisions of the Code, a number of Colonial common shares or Colonial preferred shares in excess of the Ownership Limits set forth in the Colonial declaration of trust. For a description of the Ownership Limits, see “— Restrictions on Transfer” above.

Ability to Issue Colonial Preferred Shares

      The Colonial declaration of trust permits the Colonial board of trustees to issue up to 10,000,000 Colonial preferred shares (20,000,000 Colonial preferred shares if the amendment to the Colonial declaration of trust described in this joint proxy statement/ prospectus is approved), having those preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption as determined by the board. Thus, the Colonial board of trustees could authorize the issuance of Colonial preferred shares with terms and conditions that could have the effect of discouraging a takeover or other transaction in which some or a majority of Colonial shares might receive a premium for their shares over the then-prevailing market price of Colonial shares.

Limitation on Shareholder Action by Written Consent

      The Colonial declaration of trust and the Colonial bylaws prohibit shareholder action by written consent. Thus, shareholders who wish to propose the taking of corporate action must submit such proposals for consideration at the annual or special meeting of the shareholders held at the determination of the Colonial board of trustees. This prohibition has the effect of making more difficult action by the shareholders that does not have the support of the Colonial board of trustees and also could have the effect of discouraging a third party from making a tender offer or otherwise attempting to gain control of Colonial if that party were unwilling to submit its proposals to a vote of the shareholders at a meeting.

Removal of Trustees

      Under the Colonial declaration of trust, a trustee may be removed only at a meeting of the shareholders called for that purpose by the affirmative vote of the holders of not less than two-thirds of the Colonial shares then outstanding and entitled to vote in the election of trustees.

Call of Special Meetings of Shareholders

      The Colonial bylaws provide that special meetings of shareholders may be called only by the president, chairman of the board or holders of shares outstanding representing at least 25% of all votes entitled to be cast at the meeting.

Advance Notice Provisions for Shareholder Nominations

      The Colonial bylaws require advance written notice for shareholders to nominate a trustee before a meeting of shareholders. This provision limits the ability of shareholders to make nominations for trustees.

Two-Thirds Shareholder Vote Required to Approve Some Amendments to the Colonial Declaration of Trust

      Amendments to the Colonial declaration of trust generally require board adoption and the approval of holders of not less than a majority of Colonial common shares then outstanding. However, the amendment of certain provisions of the Colonial declaration of trust relating to the removal of trustees, the termination of Colonial and any provision that would have the effect of amending these provisions, require approval of two-thirds of the shares then outstanding.

Mergers, Consolidations and Sales of Assets

      The Colonial declaration of trust provides that, subject to the provisions of any class or series of shares at the time outstanding, and with the affirmative vote of not less than a majority of the shares then outstanding and entitled to vote on the matter, the Colonial board of trustees has the power to merge Colonial into another entity, consolidate Colonial with one or more other entities into a new entity, or sell or otherwise dispose of all or substantially all of Colonial’s property.

      Under the partnership agreement of Colonial Partnership, Colonial, as general partner, may not engage in any merger, consolidation or other combination with or into another person or sale of all or substantially all of its assets, or any reclassification, or recapitalization or change of outstanding Colonial common shares unless:

•	the transaction also includes a merger of Colonial Partnership or sale of substantially all of assets of Colonial Partnership which has been approved by three-fourths of the outstanding common units held by the limited partners (including common units held by Colonial as limited partnership interests) and as a result of which all limited partners will receive consideration for each common unit based on a specified formula; and

•	no more than 49% of the equity securities of the acquiring person in such transaction will be owned, after consummation of such transaction, by Colonial or persons who are affiliates of Colonial Partnership or Colonial immediately prior to the date on which the transaction is consummated.

      Notwithstanding, Colonial may merge with another entity if immediately after such merger substantially all of the assets of the surviving entity, other than partnership units held by Colonial, are contributed to Colonial Partnership as a capital contribution in exchange for partnership units with a fair market value, as reasonably determined by Colonial, equal to the value of the assets so contributed determined under Section 704(c) of the Code.

COMPARISON OF SHAREHOLDER RIGHTS

      The following comparison of the rights of Colonial shareholders and Cornerstone shareholders summarizes the material differences between those rights, but is not intended to list all of the differences. As an Alabama real estate investment trust, Colonial is subject to the Alabama REIT Law. The Alabama REIT Law covers some of the same matters covered by the Alabama Business Corporation Act. However, there are some corporate governance matters that are addressed in the Alabama Business Corporation Act that are not dealt with in the Alabama REIT Law. Colonial has addressed particular corporate governance matters in the Colonial declaration of trust and bylaws. For corporate governance matters not addressed in the Alabama REIT Law or in the Colonial declaration of trust and bylaws, Colonial believes that the treatment of such matters in the Alabama Business Corporation Act may be a relevant consideration in determining applicable Alabama law. As a Virginia corporation, Cornerstone is subject to the Virginia Stock Corporation Act.

      The following discussion should be read together with, and is qualified by reference to, the Colonial declaration of trust, including the form of articles supplementary for the Colonial Series E preferred depositary shares to be issued in connection with the merger, the Colonial bylaws, the Cornerstone articles of incorporation, the Cornerstone bylaws and applicable Alabama and Virginia law. The Colonial declaration of trust and Colonial bylaws and the Cornerstone articles of incorporation and Cornerstone bylaws are incorporated by reference in this joint proxy statement/prospectus, and will be sent to holders of Colonial common shares, Colonial preferred shares and Cornerstone common shares upon request. See “Where You Can Find More Information” beginning on page 169.

Colonial (Alabama)	Cornerstone (Virginia)

Authorized Shares	The total number of authorized capital shares of Colonial is 75,000,000, consisting of 65,000,000 Colonial common shares and 10,000,000 Colonial preferred shares.

• 2,000,000 Colonial preferred shares have been designated as 7.25% Series B Cumulative Redeemable Perpetual Preferred Shares of Beneficial Interest, par value $0.01 per share, and are referred to herein as “Colonial Series B preferred shares”.

• 2,000,000 Colonial preferred shares have been designated as 9.25% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, and are referred to herein as “Colonial Series C preferred shares”.

• 500,000 Colonial preferred shares have been designated as 8 1/8% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, and are referred to herein as “Colonial Series D preferred shares”.

• 6,500 Colonial preferred shares have been designated as Series 1998 Junior Participating Preferred Shares of Beneficial Interest, and are	The authorized shares of capital stock of Cornerstone consist of 125,000,000 shares of capital stock, of which 100,000,000 are classified as Cornerstone common shares, and 25,000,000 are classified as Cornerstone preferred shares, without par value.

• 12,700,000 Cornerstone preferred shares have been designated as Series A Convertible Preferred Shares, and are referred to herein as “Cornerstone Series A preferred shares”.
• 607,000 Cornerstone preferred shares have been designated as Series B Convertible Preferred Shares, and are referred to herein as “Cornerstone Series B preferred shares”.

At December 22, 2004, there were issued and outstanding 56,327,721.3770 Cornerstone common shares. There are no Cornerstone preferred shares outstanding.

The Cornerstone articles of incorporation provide that the directors may amend the articles of incorporation to fix the preferences, limitations and relative rights, within the limits set forth in the Virginia Stock Corporation Act, of any series

Colonial (Alabama)	Cornerstone (Virginia)

referred to herein as the “Colonial Series 1998 preferred shares”.	within the Cornerstone preferred shares before the issuance of any shares of that series.
If the amendment described in this joint proxy statement/prospectus is approved, the total number of authorized capital shares of Colonial will be 145,000,000, consisting of 125,000,000 Colonial common shares and 20,000,000 Colonial preferred shares.
Colonial also has the authority to issue a number of “excess shares” as described below under “— Ownership Limitations.” At December 22, 2004, there were issued and outstanding 27,596,762 Colonial common shares, 2,000,000 Colonial Series C preferred shares and 500,000 Colonial Series D preferred shares. There are no other Colonial preferred shares or excess shares outstanding.
The Colonial declaration of trust provides that, subject to any shareholder approval required by the Alabama Constitution, the trustees may authorize the issuance of one or more series of Colonial preferred shares, fixing the numbers, designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. The Colonial trustees may also issue other securities of Colonial, having voting rights, dividend or interest rates, preferences, subordinations, conversion or redemption prices or rights, maturity dates, distribution, exchange or liquidation rights or other rights as the trustees may determine, without shareholder vote except as may be required by the Alabama Constitution.
Upon the consummation of the merger, Colonial will file articles supplementary to the Colonial declaration of trust to designate 70,000 Colonial preferred shares as 7.62% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, which are referred to herein as “Colonial Series E preferred shares”. Each Colonial Series E preferred share will

Colonial (Alabama)	Cornerstone (Virginia)

be represented by 100 Colonial Series E preferred depositary shares. The Colonial Series E preferred shares issued in the merger will have the rights, preferences, privileges, voting power and terms and conditions of redemption described in “Description of Colonial Shares — Colonial Series E Preferred Shares” beginning on page 124.
Voting Rights	Each holder of Colonial common shares is entitled to one vote per share on all matters upon which shareholders are entitled to vote under the Colonial declaration of trust.

Unless a greater vote is otherwise required by the Alabama Constitution, statute or the Colonial declaration of trust, a majority of the votes cast at a meeting at which at least a majority of all votes entitled to be cast are present in person or by proxy is required directors, which requires the to approve matters before the shareholders, except with respect to the election of trustees, who are elected based on the candidates receiving the highest number of votes at a meeting. Each share may be voted for as many individuals as there are trustees to be elected and for whose election the share is entitled to be voted. The Colonial declaration of trust provides that, subject to the provisions of any class or series of shares then outstanding and to mandatory provisions of law, the Colonial shareholders will be entitled to vote only on the following matters:

• an increase or decrease in the number of trustees;

• election or removal of trustees of Colonial;

• amendment of the Colonial declaration of trust;

• termination of the existence of Colonial;

• reorganization of Colonial;
• merger, consolidation or sale or other disposition of all or substantially all of Colonial’s property; and

• termination of Colonial’s status as a REIT for federal tax purposes.	Each holder of Cornerstone common shares is entitled to one vote per share.

Unless a greater number is required by the Cornerstone articles of incorporation or the Virginia Stock Corporation Act, at a meeting at which at least a majority of the outstanding shares entitled to be cast on the matter constitutes a quorum for action on that matter, the number of votes cast favoring an action must exceed the number of votes cast opposing the action in order to approve matters before the shareholders, except:

• with respect to the election of directors, who are elected by a plurality of the votes cast at the meeting;

• with respect to the removal of affirmative vote of a majority of the votes entitled to be cast;

• with respect to a plan of merger or share exchange or a sale of all or substantially all of the assets of Cornerstone, which, under the Virginia Stock Corporation Act requires the affirmative vote of more than two-thirds of the votes entitled to be cast; and

• with respect to an amendment of the Cornerstone articles of incorporation, which requires the vote of more than two-thirds of the votes of the outstanding Cornerstone common shares.

	Colonial (Alabama)	Cornerstone (Virginia)

Except with respect to the foregoing matters, no action taken by the Colonial shareholders at any meeting will in any way bind the Colonial trustees.
Except as provided in the form of articles supplementary for the Colonial Series E preferred shares or required by law, holders of Colonial Series E preferred shares will not have voting rights. For a description of the voting rights of the Colonial Series E preferred shares, see “Description of Colonial Shares — Colonial Series E Preferred Shares.”
The articles supplementary for each of the Colonial Series C preferred shares and Colonial Series D preferred shares provide that the vote or consent of holders of two-thirds of such shares is required for:
• the creation or an increase in the authorized or issued amount of shares ranking prior to Colonial Series C preferred shares or Colonial Series D preferred shares, respectively; or
• the amendment of the Colonial declaration of trust to materially and adversely affect the terms of the respective Colonial Series C preferred shares and Colonial Series D preferred shares.
This vote or consent requirement is discussed in greater detail below under the heading “— Amendment of Colonial Declaration of Trust and Cornerstone Articles of Incorporation.”
Classification of the Board	The Colonial declaration of trust provides for the annual election of trustees.	The Cornerstone articles of incorporation provides for the division of the Cornerstone board of directors into three classes, as nearly equal in size as possible, with the class being elected annually to a term of three years.
Number of Trustees and Directors; Removal of Trustees and Directors; Vacancies	The Colonial declaration of trust provides for a minimum of three and a maximum of 15 trustees, with the number of trustees within this range established by resolution of the Colonial board of trustees as provided in the Colonial declaration of trust and bylaws. The current size of the Colonial board of trustees is ten, but	The Cornerstone bylaws provide for a minimum of three and a maximum of 15 directors, with the number of directors within this range established by resolution of the Cornerstone board of directors. The current size of the Cornerstone board of directors is ten. The Cornerstone bylaws require that at least a majority of the members of the

Colonial (Alabama)	Cornerstone (Virginia)

will increase to eleven with the appointment of Glade M. Knight as an additional member, effective as of midnight on the date of the merger.

Under the Colonial declaration of trust, a trustee may be removed, with or without cause, only at a meeting of shareholders, by a vote of at least two-thirds of the shares then outstanding and entitled to vote at the annual election of trustees. The trustees may fill any vacancy, including a vacancy created by an increase in the number of trustees, by a majority vote. A trustee chosen by the other trustees to fill a vacancy will serve for the unexpired term of the trustee he or she is replacing.

If dividends payable on the Colonial Series E preferred shares have been in arrears for six or more quarters (regardless of whether such periods are consecutive), the number of trustees then constituting the Colonial board of trustees will be increased by two, and the holders of Colonial Series E preferred shares, voting as a single class with holders of parity shares upon which similar voting rights have been conferred, will have the right to elect two additional trustees at any annual meeting of shareholders or a special meeting of the holders of Colonial Series E preferred shares and parity shares. Each such trustee will be elected to serve until the earlier of the election and qualification of such trustee’s successor or the payment of all dividends on the Colonial Series E preferred shares that are in arrears and the dividends for the current quarterly dividend period have been paid or declared and set apart for payment. If there is a vacancy by any trustee so elected by holders of Colonial Series E preferred shares and parity shares, the Colonial board of trustees will elect a successor to hold office for the unexpired term, upon the nomination of the then remaining trustee elected by the holders of Colonial Series E preferred shares and parity shares, until the next annual meeting of shareholders.	Cornerstone board of directors be “independent directors.” Under the Cornerstone bylaws, a director is considered an “independent director” if he or she has not served as an officer or employee of Cornerstone at any time during the preceding five years.

Any or all directors may be removed without cause by the affirmative vote of a majority of the outstanding shares entitled to vote and only at a meeting of the shareholders called for that purpose.

Under Cornerstone’s bylaws, vacancies may be filled by a majority of the remaining directors (even if less than a quorum), except that a vacancy created by the removal of a director by a vote of the shareholders or court order may only be filled by a majority of the shares entitled to vote represented at a duly held shareholder meeting, or by written consent of a majority of outstanding shares entitled to vote. A director chosen by the remaining directors or the shareholders to fill a vacancy will hold office until his or her successor is elected at an annual or special meeting of shareholders. If the number of vacancies during a year is sufficiently large that a majority of the directors have not been selected by the shareholders, holders of five percent or more of the outstanding shares entitled to vote may call a special meeting for the purpose of filling the vacancies.

Colonial (Alabama)	Cornerstone (Virginia)

If dividends payable on the Colonial Series C preferred shares or the Colonial Series D preferred shares have been in arrears for six or more quarters (regardless of whether such periods are consecutive), the number of trustees then constituting the Colonial board of trustees will be increased by two, and the holders of such Colonial Series C preferred shares or Colonial Series D preferred shares, respectively, voting as a single class with holders of parity shares upon which similar voting rights have been conferred, will have the right to elect two additional trustees at any annual meeting of shareholders or a special meeting of the holders of such Colonial preferred shares. Each such trustee will be elected to serve until the earlier of the election and qualification of such trustee’s successor or the payment of all dividends on the Colonial Series C preferred shares or the Colonial Series D preferred shares that are in arrears and the dividends for the current quarterly dividend period have been paid or declared and set apart for payment. If there is a vacancy by any trustee so elected by holders of Colonial Series C preferred shares or Colonial Series D preferred shares, the Colonial board of trustees will elect a successor to hold office for the unexpired term, upon the nomination of the then remaining trustee elected by the holders of such Colonial preferred shares, until the next annual meeting of shareholders.

Limitation of Trustee, Director and Officer Liability	Under the Alabama REIT Law, a real estate investment trust formed in Alabama is permitted to expand or limit, by provision in its declaration of trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from:

• actual receipt of an improper benefit or profit in money, property or services; or

• acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding.
The Cornerstone articles of incorporation provide that in every instance in which the Virginia Stock Corporation Act permits the limitation or elimination of liability of directors or officers, the directors and officers of Cornerstone will not be liable to Cornerstone or its shareholders.

Pursuant to Virginia law, damages assessed against directors and officers, in any proceeding brought by or in the right of the company or by or on behalf of the shareholders, and arising out of a single transaction or occurrence or course of conduct is limited (except in the case of willful

Colonial (Alabama)	Cornerstone (Virginia)

The Colonial declaration of trust includes such a provision eliminating such liability to the maximum extent permitted by the Alabama REIT Law.	misconduct or a knowing violation of the criminal law or any federal or state securities law) to the lesser of:

• the monetary amount, including the elimination of liability, specified in the articles of incorporation; or

• the greater of $100,000, or the cash compensation received from Cornerstone in the twelve months before the action for which they are liable.
Indemnification	The Alabama REIT Law permits an Alabama real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by certain sections of the Alabama Business Corporation Act for directors and officers of Alabama corporations. In accordance with the Alabama Business Corporation Act, the Colonial bylaws require it to indemnify:

• any present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at Colonial’s express request, who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding;

• any present or former trustee or officer or any individual who, while a trustee or officer, served or is serving as a trustee, officer, director, shareholder or partner of another entity at Colonial’s express request, who is made a party to a proceeding by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding if:

  • he conducted himself in good faith;

  • he reasonably believed:

     • in the case of conduct in his official capacity with Colonial, that the conduct was in Colonial’s best interest; and
The Cornerstone articles of incorporation provide that Cornerstone will indemnify any of the individuals or entities described below against all liabilities and reasonable expenses incurred by him or it. The indemnified individuals or entities will include any individual or entity who is, was or is threatened to be made a party to a civil, criminal, administrative, investigative or other proceeding because the individual or entity is or was:

• a director, officer or affiliate of Cornerstone or any legal entity controlled by Cornerstone; or

• a fiduciary of any employee benefit plan established at the direction of Cornerstone.

The above described indemnification will be provided only if the directors of Cornerstone, excluding the indemnified party, determine in good faith that the course of conduct which caused the loss or liability of the individual or entity was undertaken in good faith within what that individual or entity reasonably believed to be the scope of his or its authority and for a purpose which he or it reasonably believed to be in the best interests of Cornerstone or its shareholders. In addition, such liabilities and expenses must not have been incurred because of the individual or entity’s misconduct, bad faith, negligence, reckless disregard of duties or violation of the criminal law.

Nevertheless, indemnification will not be allowed for any liability imposed by a judgment arising from or out of a violation of federal or state securities laws associated with the public offering of Cornerstone common shares unless:

Colonial (Alabama)	Cornerstone (Virginia)

• in all other cases, that the conduct was at least not opposed to Colonial’s best interests; and

  • in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, provided, however, that the indemnification provided for in this clause will not be available if it is established that:

     • in connection with a proceeding by or in the right of Colonial, he was adjudged liable to Colonial; or

     • in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, he was adjudged liable on the basis that personal benefit was improperly received by him; and

• any present or former shareholder against any claim or liability to which he may become subject by reason of such status.

In addition, the Colonial bylaws require Colonial to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a trustee, officer or shareholder or former trustee, officer or shareholder made a party to a proceeding by reason of such status; provided, that in the case of a trustee or officer:

• Colonial has received a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by Colonial as authorized by the Colonial bylaws;	• there has been a successful adjudication of each alleged securities law violation;

• the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

• a court of competent jurisdiction approves a settlement of the claims.

Unless limited by its articles of incorporation, the Virginia Stock Corporation Act requires a corporation to indemnify a director or officer who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. The Virginia Stock Corporation Act does not permit indemnification from such person’s willful misconduct or knowing violation of the criminal law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Cornerstone pursuant to the foregoing provisions, Cornerstone has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In addition, indemnification may be limited by state securities laws.
• Colonial has received a written undertaking by or on his behalf to repay the amount paid or reimbursed by Colonial if it is ultimately determined that the applicable standard of conduct was not met; and
• a determination is made, in accordance with Section 8.55 of the Alabama Business Corporation Act,

Colonial (Alabama)	Cornerstone (Virginia)

that the facts then known to those making the determination would not preclude indemnification under the provisions of the bylaws.
Colonial may, with the approval of the trustees, provide such indemnification and payment or reimbursement of expenses to any trustee, officer or shareholder or any former trustee, officer or shareholder who served a predecessor of Colonial and to any employee or agent of Colonial or a predecessor of Colonial.
The partnership agreement of Colonial Partnership provides that reasonable expenses incurred by an indemnitee who is a party to a proceeding, may be paid or reimbursed in advance of the final disposition of a proceeding; provided that Colonial Partnership receives:
• a written affirmation by the indemnitee of the indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met; and
• a written undertaking by or on behalf of indemnitee to repay the amount if it is later determined that the standard of conduct has not been met.
The partnership agreement also provides that Colonial Partnership may, but is not required to, purchase and maintain insurance on behalf of indemnitees against any liability in connection with Colonial Partnership’s activities.
Under the partnership agreement, an “indemnitee” includes:
• any person made a party to a proceeding by reason of his status as:
• the general partner of Colonial Partnership (i.e., Colonial); or
• a director or officer of Colonial Partnership or Colonial; and
• any other person (including affiliates of Colonial or Colonial Partnership) as Colonial may designate from time to time in its sole and absolute discretion.

Colonial (Alabama)	Cornerstone (Virginia)

Under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Limited Partnership law”), a limited partnership may indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. In accordance with the Delaware Limited Partnership law, the partnership agreement provides for the indemnification of indemnitees from and against all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative that relate to the operations of Colonial Partnership in which the indemnitee may be involved, or who is threatened to be involved, as a party or otherwise, unless:
• the act or omission was material to the matter and committed in bad faith or a result of active and deliberate dishonesty:
• the indemnitee received improper personal benefit in money, property or services: or
• in the case of a criminal proceeding, the indemnitee had reason to believe the act or omission was unlawful.
The partnership agreement provides that the indemnification extends to any liability for any indebtedness of Colonial Partnership or any subsidiary of Colonial Partnership, with certain exceptions.
Colonial has entered into indemnification agreements with each of its trustees and certain of its executive officers. Under these agreements, Colonial has agreed to indemnify its trustees and certain of its executive officers to the maximum extent permitted by the Alabama Business Corporation Act. Colonial also is obligated to pay expenses incurred by an indemnified trustee or director in establishing a right to indemnification under the respective indemnification agreement. Although the indemnification agreements offer substantially the same scope of

Colonial (Alabama)	Cornerstone (Virginia)

coverage afforded by the Colonial declaration of trust and the Colonial bylaws, the agreements provide greater assurance to trustees and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally by the Colonial board of trustees or by the shareholders to alter, limit or eliminate the rights they provide to the trustees and executive officers.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees and officers of Colonial, Colonial has been advised that, although the validity and scope of such indemnification has not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.
Duties of Trustees and Directors	The Alabama REIT Law does not explicitly provide a standard of care for the trustees of a Alabama REIT.

However, the Alabama Business Corporation Act provides that a director must perform his or her duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director believes to be in the best interests of the corporation. In performing his or her duties, a director is entitled to rely on information, opinions, reports or statements, including financial Statements and other financial data, if prepared or presented by any of the following:

• one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

• legal counsel, public accountants or other persons as to matters that the director reasonably believes to be within the professional or expert competence of such person; or

• a committee of the board on which he or she does not serve, which	Under the Virginia Stock Corporation Act, a director must perform his duties in accordance with his good faith business judgment of the best interests of the corporation. In performing his duties, unless he has knowledge or information concerning the matter in question that makes reliance unwarranted, a director is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, if prepared or presented by:

• one or more officers or employees of the corporation whom the director believes, in good faith, to be reliable and competent in the matters presented;

• legal counsel, public accountants or other persons as to matters that the director believes, in good faith, are within the professional or expert competence of such person; or

• a committee of the board of which he is not a member, which committee the director believes, in good faith, to merit confidence.

The creation of, delegation of authority to, or action by a committee does not alone constitute compliance by a

	Colonial (Alabama)	Cornerstone (Virginia)

	committee the director believes, in good faith, to merit confidence.	director with the standards described above.
A director will not be considered to be acting in good faith if he or she has knowledge concerning the matter in question that would cause his or her reliance to be unwarranted.
Call of Special Meetings of Shareholders	Subject to the rights of the any holders of Colonial preferred shares to elect additional trustees under specified circumstances, the Colonial bylaws provide that special meetings of shareholders may be called by the president or chairman of the Colonial board of trustees, or, upon the written request of the holders of shares entitled to cast at least 25% of all the votes entitled to be cast on any issue at the special meeting of shareholders, by the president, chairman or secretary.	The Cornerstone bylaws provide that special meetings of shareholders may be called at any time for any purpose by the chief executive officer, a majority of all directors, a majority of independent directors, the chairman of the board or one or more shareholders holding not less than 10% of the eligible votes.
Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals	The Colonial bylaws provide that nominations for election to the Colonial board of trustees and the proposal of business to be considered by the shareholders may be made only:

• by or at the direction of the Colonial board of trustees; or

• upon timely and proper notice by a shareholder who is a shareholder of record at the time of giving of notice and entitled to vote at the meeting.

In general, notice of shareholder nominations or business for an annual meeting must be delivered not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting, unless the annual meeting is advanced more than 30 days or delayed more than 60 days from the anniversary date, in which case notice must be delivered not earlier than the 90th day nor later than the 60th day prior to the annual meeting, or the tenth day following the day on which the public announcement of the date of the meeting is first made. Notice of shareholder nominations for a special meeting must be delivered not earlier than the 90th day prior to the special meeting, and not later than the close of business on the later of the 60th day prior to the meeting or the tenth day following the	The Cornerstone bylaws provide that no person is eligible for election as a director at a meeting of shareholders unless:

• nominated by the Cornerstone board or a committee acting for that purpose; or

• upon timely and proper notice by a shareholder who is a shareholder of record of a class of securities entitled to vote for the election of directors both at the time of the shareholder’s notice and on the record date for the meeting.

Only such business may be conducted as has been brought before the annual meeting:

• pursuant to the company’s notice of meeting;

• by or at the direction of the Cornerstone board; or

• upon timely and proper notice by a shareholder who is a shareholder of record of a class of securities entitled to vote on the business being proposed, both at the time of the shareholder’s notice and on the record date for the meeting.

Notice of shareholder nominations or business for an annual meeting must be received:

• not less than 60 days before the

Colonial (Alabama)	Cornerstone (Virginia)

day on which the public announcement is first made of the date of the meeting and the nominees proposed by the Colonial board.	meeting if the date of the meeting is earlier than May 1 or later than May 31; or

• if the previous clause is not applicable, on or after February 1 and before March 1 of the year in which the meeting will be held.
Notice of shareholder nominations for a special meeting must be received not later than the close of business on the tenth day following the day on which notice of a special meeting of shareholders for the election of directors is first given to shareholders.
Amendment of the Colonial Declaration of Trust and Cornerstone Articles of Incorporation	Subject to Section 6.3 of the Colonial declaration of trust, it may be amended by:

• adoption of the amendment by the trustees and submission to the shareholders; and

• the affirmative vote of not less than a majority of shares outstanding and entitled to vote;

except that certain provisions relating to the resignation, removal or death of a trustee and the termination of Colonial require the affirmative vote of two-thirds of the shares outstanding and entitled to vote.

Notwithstanding, Section 234 of the Alabama Constitution requires the consent of persons holding the larger amount in value of stock to increase the stock of a corporation. Section 237 of the Alabama Constitution provides that no corporation may issue preferred stock without the consent of owners of two-thirds of the stock of the corporation.

No amendment to the Colonial declaration of trust or repeal of any of its provisions will limit or eliminate the right of indemnification provided with respect to an act or omission that took place prior to the amendment or repeal.	Any amendment to the Cornerstone articles of incorporation, other than certain minor amendments that the Virginia Stock Corporation Act permits to be adopted by the board of directors without shareholder vote, must be approved by the vote of a majority of the holders of outstanding common shares, with each share entitled to one vote. Also, the Cornerstone articles of incorporation permit the board of directors to fix in whole or in part the preferences, limitations and relative rights, within the limits set forth in the Virginia Stock Corporation Act, of any series within the Cornerstone preferred shares before the issuance of any shares of that series.

No amendment, modification or repeal to the indemnification provision in the articles of incorporation will diminish the rights provided arising from conduct or events occurring before the adoption of such amendment, modification or repeal.
Under the articles supplementary for the Colonial Series E preferred shares, so long as any Colonial Series E preferred shares remain outstanding, Colonial will not, without the affirmative vote or consent of holders of at least two-thirds of the Colonial Series E preferred shares outstanding

Colonial (Alabama)	Cornerstone (Virginia)

at the time (and voting separately as a class):
• authorize or create, or increase the authorized or issued amount of any class or series of capital shares ranking prior to the Colonial Series E preferred shares; or
• amend, alter or repeal the provisions of the Colonial declaration of trust, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Colonial Series E preferred shares;
provided, however, that any increase in the amount of the authorized Colonial preferred shares, or the creation or issuance of any other series of Colonial preferred shares, or any increase in the amount of authorized Colonial Series E preferred shares, or any other series of Colonial preferred shares, in each case ranking on a parity with or junior to Colonial Series E preferred shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Colonial, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
Under the articles supplementary for each of the Colonial Series C preferred shares and the Colonial Series D preferred shares, so long as any Colonial Series C preferred shares or Colonial Series D preferred shares remain outstanding, Colonial will not, without the affirmative vote or consent of holders of at least two-thirds of the Colonial Series C preferred shares or Colonial Series D preferred shares, whichever is applicable, outstanding at the time (and voting separately as a class):
• authorize or create, or increase the authorized or issued amount of any class or series of capital shares ranking prior to the Colonial Series C preferred shares or Colonial Series D preferred shares, whichever is applicable; or

Colonial (Alabama)	Cornerstone (Virginia)

• amend, alter or repeal the provisions of the Colonial declaration of trust, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Colonial Series C preferred shares or Colonial Series D preferred shares, whichever is applicable;
provided, however, that any increase in the amount of the authorized Colonial preferred shares, or the creation or issuance of any other series of Colonial preferred shares, or any increase in the amount of authorized Colonial Series C preferred shares or Colonial Series D preferred shares, whichever is applicable, or any other series of Colonial preferred shares, in each case ranking on a parity with or junior to Colonial Series C preferred shares or Colonial Series D preferred shares, whichever is applicable, with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Colonial, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

Amendment of the Bylaws	The Colonial bylaws provide that they may be amended or repealed by either:

• the affirmative vote of a majority of all shares outstanding and entitled to vote generally in the election of trustees, voting as a single group; or

• an affirmative vote of a majority of the Colonial board of trustees, unless the shareholders prescribe that any such bylaw may not be amended or repealed by the Colonial board of trustees.

Any amendments relating to the indemnification provisions of the Colonial bylaws will not affect its applicability with respect to an act or failure to act that took place prior to the date of the amendment of such indemnification provision.	The Cornerstone bylaws provide that the Cornerstone board of directors have full power and authority to amend and revise the bylaws to the full extent that the board deems necessary. Under the Virginia Stock Corporation Act:

• a corporations’ board of directors may amend or repeal the bylaws except to the extent the power is reserved exclusively for the shareholders in the articles of incorporation or the Virginia Stock Corporation Act, or particular bylaws expressly providing that the board of directors may not amend or repeal that bylaw; and

• a corporation’s shareholders may amend or repeal the corporation’s bylaws even though the bylaws also may be amended or repealed by its board of directors.

	Colonial (Alabama)	Cornerstone (Virginia)

Dissolution of Colonial or Cornerstone; Termination of REIT Status	The Colonial declaration of trust permits the termination of Colonial if approved by the affirmative vote of the holders of not less than two-thirds of the shares outstanding and entitled to vote on the matter, at any meeting of shareholders called for that purpose. In addition, the Colonial declaration of trust provides that the trustees may terminate the status of Colonial as a REIT, provided, the Colonial board adopt such a resolution for presentation at an annual or special meeting of the shareholders, and the resolution is approved by holders of a majority of the issued and outstanding Colonial common shares.	Under the Virginia Stock Corporation Act, a proposal by the board of directors to dissolve the corporation must be approved by the holders of more than two-thirds of the votes entitled to be cast. Neither the Cornerstone articles of incorporation nor the bylaws address the ability of Cornerstone to terminate the status of Cornerstone as a REIT under the Code.
Mergers, Consolidations and Sales of Assets	Subject to the provisions of any class or series of shares at the time outstanding, the Colonial board of trustees has the power to:

• merge Colonial into another entity;

• consolidate Colonial with one or more other entities into a new entity; or

• sell or otherwise dispose of all or substantially all of Colonial’s property;

provided that it is approved by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote on the matter, at a meeting of the shareholders called for that purpose.

Pursuant to the partnership agreement of Colonial Partnership, Colonial, as general partner, will not engage in any merger, consolidation or other combination with or into another person or sale of all or substantially all of its assets, or any reclassification, or recapitalization or change of outstanding Colonial common shares unless:

• the transaction also includes a merger of Colonial Partnership or sale of substantially all of assets of Colonial Partnership which has been approved by three-fourths of the outstanding common units held by the limited partners (including common units held by Colonial as limited partnership interests) and as a result of which all limited partners	Under the Virginia Stock Corporation Act, a plan of merger or share exchange involving a Virginia corporation generally requires approval by the affirmative vote of more than two-thirds of all votes entitled to be cast by each voting group entitled to vote, unless the articles of incorporation specifies a greater or lesser vote, but not less than a majority of all votes cast on the plan by each voting group entitled to vote on the transaction at a voting group exists. No shareholder approval is required:

• for 90% owned subsidiary mergers; or

• by shareholders of a Virginia surviving corporation if:

  • the articles of incorporation does not change, except for certain specified amendments;

  • each shareholder of the surviving corporation will hold the same number of shares with identical terms after the merger as they did before the merger; and

  • the total number of respective voting and participating shares to be issued in the merger, plus the number of respective voting and participating shares issuable in the merger, is not more than 20% of the total number of respective voting and participating shares outstanding immediately before the merger.

Under the Virginia Stock Corporation

	Colonial (Alabama)	Cornerstone (Virginia)

will receive consideration for each common unit based on a specified formula; and

• no more than 49% of the equity securities of the acquiring person in such transaction will be owned, after consummation of such transaction, by Colonial or persons who are affiliates of Colonial Partnership or Colonial immediately prior to the date on which the transaction is consummated.

Notwithstanding, Colonial may merge with another entity if immediately after such merger substantially all of the assets of the surviving entity, other than partnership units held by Colonial, are contributed to the partnership as a capital contribution in exchange for partnership units with a fair market value, as reasonably determined by Colonial, equal to the value of the assets so contributed determined under Section 704(c) of the Code.	Act, a corporation can sell, lease, exchange or otherwise dispose of all, or substantially all, of its property, otherwise than in the usual and regular course of business if the transaction is adopted by the board of directors and approved by more than two-thirds of all votes entitled to be cast on the transaction, unless the articles of incorporation specifies a greater or lesser vote, but not less than a majority of all votes cast on the transaction by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group exists.

The Cornerstone articles of incorporation do not specify a greater or lesser vote on any of the foregoing matters.
Business Combinations with Interested Shareholders	Neither the Alabama REIT Law nor the Alabama Business Corporation Act have provisions relating to business combinations with interested shareholders.	The Virginia Stock Corporation Act contains several provisions relating to transactions with interested shareholders. Interested shareholders are holders of more than ten percent of any class of outstanding voting shares of the corporation, or a person who is an affiliate or associate of the corporation and at any time within the preceding three years was an “interested shareholder” of the corporation. Transactions between a corporation and an interested shareholder are referred to as “affiliated transactions”. Virginia law requires that material affiliated transactions be approved by at least two-thirds of the shareholders not including the interested shareholder. Affiliated transactions requiring this two-thirds approval include mergers, share exchanges, material dispositions of corporate assets, dissolution or any reclassification of the corporation with its securities which increases the percentage of voting shares owned by an interested shareholder by more than five percent. For three years following the time that a shareholder becomes an interested shareholder, a Virginia

	Colonial (Alabama)	Cornerstone (Virginia)

corporation cannot engage in an affiliated transaction with the interested shareholder without approval of two-thirds of the disinterested voting shares, and majority approval of disinterested directors. A disinterested director is a director who was a director before the later of January 1, 1988 and the date on which an interested shareholder became an interested shareholder or was recommended for election or elected by a majority of the disinterested directors then on the board. After the three year period, an affiliated transaction still must be approved by two-thirds of the disinterested voting shares, unless the transaction has been approved by a majority of disinterested directors or the transaction complies with statutory fair price provisions. The voting requirements of Virginia law relating to affiliated transactions do not apply if a majority of disinterested directors approve the acquisition of shares making a person an interested shareholder before that acquisition. Virginia law permits corporations to opt out of the affiliated transactions provisions of the Virginia Stock Corporation Act. However, Cornerstone has not opted out.
Control Share Acquisitions	Neither the Alabama REIT Law nor the Alabama Business Corporation Act have provisions relating to control share acquisitions for REITs or corporations.	The Virginia Stock Corporation Act imposes limitations on the voting rights of shares acquired in a “control share acquisition.” The Virginia Stock Corporation Act defines a “control share acquisition” as an acquisition, except certain acquisitions excepted by the statute, resulting in the voting power of any person acquiring beneficial ownership of shares to meet or exceed certain threshold voting percentages (20%, 33 1/3% and 50%), and requires approval by a majority of all votes which could be cast in a vote on the election of directors by all the outstanding shares (excluding shares owned by the acquiring person, any officer of the corporation and any employee who is also a director of the corporation) to grant voting rights to shares acquired in a control share acquisition. The statute also requires the corporation to hold a special meeting at the request of an actual or

Colonial (Alabama)	Cornerstone (Virginia)

proposed control share acquiror generally within 50 days after a request is made with the submission of a control share acquisition statement and the control share acquiror will make an undertaking to pay the corporation’s expenses of the special meeting.

In addition, the statute provides that, if authorized in the articles of incorporation or bylaws, a corporation may, within certain time limitations, redeem the control shares acquired if there is a shareholder vote on the issue and the grant of voting rights at a special meeting is not approved, or if no control share acquisition statement has been filed with the corporation. Moreover, the statute provides that, unless the articles of incorporation or bylaws provide otherwise, if voting rights are accorded to control shares resulting in the acquiring person being entitled to cast a majority of the votes which could be cast in an election of directors, then minority shareholders have the right to dissent from the granting of voting rights and to demand payment of the fair value of their shares. The Cornerstone articles of incorporation and the Cornerstone bylaws do not contain provisions on the foregoing.
Other Constituencies	Alabama REIT Law does not address the consideration of other constituencies. The Colonial declaration of trust provides that in determining what is in the best interest of Colonial, a trustee will consider the interests of Colonial shareholders and applicable legal requirements, and in his or her sole discretion, may consider:

• the interests of Colonial’s employees, suppliers, creditors and customers;

• the economy of the nation;

• community and societal interests; and

• the long-term as well as short-term interests of Colonial and Colonial shareholders, including the possibility that these interests may be best served by Colonial’s continued independence.	The Virginia Stock Corporation Act does not expressly address the consideration of other constituencies. However, it does provide that good faith business judgment of the best interests of the corporation applies in any action taken or not taken by directors, and that in determining the best interests of the corporation, a director may consider the possibility that those interests may be best served by the continued independence of the corporation. See “— Duties of Trustees and Directors.”

The Cornerstone bylaws provide that directors have a fiduciary relationship to the shareholders as provided by the Virginia Stock Corporation Act and applicable Virginia law.

Colonial (Alabama)	Cornerstone (Virginia)

Dissenters’ Rights	The Alabama REIT Law does not provide for dissenters’ rights for shareholders. However, the Alabama Business Corporation Act does entitle a shareholder to dissent and obtain payment of the fair value of his or her shares, in the event of any of the following corporate actions:

• consummation of a plan of merger to which the corporation is a party if the corporation is a subsidiary that is merged with its parent, or if shareholder approval is required for the merger by the statute or the articles of incorporation and the shareholder is entitled to vote on the matter;

• consummation of a plan of share exchange in which the corporation’s shares will be acquired and the shareholder is entitled to vote on the matter;	The Virginia Stock Corporation Act provides that a shareholder may dissent from and obtain payment of the fair value of their shares in the event of any of the following corporate actions:

• consummation of a plan of merger to which the corporation is a party if the corporation is a subsidiary that is merged with its parent, or if shareholder approval is required for the merger by the statute or the articles of incorporation and the shareholder is entitled to vote on the merger;

• consummation of a plan of share exchange in which the corporation’s shares will be acquired and the shareholder is entitled to vote on the plan;

• consummation of a sale or exchange of all or substantially all of the property of the corporation outside of the usual and regular course of business, if the shareholder is entitled to vote on the matter, unless excepted;

• if so provided by the articles of incorporation, an amendment of the articles of incorporation that materially and adversely affects the rights of the dissenter’s shares; or

• any corporate action taken pursuant to shareholder vote to the extent the articles of incorporation, bylaws or a board resolution provides that voting and nonvoting shareholders are entitled to dissent and obtain payment for their shares.

Because the merger does not involve any of the above corporate actions on behalf of Colonial, Colonial shareholders will not have dissenters’ rights in respect of the merger.	• consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange, or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, except for certain transactions excepted by the statute; or

• any corporate action taken pursuant to shareholder vote to the extent the articles of incorporation, bylaws or a board resolution provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

However, the Virginia Stock Corporation Act further provides that there is no right of dissent with respect to a plan of merger or share exchange or sale or exchange of property if the shares are (i) listed on a national securities exchange or on the NASDAQ on the record date for determining shareholders entitled to vote on the merger, or (ii) held by at least 2,000 record shareholders, unless:

• the articles of incorporation provide otherwise;

• shareholders are required under a plan of merger to accept for such shares anything except cash, shares or membership interests or shares or

	Colonial (Alabama)	Cornerstone (Virginia)

membership interests and cash in lieu of fractional shares or any combination thereof of the acquiring or surviving corporation, or of another corporation, which are listed on a national securities exchange or held by at least 2,000 record shareholders or members; or

• The transaction is an affiliated transaction and is not approved by a majority of disinterested directors.

Because Colonial common shares and Cornerstone common shares are listed on the New York Stock Exchange and none of the statutory exceptions apply, Cornerstone shareholders will not have dissenters’ rights in respect of the merger.

Distributions	The Colonial declaration of trust provides that the trustees will endeavor to declare and pay distributions as necessary to qualify as a REIT under the Code. However, the Colonial declaration of trust provides that Colonial shareholders do not have any right to a distribution unless and until authorized and declared by the Colonial board of trustees.	The Cornerstone articles of incorporation provide that the directors will endeavor to declare and pay distributions as necessary to qualify as a REIT under the Code.
Under the articles supplementary for the Colonial Series E preferred shares, distributions may not be declared or paid or set apart for payment on common shares or any shares over which the Colonial Series E preferred shares has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of Colonial unless all accrued but unpaid distributions on the Colonial Series E preferred shares have been declared and paid or set apart for payment.
Under the articles supplementary for each of the Colonial Series C preferred shares and Colonial Series D preferred shares, distributions may not be declared or paid or set apart for payment on common shares or any shares over which the Colonial Series C preferred shares and Colonial Series D preferred shares, respectively, have preference or priority in the payment of dividends or in the distribution of assets on any

	Colonial (Alabama)	Cornerstone (Virginia)

liquidation, dissolution or winding up of Colonial unless all accrued but unpaid distributions on the respective Colonial Series C preferred shares and Colonial Series D preferred shares, have been declared and paid or set apart for payment.

Ownership Limitations	Among the requirements for qualification as a REIT under the Code are that (i) not more than 50% in value of a REIT’s outstanding shares of beneficial interest (after taking into account options to acquire shares) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, (ii) the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, and (iii) certain percentages of the REIT’s gross income must be from particular activities.	Among the requirements for qualification as a REIT under the Code are that (i) not more than 50% in value of a REIT’s outstanding shares of beneficial interest (after taking into account options to acquire shares) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, (ii) the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, and (iii) certain percentages of the REIT’s gross income must be from particular activities.

To help avoid violating clauses (i) and (ii) above, the Colonial declaration of trust contains provisions restricting the ownership and transfer of shares in certain circumstances. These ownership limitations provide that no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than:

• 9.8%, in either number of shares or value (whichever is more restrictive), of any class of outstanding shares of Colonial;

• five percent in number or value (whichever is more restrictive) of the outstanding Colonial common shares and the outstanding excess shares of Colonial; and

• in the case of certain excluded holders related to the Lowder family:

  • 29% by one individual;

  • 34% by two individuals;

  • 39% by three individuals; or

  • 44% by four individuals.

These ownership limitations may be waived by the Colonial board of trustees if it receives representations
To help avoid violating clauses (i) and (ii) above, the Cornerstone bylaws contain provisions restricting the ownership and transfer of shares in certain circumstances. These ownership limitations provide that no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the total number of issued and outstanding securities of any separate class or series of Cornerstone. These ownership limitations may be waived by the Cornerstone board of directors if it is provided with satisfactory evidence that Cornerstone’s qualification as a REIT would not be jeopardized.

In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limitations, that number of shares that would be owned by the transferee in excess of the ownership limitations are deemed “excess shares.” Excess shares are deemed to have been acquired and to be held on behalf of Cornerstone. As the equivalent of treasury shares for that purpose, excess shares are not considered to be outstanding for

Colonial (Alabama)	Cornerstone (Virginia)

and undertakings of certain facts for the protection of Colonial’s REIT status, and if requested, an IRS ruling or opinion of counsel. Absent a waiver, an issuance or transfer of shares in violation of the ownership limitations, or that would cause Colonial to have fewer than 100 beneficial owners, are void ab initio and the intended transferee acquires no rights to the shares.	quorum or voting purposes, and holders of excess shares are not entitled to voting rights, dividends or distributions. If any voting rights are exercised or dividends or distributions are paid with respect to shares that have become excess shares, then those votes attributable will be rescinded and void and the dividends or distributions are to be repaid to Cornerstone upon demand.
In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limitations, that number of shares that would be owned by the transferee in excess of the ownership limitations automatically are exchanged for an equal number of “excess shares.” Any purported transferee or other purported holder of excess shares is required to give written notice to Colonial of a purported transfer or other event that would result in the issuance of excess shares. Excess shares continue as issued and outstanding shares, but are not considered issued and outstanding for purposes of any shareholder vote. Although outstanding, excess shares are to be held in trust, with the trustee of that trust being Colonial. The beneficiary of the trust is to be designated by Colonial. Excess shares participate ratably in any liquidation, dissolution or winding up of Colonial. Excess shares are not entitled to vote on any matter and are not entitled to any dividends or distributions. If dividends or distributions inadvertently are paid with respect to shares that were exchanged for excess shares, then those dividends or distributions are to be repaid to Colonial upon demand and any declared but unpaid dividend shall be void ab initio with respect to those shares.
The Colonial declaration of trust contains provisions designed to ensure that the purported transferee or other purported holder of excess shares does not receive in return for such a transfer an amount that reflects any appreciation in the shares for which excess shares were exchanged during the period that the excess shares were

	Colonial (Alabama)	Cornerstone (Virginia)

outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be paid to Colonial. In addition, excess shares are deemed to have been offered for sale to Colonial or its respective designee at a price. Such shares may be purchased during a 30-day period after the later of the date of the violative transfer, or if Colonial has not received notice, the date on which the board determines in good faith that a violative transfer has occurred. Within thirty days after December 31 of each year, any person who beneficially owns more than 5% of the number or value of outstanding Colonial shares must give written notice to Colonial containing the information specified in the Colonial declaration of trust. Upon demand, all shareholders are required to provide written information to Colonial as they may request to determine compliance with the provisions of the Code applicable to a REIT.
Shareholder Rights Plans	On October 22, 1998, the Colonial board adopted a shareholder rights plan and declared a dividend of one Colonial preferred share purchase right for each outstanding Colonial common share to holders of record at the close of business on November 2, 1998. The description and terms of the rights are set forth in a rights agreement between Colonial and EquiServe Trust Company, N.A., as successor to Bank Boston N.A. as rights agent dated as of November 2, 1998, which is referred to herein as the “rights agreement”. Each right, when exercisable, entitles the holder to purchase from Colonial 1/10,000th of a Colonial Series 1998 preferred share at a price of $92.00 subject to adjustment. The rights are not exercisable, are deemed attached to all certificates representing Colonial common shares and are not transferable apart from the Colonial common shares until the earlier of:	Cornerstone has not adopted a shareholder rights plan.
• the tenth day following a public announcement that a person or group of affiliated persons, referred to herein as an “acquiring person”,

Colonial (Alabama)	Cornerstone (Virginia)

subject to certain exceptions, has acquired beneficial ownership or voting control of 15% or more of the outstanding Colonial common shares; and
• the tenth business day (or such later date as the Colonial board may determine) after the date of commencement or public announcement of a person’s intention to commence a tender or exchange offer for 15% or more of the outstanding Colonial common shares.
The rights agreement excludes from the definition of the terms “acquiring person” certain persons described in the Colonial declaration of trust as “excluded holders” which are related to the Lowder family.
Unless the rights are earlier redeemed or exchanged, after any person or group has become an acquiring person, each right entitles the holder (other than the acquiring person) to purchase, at the exercise price, that number of Colonial common shares having a market price of two times the exercise price. In addition, unless the rights are earlier redeemed or exchanged, in the event that Colonial is acquired in a merger or other business combination, including the sale of 50% or more of the assets or earning power of Colonial, after a person or group has become an acquiring person, each exercisable right entitles the holder (other than the acquiring person) to purchase at the exercise price, that number of common shares of the acquiring company having a market price up two times the exercise price of the right. Furthermore, if any person or group becomes an acquiring person, Colonial may, at its option, exchange one Colonial common share for each outstanding right. Colonial may redeem the rights for $.005 per right at any time up to the earlier of November 1, 2008, or ten days after a public announcement that a person or group has become an acquiring person, which period may be extended or shortened at the discretion of the Colonial board. The rights agreement

Colonial (Alabama)	Cornerstone (Virginia)

also provides that no right will be exercisable for a number of Colonial common shares that would cause the ownership limits set forth in the Colonial declaration of trust to be exceeded.

AMENDMENT TO THE COLONIAL DECLARATION OF TRUST

      The Colonial board of trustees has approved, subject to approval by Colonial shareholders, the amendment to the Colonial declaration of trust for the purpose of:

•	increasing the number of authorized Colonial common shares from 65,000,000 to 125,000,000; and

•	increasing the number of authorized Colonial preferred shares from 10,000,000 to 20,000,000. The text of the proposed amendments to the Colonial declaration of trust is set forth below.

Text of Proposed Amendment

      The Colonial declaration of trust would be amended as follows:

      The following sentence in Section 6.1 of Article VI thereof is deleted:

“The total number of Shares which the Trust is authorized to issue is seventy-five million (75,000,000), consisting of sixty-five million (65,000,000) common Shares and ten million (10,000,000) preferred Shares.”

      The deleted sentence in Section 6.1 of Article VI is replaced by the following sentence:

“The total number of Shares which the Trust is authorized to issue is one hundred forty-five million (145,000,000), consisting of one hundred twenty-five million (125,000,000) common Shares and twenty million (20,000,000) preferred Shares.”

Reasons for and Possible Effects of Amendment to the Colonial Declaration of Trust

      Section 6.1 of the Colonial declaration of trust, as presently in effect, provides that the number of shares of all classes that Colonial has the authority to issue is 75,000,000, consisting of 65,000,000 common shares and 10,000,000 preferred shares. The Colonial declaration of trust expressly provides that any such shares acquired by any person in violation of certain “ownership limits” set forth in the Colonial declaration of trust will be converted into and exchanged for a class of securities denominated “excess shares.”

      The proposed amendments to the Colonial declaration of trust will increase both the number of Colonial common shares and Colonial preferred shares that Colonial is authorized to issue. In connection with the closing of the merger with Cornerstone, assuming a common share conversion rate of 0.2584 (which is the initial common share conversion rate set forth in the merger agreement) and that all Cornerstone shareholders elect to receive Colonial common shares, Colonial estimates that it will issue approximately 14,998,794 Colonial common shares. Alternatively, assuming a common share conversion rate of 0.2584, a preferred depository share conversion rate of 0.4200 (which is the initial preferred depository share conversion rate set forth in the merger agreement) and that all Cornerstone shareholders elect to receive the maximum amount of Colonial Series E preferred depositary shares, Colonial estimates that it will issue approximately 11,249,096 Colonial common shares and 6,094,712 Colonial Series E preferred depositary shares.

      The Colonial board of trustees believes that the proposed increase in the number of authorized shares is consistent with the authorized capitalization of many other real estate investment trusts and other publicly traded companies and is desirable to enhance Colonial’s flexibility in connection with possible future transactions, such as in connection with employee benefit plans, stock dividends, financings, acquisitions of property by Colonial Partnership, redemptions of OP units in Colonial Partnership, and other general business purposes. Colonial Partnership regularly acquires properties for which it pays all or part of the purchase price by issuing OP units, and each OP unit is redeemable by its holder for cash equal to the value of a Colonial common share or, at Colonial’s election, a Colonial common share. For Colonial Partnership to maintain the flexibility to issue additional OP units in connection with property acquisitions and other transactions, and for Colonial to be able to issue Colonial common shares upon the redemption of outstanding OP units, Colonial must have a sufficient number of authorized Colonial common shares. At December 22, 2004, Colonial had 27,596,762 Colonial common shares outstanding, and had reserved 10,317,063 Colonial common shares for possible issuance upon redemption of outstanding OP units and 1,622,779 Colonial common shares for issuance under Colonial employee benefit plans. At December 22, 2004, Colonial had 2,000,000 Colonial Series C preferred shares and 500,000 Colonial Series D preferred shares outstanding, and had reserved 2,000,000 Colonial Series B preferred shares for possible issuance upon exchange of corresponding units of Colonial Partnership and 6,500 Colonial Series 1998 preferred shares for possible issuance upon exercise of Colonial preferred share purchase rights under the rights agreement.

      Section 234 of the Alabama Constitution imposes certain limitations on the ability of a corporation organized under Alabama law to increase the number of authorized shares of the corporation without shareholder approval. Although Colonial is organized as a real estate investment trust under the Alabama REIT Law and not under the Alabama Business Corporation Act, because of the broad definition of a “corporation” utilized in the Alabama Constitution, it is unclear whether Colonial would be deemed to be a corporation for purposes of this section of the Alabama Constitution. Accordingly, the Colonial board of trustees deems it advisable upon advice of counsel to obtain shareholder approval for the increase in the number of authorized Colonial common shares and Colonial preferred shares proposed in this joint proxy statement/ prospectus pursuant to the requirements of the Alabama REIT Law and for purposes of complying with Section 234 of the Alabama Constitution.

      Having additional authorized Colonial common shares and Colonial preferred shares available for future issuance will give Colonial greater flexibility by allowing the additional shares to be issued without the expense and delay of holding a special meeting of shareholders to increase the number of authorized Colonial common shares or Colonial preferred shares at the time of such issuance. Elimination of the delay occasioned by the necessity of obtaining shareholder approval will better enable Colonial to engage in financing transactions, acquisitions and other transactions which take full advantage of changing market conditions.

      The proposed amendments to the Colonial declaration of trust will have no effect upon the terms of the outstanding Colonial common shares or Colonial preferred shares or the rights of the holders of such shares. If and when issued, the additional authorized Colonial common shares will have the same rights and privileges as the Colonial common shares presently outstanding. The current holders of Colonial common shares would not have preemptive rights to purchase any of the additional authorized Colonial common shares or Colonial preferred shares. The terms of any additional Colonial preferred shares will be set forth in articles supplementary to the Colonial declaration of trust.

      For further discussion of the possible effects of approval of this proposal, see “Issuance by Colonial of Up to 15,000,000 Colonial Preferred Shares — Possible Anti-Takeover Effects” below.

Current Plans or Arrangements

      Other than the merger with Cornerstone, Colonial is not presently engaged in any negotiations concerning the issuance of any Colonial common shares or Colonial preferred shares, and there are no present arrangements, understandings or plans concerning the issuance of such shares.

Required Vote

      The affirmative vote of holders of the larger amount in value of Colonial shares, including Colonial common shares and Colonial preferred shares, is required to approve the proposed amendment to the Colonial declaration of trust. The Colonial board of trustees recommends a vote FOR this proposal.

ISSUANCE BY COLONIAL OF UP TO 15,000,000 COLONIAL PREFERRED SHARES

      The Colonial declaration of trust currently authorizes the Colonial board of trustees to authorize from time to time the issuance of one or more series of Colonial preferred shares and to establish the terms of any such Colonial preferred shares. Section 237 of the Alabama Constitution imposes certain limitations on the ability of a corporation organized under Alabama law to issue preferred shares without the consent of the owners of at least two-thirds of the outstanding shares of the corporation. Although Colonial is organized as a real estate investment trust under the Alabama REIT Law and not under the Alabama Business Corporation Act, because of the broad definition of a “corporation” utilized in the Alabama Constitution, it is unclear whether Colonial would be deemed to be a corporation for purposes of this section of the Alabama Constitution. Accordingly, the Colonial board of trustees deems it advisable upon advice of counsel to obtain shareholder approval, in accordance with and for the purpose of complying with Section 237 of the Alabama Constitution, of its authority to authorize the issuance of up to 15,000,000 Colonial preferred shares and to establish the terms, designations, preferences, limitations and relative rights thereof, subject to the limitations described in this joint proxy statement/ prospectus. If Colonial shareholders approve this proposal, the Colonial board of trustees will have the authority to authorize from time to time the issuance of Colonial preferred shares in one or more series, with such designations, preferences, limitations, relative rights and other terms as the Colonial board of trustees may determine in accordance with the Colonial declaration of trust and the Alabama REIT Law, without further action by or on the part of Colonial shareholders, subject to the limitations described in this joint proxy statement/ prospectus.

Scope of the Proposal

      Approval of this proposal will permit the Colonial board of trustees to authorize from time to time, without further shareholder approval, the issuance of Colonial preferred shares and to fix by resolution the following designations, preferences, limitations, relative rights and other terms of the Colonial preferred shares:

•	the stated value of the Colonial preferred shares;

•	the number of Colonial preferred shares issuable, the liquidation preference per share and the offering price per share;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the Colonial preferred shares;

•	the date from which dividends on the preferred shares will accumulate, if applicable;

•	the procedures for any auction and remarketing, if any, of the Colonial preferred shares;

•	the provision for a sinking fund, if any, for the Colonial preferred shares;

•	the provision for redemption, if any, of the Colonial preferred shares;

•	the terms and conditions upon which the Colonial preferred shares may be convertible into Colonial common chares, including the conversion price (or manner of calculation thereof);

•	the relative ranking and preferences of the Colonial preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Colonial;

•	any limitations on issuance of any series of Colonial preferred shares ranking senior to or on a parity with other Colonial preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Colonial;

•	any limitations on direct or indirect beneficial ownership of Colonial preferred shares and restrictions on transfer thereof, in each case as may be appropriate to preserve the status of Colonial as a real estate investment trust;

•	voting rights; and

•	any and all other specific terms, preferences, rights, limitations or restrictions.

      Notwithstanding the authority of the Colonial board of trustees to establish the voting rights of any Colonial preferred shares issued, the Colonial board of trustees will not, without further shareholder approval, be authorized to issue any Colonial preferred shares that have more than one vote per share (or, in the case of Colonial preferred shares that are convertible into Colonial common shares, the equivalent of one vote per Colonial common share into which such Colonial preferred shares are convertible). In addition (and without limiting the voting rights described in the preceding sentence), the Colonial board of trustees will not, without further shareholder approval or except as may be required by law or the rules of the New York Stock Exchange or any stock exchange or Other securities market on which any Colonial shares are listed or traded, have the authority to accord the holders of one or more series of Colonial preferred shares the right to vote as a separate class or series:

•	in the election of one or more members of the Colonial board of trustees, other than during such time as Colonial may be in arrears in the payment of dividends on such Colonial preferred shares or otherwise in default in its obligations to such holders;

•	on any proposed amendment to the Colonial declaration of trust or the Colonial bylaws, except any amendment that would affect the rights, preferences or voting power of the holders of such Colonial preferred shares;

•	on any proposed consolidation or merger of Colonial with another entity, unless such Colonial preferred shares will neither remain outstanding after such consolidation or merger nor be converted into or exchanged for Colonial preferred shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption identical to those of such Colonial preferred shares; or

•	on any proposal to authorize, reclassify, create or increase the authorized amount of any shares of any class, or any security convertible into shares of any class, unless such shares or securities would have rights senior to such Colonial preferred shares with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of Colonial.

Reasons for and Possible Effects of the Proposal

      The Colonial board of trustees believes that approval of this proposal is desirable to enhance Colonial’s flexibility in raising additional capital. Colonial currently has registered for issuance pursuant to an effective shelf registration statement on Form S-3 $427.4 million of securities, which securities may be issued as Colonial common shares, Colonial preferred shares, common share warrants, indebtedness of Colonial, or a combination thereof. Colonial may, if market conditions permit, offer and sell Colonial preferred shares pursuant to the shelf registration statement from time to time. To take advantage of its ability to issue Colonial preferred shares in this manner, the Colonial board of trustees must be able to establish the terms of the preferred shares, particularly the dividend rate and the offering price, without seeking further shareholder approval. Accordingly, approval of this proposal is necessary to permit Colonial to access an important segment of the capital markets, one that already is available to most if not all publicly traded real estate investment trusts organized outside the State of Alabama. For further discussion of the possible effects of approval of this proposal, see “— Possible Anti-Takeover Effects” below.

Current Plans or Arrangements

      Other than pursuant to the merger, Colonial currently has no arrangements or understandings concerning the issuance of Colonial preferred shares. The Colonial board of trustees believes, however, that current market conditions, as well as Colonial’s current capital structure, may make it desirable for Colonial to issue Colonial preferred shares in the future.

Required Vote

      The affirmative vote of at least two-thirds of the outstanding Colonial shares, including Colonial common shares and Colonial preferred shares, is required to approve the authorization of the Colonial board of trustees to authorize the issuance of Colonial preferred shares. The Colonial board of trustees recommends a vote FOR this proposal.

Possible Anti-Takeover Effects

      Neither the proposal to amend the Colonial declaration of trust to increase the number of authorized Colonial common shares and Colonial preferred shares nor the proposal to authorize the issuance of the Colonial preferred shares is designed to have an anti-takeover effect. Colonial is unaware of any effort by any person to accumulate Colonial common shares for the purpose of obtaining control of Colonial, and, accordingly, neither proposal is the result of such an effort if one exists. If either proposal is approved, however, the Colonial board of trustees could issue Colonial common shares or Colonial preferred shares in a public or private transaction to purchasers who may side with the Colonial board of trustees in opposing an attempt to obtain control of Colonial by means of a merger, tender offer, proxy contest or other means.

      Approval of the proposed increase in authorized Colonial common shares and Colonial preferred shares, or approval of the Colonial board of trustees’ authority to issue 15,000,000 Colonial preferred shares without further shareholder approval, could have the effect of discouraging an attempt by any person or entity, through the acquisition of a substantial number of Colonial common shares or Colonial preferred shares, to acquire control of Colonial with a view to imposing a merger, sale of all or any part of Colonial’s assets, or a similar transaction, since the issuance of Colonial common shares or Colonial preferred shares could be used to dilute the share ownership or voting power of a takeover bidder. To the extent that potential takeovers are thereby discouraged, shareholders may not have the opportunity to dispose of all or a part of their shares at a price that may be higher than that prevailing in the market. It also is possible, however, that the threat of an issuance of Colonial common shares or Colonial preferred shares may have the effect of causing a potential acquiror to increase the price offered to shareholders in a tender or exchange offer.

LEGAL MATTERS

      The validity of the Colonial common shares and Colonial Series E preferred depositary shares offered in this joint proxy statement/ prospectus, the qualification of the merger as a reorganization under Section 368(a) of the Code and the qualification of Colonial as a REIT for federal income tax purposes will be passed upon for Colonial by Hogan & Hartson LLP, Washington, DC. Certain Alabama law matters will be passed upon for Colonial by Sirote & Permutt, P.C., Birmingham, Alabama.

      The qualification of the merger as a reorganization under Section 368(a) of the Code will be passed upon for Cornerstone, and the qualification of Cornerstone as a REIT for federal income tax purposes will be passed upon for Colonial, by McGuireWoods LLP, Richmond, Virginia.

EXPERTS

      The consolidated financial statements incorporated in this joint proxy statement/ prospectus by reference to the Current Report on Form 8-K filed December 9, 2004 of Colonial as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLC, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements and schedule of Cornerstone appearing in Cornerstone’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

      Under SEC rules, certain shareholder proposals may be included in Colonial’s proxy statement. Any shareholder desiring to have such a proposal included in Colonial’s proxy statement for the Annual Meeting to be held in 2005 must deliver a proposal in full compliance with Rule 14a-8 under the Securities Exchange Act of 1934 to Colonial’s executive offices by                     . Where a shareholder does not seek inclusion of a proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, the proposal must be received by                     , 2005, or it will be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act and, therefore, the proxies will have the right to exercise discretionary authority with respect to such proposal.

      Due to the proposed merger, Cornerstone does not currently expect to hold a 2005 annual meeting of shareholders because Cornerstone will be merged with and into a subsidiary of Colonial and it will cease to exist as a separate legal entity. If the merger is not completed and an annual meeting is held, to be eligible for inclusion in Cornerstone’s proxy statement and form of proxy relating to the meeting, proposals of shareholders intended to be presented at the meeting must be received by Cornerstone within a reasonable time before Cornerstone begins to print and mails its proxy statement to shareholders in connection with the meeting. Where a shareholder does not seek inclusion of a proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, the proposal must be received by Cornerstone within a reasonable time before Cornerstone mails its proxy statement to shareholders in connection with the meeting, or it will be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act and, therefore, the proxies will have the right to exercise discretionary authority with respect to such proposal.

OTHER MATTERS

      As of the date of this joint proxy statement/ prospectus, neither the Colonial board of trustees nor the Cornerstone board of directors knows of any matters that will be presented for consideration at either special meeting other than those described in this joint proxy statement/ prospectus. If any other matters properly come before either of the special meetings or any adjournments or postponements of either of the special meetings, and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to any other matters. Those individuals named as proxies in the Colonial proxies intend to vote or not vote consistent with the recommendation of the Colonial board of trustees. Those individuals named as proxies in the Cornerstone proxies intend to vote or not vote consistent with the recommendation of the Cornerstone board of directors.

WHERE YOU CAN FIND MORE INFORMATION

      Colonial has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/ prospectus forms a part. The registration statement registers the distribution to Cornerstone shareholders of the Colonial common shares and Colonial Series E preferred depositary shares to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Colonial common shares and Colonial Series E preferred depositary shares. The rules and regulations of the SEC allow Colonial to omit specified information included in the registration statement from this joint proxy statement/ prospectus. In addition, Colonial and Cornerstone file reports, proxy statements and other information with the SEC under the Securities

Exchange Act of 1934. You may read and copy any of this information at the SEC’s public reference room at Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

      You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

      The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers, including Colonial and Cornerstone, who file electronically with the SEC. The address of that site is http://www.sec.gov. Reports, proxy statements and other information concerning Colonial and Cornerstone may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, New York 10005.

      The SEC allows Colonial and Cornerstone to “incorporate by reference” information in this document, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/ prospectus, except for any information that is superseded by information included directly in this document.

      The documents listed below that Colonial and Cornerstone have previously filed with the SEC are considered to be a part of this joint proxy statement/ prospectus. They contain important business and financial information about our companies that is not included in or delivered with this document.

Colonial SEC Filings (File No. 1-12358):
2003 Annual Report on Form 10-K	Filed on March 15, 2004
Definitive Proxy Statement	Filed on March 22, 2004
Quarterly Report on Form 10-Q for the quarter ended March 31, 2004	Filed on May 7, 2004
Quarterly Report on Form 10-Q for the quarter ended June 30, 2004	Filed on August 6, 2004
Quarterly Report on Form 10-Q for the quarter ended September 30, 2004	Filed on November 9, 2004
Current Reports on Form 8-K	Filed on March 30, 2004, October 28, 2004, December 9, 2004, December 20, 2004 and December 27, 2004
Registration Statement on Form 8-A	Registration Statement on Form 8-A, which incorporates by reference a description of the Colonial common shares from a Registration Statement on Form S-11 (File No. 33-65954) including any amendment or report filed for the purpose of updating such description.
Cornerstone SEC Filings (File No. 1-12875):
2003 Annual Report on Form 10-K	Filed on March 12, 2004
Definitive Proxy Statement	Filed on April 8, 2004
Quarterly Report on Form 10-Q for the quarter ended March 31, 2004	Filed on May 6, 2004
Quarterly Report on Form 10-Q for the quarter ended June 30, 2004	Filed on August 9, 2004
Quarterly Report on Form 10-Q for the quarter ended September 30, 2004	Filed on November 9, 2004
Current Reports on Form 8-K	Filed on October 29, 2004 and November 18, 2004
Registration Statement on Form 8-A/ A	Filed on August 18, 2003

      Colonial and Cornerstone incorporate by reference additional documents that either company may file with the SEC between the date of this joint proxy statement/ prospectus and the date of each company’s special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy materials.

      Colonial has supplied all information contained or incorporated by reference in this joint proxy statement/ prospectus relating to Colonial, as well as all pro forma financial information, and Cornerstone has supplied all information contained or incorporated by reference in this joint proxy statement/ prospectus relating to Cornerstone. This document constitutes the prospectus of Colonial and a joint proxy statement of Cornerstone and Colonial.

WHAT INFORMATION YOU SHOULD RELY ON

      No person has been authorized to give any information or to make any representation that differs from, or adds to, the information discussed in this joint proxy statement/ prospectus or in the annexes attached hereto which are specifically incorporated by reference. Therefore, if anyone gives you different or additional information, you should not rely on it.

      This document is dated                    , 200       . The information contained in this joint proxy statement/ prospectus speaks only as of its date unless the information specifically indicates that another date applies. This joint proxy statement/ prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, Colonial common shares or Colonial preferred shares or Cornerstone common shares or to ask for proxies, to or from any person to whom it is unlawful to direct these activities.

COLONIAL PROPERTIES TRUST

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of September 30, 2004

	Historical	Historical
	Colonial Properties	Cornerstone Realty	Subsequent	Pro Forma		Consolidated
	Trust(A)	Income Trust, Inc(B)	Acquisitions(C)	Adjustments(D)		Pro Forma

	(In thousands, except share data)
ASSETS
Land, buildings, & equipment	$2,622,539	1,305,588	152,847	146,577	D-1	$4,227,551
Undeveloped land and construction in progress	141,179	11,345	—	1,274	D-1	153,798
Less: Accumulated depreciation	(420,425)	(259,075)	—	259,075	D-2	(420,425)
Real estate assets held for sale, net	146,294	—	—	—		146,294

Net real estate assets	2,489,587	1,057,858	152,847	406,926		4,107,218
Cash and equivalents	7,450	2,173	—	—		9,623
Restricted cash	2,261	—	—	—		2,261
Accounts receivable, net	16,639	3,026	—	—		19,665
Notes receivable	645	289	—	—		934
Prepaid expenses	6,654	3,423	—	(1,275	)D-3	8,802
Deferred debt and lease costs	35,513	5,769	—	(5,769	)D-4	35,513
Investment in partially owned entities	63,085	4,168	19,329	383	D-5	86,965
Other assets	55,323	28,797	11,002	31,646	D-6	126,768

	2,677,157	1,105,503	183,178	431,911		4,397,749

LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes and mortgages payable	1,499,531	811,449	—	28,301	D-7	2,339,281
Unsecured credit facility and bridge loan	228,021	—	183,178	52,714	D-8	463,913
Mortgages payable related to real estate held for sale	3,400	—	—	—		3,400

Total long-term liabilities	1,730,952	811,449	183,178	81,015		2,806,594
Accounts payable	32,582	19,757	—	—		52,339
Accrued interest	20,113	—	—	—		20,113
Accrued expenses	25,803	—	—	—		25,803
Tenant deposits	4,356	2,124	—	—		6,480
Unearned rent	2,534	554	—	—		3,088
Other liabilities	2,417	76	—	—		2,493

Total liabilities	1,818,757	833,960	183,178	81,015		2,916,910

Minority interest:
Preferred units	100,000	—	—	—		100,000
Operating partnership units of Cornerstone	—	17,856	—	(17,856	)D-9	—
Common units	162,033	—	—	23,788	D-10	185,821
Limited partners’ interest in consolidated partnership	1,184	—	—	—		1,184

Total minority interest	263,217	17,856	—	5,932		287,005

Series E preferred shares	—	—	—	149,663	D-11	149,663
Stockholders’ equity	595,183	253,687	—	195,301	D-12	1,044,171

Total shareholders’ equity	595,183	253,687	—	195,301		1,044,171

	$2,677,157	1,105,503	183,178	431,911		$4,397,749

The accompanying notes are an integral part of these statements.

(A)	Amounts are derived from the unaudited Condensed Consolidated Balance Sheet included in Colonial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

(B)	Amounts are derived from detail supporting Cornerstone’s unaudited Condensed Consolidated Balance Sheet included in Cornerstone’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 as attached in Exhibit 99.2. Certain amounts have been reclassified to conform to Colonial’s presentation.

(C)	Represents the acquisition of Colonial Village at Patterson Place (formerly North Creek Apartments), Colonial Village at Beverly Crest (formerly Montclair Parc Apartments), our 20% interest in the DRA partnership consisting of 16 multifamily properties, Harrington Farms, the Research Park Office Park Center, the proposed acquisition of the Portofino retail shopping center and the allocation of the purchase price of these properties to the assets and liabilities. The acquisition of the other properties acquired during the nine months ended September 30, 2004 and the allocation of the related purchase price to the assets acquired and liabilities assumed is reflected in the Colonial historical condensed consolidated balance sheet since those acquisitions were complete prior to September 30, 2004. (See Colonial’s 8-K filed on December 20, 2004 for further discussion of the acquisitions)

(D)	For column (D) references, refer to Note 2 — Pro Forma Adjustments.

COLONIAL PROPERTIES TRUST

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2004

		Other Acquisitions(F)

	Historical	Historical
	Colonial Properties	Other	Pro Forma
	Trust(E)	Acquisitions	Adjustments		Pro Forma

	(In thousands, except per share data)
Revenue:
Minimum rent	$198,398	$26,390	$906	F-1	$225,694
Percentage rent	1,375	273	—		1,648
Tenant recoveries	21,489	3,776	—		25,265
Other property related revenue	14,334	1,500	—		15,834
Other non-property related revenue	4,634	9,747	853	F-2	15,234

Total revenue	240,230	41,686	1,759		283,675

Operating Expenses:
Property operating expenses:
General operating expenses	18,230	3,534	—		21,764
Salaries and benefits	12,284	1,800	—		14,084
Repairs and maintenance	22,210	2,172	—		24,382
Taxes, licenses, and insurance	23,237	4,490	—		27,727
General and administrative	18,209	8,536	—		26,745
Depreciation	60,441	—	6,764	F-3	67,205
Amortization	8,562	—	1,943	F-3	10,505

Total operating expenses	163,173	20,532	8,707		192,412

Income from operations	77,057	21,154	(6,948)		91,263

Other income (expense):
Interest expense	(56,063)	—	(9,674	)F-4	(65,737)
Income from investments	288	1,393	—		1,681
Gains (losses) on hedging activities	142	—	—		142
Gains from sales of property	3,020	—	—		3,020
Other	(276)	—	—		(276)

Total other income (expense)	(52,889)	1,393	(9,674)		(61,170)

Income (loss) before minority interest	24,168	22,547	(16,622)		30,093
Minority interest in CRLP — common unitholders	(2,071)	—	(1,641	)F-5	(3,712)
Minority interest in CRLP — preferred unitholders	(5,680)	—	—		(5,680)
Minority interest of limited partners	(36)	(703)	—		(739)

Income (loss) from continuing operations	16,381	21,844	(18,263)		19,961

Dividends to preferred shareholders	(11,086)	—	—		(11,086)
Preferred share issuance costs	—	—	—		—

Income (loss) from continuing operations available to common shareholders	$5,295	$21,844	(18,263)		$8,875

Weighted average common shares outstanding:
Basic	27,005
Diluted	27,350
Income (loss) from continuing operations per share:
Basic	$0.20
Diluted	0.19

COLONIAL PROPERTIES TRUST

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS — (Continued)

	Cornerstone Acquisition
				Total
	Historical	Pro Forma		Pro Forma
	Cornerstone(G)	Adjustments(H)		Consolidated

	(In thousands, except per share data)
Revenue:
Minimum rent	$128,263	—		$353,957
Percentage rent	—	—		1,648
Tenant recoveries	—	—		25,265
Other property related revenue	6,480	—		22,314
Other non-property related revenue	498	—		15,732

Total revenue	135,241	—		418,916

Operating Expenses:
Property operating expenses:
General operating expenses	16,129	—		37,893
Salaries and benefits	17,985	—		32,069
Repairs and maintenance	9,767	—		34,149
Taxes, licenses, and insurance	18,937	—		46,664
General and administrative	4,223	—		30,968
Depreciation	41,391	3,013	H-1	111,609
Amortization	—	665	H-2	11,170

Total operating expenses	108,432	3,678		304,522

Income from operations	26,809	(3,678)		114,394

Other income (expense):
Interest expense	(34,509)	3,441	H-3	(96,805)
Income from investments		—		1,681
Gains (losses) on hedging activities	—	—		142
Gains from sales of property	3,454	—		6,474
Other	—	—		(276)

Total other income (expense)	(31,055)	3,441		(88,784)

Income (loss) before minority interest	(4,246)	(237)		25,610
Minority interest in CRLP — common unitholders	126	3,658	H-4	72
Minority interest in CRLP — preferred unitholders	—	—		(5,680)
Minority interest of limited partners	—	—		(739)

Income (loss) from continuing operations	(4,120)	3,421		19,263

Dividends to preferred shareholders	(227)	(8,553	)H-5	(19,866)
Preferred share issuance costs	—	—		—
Income (loss) from continuing operations available to common shareholders	$(4,347)	$(5,132)		$(603)

Weighted average common shares outstanding:
Basic		10,916	H-6	37,921
Diluted		10,916	H-6	37,921
Income (loss) from continuing operations per share:
Basic				$(0.02)
Diluted				(0.02)

The accompanying notes are an integral part of these statements.

COLONIAL PROPERTIES TRUST

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

		Other Acquisitions (F)

	Historical	Historical
	Colonial Properties	Other	Pro Forma
	Trust(I)	Acquisitions	Adjustments		Pro Forma

	(In thousands, except per share data)
Revenue:
Base Rent	$235,109	$54,086	$1,208	F- 1	$290,403
Percentage rent	2,494	213	—		2,707
Tenant recoveries	28,694	6,732	—		35,426
Other property related revenue	18,201	2,393	—		20,594
Other non-property related revenue	4,728	12,996	1,137	F- 2	18,861

Total revenue	289,226	76,420	2,345		367,991

Operating Expenses:
Property operating expenses:
General operating expenses	21,808	7,159	—		28,967
Salaries and benefits	14,232	3,783	—		18,015
Repairs and maintenance	26,737	4,173	—		30,910
Taxes, licenses, and insurance	27,003	9,751	—		36,754
General and administrative	19,481	11,381	—		30,862
Depreciation	71,959	—	15,054	F- 3	87,013
Amortization	7,760	—	9,112	F- 3	16,872

Total operating expenses	188,980	36,247	24,166		249,393

Income from operations	100,246	40,173	(21,821)		118,599

Other income (expense):
Interest expense	(66,613)	—	(20,737	)F- 4	(87,350)
Income from investments	129	1,547	—		1,676
Gains (losses) on hedging activities	(361)	—	—		(361)
Gains from sales of property	7,921	—	—		7,921
Other	(121)	—	—		(121)

Total other income (expense)	(59,045)	1,547	(20,737)		(78,235)

Income (loss) before minority interest	41,201	41,720	(42,558)		40,364
Minority interest in CRLP — common unitholders	(3,855)	—	248	F-5	(3,607)
Minority interest in CRLP — preferred unitholders	(8,873)	—	—		(8,873)
Minority interest of limited partners	—	(891)	—		(891)

Income (loss) from continuing operations	28,473	40,829	(42,310)		26,993

Dividends to preferred shareholders	(15,284)	—	—		(15,284)
Preferred share issuance costs	(4,451)	—	—		(4,451)

Income (loss) from continuing operations available to common shareholders	$8,738	$40,829	$(42,310)		$7,258

Weighted average common shares outstanding:
Basic	24,965
Diluted	25,232
Income (loss) from continuing operations per share:
Basic	$0.35
Diluted	$0.35

COLONIAL PROPERTIES TRUST

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF

OPERATIONS — (Continued)

	Cornerstone Acquisition
				Total Pro
	Historical	Pro Forma		Forma
	Cornerstone(J)	Adjustments(H)		Consolidated

	(In thousands, except per share data)
Revenue:
Base Rent	$163,059	$—		$453,462
Percentage rent	—	—		2,707
Tenant recoveries	—	—		35,426
Other property related revenue	8,316	—		28,910
Other non-property related revenue	277	—		19,138

Total revenue	171,652	—		539,643

Operating Expenses:
Property operating expenses:
General operating expenses	22,256	—		51,223
Salaries and benefits	13,724	—		31,739
Repairs and maintenance	19,052	—		49,962
Taxes, licenses, and insurance	23,550	—		60,304
General and administrative	4,063	—		34,925
Depreciation	52,817	4,018	H-1	143,848
Amortization	—	30,284	H-2	47,156

Total operating expenses	135,462	34,302		419,158

Income from operations	36,190	(34,302)		120,486

Other income (expense):
Interest expense	(45,622)	4,557	H-3	(128,415)
Income from investments	—	—		1,676
Gains (losses) on hedging activities	—	—		(361)
Gains from sales of property	—	—		7,921
Other	—	—		(121)

Total other income (expense)	(45,622)	4,557		(119,300)

Income (loss) before minority interest	(9,432)	(29,745)		1,186
Minority interest in CRLP — common unitholders	262	15,171	H-4	11,826
Minority interest in CRLP — preferred unitholders	—	—		(8,873)
Minority interest of limited partners	—	—		(891)

Income (loss) from continuing operations	(9,170)	(14,574)		3,247

Dividends to preferred shareholders	(303)	(11,404	)H-5	(26,991)
Preferred share issuance costs	—	—		(4,451)

Income (loss) from continuing operations available to common shareholders	$(9,473)	$(25,978)		$(28,195)

Weighted average common shares outstanding:
Basic		10,916	H-6	35,881
Diluted		10,916	H-6	35,881
Income (loss) from continuing operations per share:
Basic				$(0.79)
Diluted				(0.79)

The accompanying notes are an integral part of these statements.

(E)	Amounts are derived from the unaudited Condensed Consolidated Statement of Operations included in Colonial’s Quarterly Report in Form 10-Q for the quarter ended September 30, 2004.

(F)	Amounts represent Colonial’s acquisitions that occurred or are probable to occur, since January 1, 2003 through the date of this filing. Amounts herein represent actual results of the properties acquired, except for the probable acquisition in 2005. (See Colonial’s 8-K filed on December 20, 2004 for further discussion of the acquisitions). For column (F) references, refer to Note 2 — Pro Forma Adjustments.

(G)	Amounts are derived from Cornerstone’s unaudited Condensed Consolidated Statement of Operations included in Cornerstone’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 as attached in Exhibit 99.2. Certain amounts have been reclassified to conform to Colonial’s presentation.

(H)	For column (H) references, refer to Note 2 — Pro Forma Adjustments.

(I)	Amounts are derived from the Consolidated Statement of Operations for the year ended December 31, 2003 included in Colonial’s Form 8-K filed with the Securities and Exchange Commission on December 9, 2004.

(J)	Amounts are derived from Cornerstone’s Consolidated Statement of Operations included in Cornerstone’s Annual Report on Form 10-K for the year ended December 31, 2003 as attached in Exhibit 99.1. Certain amounts have been reclassified to conform to Colonial’s presentation.

COLONIAL PROPERTIES TRUST

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Pro Forma Basis of Presentation

      The unaudited pro forma condensed consolidated financial statements are based upon the historical financial information of Colonial, excluding discontinued operations, and the historical financial information of each of the acquisitions listed below as if the acquisitions had occurred on the first day of the earliest period presented for the unaudited pro forma condensed consolidated statements of operations and as of the date of the unaudited pro forma condensed consolidated balance sheet. In management’s opinion, all adjustments necessary to reflect these transactions have been included.

      The unaudited pro forma condensed consolidated financial statements should be read in conjunction with Colonial’s Current Report on Form 8-K filed on December 20, 2004, Form 8-K filed on December 9, 2004, the Annual Reports on Form 10-K for the year ended December 31, 2003 of Colonial and Cornerstone and the Quarterly Reports on Form 10-Q for the quarter ended September 30, 2004 of Colonial and Cornerstone.

      Colonial understands that in the course of preparing for the merger, Cornerstone discovered tax matters relating to whether it satisfied certain tax law requirements applicable to REITs. Cornerstone has filed a request with the Internal Revenue Service to enter into a closing agreement that would treat Cornerstone as having satisfied these requirements, but there can be no assurance that the Internal Revenue Service will consent to this request. A closing agreement with the IRS or other mutually satisfactory resolution of these matters is one of the conditions to closing the merger.

      The merger, as further described below, will be accounted for as a purchase business combination. The fair market value of the consideration paid by Colonial will be used as the valuation basis for the merger. The consolidated assets and liabilities of Cornerstone will be revalued to their respective fair market values at the effective date of the merger. The unaudited pro forma adjustments, including the preliminary purchase accounting adjustments, are based on currently available information and upon preliminary assumptions and estimates that Colonial believes are reasonable. The preliminary purchase accounting allocations and assignment of depreciable lives are subject to adjustment as additional information, including third-party market valuations, become available and when the final purchase accounting takes place after the completion of the merger.

      The costs of the assets acquired and liabilities assumed in conjunction with the other acquisitions, as further described below, have also been allocated based on an estimate of their respective fair values. The purchase allocation adjustments made in connection with the preparation of the unaudited pro forma condensed consolidated financial statements are based on the information available at this time.

      The pro forma financial information contained in these pro forma condensed consolidated financial statements may not necessarily be indicative of what actual results of Colonial would have been if such transactions had been completed as of the dates indicated nor does it purport to represent the results of operations for future periods. Colonial management believes that the merger will create potential cost savings and operating efficiencies, such as elimination of redundant administrative and property management costs. Additionally, Colonial expects to refinance a portion of Cornerstone’s secured debt with a new issuance of Colonial unsecured debt, which is expected to bear interest at rates lower than the interest rates assumed in determining the pro forma interest expense adjustments in the accompanying condensed consolidated statements of operations and may require certain prepayment penalties. These potential costs and interest savings have not been reflected in the accompanying unaudited pro forma condensed consolidated statements of operations as Colonial is currently unable to quantify them and there is no assurance that any anticipated savings will be realized.

      Colonial and Cornerstone have elected to be treated as real estate investment trusts (“REITs”) pursuant to the Internal Revenue Code of 1986, as amended. As a REIT, Colonial will generally not be

COLONIAL PROPERTIES TRUST

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

subject to federal income tax on taxable income distributed currently to its stockholders. However, certain affiliates of Colonial and Cornerstone are taxable REIT subsidiaries (“TRS”). A TRS is permitted to engage in non-qualifying REIT activities and the taxable income of a TRS is subject to federal, state and local income taxes. Deferred income taxes relate primarily to the TRS and are accounted for using the asset and liability method.

Cornerstone Acquisition

      On October 25, 2004, Colonial entered into an agreement and plan of merger with Cornerstone. Under the terms of the merger agreement, which has been approved by the Colonial board of trustees and the Cornerstone board of directors, the transaction will be structured as a common share and preferred depositary share election merger, with Cornerstone shareholders having the right to elect to receive the merger consideration in Colonial common shares or Colonial Series E preferred depositary shares, subject to the restriction that the Colonial Series E preferred depositary shares issued shall not exceed approximately 25% of the total merger consideration.

      The total purchase price for the acquisition is estimated as follows (in thousands):

Issuance of 10,916,312 Colonial common shares to Cornerstone shareholders	$448,988
Issuance of Colonial Series E preferred depository shares to Cornerstone shareholders (assumes 25% election of Cornerstone common shareholders)	149,663
Issuance of 578,358 Colonial Partnership common units	23,788

Total merger consideration	622,439

Assumption of Cornerstone’s notes and mortgages payable at book value	811,449
Adjustment to record Cornerstone’s notes and mortgages at fair value	28,301
Assumption of Cornerstone’s accounts payable and other liabilities at book value	22,511
Estimated fees and other expenses related to the merger	52,714

Total purchase price	$1,537,414

      The following is a calculation of the estimated fees and other expenses related to the merger (in thousands):

Advisory fees	$14,000
Legal and accounting fees	8,483
Termination and severance payments	15,000
Debt assumption and other fees	15,231

$52,714

      The Cornerstone acquisition has been presented in accordance with Rule 3-05 and Article 11 of Regulation S-X of the United States Securities and Exchange Commission.

Other Acquisitions

      Other acquisitions include all acquisitions of Colonial since January 1, 2003, including one acquisition that is probable to occur in the first quarter of 2005, other than the Cornerstone acquisition. These other acquisitions are summarized below. Pro forma financial results of the other acquisitions have been presented in accordance with Article 11 of Regulation S-X of the United States Securities and Exchange Commission. As the properties will be directly or indirectly owned by entities that will elect or have

COLONIAL PROPERTIES TRUST

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

elected to be treated as REITs (as specified under sections 856-860 of the Internal Revenue Code of 1986) for Federal income tax purposes, a presentation of estimated taxable operating results is not applicable.

      Other acquisitions include the following:

						New or Assumed
						Debt(2)

	Acquisition			Percentage	Purchase		Pro Forma
	Date	Asset Type	Location	Ownership	Price	Amount	Interest Rate

	(In thousands)
2003(1)
Research Place	December 15	Office	AL	100%	$18,912	$—	—
Metrowest	December 28	Multifamily	FL	100%	26,000	—	—
Quarry Oaks	December 29	Multifamily	TX	100%	33,350	—	—

2004
DRS Building	February 12	Office	AL	100%	13,100	—	—
Arringdon	April 2	Multifamily	NC	100%	26,773	—	—
Kingwood Commons	April 8	Retail	TX	100%	34,500	—	—
Roberts Realty Properties	June 1	Multifamily-5	GA	100%	109,150	58,802	5.60	%(3)
Cunningham	June 5	Multifamily	TX	20%	3,860	2,898	5.18%
Bayshore & Palma Sola	June 15	Multifamily	FL	25%	11,874	8,676	6.94%
Village on the Parkway	June 18	Retail	TX	90%	60,360	47,000	5.77%
Deerfield Mall	August 2	Retail	FL	100%	51,272	32,066	5.90%
Pines Plaza	August 2	Retail	FL	100%	15,250	9,331	5.42%
College Parkway	August 2	Retail	FL	100%	15,143	7,504	6.00%
CMS — Nashville	August 19	Multifamily-2	TN	25%	10,250	7,407	7.22%
Boulevard Square	September 10	Retail	FL	100%	43,400	27,206	6.00%
Villas on the South Creek	September 10	Multifamily	TX	100%	14,000	—	—
Colonnade Management Group	September 22	Office	FL	50%	9,000	—	—
Seven Oaks	September 30	Multifamily	FL	100%	23,598	—	—
Research Park Office Center	October 22	Office	AL	100%	16,774	—	—
DRA Properties	October 25	Multifamily-16	AZ, NM, NV	20%	64,494	45,354	4.18%
Northcreek	October 29	Multifamily	NC	100%	21,500	—	—
Montclair Parc	October 29	Multifamily	NC	100%	23,225	—	—
Harrington Farms	December 7	Multifamily	GA	100%	40,350	—	—

2005 Probable acquisition
Portofino	February 1	Retail	TX	100%	62,000	—	—

COLONIAL PROPERTIES TRUST

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	See Colonial’s Form 8-K filed with the Securities and Exchange Commission on December 20, 2004 for further discussion of the acquisitions listed above.

(2)	Additional funding, including for those acquisitions for which a specific and separate loan was not obtained or assumed, was assumed to have drawn on the Company’s line of credit at an interest rate of 1.84% for the nine months ended September 30, 2004 and 2.27% for the year ended December 31, 2003.

(3)	Weighted Average interest rate on the debt assumed for the five multifamily properties acquired.

Note 2.	Pro forma Adjustments

D-1	Fair market value adjustments to Cornerstone’s real estate assets held for investment based on Colonial’s purchase price allocation. See Note 1 for further discussion of the purchase price allocation.

D-2	Adjustment to eliminate Cornerstone’s historical accumulated depreciation.

D-3	Adjustment to eliminate certain inventory and prepaid items, in order to conform to Colonial’s basis of presentation.

D-4	Adjustment to write off Cornerstone’s deferred debt and lease costs.

D-5	Adjustment to record, at fair value, Cornerstone’s joint venture investments.

D-6	Adjustments to Cornerstone’s historical balances for other assets as follows:

(a) Elimination of Cornerstone’s historical book value for: $2.2 million in receivables related to straight-line rent adjustments.

(b) Increase in other assets of $29.4 million which represents the portion of the purchase price allocated to intangible lease costs related to in-place leases. Colonial estimates the value of in place leases by determining the savings in leasing downtime. Colonial also estimates the value of current resident relations based on renewals.

(c) Increase in other assets of $4.4 million, which represents the allocation of the purchase price to Cornerstone’s third-party management contracts.

D-7	Net adjustment to reflect the fixed interest rates on notes payable that Colonial will assume upon completion of the merger with Cornerstone that are above/below market rates. Colonial will record a fair value adjustment of $28.3 million to account for the difference between the fixed rates and market rates for those borrowings. Estimates of fair value are based upon interest rates available for the issuance of debt with similar terms and remaining maturities.

D-8	Represents the amount of borrowings needed to fund the merger transactional costs.

D-9	To eliminate outstanding operating partnership units of Cornerstone.

D-10	To reflect the new Colonial Partnership units issued to Cornerstone operating partnership unitholders.

D-11	Represents the issuance of $149.7 million of Colonial Series E preferred depositary shares.

D-12	Represents adjustments to historical shareholders’ equity to reflect the issuance of 10,916,312 Colonial common shares, at an estimated value of $41.13 per share, in exchange for 56,327,721 Cornerstone common shares. At the time of the merger, all previously granted shares of restricted stock will vest and all previously issued options will be converted into Colonial options.

COLONIAL PROPERTIES TRUST

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

F-1	Reflects the amortization of acquired above and below-market leases.

F-2	Reflects the third party management fees on the acquired joint venture properties.

F-3	Represents depreciation and amortization expense related to buildings, furniture and fixtures and in-place leases of the acquired properties.

F-4	Reflects interest expense through the date of Colonial’s acquisition on the $599.1 million of debt assumed or borrowed which had effective rates from 2.27% to 7.38% in connection with the operating properties acquired during 2003 and 2004.

F-5	Reflects the allocation of earnings to the minority interest in Colonial Partnership as a result of the acquired properties.

H-1	Represents the net increase in depreciation of real estate held for investment as a result of recording Cornerstone’s assets at fair value. Colonial allocates the purchase price between net tangible and intangible assets. Depreciation is computed on a straight-line basis over the remaining useful lives of the related assets. Buildings have an estimated useful life of 40 years and furniture and fixtures have an estimated useful life of five years.

The calculation of the fair value of depreciable real estate assets is as follow (in thousands):

Buildings	$1,227,116
Furniture and fixtures	45,638
In-place lease value	29,397
3rd party management contracts	4,435

Fair value of depreciable real estate assets	1,306,586
Land	181,647
Undeveloped land and construction in progress	12,619
Other assets, including cash (excluding in-place lease values and management contracts)	32,011
Investments in partially owned entities	4,551

Total purchase price	$1,537,414

H-2	Represents the amortization of the estimated intangible value of in-place leases and third-party management contracts. The value of in-place leases is being amortized over the estimated average remaining life of in-place leases at the time of the merger. Apartment lease terms generally range from six to fifteen months, with an estimated average lease term of eleven months. The value of the third-party management contracts is being amortized over a five year period.

H-3	Represents the net adjustment to interest expense to reflect additional borrowings of $52.7 million to fund the transactional costs related to the merger. Interest expense has been calculated based on current market rates available to Colonial under Colonial’s unsecured line of credit. The increase in interest expense from additional borrowings is offset by $3.3 million and $4.4 million for the nine months ended September 30, 2004 and the twelve months ended December 31, 2003, respectively, in pro forma adjustments for the amortization of the fair value adjustment to Cornerstone’s historical debt balances. The fair value adjustments, which totaled $28.3 million, are being amortized over the weighted average remaining life, of 4.5 years, of the underlying debt. Included in the adjustment is the elimination of Cornerstone’s historical amortization of deferred financing costs, $1.0 million for the nine months ended September 30, 2004 and $1.3 million for the twelve months ended December 31, 2003.

COLONIAL PROPERTIES TRUST

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

H-4	Reflects the allocation of earnings to minority interest in the operating partnership as a result of the pro forma adjustments based on the weighted average minority interest ownership percentage for the periods presented and the elimination of minority interest of unit holders in Cornerstone’s operating partnership.

H-5	Reflects the dividends related to the Series E preferred depositary shares.

H-6	The pro forma weighted average shares outstanding are the historical weighted average number of Colonial common shares outstanding for the periods presented, adjusted for the issuance of 10,916,312 Colonial common shares in connection with the merger. As the pro forma combined income from continuing operations is a loss for the periods presented, certain items that were historically included in the weighted average shares for diluted earnings per share calculation have been eliminated for pro forma purposes.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among
COLONIAL PROPERTIES TRUST,
CLNL ACQUISITION SUB LLC,
and
CORNERSTONE REALTY INCOME TRUST, INC.
dated as of
October 25, 2004

A-i

A-ii

A-iii

EXHIBITS

Exhibit A	—	Form of Delaware Certificate of Merger
Exhibit B	—	Form of Virginia Articles of Merger
Exhibit C	—	Form of Colonial Articles Supplementary
Exhibit D	—	Form of Nonsolicitation Agreement

A-iv

INDEX OF DEFINED TERMS

Acquisition Proposal	4.3(a)(i)
Affiliate	2.11
Agreement	Preamble
AICPA Statement	5.1(b)
Alabama REIT Law	1.6
Assumed Option	5.8(c)(i)
Average Closing Price	1.8(a)(ii)
Base Amount	7.2
Break-Up Expenses	7.2
Break-Up Fee	7.2
Break-Up Fee Tax Opinion	7.2
CERCLA	2.10(a)
Certificate	1.8(b)
Change in Control	5.12(b)
CIC Agreements	5.12(b)
Closing	1.2
Closing Adjustment Amount	1.8(a)(ii)
Closing Adjustment Factor	1.8(a)(ii)
Closing Date	1.2
Closing Deficiency Dividend	5.10
Closing Deficiency Dividend Amount	5.10
Code	E
Colonial	Preamble
Colonial Articles Supplementary	1.6
Colonial Bylaws	3.1
Colonial Common Share	1.8(a)(ii)
Colonial Controlled Group Member	3.11
Colonial Counter Proposal	4.3(c)
Colonial Declaration of Trust	1.6
Colonial Declaration of Trust Amendment	5.1(a)
Colonial Disclosure Letter	Art. 3
Colonial Employee Plan	3.11
Colonial Financial Statement Date	3.7
Colonial Material Adverse Effect	3.1
Colonial Merger Sub	Preamble
Colonial Merger Sub LLC Units	1.6
Colonial Options	3.3(b)
Colonial OP Units	1.10(a)
Colonial Other Interests	3.4
Colonial Partner Approval	1.11
Colonial Partnership	D
Colonial Partnership Agreement	1.7
Colonial Partnership Amendment	1.7

A-v

Colonial Pension Plan	3.11
Colonial Preferred OP Units	3.3(e)
Colonial Preferred Shares	3.3(a)
Colonial Properties	3.9(a)
Colonial Right	1.8(a)(ii)
Colonial Rights Agreement	1.8(a)(ii)
Colonial SEC Documents	3.6
Colonial Series B Preferred OP Units	3.3(e)
Colonial Series B Preferred Shares	3.3(a)
Colonial Series C Preferred OP Units	3.3(e)
Colonial Series C Preferred Shares	3.3(a)
Colonial Series D Preferred OP Units	3.3(e)
Colonial Series D Preferred Shares	3.3(a)
Colonial Series E Preferred Depositary Share	1.8(a)(i)
Colonial Series E Preferred OP Units	1.7
Colonial Series E Preferred Shares	1.8(a)(i)
Colonial Series 1998 Preferred Shares	3.3(a)
Colonial Shareholder Approval	3.5(a)
Colonial Shareholders Meeting	5.1(c)
Colonial Subsidiaries	3.1
Colonial Welfare Plan	3.11
Colonial Voting Agreement	I
Commitment	4.1(j)
Common Election	1.9(a)
Common Fraction	1.10(b)
Common Share Conversion Rate	1.8(a)(ii)
Confidentiality Agreement	2.18(k)
Controlled Group Member	2.12
Cornerstone	Preamble
Cornerstone Acquisition Agreement	7.2
Cornerstone Articles	2.1
Cornerstone Bylaws	2.1
Cornerstone Common Share	1.8(a)(i)
Cornerstone Disclosure Letter	Art. 2
Cornerstone Financial Statement Date	2.7
Cornerstone GP OP Units	2.3(e)
Cornerstone LP Acquisition Transaction	1.15
Cornerstone LP OP Units	2.3(e)
Cornerstone Material Adverse Effect	2.1
Cornerstone Non-Preferred Units	2.3(e)
Cornerstone OP Units	2.3(e)
Cornerstone Other Interests	2.4
Cornerstone Partnership	1.13(d)(i)
Cornerstone Partnership Agreement	1.13(d)(i)
Cornerstone Preferred Units	2.3(e)

A-vi

Cornerstone Preferred Shares	2.3(a)
Cornerstone Properties	2.9(a)
Cornerstone Rent Roll	2.9(e)
Cornerstone Representative	4.3(a)(ii)
Cornerstone SEC Documents	2.6
Cornerstone Series A Preferred Shares	2.3(a)
Cornerstone Series A Redemption Date	5.15
Cornerstone Series B Preferred Shares	2.3(a)
Cornerstone Shareholder Approval	2.5(a)
Cornerstone Shareholders Meeting	5.1(d)
Cornerstone Space Lease	2.9(e)
Cornerstone Stock Options	2.3(b)
Cornerstone Share Rights	2.3(b)
Cornerstone Subsidiaries	2.2(a)
Cornerstone Voting Agreement	H
Corresponding Colonial Dividends and Distributions	1.13(d)(ii)
Deficiency Dividend	5.10
Deficiency Dividend Amount	5.10
Delaware Certificate of Merger	B
Delaware Secretary	1.3
DE LLC Act	1.1
Depositary Receipts	1.8(a)(i)
Effective Time	1.3
Election	1.9(a)
Election Date	1.9(d)
Employee Plan	2.12
Employment Agreements	5.12(b)
Encumbrances	2.9(a)
Environmental Law	2.10(a)
Environmental Mitigation	2.9(d)
Environmental Permits	2.10(b)(iii)
ERISA	2.12
Exchange Act	2.6
Exchange Agent	1.13(a)
Exchange Fund	1.13(b)
Final Cornerstone Dividend	1.13(d)(i)
Final Cornerstone Partnership Distribution	1.13(d)(i)
Former Colonial Properties	3.10(a)
Former Cornerstone Properties	2.10(b)(i)
Form of Election	1.9(b)
Form S-4	5.1(a)
GAAP	2.6
Governmental Entity	2.5(b)
Hazardous Materials	2.10(a)
HSR Act	2.5(b)

A-vii

Indebtedness	2.18(b)
Indemnified Parties	5.9(a)
Indemnifying Parties	5.9(a)
IRS Agreement	5.16(a)
Joint Proxy Statement	5.1(a)
Knowledge of Colonial	3.19
Knowledge of Cornerstone	2.22
Laws	2.5(b)
Liens	2.2(b)
Maximum Amount	7.2
Maximum Preferred Depositary Share Adjustment Amount	1.10(b)
Maximum Preferred Depositary Share Amount	1.10(b)
Merger Consideration	1.13(a)
Merger	A
Net Cornerstone Option Shares	1.8(a)(ii)
Non-Electing Shares	1.10(a)
NYSE	1.8(a)(ii)
Outside Date	7.1(l)
Payor	7.2
Pension Plan	2.12
Permitted Title Exceptions	2.9(a)
Person	2.2(a)
Post-Merger Reorganization	1.14
Pre-Closing Reorganization Transactions	5.13(d)
Preferred Depositary Share Conversion Rate	1.8(a)(i)
Preferred Election	1.9(a)
Preferred Fraction	1.10(b)
Property Restrictions	2.9(a)
Qualifying Income	7.2
Recipient	7.2
REIT	2.14(b)
REIT Requirements	7.2
Release	2.10(a)
Rule 145 Affiliates	4.4
SEC	2.5(b)
Section 5.16 Expenses	5.16(b)
Section 5.16 Expenses Amount	5.16(b)
Section 5.16 Interest/ Penalties	5.16(c)
Section 5.16 Interest/ Penalties Amount	5.16(c)
Securities Act	2.3(g)
Shareholder Approvals	3.5(a)
Subsidiary	2.2(a)
Superior Acquisition Proposal	4.3(d)
Takeover Statute	2.20
Taxes	2.14(a)

A-viii

Tax Protection Agreement	2.18(j)
Third Party Provisions	8.5
Top-Up Amount	7.1(j)
Top-Up Notice	7.1(j)
Trading Day	1.8(a)(ii)
Transfer	4.3(a)(i)
Transfer and Gains Taxes	5.7
Virginia Articles of Merger	C
Virginia Commission	1.3
Virginia Corporation Act	1.1
Voting Agreements	I
Welfare Plan	2.12
1940 Act	2.21

A-ix

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October  25, 2004, by and among COLONIAL PROPERTIES TRUST, an Alabama real estate investment trust (“Colonial”), CLNL ACQUISITION SUB LLC, a Delaware limited liability company (“Colonial Merger Sub”), and CORNERSTONE REALTY INCOME TRUST, INC., a Virginia corporation (“Cornerstone”).

R E C I T A L S:

      A. The Board of Trustees of Colonial and the Board of Directors of Cornerstone deem it advisable and in the best interests of their respective shareholders, upon the terms and subject to the conditions contained herein, that Cornerstone shall merge with and into Colonial Merger Sub, a wholly owned subsidiary of Colonial that is disregarded as an entity separate from Colonial for federal income tax purposes (the “Merger”).

      B. Upon the terms and subject to the conditions set forth herein, Colonial Merger Sub and Cornerstone shall execute a Certificate of Merger (the “Delaware Certificate of Merger”) in substantially the form attached hereto as Exhibit A and shall file such Delaware Certificate of Merger in accordance with Delaware law to effectuate the Merger.

      C. Upon the terms and subject to the conditions set forth herein, Colonial Merger Sub and Cornerstone shall also execute Articles of Merger (the “Virginia Articles of Merger”) in substantially the form attached hereto as Exhibit B and, concurrently with the filing of the Delaware Certificate of Merger, shall file such Virginia Articles of Merger in accordance with Virginia law to effectuate the Merger.

      D. Immediately following consummation of the Merger, Colonial shall contribute to Colonial Realty Limited Partnership, a Delaware limited partnership (“Colonial Partnership”), in exchange for additional interests therein, all of the outstanding limited liability company membership interests in Colonial Merger Sub, with the result that Colonial Merger Sub will become a wholly owned subsidiary of Colonial Partnership that is disregarded as an entity separate from Colonial Partnership for federal income tax purposes.

      E. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), with Cornerstone being treated as having merged into Colonial for federal income tax purposes, and that this Agreement shall constitute a plan of reorganization under Section 368(a) of the Code.

      F. Colonial and Cornerstone have each received a fairness opinion relating to the transactions contemplated hereby as more fully described herein.

      G. Colonial, Colonial Merger Sub and Cornerstone desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

      H. As an inducement to Colonial and Colonial Merger Sub to enter into this Agreement, Glade M. Knight and certain entities controlled by Glade M. Knight have entered into a voting agreement (the “Cornerstone Voting Agreement”), pursuant to which such person or entity has agreed, among other things, to vote his or its Cornerstone Common Shares (as defined herein) to approve this Agreement, the Merger and any other matter which requires his or its vote in connection with the transactions contemplated by this Agreement.

      I. As an inducement to Cornerstone to enter into this Agreement, Thomas H. Lowder and certain entities controlled by Thomas H. Lowder have entered into a voting agreement (the “Colonial Voting Agreement,” and together with the Cornerstone Voting Agreement, the “Voting Agreements”), pursuant to which such person or entity has agreed, among other things, to vote his or its shares of beneficial interest of Colonial to approve this Agreement, the Merger and any other matter which requires his or its vote in connection with the transactions contemplated by this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

      1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Title 6, Chapter 18 of the Delaware Code Annotated, as amended (the “DE LLC Act”) and Title 13.1, Chapter 9 of the Code of Virginia, as amended (the “Virginia Corporation Act”), Cornerstone shall be merged with and into Colonial Merger Sub, with Colonial Merger Sub surviving as a limited liability company.

      1.2     Closing. The closing of the Merger (the “Closing”) will take place commencing at 9:00 a.m., local time, on the date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article 6 (the “Closing Date”), at the offices of Hogan & Hartson L.L.P., Columbia Square, 555 Thirteenth Street, NW Washington D.C. 20004, unless another date or place is agreed to in writing by the parties; provided that, in the event that Cornerstone has delivered a notice of termination pursuant to Section 7.1(j), the “Closing Date” shall be the third business day after delivery of the Top-Up Notice (as defined herein), if any, pursuant to Section 7.1(j).

      1.3     Effective Time. On the Closing Date, Colonial Merger Sub and Cornerstone shall execute and file the Delaware Certificate of Merger, executed in accordance with the DE LLC Act, with the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary”), and the Virginia Articles of Merger, executed in accordance with the Virginia Corporation Act, with the State Corporation Commission of the Commonwealth of Virginia (the “Virginia Commission”) and shall make all other filings and recordings required under the DE LLC Act and the Virginia Corporation Act. The Merger shall become effective (the “Effective Time”) at such time as Colonial and Cornerstone shall agree should be specified in the Delaware Certificate of Merger and the Virginia Articles of Merger (not to exceed thirty (30) days after the Delaware Certificate of Merger is accepted for record by the Delaware Secretary). Unless otherwise agreed, the parties shall cause the Effective Time to occur on the Closing Date.

      1.4     Effect of Merger on Certificate of Formation and Operating Agreement of Colonial Merger Sub. The Articles of Organization, as amended, of Colonial Merger Sub and the Limited Liability Company Operating Agreement, as amended, of Colonial Merger Sub, as in effect immediately prior to the Effective Time of the Merger, shall continue in full force and effect after the Merger until further amended in accordance with applicable Delaware law.

      1.5     Officers and Managers of Colonial Merger Sub; Additional Trustee of Colonial. The officers and members of the Board of Managers of Colonial Merger Sub following the Merger shall consist of the officers and members of the Board of Managers of Colonial Merger Sub immediately prior to the Effective Time of the Merger, who shall continue to serve for the balance of their unexpired terms or their earlier death, resignation or removal. Colonial shall cause Glade M. Knight to be appointed as an additional member of the Board of Trustees of Colonial, effective as of midnight on the Closing Date. Colonial then shall include and recommend Glade M. Knight in the management slate of nominees for election to the Board of Trustees of Colonial at each annual meeting or special meeting of Colonial until at least the third anniversary of the Effective Time.

      1.6     Effect on Capital Stock and Membership Interest; Colonial Articles Supplementary. The effect of the Merger on the shares of capital stock of Cornerstone shall be as provided in the Delaware Certificate of Merger, the Virginia Articles of Merger and in Section 1.8. The Merger shall not change the shares of beneficial interest of Colonial outstanding immediately prior to the Effective Time of the Merger. At the Effective Time of the Merger, the 100% limited liability company membership interest of Colonial Merger Sub outstanding immediately prior to the Effective Time of the Merger (all of which shall be owned by Colonial at such time) shall be converted into a number of units of limited liability company membership interest of Colonial Merger Sub (“Colonial Merger Sub LLC Units”) equal to the number of Cornerstone Common Shares outstanding immediately prior to the Effective Time of the Merger. Prior to or as of the Effective Time, the Declaration of Trust, as amended, of Colonial (the “Colonial Declaration of Trust”) shall be amended, in accordance with Title 10, Chapter 3 of the Alabama Code, as amended (the “Alabama REIT Law”), and the terms of the Colonial Declaration of Trust, by the adoption of articles supplementary substantially in the form set forth on Exhibit C (the “Colonial Articles Supplementary”) to provide for the creation of the Colonial Series E Preferred Shares (as defined herein).

      1.7     Colonial Partnership Amendment. Prior to or as of the Effective Time, the Third Amended and Restated Agreement of Limited Partnership, as amended, of Colonial Partnership (the “Colonial Partnership Agreement”) shall be amended, in accordance with Title 6, Chapter 17 of the Delaware Code Annotated, as amended, and the terms of the Colonial Partnership Agreement, by the adoption of an amendment in accordance with Section 4.2.B thereof (the “Colonial Partnership Amendment”) to provide for the creation of 7.62% Series E Preferred Units of Colonial Partnership to be owned by Colonial and having terms substantially similar to the Colonial Series E Preferred Shares (as defined herein)) (the “Colonial Series E Preferred OP Units”).

      1.8     Merger Consideration.

      (a) Merger Consideration. (i) Each common share, no par value, of Cornerstone (“Cornerstone Common Share”) issued and outstanding immediately prior to the Effective Time of the Merger, which under the terms of Section 1.10 is to be converted solely into Depositary Shares of Colonial (each having a liquidation preference of $25.00 per Depositary Share) (each a “Colonial Series E Preferred Depositary Share”) representing 1/100th of a 7.62% Series E Cumulative Redeemable Preferred Share of Beneficial Interest, $.01 par value per share, of Colonial (each having a liquidation preference of $2,500.00 per share) (each a “Colonial Series E Preferred Share”), shall be converted into the right to receive a number of validly issued, fully paid and nonassessable Colonial Series E Preferred Depositary Shares (evidenced by Depositary Receipts of Colonial (“Depositary Receipts”)) equal to the Preferred Depositary Share Conversion Rate (as defined herein). As used herein, “Preferred Depositary Share Conversion Rate” shall mean (I) 0.4200 multiplied by (II) an amount equal to the difference obtained by subtracting (x) one (1) minus (y) the Closing Adjustment Factor (as defined herein).

      (ii) Each Cornerstone Common Share issued and outstanding immediately prior to the Effective Time of the Merger (other than Cornerstone Common Shares to be converted into the right to receive Colonial Series E Preferred Depositary Shares pursuant to Section 1.8(a)(i) and Section 1.10) shall be converted into the right to receive (A) a number of validly issued, fully paid and nonassessable common shares of beneficial interest, $.01 par value per share, of Colonial (each a “Colonial Common Share”) equal to the Common Share Conversion Rate (as defined herein) (with each such Colonial Common Share being issued with the related Colonial Right (as defined herein)) and (B) if (and only if) a Top-Up Notice shall have been delivered pursuant to Section 7.1(j), (y) if the Top-Up Amount is payable all or in part with Colonial Common Shares, an additional number of validly issued, fully paid and nonassessable Colonial Common Shares equal to the product of the Common Share Conversion Rate times a fraction, the numerator of which is the portion of the Top-Up Amount (expressed in dollars) payable in Colonial Common Shares (as specified in the Top-Up Notice) and the denominator of which is the Average Closing Price (as defined herein) (with each such Colonial Common Share being issued with the related Colonial Right), or (z) if the Top-Up Amount is payable all or in part in cash, an amount of cash equal to the product of the Common Share Conversion Rate times the portion of the Top-Up Amount (expressed in dollars) payable in cash. As used herein, “Common Share Conversion Rate” shall mean (I) 0.2584 multiplied by (II) an amount equal to the difference obtained by subtracting (x) one (1) minus (y) the Closing Adjustment Factor. “Closing Adjustment Factor” shall mean a fraction obtained by dividing (I) the Closing Adjustment Amount by (II) the product of (x) the sum of the total number of Cornerstone Common Shares outstanding immediately prior to the Effective Time plus the total number of Net Cornerstone Option Shares (as defined herein) determined based on the Cornerstone Stock Options (as defined herein) outstanding immediately prior to the Effective Time and (y) $10.80. “Closing Adjustment Amount” shall mean the sum of (I) the Closing Dividend Deficiency Amount (as defined herein), (II) the Section 5.16 Expenses Amount (as defined herein) (but not to exceed $2,000,000), and (III) the Section 5.16 Interest/ Penalties Amount (as defined herein). “Average Closing Price” shall mean the average of the closing prices as reported in The Wall Street Journal for each of the 20 consecutive Trading Days (as defined herein) in the period ending ten Trading Days prior to the Closing Date. “Trading Day” shall mean a day on which the New York Stock Exchange (“NYSE”) is open for trading. “Colonial Right” shall mean a “Right” issued pursuant to Colonial’s Rights Agreement, dated November 2, 1998 (the “Colonial Rights Agreement”), between Colonial and BankBoston, N.A., as Rights Agent. “Net Cornerstone Option Shares” shall be equal to (x) the number of Cornerstone Common Shares issuable under Cornerstone Stock Options outstanding immediately prior to the Effective Time with exercise prices of less than $10.80 minus (y) the number of Cornerstone Common Shares that could be purchased at a price of $10.80 per share using the aggregate proceeds that would be received by Cornerstone if all of the in-the-money Cornerstone Stock Options described in clause (x) were exercised in full.

      (b) Cancelled Status of Cornerstone Common Shares. Each Cornerstone Common Share, when so converted as provided in Section 1.8(a)(i) or (ii) or Section 1.10(b), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) theretofore representing such Cornerstone Common Share shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Certificate in accordance with Section 1.13(c), as applicable, (A) any dividends and other distributions in accordance with Section 1.13(d), (B) certificates representing the Colonial Common Shares into which such Cornerstone Common Shares are converted pursuant to Section 1.8(a)(ii) or Section 1.10(b) (if any), (C) Depositary Receipts representing the Colonial Series E Preferred Depositary Shares into which such Cornerstone Common Shares are converted pursuant to Section 1.8(a)(i) or Section 1.10(b), and (D) any cash, without interest, in lieu of fractional Colonial Common Shares or Colonial Series E Preferred Depositary Shares to be issued or paid in consideration for Cornerstone Common Shares upon the surrender of such Certificate in accordance with Sections 1.13(c) and 1.13(g) or payable as part of any Top-Up Amount pursuant to Section 1.8(a)(ii).

      1.9     Election by Holders of Cornerstone Common Shares to Receive Colonial Common Shares or Colonial Series E Preferred Depositary Shares. Each holder of Cornerstone Common Shares shall have the right to submit a Form of Election (as defined herein) specifying the number of Cornerstone Common Shares which such holder desires to have converted into the right to receive Colonial Common Shares in the Merger pursuant to Section 1.8(a)(ii) and the number which such holder desires to have converted into the right to receive Colonial Series E Preferred Depositary Shares in the Merger pursuant to Section 1.8(a)(i) in accordance with the following procedures:

      (a) Each holder of Cornerstone Common Shares may specify in a request made in accordance with the provisions of this Section 1.9 (an “Election”) (i) the number of such Cornerstone Common Shares which such holder desires to have converted into the right to receive Colonial Series E Preferred Depositary Shares in the Merger pursuant to Section 1.8(a)(i) (a “Preferred Election”) and (ii) the number of such Cornerstone Common Shares which such holder desires to have converted into the right to receive Colonial Common Shares in the Merger pursuant to Section 1.8(a)(ii) (a “Common Election”).

      (b) Colonial and Cornerstone shall prepare, for use by holders of Cornerstone Common Shares in surrendering Certificates representing Cornerstone Common Shares, a form of election (the “Form of Election”) pursuant to which each holder of Cornerstone Common Shares may make Elections. The Form of Election shall be mailed to holders of record of Cornerstone Common Shares as of the record date for the Cornerstone Shareholders Meeting (as defined herein) and shall accompany the Joint Proxy Statement (as defined herein).

      (c) Cornerstone shall use commercially reasonable efforts to make the Form of Election available to all Persons (as defined herein) who become holders of record of Cornerstone Common Shares during the period between such record date and the Election Date (as defined herein).

      (d) An Election shall have been properly made only if the Exchange Agent (as defined herein) shall have received, by 5:00 p.m., Eastern Time, on the second business day (such time on such day being referred to herein as the “Election Date”) preceding the date of the Cornerstone Shareholders Meeting, a Form of Election properly completed and signed (and not revoked) and accompanied by the Certificate or Certificates representing Cornerstone Common Shares to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Cornerstone (or by an appropriate guarantee of delivery of such Certificate or Certificates as set forth in such Form of Election from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such Certificate or Certificates are in fact delivered by the time set forth in such guarantee of delivery).

      (e) Any holder of record of Cornerstone Common Shares may at any time prior to the Election Date change such holder’s Election by written notice received by the Exchange Agent at or prior to the Election Date accompanied by a properly completed Form of Election. Colonial and Cornerstone shall have the right in their sole discretion and by mutual agreement to permit changes in Elections after the Election Date.

      (f) Any holder of record of Cornerstone Common Shares may at any time prior to the Election Date revoke such holder’s Election by written notice received by the Exchange Agent at or prior to the Election Date or by withdrawal prior to the Election Date of such holder’s Certificates previously deposited with the Exchange Agent. Any revocation of an Election may be withdrawn by notice of such withdrawal delivered at or prior to the Election Date. Any such holder who shall have deposited Certificates with the Exchange Agent shall have the right to withdraw such Certificates by written notice received by the Exchange Agent and thereby revoke such holder’s Election as of the Election Date at any time after the expiration of the period of 60 days following the Election Date if the Merger shall not have been consummated prior thereto. Colonial shall obtain from the Exchange Agent an agreement to return each Form of Election and accompanying Certificates to the holders of Cornerstone Common Shares submitting the same in the event this Agreement shall be terminated in accordance with its terms.

      (g) Colonial and Cornerstone by mutual agreement shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of the Form of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 1.10, the issuance and delivery of certificates for Colonial Common Shares and Colonial Series E Preferred Depositary Shares into which Cornerstone Common Shares are converted in the Merger and the treatment of Colonial Common Shares and Cornerstone Common Shares held through brokers or other market participants (i.e., in street name).

      1.10     Proration. The determination of whether Cornerstone Common Shares shall be converted in the Merger into Colonial Common Shares in accordance with Section 1.8(a)(ii) or Colonial Series E Preferred Depositary Shares in accordance with Section 1.8(a)(i), or the right to receive a combination of Colonial Series E Preferred Depositary Shares and Colonial Common Shares shall be made as set forth in this Section 1.10.

      (a) Each Cornerstone Common Share for which a Common Election is received and each Non-Electing Share (as defined herein) shall be converted into Colonial Common Shares in accordance with Section 1.8(a)(ii). For purposes of this Section 1.10, outstanding Cornerstone Common Shares as to which an election is not in effect at the Election Date and shares as to which an Election has been withdrawn after the 60-day period following the Election Date and prior to the Effective Time of the Merger shall be called “Non-Electing Shares.” If Colonial and Cornerstone shall determine for any reason that any Election was not properly made with respect to Cornerstone Common Shares, such Election shall be deemed ineffective and Cornerstone Common Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares.

      (b) Except as provided in the immediately following sentence, each Cornerstone Common Share for which a Preferred Election is received shall be converted into Colonial Series E Preferred Depositary

Shares in accordance with Section 1.8(a)(i). If Preferred Elections are received for a number of Cornerstone Common Shares which is greater than the Maximum Preferred Depositary Share Amount (as defined herein), each Cornerstone Common Share for which a Preferred Election has been received shall be converted in the Merger into the right to receive (i) a number of Colonial Series E Preferred Depositary Shares equal to the product of (w) the Preferred Depositary Share Conversion Rate and (x) a fraction (the “Preferred Fraction”) the numerator of which shall be the Maximum Preferred Depositary Share Amount and the denominator of which shall be the aggregate number of Cornerstone Common Shares covered by all Preferred Elections, and (ii) a number of Colonial Common Shares equal to the product of (y) the Common Share Conversion Rate and (z) a fraction (the “Common Fraction”) equal to one minus the Preferred Fraction and (iii) if (and only if) a Top-Up Notice shall have been delivered pursuant to Section 7.1(j), additional consideration in an amount and form equal to the Common Fraction times the amount of Colonial Common Shares and cash payable with respect to a Cornerstone Common Share for which a Common Election is received pursuant to clause (B) of Section 1.8(a)(ii). As used herein, “Maximum Preferred Depositary Share Amount” shall mean 14,080,954 minus the Maximum Preferred Depositary Share Adjustment Amount. “Maximum Preferred Depositary Share Adjustment Amount” shall be an amount (rounded to the nearest whole number) equal to the quotient obtained by dividing (I) the Closing Adjustment Amount by (II) $10.50.

      1.11     Partner Approval. Through its approval of the Colonial Partnership Amendment as general partner of Colonial Partnership, Colonial has obtained the requisite approval of the partners of Colonial Partnership of the Colonial Partnership Amendment (the “Colonial Partner Approval”).

      1.12     Appraisal or Dissenters Rights. The holders of Cornerstone Common Shares and Colonial Common Shares are not entitled under applicable law to appraisal, dissenters or similar rights as a result of the Merger.

      1.13     Exchange of Certificates; Pre-Closing Dividends; Fractional Shares.

      (a) Exchange Agent; Depositary. Prior to the Effective Time, Colonial shall appoint EquiServe Trust Company as the exchange agent, or another bank or trust company reasonably acceptable to Cornerstone, to act as exchange agent (the “Exchange Agent”) for the exchange of the consideration to be paid in the Merger pursuant to Section 1.8 and Section 1.10 (the “Merger Consideration”) upon surrender of certificates representing issued and outstanding Cornerstone Common Shares. In addition, prior to the Effective Time, Colonial shall appoint Equiserve Trust Company as the depositary for the Colonial Series E Preferred Depositary Shares, or another bank or trust company reasonably acceptable to Cornerstone, pursuant to a Depositary Agreement in form and substance reasonably acceptable to Cornerstone.

      (b) Colonial to Provide Merger Consideration; Cornerstone to Provide Funds for Final Cornerstone Dividend. Colonial shall provide to the Exchange Agent at or before the Effective Time of the Merger, for the benefit of the holders of Cornerstone Common Shares, the Merger Consideration issuable in exchange for the issued and outstanding Cornerstone Common Shares pursuant to Section 1.8 and Section 1.10, together with any cash required to make payments in lieu of any fractional shares pursuant to Section 1.13(g) (the “Exchange Fund”). The Exchange Agent (or other depository acting for the benefit of the Exchange Agent) shall invest any cash included in the Exchange Fund as directed by Colonial, on a daily basis. Any interest or other income resulting from such investments shall be paid to Colonial. Cornerstone shall provide to the Exchange Agent not later than three business days prior to the Effective Time of the Merger, for the benefit of the holders of Cornerstone Common Shares, cash payable in respect of any dividends required pursuant to Section 1.13(d)(i). Such cash shall be invested in accordance with written directions delivered by Cornerstone to the Exchange Agent (or other depository) not later than three business days prior to the Effective Time of the Merger, with any interest or other income earned on such investments to be paid to Colonial as the successor to Cornerstone in the Merger.

      (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time, Colonial shall use commercially reasonable efforts to cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding

Cornerstone Common Shares (other than to holders of Cornerstone Common Shares who previously surrendered with their Form of Election their Certificates for Cornerstone Common Shares) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.8(a) and Section 1.10, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Colonial may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. To the extent not previously surrendered with a Form of Election, upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Colonial, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the Cornerstone Common Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.8(a) and Section 1.10, together with cash, if any, payable in lieu of fractional shares pursuant to Section 1.13(g), to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five business days of receipt thereof, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Cornerstone Common Shares which is not registered in the transfer records of Cornerstone, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment either shall pay any transfer or other Taxes required by reason of such payment being made to a Person other than the registered holder of such Certificate or establish to the satisfaction of Colonial that such Tax or Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.13, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the Cornerstone Common Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.8 and Section 1.10, and any cash payable in lieu of fractional shares pursuant to Section 1.13(g). No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Certificate or on any cash payable pursuant to Section 1.13(d)or Section 1.13(g). Colonial or the Exchange Agent, as applicable, shall be entitled, in its sole and absolute discretion, to deduct and withhold from the cash, Colonial Common Shares or Colonial Series E Preferred Depositary Shares, or any combination thereof, that otherwise is payable pursuant to this Agreement to any holder of Cornerstone Common Shares such amounts as Colonial or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of federal, state, local or foreign Tax law. For this purpose, (x) any Colonial Common Shares deducted and withheld by Colonial shall be valued at the last trading price of the Colonial Common Shares on the NYSE on the Effective Date of the Merger and (y) any Colonial Series E Preferred Depositary Shares deducted and withheld by Colonial shall be valued at $25.00 (i.e., 1/100th of the liquidation preference of a Colonial Series E Preferred Share). To the extent that amounts are so withheld by Colonial or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Cornerstone Common Shares in respect of which such deduction and withholding was made by Colonial or the Exchange Agent.

      (d) Record Dates for Final Dividends; Distributions with Respect to Unexchanged Shares.

      (i) If and to the extent necessary for Cornerstone to satisfy the requirements of Section 857(a)(1) of the Code for the taxable year of Cornerstone ending at the Effective Time of the Merger (and to avoid the payment of any Tax with respect to undistributed income or gain), Cornerstone shall declare a dividend (the “Final Cornerstone Dividend”) to holders of Cornerstone Common Shares, the record date for which shall be the close of business no later than the sixth business day prior to the Effective Time of the Merger, in an amount equal to the minimum dividend sufficient to permit Cornerstone to satisfy such requirements. Any dividends payable hereunder to holders of Cornerstone Common Shares shall be paid on the third business day immediately preceding the Closing Date. The Final Cornerstone Dividend shall not include any dividend or distribution in satisfaction of the Dividend Deficiency Amount (as defined herein). In the event that any prior or contemporaneous dividends or distributions of Cornerstone are or have been treated as being in satisfaction of the Dividend Deficiency Amount and Cornerstone would be required to pay a Final Cornerstone Dividend, then an amount equal to the lesser of such Final Cornerstone Dividend or the amount of prior or contemporaneous distributions of Cornerstone that are or have been treated as being in satisfaction of the Dividend Deficiency Amount shall be treated as a Closing Deficiency Dividend Amount and not a Final Cornerstone Dividend. In the event that Cornerstone is required to declare a Final Cornerstone Dividend with respect to the Cornerstone Common Shares, Cornerstone shall cause Cornerstone NC Operating Limited Partnership, a Virginia limited partnership (“Cornerstone Partnership”), to simultaneously declare any related distribution (the “Final Cornerstone Partnership Distribution”) required under the Agreement of Limited Partnership of Cornerstone Partnership, as amended (the “Cornerstone Partnership Agreement”), the record date for which shall correspond to the record date for the Final Cornerstone Dividend. Such distribution shall be payable on the third business day immediately preceding the Closing Date.

      (ii) If Cornerstone determines that it is necessary to declare the Final Cornerstone Dividend, Cornerstone shall notify Colonial at least 20 days prior to the date for the Cornerstone Shareholders Meeting, and Colonial shall be entitled to declare a dividend per share payable to holders of shares of Colonial Common Shares (in which event Colonial shall cause Colonial Partnership to declare a distribution per unit payable to holders of Colonial OP Units (as defined herein) if a distribution has been declared on the Colonial Common Shares), the record dates for which shall correspond to the record date for the Final Cornerstone Dividend, in an amount per Colonial Common Share (and Colonial OP Unit) equal to the quotient obtained by dividing (A) the Final Cornerstone Dividend paid by Cornerstone with respect to each Cornerstone Common Share by (B) the Common Share Conversion Rate (the “Corresponding Colonial Dividends and Distributions”). If, and to the extent, the terms of any series of Colonial Preferred Shares (as defined herein) or Colonial Preferred OP Units (as defined herein) require the payment of a dividend or distribution by reason of the payment of the Corresponding Colonial Dividends and Distributions, Colonial shall (and shall cause Colonial Partnership to) declare and pay any such required dividends and distributions. Any dividends payable hereunder to holders of Colonial Common Shares (and Colonial OP Units) shall be paid on the third business day immediately preceding the Closing Date.

      (e) No Further Ownership Rights in Cornerstone Common Shares. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Section 1.13 (including any cash paid pursuant to Section 1.13(g)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Cornerstone Common Shares theretofore represented by such Certificates; provided, however, that Cornerstone shall transfer to the Exchange Agent cash sufficient to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Cornerstone on such Cornerstone Common Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of Cornerstone of the Cornerstone Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Colonial for any reason, they shall be canceled and exchanged as provided in this Section 1.13.

      (f) No Liability. None of Cornerstone, Colonial, Colonial Merger Sub or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or dividends delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Exchange Fund delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for 12 months after the Effective Time shall be redelivered by the Exchange Agent to Colonial, upon demand, and any holders of Certificates who have not theretofore complied with Section 1.13(c) shall thereafter look only to Colonial for delivery of the Merger Consideration, any cash payable in lieu of fractional shares pursuant to Section 1.13(g) and any unpaid dividends, subject to applicable escheat and other similar laws.

      (g) No Fractional Shares.

      (i) No certificates, scrip or Depositary Receipts representing fractional Colonial Common Shares or Colonial Series E Preferred Depositary Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a shareholder of Colonial.

      (ii) No fractional Colonial Common Shares or Colonial Series E Preferred Depositary Shares shall be issued pursuant to this Agreement. In lieu of the issuance of any fractional Colonial Common Shares pursuant to this Agreement, each holder of Cornerstone Common Shares shall be paid an amount in cash (without interest), rounded to the nearest cent (with .5 of a cent rounded up), determined by multiplying (A) the average closing price of one Colonial Common Share on the NYSE on the five trading days immediately preceding the Closing Date by (B) the fraction of a Colonial Common Share which such holder would otherwise be entitled to receive under this Section 1.13. In lieu of the issuance of any fractional Colonial Series E Preferred Depositary Shares pursuant to this Agreement, each holder of Cornerstone Common Shares shall be paid an amount in cash (without interest), rounded to the nearest cent (with .5 of a cent rounded up), determined by multiplying (A) $25.00 (i.e.,1/100th of the liquidation preference of a Colonial Series E Preferred Share) by (B) the fraction of a Colonial Series E Preferred Depositary Share which such holder would otherwise be entitled to receive under this Section 1.13.

      (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Colonial or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Colonial or the Exchange Agent may direct (but consistent with the practices Colonial applies to its own shareholders) as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash, Colonial Common Shares and/or Colonial Series E Preferred Depositary Shares to which the holders thereof are entitled pursuant to Section 1.8, any cash payable pursuant to Section 1.13(g) to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.13(d).

      1.14     Post-Merger Reorganization. No later than one day following the Closing Date, Colonial shall contribute to Colonial Partnership all of the outstanding Colonial Merger Sub LLC Units in exchange for additional Colonial OP Units (such transaction, the “Post-Merger Reorganization”). As a result of the Post-Merger Reorganization, Colonial Merger Sub shall become a wholly owned subsidiary of Colonial Partnership.

      1.15     Cornerstone LP Acquisition Transaction. Notwithstanding anything to the contrary contained herein (but subject to the last sentence of this Section 1.15), Colonial shall be permitted to enter into and consummate, or cause any Colonial Subsidiary (as defined herein) to enter into and consummate, any transaction or series of related transactions for the purpose of acquiring the Cornerstone LP OP Units (as defined herein) from the holders thereof (any such transaction, a “Cornerstone LP Acquisition Transaction”). If a Cornerstone LP Acquisition Transaction is to be consummated concurrently with or following the Closing Date, the terms and conditions (including consideration payable and structure) of such Cornerstone LP Acquisition Transaction shall be determined by Colonial in its sole discretion. If a Cornerstone LP Acquisition Transaction is to be consummated prior to the Closing Date, the terms and conditions (including consideration payable and structure) of any Cornerstone LP Acquisition Transaction shall be determined by Colonial, subject to the reasonable approval of Cornerstone. Cornerstone shall (a) use all reasonable efforts to take, or cause to be taken, all reasonable actions and do, or cause to be done, all things reasonably necessary to consummate and make effective any Cornerstone LP Acquisition Transaction and (b) execute such consents, approvals and other documents and instruments as shall be necessary under the Cornerstone Partnership Agreement or otherwise to consummate and make effective any Cornerstone LP Acquisition Transaction. The entering into or consummation of any Cornerstone LP Acquisition Transaction, or any related action taken by Colonial, shall not constitute a circumstance, event, occurrence, change or effect that would constitute a Cornerstone Material Adverse Effect. Colonial shall not, and shall not permit any Colonial Subsidiary (as defined herein) to, enter into or consummate any Cornerstone LP Acquisition Transaction that could cause the Merger not to qualify, for federal income tax purposes, as a reorganization under Section 368(a)(1)(A) of the Code.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF CORNERSTONE

      Except as specifically set forth in the disclosure letter to this Agreement delivered to Colonial prior to the execution hereof (the “Cornerstone Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform the other parties to this Agreement of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections), Cornerstone represents and warrants to Colonial and Colonial Merger Sub as follows:

      2.1     Organization, Standing and Power. Cornerstone is a corporation duly incorporated, validly existing and in good standing under the laws of Virginia. Cornerstone has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. The Amended and Restated Articles of Incorporation, as amended and supplemented, of Cornerstone (the “Cornerstone Articles”) are in effect, and no dissolution, revocation or forfeiture proceedings regarding Cornerstone have been commenced. Cornerstone is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Cornerstone Material Adverse Effect (as defined herein). As used in this Agreement, a “Cornerstone Material Adverse Effect” means any circumstance, event, occurrence, change or effect that is materially adverse to the business, properties, assets (tangible or intangible), financial condition or results of operations of Cornerstone, Cornerstone Partnership and the Cornerstone Subsidiaries (as defined herein), taken as a whole, other than effects, events or changes arising out of or resulting from (a) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, regulatory, political, economic or business conditions or changes in GAAP (as defined herein) that, in each case, generally affect the real estate industry and that do not affect Cornerstone, Cornerstone Partnership or the Cornerstone Subsidiaries materially disproportionately relative to other participants in the real estate industry or (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement. Cornerstone has delivered to Colonial complete and correct copies of the Cornerstone Articles and the Bylaws of Cornerstone (the “Cornerstone Bylaws”), in each case, as amended or supplemented to the date of this Agreement.

      2.2     Cornerstone Subsidiaries.

      (a) Schedule 2.2(a) to the Cornerstone Disclosure Letter sets forth (i) each Subsidiary (as defined herein) of Cornerstone (the “Cornerstone Subsidiaries”) and each other Person in which Cornerstone owns, directly or indirectly through a Cornerstone Subsidiary, 10% or more of the capital stock, voting securities or other equity interests, (ii) the ownership interest therein of Cornerstone, (iii) if not directly or indirectly wholly owned by Cornerstone, the identity and ownership interest of each of the other owners of each Cornerstone Subsidiary, (iv) each property owned by such Cornerstone Subsidiary and such other Person and each other asset material to such Cornerstone Subsidiary or such other Person, and (v) if not wholly owned by such Cornerstone Subsidiary or such other Person, the identity and ownership interest of each of the other owners of such property. As used in this Agreement, “Subsidiary” of any Person (as defined herein) means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii) 50% (or in the case of Section 2.14(b) and Section 3.12(b), 10%) or more of the capital stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity. Schedule 2.2(a) of the Cornerstone Disclosure Letter sets forth a true and complete list of the equity securities owned by Cornerstone or any Cornerstone Subsidiary, in any corporation, partnership, limited liability company, joint venture, trust or other legal entity that is not a Cornerstone Subsidiary.

      (b) Except as set forth in Schedule 2.2(b) to the Cornerstone Disclosure Letter, (i) all of the outstanding shares of capital stock of each Cornerstone Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive or similar rights, and (B) in the case of capital stock owned by Cornerstone or a Cornerstone Subsidiary, owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and (ii) all equity interests in each Cornerstone Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Cornerstone or a Cornerstone Subsidiary are owned free and clear of all Liens other than pledges, if any, contained in organizational documents of such Cornerstone Subsidiary and given to secure performance thereunder. Each Cornerstone Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Cornerstone Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each Cornerstone Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Cornerstone Material Adverse Effect. Complete and correct copies of the articles of incorporation, bylaws, organization documents and partnership, joint venture and operating agreements of each Cornerstone Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to Colonial. No amendment has been made to the Cornerstone Partnership Agreement since March 11, 2004.

      2.3     Capital Structure.

      (a) The authorized shares of capital stock of Cornerstone on the date hereof consist of 125,000,000 shares of capital stock, of which 100,000,000 are classified as Common Shares (previously defined herein as “Cornerstone Common Shares”), and 25,000,000 are classified as preferred shares, without par value (the “Cornerstone Preferred Shares”). 12,700,000 of the Cornerstone Preferred Shares have been designated as Series A Convertible Preferred Shares (“Cornerstone Series A Preferred Shares”) and 607,000 of the Cornerstone Preferred Shares have been designated as Series B Convertible Preferred Shares (“Cornerstone Series B Preferred Shares”). 56,323,817.1326 Cornerstone Common Shares are issued and outstanding on the date of this Agreement. 127,380 Cornerstone Series A Preferred Shares are issued and outstanding on the date of this Agreement. No Cornerstone Series B Preferred Shares or other Cornerstone Preferred Shares are issued and outstanding on the date of this Agreement.

      (b) Set forth in Schedule 2.3(b) to the Cornerstone Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase Cornerstone Common Shares or Cornerstone OP Units granted under either Cornerstone’s 1992 Non-Employee Directors Stock Option Plan, as amended, Cornerstone’s 1992 Incentive Plan, as amended, or any other formal or informal arrangement (collectively, the “Cornerstone Stock Options”); and (ii) except for the Cornerstone Series A Preferred Shares and the Cornerstone Preferred Units, all other warrants or other rights to acquire Cornerstone’s shares of capital stock, all stock appreciation rights, restricted stock, dividend equivalents, deferred compensation accounts, performance awards, restricted stock unit awards and other awards which are outstanding on the date of this Agreement (“Cornerstone Share Rights”). Schedule 2.3(b) to the Cornerstone Disclosure Letter sets forth for each Cornerstone Stock Option and Cornerstone Share Right (other than Cornerstone Preferred Units and Cornerstone Series A Preferred Shares) the name of the grantee, the date of the grant, the type of grant, the status of the option grants as qualified or nonqualified under Section 422 of the Code, the number of Cornerstone Common Shares or other shares subject to each option or other award, the number and type of shares subject to options or awards that are currently exercisable, the exercise price per share, and the number and type of such shares subject to stock appreciation rights. On the date of this Agreement, except as set forth in this Section 2.3 or as set forth in Schedule 2.3(b) to the Cornerstone Disclosure Letter, no shares of Cornerstone were outstanding or reserved for issuance (except for the Cornerstone Common Shares reserved for issuance upon redemption of Cornerstone Preferred Units or conversion of Cornerstone Series A Preferred Shares).

      (c) All outstanding Cornerstone Common Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights under applicable law or the Cornerstone Articles or Cornerstone Bylaws, or any contract or instrument to which Cornerstone is a party or by which it is bound. There are no bonds, debentures, notes or other indebtedness of Cornerstone having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which shareholders of Cornerstone may vote.

      (d) Except (i) as set forth in this Section 2.3 or in Schedule 2.3(b) to the Cornerstone Disclosure Letter, (ii) Cornerstone Preferred Units, which may be converted into Cornerstone Common Shares at a rate of one Cornerstone Common Share for each Cornerstone Preferred Unit or, under the circumstances described in the Cornerstone Partnership Agreement, into cash or a combination of cash and Cornerstone Common Shares, (iii) Cornerstone Non-Preferred Units, which may be exchanged for Cornerstone Preferred Units at a rate of one Cornerstone Preferred Unit for each Cornerstone Non-Preferred Unit under the circumstances described in the Cornerstone Partnership Agreement, and (iv) Cornerstone Common Shares issuable, and reserved for issuance, upon the conversion of the Cornerstone Series A Preferred Shares, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Cornerstone or any Cornerstone Subsidiary is a party or by which such entity is bound, obligating Cornerstone or any Cornerstone Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Cornerstone or any Cornerstone Subsidiary or obligating Cornerstone or any Cornerstone Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Cornerstone or a Cornerstone Subsidiary).

      (e) As of the date of this Agreement, 11,189,492 Partnership Units (as defined in the Cornerstone Partnership Agreement) (“Cornerstone OP Units”), consisting of 9,362,347 Cornerstone OP Units constituting General Partner Interests (as defined in the Cornerstone Partnership Agreement) (“Cornerstone GP OP Units”), 1,807,145 Preferred Partnership Units (as defined in the Cornerstone Partnership Agreement) (the “Cornerstone Preferred Units”), and 20,000 Non-Preferred Partnership Units (as defined in the Cornerstone Partnership Agreement) (the “Cornerstone Non-Preferred Units” and, together with the Cornerstone Preferred Units, the “Cornerstone LP OP Units”), are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights under law or the Cornerstone Partnership Agreement, or any contract or instrument to which Cornerstone or Cornerstone Partnership is a party or by which either is bound. Schedule 2.3(e) to the Cornerstone Disclosure Letter sets forth the name of each holder of Cornerstone OP Units and the number and classification of Cornerstone OP Units owned by each such holder as of the date of this Agreement. Except as provided in the Cornerstone Partnership Agreement, the Cornerstone OP Units are not subject to any restrictions. Except as set forth in Schedule 2.3(e) to the Cornerstone Disclosure Letter, Cornerstone Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any agreements or understandings with respect to, the issuance or sale of interests in Cornerstone Partnership, whether issued or unissued, or securities convertible into or exchangeable or exercisable for interests in Cornerstone Partnership.

      (f) All dividends on Cornerstone Common Shares and Cornerstone Preferred Shares and all distributions on Cornerstone OP Units, which have been declared prior to the date of this Agreement, have been paid in full.

      (g) Set forth on Schedule 2.3(g) to the Cornerstone Disclosure Letter is a list of each registration rights agreement or other agreement between Cornerstone and/or Cornerstone Partnership, on the one hand, and one or more other parties, on the other hand, which sets forth the rights of any such other party or parties to cause the registration of any securities of Cornerstone and/or Cornerstone Partnership pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

      2.4     Other Interests. Except for interests in the Cornerstone Subsidiaries and the other entities as set forth in Schedule 2.2(a) or Schedule 2.4 to the Cornerstone Disclosure Letter (the “Cornerstone Other Interests”), neither Cornerstone nor any Cornerstone Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, limited liability company or other entity (other than investments in short-term investment securities). With respect to the Cornerstone Other Interests, Cornerstone or the applicable Cornerstone Subsidiary is a partner, member or shareholder in good standing, and owns such interests free and clear of all Liens. Neither Cornerstone nor any Cornerstone Subsidiary is in material breach of any agreement, document or contract which is of a material nature governing its rights in or to the Cornerstone Other Interests, all of which agreements, documents and contracts are (a) listed in Schedule 2.4 to the Cornerstone Disclosure Letter, (b) unmodified except as described therein and (c) in full force and effect. To the Knowledge of Cornerstone (as defined herein), the other parties to any such agreement, document or contract which is of a material nature are not in material breach of any of their respective obligations under such agreements, documents or contracts.

      2.5     Authority; Noncontravention; Consents.

      (a) Cornerstone has the requisite corporate power and authority to enter into this Agreement and, subject to the requisite Cornerstone shareholder approval of this Agreement and the Merger (the “Cornerstone Shareholder Approval”), to consummate the transactions contemplated by this Agreement to which Cornerstone is a party. The execution and delivery of this Agreement by Cornerstone and the consummation by Cornerstone of the transactions contemplated by this Agreement to which Cornerstone is a party have been duly authorized by all necessary action on the part of Cornerstone, except for and subject to the Cornerstone Shareholder Approval. This Agreement has been duly executed and delivered by Cornerstone and constitutes a valid and binding obligation of Cornerstone, enforceable against Cornerstone in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

      (b) Except as set forth in Schedule 2.5(b)(1) to the Cornerstone Disclosure Letter, the execution and delivery of this Agreement by Cornerstone do not, and, subject to receipt of the Cornerstone Shareholder Approval, the consummation of the transactions contemplated by this Agreement to which Cornerstone is a party and compliance by Cornerstone with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Cornerstone or any Cornerstone Subsidiary under, (i) the Cornerstone Articles or Cornerstone Bylaws or the comparable charter or organizational documents or partnership, operating, or similar agreement (as the case may be) of any Cornerstone Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, merger or other acquisition agreement, shareholder rights plan, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Cornerstone or any Cornerstone Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively,

“Laws”) applicable to Cornerstone or any Cornerstone Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not reasonably be expected to (x) have a Cornerstone Material Adverse Effect or (y) prevent or materially impair the ability of Cornerstone or Cornerstone Partnership to perform any of its obligations hereunder or prevent or materially threaten or impede the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to Cornerstone or any Cornerstone Subsidiary in connection with the execution and delivery of this Agreement by Cornerstone and Cornerstone Partnership or the consummation by Cornerstone or any Cornerstone Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of (x) the Joint Proxy Statement, and (y) such reports and filings under the Securities Act and the Exchange Act (as defined herein) as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Delaware Certificate of Merger with the Delaware Secretary, (iii) the filing of the Virginia Articles of Merger with the Virginia Commission and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 2.5(b)(2) to the Cornerstone Disclosure Letter, (B) as may be required under (w) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (x) laws requiring transfer, recordation or gains tax filings, (y) federal, state or local environmental laws or (z) the “blue sky” laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Cornerstone from performing its obligations under this Agreement in any material respect or reasonably be expected to have, individually or in the aggregate, a Cornerstone Material Adverse Effect.

      2.6     SEC Documents; Financial Statements; Undisclosed Liabilities. Cornerstone has furnished or filed all reports, schedules, forms, statements and other documents required to be furnished or filed with the SEC since December 31, 1997 through the date of this Agreement (the “Cornerstone SEC Documents”). All of the Cornerstone SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in each case, the rules and regulations promulgated thereunder applicable to such Cornerstone SEC Documents. None of the Cornerstone SEC Documents at the time of filing contained, nor will any report, schedule, form, statement or other document filed by Cornerstone after the date hereof and prior to the Effective Time contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Cornerstone included in the Cornerstone SEC Documents complied, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in all material respects in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Cornerstone and its Subsidiaries, as the case may be, in each case, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (except, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act). Except as set forth in Schedule 2.6 to the Cornerstone Disclosure Letter, Cornerstone has no Subsidiaries which are not consolidated for accounting purposes. Except for liabilities and obligations set forth in the Cornerstone SEC Documents or in Schedule 2.6 to the Cornerstone Disclosure Letter, neither Cornerstone nor any Cornerstone Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Cornerstone or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have a Cornerstone Material Adverse Effect.

      2.7     Absence of Certain Changes or Events. Except as disclosed in the Cornerstone SEC Documents or in Schedule 2.7 to the Cornerstone Disclosure Letter, since December 31, 2003 (the “Cornerstone Financial Statement Date”), Cornerstone and its Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition and disposition of properties and issuance of securities) and there has not been (a) any circumstance, event, occurrence, change or effect that has had a Cornerstone Material Adverse Effect, nor has there been any circumstance, event, occurrence, change or effect that with the passage of time would reasonably be expected to result in a Cornerstone Material Adverse Effect, (b) except for regular quarterly distributions not in excess of $0.20 per Cornerstone Common Share or Cornerstone OP Unit (subject to changes pursuant to Section 5.10 and to any Final Cornerstone Dividend payable pursuant to Section 1.13(d)(i)) and $0.5938 per Cornerstone Series A Preferred Share (or, in each case, with respect to the period commencing on the date hereof and ending on the Closing Date, distributions as necessary to maintain REIT (as defined herein) status), in each case with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Cornerstone Common Shares, the Cornerstone OP Units or the Cornerstone Series A Preferred Shares, (c) any split, combination or reclassification of, or any issuance or the authorization of, or any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock of Cornerstone or partnership interests in Cornerstone Partnership or any issuance of an ownership interest in, any Cornerstone Subsidiary, (d) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Cornerstone Material Adverse Effect, (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by Cornerstone or any of its Subsidiaries or Cornerstone Partnership or any of its Subsidiaries materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Cornerstone SEC Documents or required by a change in GAAP, or (f) any amendment of any employment, consulting, severance, retention or any other agreement between Cornerstone or any Cornerstone Subsidiary and any officer or director of Cornerstone or any Cornerstone Subsidiary.

      2.8     Litigation. Except as disclosed in Schedule 2.8 to the Cornerstone Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Cornerstone and the Cornerstone Subsidiaries (a) which are covered by adequate insurance or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee of Cornerstone or a Cornerstone Subsidiary) or, to the Knowledge of Cornerstone (as defined herein), threatened in writing against or affecting Cornerstone or any Cornerstone Subsidiary that, individually or in the aggregate, would reasonably be expected to (i) have a Cornerstone Material Adverse Effect or (ii) prevent or materially impair the ability of Cornerstone to perform any of its obligations hereunder or prevent or materially threaten or impair the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against Cornerstone or any Cornerstone Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Notwithstanding the foregoing, (y) Schedule 2.8 to the Cornerstone Disclosure Letter sets forth each and every material uninsured claim, equal employment opportunity claim and claim relating to sexual harassment and/or discrimination pending or, to the Knowledge of Cornerstone, threatened as of the date hereof, in each case with a brief summary of such claim or threatened claim, and (z) no claim has been made under any directors’ and officers’ liability insurance policy maintained at any time by Cornerstone or any of the Cornerstone Subsidiaries.

      2.9     Properties.

      (a) Except as provided in Schedule 2.2 or Schedule 2.9(a) to the Cornerstone Disclosure Letter, Cornerstone or the Cornerstone Subsidiary set forth on Schedule 2.2 to the Cornerstone Disclosure Letter owns fee simple title to each of the real properties identified in Schedule 2.2 to the Cornerstone Disclosure Letter (the “Cornerstone Properties”), which are all of the real estate properties owned or leased by them, in each case (except for the Permitted Title Exceptions (as defined herein)) free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”). Except as set forth in Schedule 2.2 to the Cornerstone Disclosure Letter, no other Person has any ownership interest in any of the Cornerstone Properties and any such ownership interest so scheduled does not materially detract from the value of Cornerstone’s or the Cornerstone Subsidiary’s (as the case may be) interest in, or materially interfere with the present use of, any of the Cornerstone Properties subject thereto or affected thereby. Except as set forth in Schedule 2.9(a) to the Cornerstone Disclosure Letter, no Cornerstone Property is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon. No Cornerstone Property is subject to any rights of way, agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, “Property Restrictions”) or Encumbrances, except for the following (collectively, the “Permitted Title Exceptions”) (i) Property Restrictions and Encumbrances set forth in Schedule 2.9(a) of the Cornerstone Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, which do not materially adversely affect the current use of such Cornerstone Property, (iii) Property Restrictions and Encumbrances disclosed on existing title reports or policies or existing surveys, in each case as previously made available to Colonial, or subsequently granted by Cornerstone or the applicable Cornerstone Subsidiary (which subsequently granted Property Restrictions and Encumbrances, in any event, do not materially detract from the value of, or materially interfere with the present use of, such Cornerstone Property) and (iv) liens for real estate taxes not yet due and payable, mechanics’, carriers’, workmen’s, repairmen’s liens and other Encumbrances and Property Restrictions, if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of such Cornerstone Property. With respect to the existing title reports or policies or existing surveys previously provided to Colonial, there has been no material change with respect to any Cornerstone Property that would affect title or survey matters from the date of the information provided to the date hereof. Schedule 2.9(a) to the Cornerstone Disclosure Letter lists each of the Cornerstone Properties which are under development as of the date of this Agreement and describes the status of such development as of the date hereof.

      (b) Except as provided in Schedule 2.2 or Schedule 2.9(b) to the Cornerstone Disclosure Letter, valid policies of title insurance have been issued insuring Cornerstone’s or the applicable Cornerstone Subsidiary’s fee simple title or leasehold estate, as the case may be, to the Cornerstone Properties owned by it in amounts which are at least equal to the purchase price therefor paid by Cornerstone or such Cornerstone Subsidiary, subject only to the Permitted Title Exceptions. Such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy.

      (c) Except as provided in Schedule 2.9(c) to the Cornerstone Disclosure Letter, Cornerstone has no Knowledge (i) that, any certificate, permit or license from any governmental authority having jurisdiction over any of the Cornerstone Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Cornerstone Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Cornerstone Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of the same, which would have a material adverse effect on such Cornerstone Property, (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the Cornerstone Properties issued by any governmental authority which would have a material adverse effect on such Cornerstone Property, (iii) of any existing structural defects relating to any Cornerstone Property which would have a material adverse effect on such Cornerstone Property, (iv) of any Cornerstone Property whose building systems are not in working order so as to have a material adverse effect on such Cornerstone Property, or (v) of any physical damage to any Cornerstone Property which would have a material adverse effect on such Cornerstone Property for which there is not insurance in effect covering the cost of the restoration and the loss of rent.

      (d) To the Knowledge of Cornerstone, there is no (and neither Cornerstone nor any of the Cornerstone Subsidiaries has received any written or published notice of) (i) any condemnation or rezoning proceedings pending or threatened with respect to any of the Cornerstone Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation that is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Cornerstone Properties or by the continued maintenance, operation or use of the parking areas which would have a material adverse effect on such Cornerstone Property. Except as set forth in Schedule 2.9(d) to the Cornerstone Disclosure Letter, (i) to the Knowledge of Cornerstone, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any Cornerstone Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation (as defined herein)) has been performed, paid or taken, as the case may be, and (ii) Cornerstone has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, in each case except as set forth in development or operating budgets for such Cornerstone Properties delivered to Colonial and Colonial Partnership prior to the date hereof and other than any work, payments or actions which would not reasonably be expected to have a Cornerstone Material Adverse Effect. As used in this Agreement, “Environmental Mitigation” means investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure or post-closure in response to any Release or actual or suspected environmental condition or Hazardous Materials.

      (e) The rent rolls previously provided by Cornerstone to Colonial (the “Cornerstone Rent Roll”) set forth a list of each Cornerstone Space Lease (as defined herein) in effect as of the dates set forth therein. All information set forth in the Cornerstone Rent Roll is true, correct and complete with respect to each Cornerstone Property in all material respects as of the date thereof. “Cornerstone Space Lease” means each lease or other right of occupancy affecting or relating to a property in which Cornerstone or any Cornerstone Subsidiary is the landlord, either pursuant to the terms of the lease agreement or as successor to any prior landlord, but excluding any ground lease. Except as set forth in a delinquency report made available to Colonial, neither Cornerstone nor any Cornerstone Subsidiary, on the one hand, nor, to the knowledge of Cornerstone or Cornerstone Partnership, any other party, on the other hand, is in monetary default under any Cornerstone Space Lease as of the date of delinquency report, except for such defaults that would not reasonably be expected to materially adversely affect the applicable Cornerstone Property.

      (f) Schedule 2.9(f) contains a true and complete list, by type of insurance, carrier, coverages (including limits) and term, of all material policies of casualty, liability and other types of insurance (except title insurance) carried by Cornerstone or any Cornerstone Subsidiary. All such policies are in full force and effect and neither Cornerstone nor any Cornerstone Subsidiary has received from any insurance company notice of any material defects or deficiencies affecting the insurability of Cornerstone or any Cornerstone Subsidiary or any of their respective assets thereunder.

      2.10     Environmental Matters.

      (a) “Environmental Law” shall mean all applicable Laws relating to the environment, and including, without limitation, Laws relating to the use, manufacturing, production, generation, installation, recycling, reuse, sale, storage, handling, transport, treatment, release, threatened release or disposal of any Hazardous Materials (including the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §§ 9601 et seq. (“CERCLA”)). “Hazardous Materials” shall mean substances, wastes, radiation or materials (whether solids, liquids or gases) (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic, (ii) which are listed, regulated or defined under any Environmental Law, and shall include “hazardous wastes,” “hazardous substances,” “hazardous materials,” “pollutants,” “contaminants,” “chemical substances,” “radioactive materials” or “solid wastes,” (iii) the presence of which on the property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the property or to adjacent properties, (iv) which contain without limitation polychlorinated biphenyls (PCBs), toxic mold, asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof) or (v) which pose a hazard to human health, safety, natural resources, industrial hygiene, or the environment, or an impediment to working conditions. “Release” shall mean any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

      (b) (i) Except as set forth on Schedule 2.10(b) to the Cornerstone Disclosure Letter, there have been no Releases of Hazardous Materials (and, to the Knowledge of Cornerstone, there has been no presence of Hazardous Materials) at, on, under or from (A) any real property owned, operated or leased by Cornerstone or any Cornerstone Subsidiary or (B) any real property formerly owned, operated or leased by Cornerstone or any Cornerstone Subsidiary (the “Former Cornerstone Properties”) during the period of such ownership, operation or tenancy which would, individually or in the aggregate, reasonably be expected to have a Cornerstone Material Adverse Effect.

      (ii) Cornerstone and the Cornerstone Subsidiaries have not failed to comply with any Environmental Law, and neither Cornerstone nor any of the Cornerstone Subsidiaries has any liability under the Environmental Laws, except to the extent that any such failure to comply or any such liability, individually or in the aggregate, would not reasonably be expected to have a Cornerstone Material Adverse Effect.

      (iii) Cornerstone and the Cornerstone Subsidiaries have been duly issued and maintain all permits, licenses, certificates and approvals required under any Environmental Law (collectively, the “Environmental Permits”) necessary to operate their businesses as currently operated except where the failure to obtain and maintain such Environmental Permits would not, individually or in the aggregate, reasonably be expected to have a Cornerstone Material Adverse Effect. Cornerstone and the Cornerstone Subsidiaries have timely filed applications for all Environmental Permits except where the failure to so timely file such applications would not, individually or in the aggregate, reasonably be expected to have a Cornerstone Material Adverse Effect. All of the Environmental Permits maintained by Cornerstone and the Cornerstone Subsidiaries are listed on Schedule 2.10.

      (iv) Cornerstone and the Cornerstone Subsidiaries have not arranged, by contract, agreement, or otherwise, for the transportation, disposal or treatment of Hazardous Materials at any location such that they are or could be liable for Environmental Mitigation of such location pursuant to Environmental Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Cornerstone Material Adverse Effect.

      (v) There are no facts, circumstances or conditions existing, initiated or occurring prior to the Effective Time, which will result in liability under Environmental Laws to Cornerstone or the Cornerstone Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Cornerstone Material Adverse Effect.

      (vi) Except as set forth on Schedule 2.10 to the Cornerstone Disclosure Letter, neither Cornerstone, nor any Cornerstone Subsidiary has installed any underground storage tanks or associated piping used currently or in the past for the management of Hazardous Materials on any real property owned, operated or leased by Cornerstone or any Cornerstone Subsidiaries, and to the Knowledge of Cornerstone, no such underground storage tanks are located on any real property owned, operated or leased by Cornerstone or any Cornerstone Subsidiary. Except as set forth on Schedule 2.10 to the Cornerstone Disclosure Letter, to the Knowledge of Cornerstone, neither Cornerstone, nor any Cornerstone Subsidiary is using or has used any real property owned, operated or leased by Cornerstone or any Cornerstone Subsidiary as a dump or landfill nor does any real property owned, operated or leased by Cornerstone or any Cornerstone Subsidiary consist of or contain filled in land, wetlands, asbestos-containing materials, PCBs or toxic mold.

      (c) Cornerstone has previously delivered or made available to Colonial complete copies of all material information, documents and reports, including, without limitation, environmental investigations and testing or analysis, which relate to compliance with Environmental Laws by Cornerstone and the

Cornerstone Subsidiaries or to the past or current environmental condition of any of the real property owned, operated or leased by Cornerstone or any Cornerstone Subsidiary or Former Cornerstone Properties that are in the possession or control of any of Cornerstone and the Cornerstone Subsidiaries.

      2.11     Related Party Transactions. Set forth in Schedule 2.11 to the Cornerstone Disclosure Letter or in the Cornerstone SEC Documents is a list of all arrangements, agreements and contracts entered into by Cornerstone or any Cornerstone Subsidiary which are in effect and which are with (a) any investment banker or financial advisor or (b) any Person who is an officer, director or Affiliate (as defined herein) of Cornerstone or any Cornerstone Subsidiary, any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate and, in the case of arrangements, agreement and contracts referred to in this clause (b), are required to be described in Item 404 of Regulation S-K under the Securities Act. Such documents, copies of all of which have previously been delivered or made available to Colonial, are listed in Schedule 2.11 to the Cornerstone Disclosure Letter. As used in this Agreement, the term “Affiliate” shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

      2.12     Employee Benefits. As used herein, the term “Employee Plan” includes any pension, retirement, savings, disability, medical, dental, health, fringe benefit, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, agreement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”) (“Pension Plan”), and any welfare plan as defined in Section 3(1) of ERISA (“Welfare Plan”)), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by Cornerstone or any entity that, together with Cornerstone, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Controlled Group Member”) and covering any Controlled Group Member’s active or former employees (or their beneficiaries), (ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound or (iii) with respect to which any current Controlled Group Member may otherwise have any material liability (whether or not such Controlled Group Member still maintains such Employee Plan). Each Employee Plan is listed on Schedule 2.12 to the Cornerstone Disclosure Letter. Except as disclosed in Schedule 2.12 to the Cornerstone Disclosure Letter, with respect to the Employee Plans:

      (a) No Controlled Group Member has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment, except as may be required by Section 4980B of the Code or Section 601 (et seq.) of ERISA, or under any applicable state law, and at the expense of the participant or the beneficiary of the participant.

      (b) Each Employee Plan complies in all material respects with the applicable requirements of ERISA, the Code and any other applicable law governing such Employee Plan, and, to the Knowledge of Cornerstone, each Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law. Each Pension Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS stating that such plan meets the requirements of Section 401(a) of the Code and, to the Knowledge of Cornerstone, no event has occurred which would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Section 401(a) and Section 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any Person or Governmental Entity have been filed, are pending or, to the Knowledge of Cornerstone, threatened with respect to any Employee Plan and, to the Knowledge of Cornerstone, there is no fact or contemplated event which would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Employee Plan. Without limiting the foregoing, the following are true with respect to each Employee Plan:

(i) all Controlled Group Members have complied in all material respects with the applicable reporting and disclosure requirements of ERISA, the Code, or both, with respect to each Employee Plan and no Controlled Group Member has incurred any material liability in connection with such reporting or disclosure;

(ii) all contributions and payments with respect to Employee Plans that are required to be made by a Controlled Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code; and

(iii) with respect to each such Employee Plan, to the extent applicable, Cornerstone has delivered to or has made available to Colonial true and complete copies of (A) current plan documents and any amendments thereto, or any and all other documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent summary plan description and the subsequent summaries of material modifications, (C) all rulings, opinions or advice issued by the U.S. Department of Labor, the IRS or the Pension Benefit Guaranty Corporation, (D) the most recent determination letter, if any, received from the IRS, (E) the three most recent Form 5500 Annual Reports (and all schedules and reports relating thereto) and actuarial reports and (F) all related trust agreements, insurance contracts or other funding agreements that implement each such Employee Plan.

      (c) With respect to each Employee Plan, to the Knowledge of Cornerstone, there has not occurred, and no Person is contractually bound to enter into, (i) any “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA or (ii) any breach of responsibilities or obligations imposed upon fiduciaries under Title I of ERISA and which in the case of either (i) or (ii) could subject Cornerstone or any Controlled Group Member to material liability.

      (d) No Controlled Group Member has ever maintained or participated in been otherwise obligated to contribute to (i) any Employee Plan subject to Code Section 412 or Title IV of ERISA or (ii) any “multiemployer plan”, as such term is defined in ERISA Section 3(37). No Employee Plan subject to Code Section 412 or Title IV of ERISA has been terminated.

      (e) With respect to each Pension Plan maintained by any Controlled Group Member, such plan provides the plan sponsor the authority to amend or terminate the Plan at any time, subject to applicable requirements of ERISA and the Code.

      (f) No Employee Plan is (i) an “employee stock ownership plan”, as defined by Code Section 4975(e)(7), or otherwise invests in employer securities, as defined by Code Section 409(l) or (ii) a “voluntary employees’ beneficiary association”, as defined by Code Section 501(c)(9).

      (g) Except as set forth on Schedule 2.12(g) to the Cornerstone Disclosure Letter, the consummation of the transaction contemplated by this Agreement will not (i) result in any material payment becoming due pursuant to an Employee Plan to any current or former employee or other service provider of any Controlled Group Member or (ii) accelerate the vesting or timing of the payment of material benefits or compensation payable pursuant to any Employee Plan to any current or former employee or other service provider of any Controlled Group Member.

      (h) Except as set forth on Schedule 2.12(h) to the Cornerstone Disclosure Letter, no amount required to be paid or payable to or with respect to any employee or other service provider of any

Controlled Group Member in connection with the transaction contemplated by this Agreement will be an “excess parachute payment” as defined by Code Section 280G.

      2.13     Employee Policies. The employee handbooks of Cornerstone and the Cornerstone Subsidiaries currently in effect have been delivered to Colonial and fairly and accurately summarize in all material respects the employee policies, vacation policies and payroll policies.

      2.14     Taxes.

      (a) Each of Cornerstone and the Cornerstone Subsidiaries (i) has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects, (ii) has paid (or Cornerstone has paid on its behalf) all Taxes (as defined herein) shown on such returns and reports as required to be paid by it, and (iii) has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3121, 3402 and 3406 of the Code) and has, within the time period prescribed by law, withheld and paid over to the proper governmental entities all amounts required to be so withheld and paid over under applicable laws and regulations, except, with respect to all of the foregoing, where the failure to file such tax returns and reports or failure to pay such Taxes or failure to comply with such withholding requirements would not reasonably be expected to have a Cornerstone Material Adverse Effect. The most recent audited financial statements contained in the Cornerstone SEC Documents reflect an adequate reserve for all material Taxes payable by Cornerstone and the Cornerstone Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the Cornerstone Financial Statement Date, Cornerstone has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither Cornerstone nor any Cornerstone Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon Cornerstone or any Cornerstone Subsidiary. Neither Cornerstone nor any Cornerstone Subsidiary is the subject of any audit, examination, or other proceeding in respect of federal income Taxes, and to Cornerstone’s Knowledge, no audit, examination or other proceeding in respect of federal income Taxes involving Cornerstone or any Cornerstone Subsidiary is being considered by any Tax authority. To the Knowledge of Cornerstone, no deficiencies for any Taxes have been proposed, asserted or assessed against Cornerstone or any Cornerstone Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, “Taxes” shall include all taxes, charges, fees, levies and other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding (including, without limitation, dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments.

      (b) Cornerstone (i) for all taxable years for which the Internal Revenue Service could assert a tax liability, has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for all such years, (ii) has operated since December 31, 2003 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year ending on the earlier of December 31, 2004 or the Closing Date and, if later, for the taxable year of Cornerstone ending on the Closing Date, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to Cornerstone’s Knowledge, no such challenge is pending or threatened. Except as set forth on Schedule 2.14(b), each Cornerstone Subsidiary which is a partnership, joint venture or limited liability company has been since the later of its formation or the acquisition by Cornerstone of a direct or indirect interest therein, and continues to be treated for federal income tax purposes as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or an association taxable as a corporation. In addition, each Cornerstone Subsidiary which is a partnership, joint venture or limited liability company has not since the later of its formation or the acquisition by Cornerstone of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause Cornerstone to violate Section 856(c)(4) of the Code. Cornerstone Partnership is not a publicly traded partnership within the meaning of Section 7704(b) of the Code that is taxable as a corporation pursuant to Section 7704(a) of the Code. For all taxable years for which the Internal Revenue Service either could assert a Tax liability or could assert that Cornerstone failed to qualify as a REIT, each Cornerstone Subsidiary which is a corporation (for federal income tax purposes) has been either, at all times during which Cornerstone has owned an interest in such corporation representing more than 10% of the value of the outstanding securities of such corporation or more than 10% of the outstanding voting securities of such corporation, a qualified REIT subsidiary under Section 856(i) of the Code, a taxable REIT subsidiary of Cornerstone under Section 856(l) of the Code, or a corporation which qualifies under the transitional rules set forth in Section 546(b) of the Tax Relief Extension Act of 1999. Each Cornerstone Subsidiary that is a “qualified REIT subsidiary” under Section 856(i) of the Code is set forth on Schedule 5.13 to the Cornerstone Disclosure Letter. Neither Cornerstone nor any Cornerstone Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19, Temporary Treas. Reg. § 1.337(d)-5T, Treas. Reg. § 1.337(d)-5, Treas. Reg. § 1.337(d)-6 or the application of Treas. Reg. § 1.337(d)-7 except as set forth on Schedule 2.14(b).

      (c) To Cornerstone’s knowledge, as of the date hereof, Cornerstone is a “domestically-controlled REIT” within the meaning of Section 897(h)(4)(B) of the Code.

      2.15     No Payments to Employees, Officers or Directors. Schedule 2.15 to the Cornerstone Disclosure Letter contains a true and complete list of all arrangements, agreements or plans pursuant to which cash and non-cash payments which will become payable (and the maximum aggregate amount which may be payable thereunder) to each employee, officer or director of Cornerstone or any Cornerstone Subsidiary as a result of the Merger or a termination of service subsequent to the consummation of the Merger. Except as described in Schedule 2.15 to the Cornerstone Disclosure Letter, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligations or lapse of vesting requirements or other restrictions to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement or as a result of a termination of service subsequent to the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of Cornerstone or any Cornerstone Subsidiary. Except as set forth on Schedule 2.15 to the Cornerstone Disclosure Letter, there is no agreement or arrangement with any employee, officer or other service provider under which Cornerstone or any Cornerstone Subsidiary has agreed to pay any tax that might be owed under Section 4999 of the Code with respect to payments to such individuals.

      2.16     Broker; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Wachovia Securities, the fees and expenses of which are described in the engagement letter dated June 16, 2004, between Wachovia Securities and Cornerstone, a true, correct and complete copy of which has previously been given to Colonial, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Cornerstone or any Cornerstone Subsidiary.

      2.17     Compliance with Laws. Neither Cornerstone nor any Cornerstone Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not reasonably be expected to have a Cornerstone Material Adverse Effect.

      2.18     Contracts; Debt Instruments.

      (a) Neither Cornerstone nor any Cornerstone Subsidiary has received a written notice that it is in violation of or in default under (nor to the Knowledge of Cornerstone does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of Cornerstone does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not reasonably be expected to have a Cornerstone Material Adverse Effect.

      (b) Schedule 2.18(b) to the Cornerstone Disclosure Letter sets forth a list of each material loan or credit agreement, note, bond, mortgage, indenture and any other agreement or instrument pursuant to which any Indebtedness (as defined herein) in excess of $1,000,000 of Cornerstone or any Cornerstone Subsidiary, other than Indebtedness payable to Cornerstone or a Cornerstone Subsidiary, is outstanding or may be incurred. For purposes of this Section 2.18, “Indebtedness” shall mean (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such Person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any such indebtedness of any other Person.

      (c) To the extent not set forth in response to the requirements of Section 2.18(b), Schedule 2.18(c) to the Cornerstone Disclosure Letter sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which Cornerstone or any Cornerstone Subsidiary is a party or an obligor with respect thereto and which has a notional amount in excess of $1,000,000.

      (d) [Intentionally omitted.]

      (e) Except as set forth on Schedule 2.18(e) of the Cornerstone Disclosure Letter, neither Cornerstone nor any Cornerstone Subsidiary is a party to any agreement relating to the management of any Cornerstone Property by any Person other than Cornerstone or a Cornerstone Subsidiary.

      (f) Except as set forth on Schedule 2.18(f) to the Cornerstone Disclosure Letter, neither Cornerstone nor any Cornerstone Subsidiary is a party to any agreement pursuant to which Cornerstone or any Cornerstone Subsidiary manages or provides services with respect to any real properties other than Cornerstone Properties.

      (g) Cornerstone has delivered to Colonial prior to the date of this Agreement a true and complete capital budget for the year 2004 relating to budgeted capital improvements and development. Schedule 2.18(g) to the Cornerstone Disclosure Letter lists all material agreements entered into by Cornerstone or any of the Cornerstone Subsidiaries relating to the development or construction of, or additions or expansions to, any Cornerstone Properties (or any properties with respect to which Cornerstone or any Cornerstone Subsidiary has executed as of the date of this Agreement a purchase agreement or other similar agreement) which are currently in effect and under which Cornerstone or any of the Cornerstone Subsidiaries currently has, or expects to incur, an obligation in excess of $250,000 per agreement. True, correct and complete copies of such agreements have previously been delivered or made available to Colonial.

      (h) Schedule 2.18(h) to the Cornerstone Disclosure Letter lists all agreements entered into by Cornerstone or any Cornerstone Subsidiary providing for the sale of, or option to sell, any Cornerstone Properties or the purchase of, or option to purchase, by Cornerstone or any Cornerstone Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof.

      (i) Except as set forth in Schedule 2.18(i) to the Cornerstone Disclosure Letter, neither Cornerstone nor any Cornerstone Subsidiary has any material continuing contractual liability (A) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly by Cornerstone, or any Cornerstone Subsidiary or (B) to pay any additional purchase price for any of the Cornerstone Properties.

      (j) Except as set forth in Schedule 2.18(j) to the Cornerstone Disclosure Letter, neither Cornerstone nor any Cornerstone Subsidiary has entered into or is subject, directly or indirectly, to any Tax Protection Agreements. As used herein, a “Tax Protection Agreement” is an agreement, oral or written, entered into between (x) either Cornerstone or a Cornerstone Subsidiary and (y) a Person other than Cornerstone or a Cornerstone Subsidiary and (A) that has as one of its purposes to permit a Person to take the position that such Person could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Cornerstone Partnership or any other Cornerstone Subsidiary that is treated as a partnership for federal income tax purposes, and that (i) prohibits or restricts in any manner the disposition of any assets of Cornerstone or any Cornerstone Subsidiary, (ii) requires that Cornerstone or any Cornerstone Subsidiary maintain, put in place, or replace, indebtedness, whether or not secured by one or more of the Cornerstone Properties, or (iii) requires that Cornerstone or any Cornerstone Subsidiary offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a “deficit restoration obligation,” guarantee (including, without limitation, a “bottom” guarantee), indemnification agreement or other similar arrangement), the risk of loss for federal income tax purposes for indebtedness or other liabilities of Cornerstone or any Cornerstone Subsidiary, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of Cornerstone or a Cornerstone Subsidiary, or (C) that requires a particular method for allocating one or more liabilities of Cornerstone or any Cornerstone Subsidiary under Section 752 of the Code. Neither Cornerstone nor any Cornerstone Subsidiary is in violation of or in default under any Tax Protection Agreement (or similar agreement concerning action that would affect the tax liability of any person) that it is or has been a party to, and neither Cornerstone nor any Cornerstone Subsidiary has any outstanding tax liability to any person under any such agreement.

      (k) Except as set forth in Schedule 2.18(k) to the Cornerstone Disclosure Letter and for the Confidentiality Agreement, dated July 15, 2004 between Cornerstone and Colonial (the “Confidentiality Agreement”), neither Cornerstone nor any Cornerstone Subsidiary is a party to any (A) standstill, lock-up, financial advisory or voting agreement or (B) confidentiality agreement related to any of the types of transactions described in clauses (A), (B) or (C) of Section 4.3(a)(i) (but substituting 50% for each instance where 10% appears).

      (l) Cornerstone does not have any shareholder rights plan or similar arrangement in effect.

      2.19     Opinion of Financial Advisor. Cornerstone has received the opinion of Wachovia Securities, Cornerstone’s financial advisor, to the effect that, as of the date thereof, the aggregate Merger Consideration to be received by the holders of Cornerstone Common Shares pursuant to the Merger is fair to such holders from a financial point of view. Within 15 days after the date hereof, Cornerstone will have received the written opinion of Wachovia Securities to such effect.

      2.20     State Takeover Statutes. Cornerstone has taken all action necessary to exempt the transactions contemplated by this Agreement between Colonial and Cornerstone and its Affiliates from the operation of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar statute enacted under the laws of the state or federal laws of the United States or similar statute or regulation (a “Takeover Statute”).

      2.21     Investment Company Act of 1940. Neither Cornerstone nor any Cornerstone Subsidiary is required to be registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

      2.22     Definition of “Knowledge of Cornerstone”. As used in this Agreement, the phrase “Knowledge of Cornerstone” (or words of similar import) means the actual knowledge of those individuals identified in Schedule 2.22 to the Cornerstone Disclosure Letter.

      2.23     Required Shareholder Approval. Assuming the redemption of the Cornerstone Series A Preferred Shares as provided for in Section 5.15, the affirmative vote of the holders of at least two-thirds of the outstanding Cornerstone Common Shares is the only vote or approval of the holders of any class or series of Cornerstone capital shares necessary or required under applicable law to approve the Merger and this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COLONIAL

AND COLONIAL MERGER SUB

      Except as specifically set forth in the disclosure letter to this Agreement delivered to Cornerstone prior to the execution hereof (the “Colonial Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform the other parties to this Agreement of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections), Colonial and Colonial Merger Sub represent and warrant to Cornerstone as follows:

      3.1     Organization, Standing and Power of Colonial. Colonial is a real estate investment trust duly organized, validly existing and in good standing under the laws of Alabama. Colonial has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. The Colonial Declaration of Trust is in effect, and no dissolution, revocation or forfeiture proceedings regarding Colonial have been commenced. Colonial is duly qualified or licensed to do business as a foreign trust and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect (as defined herein). As used in this Agreement, a “Colonial Material Adverse Effect” means any circumstance, event, occurrence, change or effect that is materially adverse to the business, properties, assets (tangible or intangible), financial condition or results of operations of Colonial, Colonial Partnership and the Subsidiaries of Colonial (collectively, “Colonial Subsidiaries”), taken as a whole, other than effects, events or changes arising out of or resulting from (a) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, regulatory, political, economic or business conditions or changes in GAAP (as defined herein) that, in each case, generally affect the real estate industry and that do not affect Colonial, Colonial Partnership or the Colonial Subsidiaries materially disproportionately relative to other participants in the real estate industry or (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement. Colonial has delivered to Cornerstone complete and correct copies of the Colonial Declaration of Trust and the Bylaws of Colonial (the “Colonial Bylaws”), as amended or supplemented to the date of this Agreement.

      3.2     Colonial Subsidiaries.

      (a) Schedule 3.2(a) to the Colonial Disclosure Letter sets forth (i) each Colonial Subsidiary and each other Person in which Colonial owns, directly or indirectly through a Colonial Subsidiary, 10% or more of the capital stock, voting securities or other equity interests, (ii) the ownership interest therein of Colonial, (iii) if not directly or indirectly wholly owned by Colonial, the identity and ownership interest of each of the other owners of each Colonial Subsidiary, (iv) each property owned by such Colonial Subsidiary or such other Person and each other asset material to such Colonial Subsidiary or such other Person, and (v) if not wholly owned by such Colonial Subsidiary or such other Person, the identity and ownership interest of each of the other owners of such property.

      (b) Except as set forth in Schedule 3.2(b) to the Colonial Disclosure Letter, (i) all the outstanding shares of capital stock of each Colonial Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive or similar rights and (B) in the case of capital stock owned by Colonial or a Colonial Subsidiary, owned free and clear of all Liens and (ii) all equity interests in each Colonial Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Colonial or a Colonial Subsidiary are owned free and clear of all Liens. Each Colonial Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Colonial Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each Colonial Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect. Complete and correct copies of the Articles of Incorporation, Bylaws, organization documents and partnership, joint venture and operating agreements of each Colonial Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to Cornerstone. No effective amendment has been made to the Colonial Partnership Agreement since February 18, 2004 (except to provide for redemptions of Colonial OP Units in the ordinary course of business).

      3.3     Capital Structure.

      (a) The authorized shares of beneficial interest of Colonial on the date hereof consist of 75,000,000 shares of beneficial interest, of which 65,000,000 are classified as common shares of beneficial interest, par value $0.01 per share (previously defined herein as “Colonial Common Shares”), and 10,000,000 are classified as preferred shares of beneficial interest, par value $0.01 per share (the “Colonial Preferred Shares”). 2,000,000 of the Colonial Preferred Shares have been designated as 7.25% Series B Cumulative Redeemable Perpetual Preferred Shares of Beneficial Interest, par value $0.01 per share (“Colonial Series B Preferred Shares”), 2,000,000 of the Colonial Preferred Shares have been designated as 9.25% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (“Colonial Series C Preferred Shares”), 500,000 of the Colonial Preferred Shares have been designated as 8 1/8% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (“Colonial Series D Preferred Shares”), 70,000 of the Colonial Preferred Shares have been designated as 7.62% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (previously defined herein as “Colonial Series E Preferred Shares”) and 6,500 of the Colonial Preferred Shares have been designated as Series 1998 Junior Participating Preferred Shares of Beneficial Interest (the “Colonial Series 1998 Preferred Shares”). 27,388,192 Colonial Common Shares are issued and outstanding on the date of this Agreement (such amount does not include 5,623,150 Colonial Common Shares held as treasury shares). No Colonial Series B Preferred Shares are issued and outstanding on the date of this Agreement. 2,000,000 Colonial Series C Preferred Shares and 500,000 Colonial Series D Preferred Shares are issued and outstanding on the date of this Agreement. No Colonial Series E Preferred Shares are issued and outstanding on the date of this Agreement. No Colonial Series 1998 Preferred Shares are issued and outstanding on the date of this Agreement. No other Colonial Preferred Shares are issued and outstanding on the date of this Agreement.

      (b) Set forth in Schedule 3.3(b) to the Colonial Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase Colonial’s shares of beneficial interest granted under either Colonial’s Second Amended and Restated Employee Share Option and Restricted Share Plan, as amended, Colonial’s Non-Employee Trustee Share Option Plan, as amended, or any other formal or informal arrangement (collectively, the “Colonial Options”); and (ii) except for the Colonial OP Units, the Colonial Series B OP Units (as defined herein) and the Colonial Series 1998 Preferred Shares, all other warrants or other rights to acquire Colonial’s shares of beneficial interest, all share appreciation rights, all restricted shares, phantom shares, dividend equivalents, performance units and performance shares which are outstanding on the date of this Agreement. Schedule 3.3(b) to the Colonial

Disclosure Letter sets forth the Colonial Options granted to Colonial’s Chief Executive Officer and four other most highly compensated officers, the date of each grant, the status of each Colonial Option as qualified or nonqualified under Section 422 of the Code, the number of Colonial Common Shares subject to each Colonial Option, the number and type of Colonial Common Shares or other shares subject to Colonial Options that are currently exercisable, the exercise price per share, and the number and type of such shares subject to share appreciation rights. On the date of this Agreement, except as set forth in this Section 3.3 or in Schedule 3.3(b) or 3.3(d) to the Colonial Disclosure Letter, no shares of beneficial interest of Colonial were outstanding or reserved for issuance (except for (x) Colonial Common Shares reserved for issuance upon redemption of Colonial OP Units and exercise of Colonial Options, (y) Colonial Series B Preferred Shares reserved for issuance upon redemption of Colonial Series B Preferred OP Units and (z) Colonial Series 1998 Preferred Shares issuable upon the exercise of Colonial Rights).

      (c) All outstanding shares of beneficial interest of Colonial are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights under law or the Colonial Declaration of Trust or Colonial Bylaws, or any contract or instrument to which Colonial is a party or by which it is bound. There are no bonds, debentures, notes or other indebtedness of Colonial having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which shareholders of Colonial may vote.

      (d) Except (i) as set forth in this Section 3.3 or in Schedule 3.3(b) or 3.3(d) to the Colonial Disclosure Letter, (ii) Colonial OP Units and Colonial Series B Preferred OP Units, which may be redeemed for Colonial Common Shares and Colonial Series B Preferred Shares, respectively, and (iii) Colonial Rights which may be exercised for Series 1998 Preferred Shares or Colonial Common Shares pursuant to the Rights Agreement, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Colonial or any Colonial Subsidiary is a party or by which such entity is bound, obligating Colonial or any Colonial Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of beneficial interest, voting securities or other ownership interests of Colonial or any Colonial Subsidiary or obligating Colonial or any Colonial Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Colonial or a Colonial Subsidiary).

      (e) As of the date of this Agreement, 37,714,052 Class A Units (as defined in the Colonial Partnership Agreement) (“Colonial OP Units”), 2,000,000 7.25% Series B Cumulative Redeemable Preferred Units (“Colonial Series B Preferred OP Units”), 2,000,000 9.25% Series C Cumulative Redeemable Preferred Units (“Colonial Series C Preferred OP Units”), 500,000 8 1/8% Series D Cumulative Redeemable Preferred Units (“Colonial Series D Preferred OP Units” and, together with the Colonial Series B Preferred OP Units, the Colonial Series C Preferred OP Units, the Colonial Series E Preferred OP Units and the Colonial Series F Preferred OP Units, the “Colonial Preferred OP Units”), no Colonial Series E Preferred OP Units and no Colonial Series F Preferred Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights under law or the Colonial Partnership Agreement, or any contract or instrument to which Colonial or Colonial Partnership is a party or by which either is bound. Except as provided in the Colonial Partnership Agreement, the Colonial OP Units are not subject to any restrictions. Except as set forth in Schedule 3.3(e) to the Colonial Disclosure Letter, Colonial Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any agreements or understandings with respect to, interests in Colonial Partnership, whether issued or unissued, or securities convertible into or exchangeable or exercisable for interests in Colonial Partnership.

      (f) All dividends on Colonial Common Shares and Colonial Preferred Shares and all distributions on Colonial OP Units and Colonial Preferred OP Units, which have been declared prior to the date of this Agreement, have been paid in full, except as set forth in Schedule 3.3(f).

      (g) The Colonial Common Shares to be issued by Colonial, and the Colonial OP Units to be issued by the Colonial Partnership, pursuant to this Agreement have been duly authorized for issuance, and upon issuance will be duly and validly issued, fully paid and nonassessable.

      3.4     Other Interests. Except for interests in the Colonial Subsidiaries and the other entities as set forth in Schedule 3.2(a) or Schedule 3.4 to the Colonial Disclosure Letter (the “Colonial Other Interests”), neither Colonial nor any Colonial Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, limited liability company, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities). With respect to the Colonial Other Interests, Colonial or the applicable Colonial Subsidiary is a partner, member or shareholder in good standing, and owns such interests free and clear of all Liens. None of Colonial nor any Colonial Subsidiary is in material breach of any agreement, document or contract which is of a material nature governing its rights in or to the Colonial Other Interests, all of which agreements, documents and contracts are (a) listed in Schedule 3.4 to the Colonial Disclosure Letter, (b) unmodified except as described therein and (c) in full force and effect. To the Knowledge of Colonial (as defined herein), the other parties to any such agreement, document or contract which is of a material nature are not in breach of any of their respective obligations under such agreements, documents or contracts.

      3.5     Authority; Noncontravention; Consents.

      (a) Colonial has the requisite power and authority to enter into this Agreement and, subject to the requisite Colonial shareholder approval of the issuance of Colonial Common Shares contemplated by the Merger under the listing standards of the NYSE (the “Colonial Shareholder Approval” and, together with the Cornerstone Shareholder Approval, the “Shareholder Approvals”), to consummate the transactions contemplated by this Agreement to which Colonial is a party. The execution and delivery of this Agreement by Colonial and the consummation by Colonial of the transactions contemplated by this Agreement to which Colonial is a party have been duly authorized by all necessary action on the part of Colonial, except for and subject to the Colonial Shareholder Approval. This Agreement has been duly executed and delivered by Colonial and constitutes a valid and binding obligation of Colonial, enforceable against Colonial in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

      (b) Colonial Merger Sub has the requisite corporate or limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to which Colonial Merger Sub is a party. The execution and delivery of this Agreement by Colonial Merger Sub and the consummation by Colonial Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Colonial Merger Sub. This Agreement has been duly executed and delivered by Colonial Merger Sub and constitutes a valid and binding obligation of Colonial Merger Sub, enforceable against Colonial Merger Sub in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

      (c) Except as set forth in Schedule 3.5(c)(1) to the Colonial Disclosure Letter, the execution and delivery of this Agreement by Colonial and Colonial Merger Sub do not, and, subject to receipt of the Colonial Shareholder Approval, the consummation of the transactions contemplated by this Agreement to which Colonial or Colonial Merger Sub is a party and compliance by Colonial or Colonial Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Colonial or any Colonial Subsidiary under, (i) the Colonial Declaration of Trust or the Colonial Bylaws or the comparable charter or organizational documents or partnership, operating or similar agreement (as the case may be) of any Colonial Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, merger or other acquisition agreement, shareholder rights plan, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Colonial or any Colonial Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Colonial or any Colonial Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not reasonably be expected to (x) have a Colonial Material Adverse Effect or (y) prevent or materially impair the ability of Colonial or Colonial Merger Sub to perform any of its obligations hereunder or prevent or materially threaten or impede the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Colonial or any Colonial Subsidiary in connection with the execution and delivery of this Agreement by Colonial and Colonial Merger Sub or the consummation by Colonial and Colonial Merger Sub of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (x) the Form S-4 (as defined herein) and (y) such reports and filings under the Securities Act and the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Delaware Certificate of Merger with the Delaware Secretary, (iii) the filing of the Virginia Articles of Merger with the Virginia Commission, (iv) such filings as may be required in connection with the payment of any transfer and gains taxes and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.5(c)(2) to the Colonial Disclosure Letter or (B) as may be required under (w) the HSR Act, (x) federal, state or local environmental laws or (y) the “blue sky” laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Colonial from performing its obligations under this Agreement in any material respect or reasonably be expected to have, individually or in the aggregate, a Colonial Material Adverse Effect.

      3.6     SEC Documents; Financial Statements; Undisclosed Liabilities. Colonial and Colonial Partnership have furnished or filed all reports, schedules, forms, statements and other documents required to be furnished or filed with the SEC since December 31, 1997 through the date of this Agreement (the “Colonial SEC Documents”). All of the Colonial SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Colonial SEC Documents. None of the Colonial SEC Documents at the time of filing contained, nor will any report, schedule, form, statement or other document filed by Colonial or Colonial Partnership after the date hereof and prior to the Effective Time contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Colonial and Colonial Partnership included in the Colonial SEC Documents complied, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in all material respects in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Colonial and its Subsidiaries, as applicable, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (except, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act). Except for liabilities and obligations set forth in the Colonial SEC Documents or in Schedule 3.6 to the Colonial Disclosure Letter, neither Colonial nor any Colonial Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Colonial or Colonial Partnership or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have a Colonial Material Adverse Effect.

      3.7     Absence of Certain Changes or Events. Except as disclosed in the Colonial SEC Documents or in Schedule 3.7 to the Colonial Disclosure Letter, since December 31, 2003 (the “Colonial Financial

Statement Date”), Colonial and its Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any circumstance, event, occurrence, change or effect that has had a Colonial Material Adverse Effect, nor has there been any circumstance, event, occurrence, change or effect that with the passage of time would reasonably be expected to result in a Colonial Material Adverse Effect, (b) except for regular quarterly distributions not in excess of $0.675 per Colonial Common Share or Colonial OP Unit (subject to changes pursuant to Section 5.10 and to any Corresponding Colonial Dividends and Distributions paid pursuant to Section 1.13(d)(ii)), or the stated distribution rate for each Colonial Preferred Share or Colonial Preferred OP Unit (or, in each case, with respect to the period commencing on the date hereof and ending on the Closing Date, distributions as necessary to maintain REIT status), in each case with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to Colonial Common Shares, Colonial OP Units, Colonial Preferred Shares or Colonial Preferred OP Units, (c) any split, combination or reclassification of, or any issuance or the authorization of , or any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock of Colonial or partnership interests in Colonial Partnership or any issuance of an ownership interest in, any Colonial Subsidiary, (d) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Colonial Material Adverse Effect or (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by Colonial or any of its Subsidiaries or Colonial Partnership or any of its Subsidiaries materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Colonial SEC Documents or required by a change in GAAP.

      3.8     Litigation. Except as disclosed in Schedule 3.8 to the Colonial Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Colonial and the Colonial Subsidiaries (a) which are covered by adequate insurance or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee of Colonial or a Colonial Subsidiary) or, to the Knowledge of Colonial, threatened in writing against or affecting Colonial or any Colonial Subsidiary that, individually or in the aggregate, would reasonably be expected to (i) have a Colonial Material Adverse Effect or (ii) prevent or materially impair the ability of Colonial to perform any of its obligations hereunder or prevent or materially threaten or impair the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Colonial or any Colonial Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

      3.9     Properties.

      (a) Except as set forth in Schedule 3.9(a) to the Colonial Disclosure Letter, Colonial or one of the Colonial Subsidiaries owns fee simple title to each of the real properties listed in the Colonial SEC Filings as owned by it (the “Colonial Properties”), except where the failure to own such title would not have a Colonial Material Adverse Effect.

      (b) Except as disclosed in the Colonial SEC Documents, the Colonial Properties are not subject to any Encumbrances or Property Restrictions which reasonably could be expected to cause a Colonial Material Adverse Effect.

      (c) Valid policies of title insurance have been issued insuring Colonial’s or the applicable Colonial Subsidiary’s fee simple title or leasehold estate, as the case may be, to the Colonial Properties in amounts which are at least equal to the purchase price thereof paid by Colonial or the applicable Colonial Subsidiaries therefor at the time of acquisition, except where the failure to obtain such title insurance would not reasonably be expected to have a Colonial Material Adverse Effect.

      (d) Colonial has no Knowledge (i) that it has failed to obtain a certificate, permit or license from any governmental authority having jurisdiction over any of the Colonial Properties where such failure would reasonably be expected to have a Colonial Material Adverse Effect or of any pending threat of modification or cancellation of any of the same which would reasonably be expected to have a Colonial Material Adverse Effect, (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, rule, regulation or requirement affecting any of the Colonial Properties issued by any governmental authorities which would reasonably be expected to have a Colonial Material Adverse Effect or (iii) of any structural defects relating to Colonial Properties, Colonial Properties whose building systems are not in working order, physical damage to any Colonial Property for which there is not insurance in effect covering the cost of the restoration and the lost revenue (subject to a reasonable deduction or retention limit), except such structural defects, building systems not in working order and physical damage, which, in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

      (e) Except as set forth on Schedule 3.9(e) to the Colonial Disclosure Letter, neither Colonial nor any of the Colonial Subsidiaries has received any written or published notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Colonial Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Colonial Properties or by the continued maintenance, operation or use of the parking areas, other than such notices which, in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

      (f) To the Knowledge of Colonial, all work to be performed, payments to be made and actions to be taken by Colonial or the Colonial Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or similar action relating to any Colonial Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation), has been performed, paid or taken, as the case may be, and Colonial has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, in each case except where the failure to do so would, in the aggregate, not reasonably be expected to have a Colonial Material Adverse Effect.

      3.10     Environmental Matters. Except as disclosed in Schedule 3.10 to the Colonial Disclosure Letter:

      (a) There have been no Releases of Hazardous Materials (and, to the Knowledge of Colonial, there has been no presence of Hazardous Materials) at, on, under or from (i) any real property owned, operated or leased by Colonial or any Colonial Subsidiary, or (ii) any real property formerly owned, operated or leased by Colonial or any Colonial Subsidiary (the “Former Colonial Properties”) during the period of such ownership, operation or tenancy which would, individually or in the aggregate, reasonably be expected to have a Colonial Material Adverse Effect.

      (b) Colonial and the Colonial Subsidiaries have not failed to comply with any Environmental Laws, and neither Colonial nor any of the Colonial Subsidiaries has any liability under the Environmental Laws, except to the extent such failure to comply or any such liability, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

      (c) Colonial and the Colonial Subsidiaries have been duly issued, and maintain all Environmental Permits except where the failure to obtain and maintain such Environmental Permits would not, individually or in the aggregate, reasonably be expected to have a Colonial Material Adverse Effect. Colonial and the Colonial Subsidiaries have timely filed applications for all Environmental Permits.

      (d) Colonial and the Colonial Subsidiaries have not arranged, by contract, agreement, or otherwise, for the transportation, disposal or treatment of Hazardous Materials at any location such that they are or could be liable for Environmental Mitigation of such location pursuant to Environmental Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Colonial Material Adverse Effect.

      (e) There are no facts, circumstances or conditions existing, initiated or occurring prior to the Effective Time, which will result in liability under Environmental Laws to Colonial or the Colonial Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Colonial Material Adverse Effect.

      3.11     Employee Benefits. As used herein, the term “Colonial Employee Plan” includes any pension, retirement, savings, disability, medical, dental, health, fringe benefit, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, agreement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of ERISA (“Colonial Pension Plan”), and any welfare plan as defined in Section 3(1) of ERISA (“Colonial Welfare Plan”), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by Colonial or any entity that, together with Colonial, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Colonial Controlled Group Member”) and covering any Colonial Controlled Group Member’s active or former employees (or their beneficiaries), (ii) to which any Colonial Controlled Group Member is a party or by which any Colonial Controlled Group Member (or any of the rights, properties or assets thereof) is bound or (iii) with respect to which any current Colonial Controlled Group Member may otherwise have any material liability (whether or not such Colonial Controlled Group Member still maintains such Colonial Employee Plan). Each Colonial Employee Plan is listed on Schedule 3.11 to the Colonial Disclosure Letter. Except as disclosed in Schedule 3.11 to the Colonial Disclosure Letter, with respect to the Colonial Employee Plans:

      (a) No Colonial Controlled Group Member has any continuing liability under any Colonial Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment, except as may be required by Section 4980B of the Code or Section 601 (et seq.) of ERISA, or under any applicable state law, and at the expense of the participant or the beneficiary of the participant.

      (b) Each Colonial Employee Plan complies in all material respects with the applicable requirements of ERISA, the Code and any other applicable law governing such Colonial Employee Plan, and, to the Knowledge of Colonial, each Colonial Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law. Each Colonial Pension Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS stating that such Plan meets the requirements of Section 401(a) of the Code and, to the Knowledge of Colonial, no event has occurred which would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Section 401(a) and Section 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any Person or Governmental Entity have been filed, are pending or, to the Knowledge of Colonial, threatened with respect to any Colonial Employee Plan and, to the Knowledge of Colonial, there is no fact or contemplated event which would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Colonial Employee Plan. Without limiting the foregoing, the following are true with respect to each Colonial Employee Plan:

(i) all Colonial Controlled Group Members have complied in all material respects with the applicable reporting and disclosure requirements of ERISA, the Code, or both, with respect to each Colonial Employee Plan and no Colonial Controlled Group Member has incurred any material liability in connection with such reporting or disclosure;

(ii) all contributions and payments with respect to Colonial Employee Plans that are required to be made by a Colonial Controlled Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code; and

(iii) with respect to each such Colonial Employee Plan, to the extent applicable, Colonial has delivered to or has made available to Cornerstone true and complete copies of (A) current plan documents and any amendments thereto, or any and all other documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent summary plan description and the subsequent summaries of material modifications, (C) all rulings, opinions or advice issued by the U.S. Department of Labor, the IRS or the Pension Benefit Guaranty Corporation, (D) the most recent determination letter, if any, received from the IRS, (E) the three most recent Form 5500 Annual Reports (and all schedules and reports relating thereto) and actuarial reports and (F) all related trust agreements, insurance contracts or other funding agreements that implement each such Colonial Employee Plan.

      (c) With respect to each Colonial Employee Plan, to the Knowledge of Colonial, there has not occurred, and no Person is contractually bound to enter into, (i) any “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA or (ii) any breach of responsibilities or obligations imposed upon fiduciaries under Title I of ERISA and which in the case of either (i) or (ii) could subject Colonial or any Colonial Controlled Group Member to material liability.

      (d) No Colonial Controlled Group Member has ever maintained or participated in been otherwise obligated to contribute to (i) any Colonial Employee Plan subject to Code Section 412 or Title IV of ERISA or (ii) any “multiemployer plan”, as such term is defined in ERISA Section 3(37). No Colonial Employee Plan subject to Code Section 412 or Title IV of ERISA has been terminated.

      3.12     Taxes.

      (a) Each of Colonial and the Colonial Subsidiaries (i) has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and all such returns and reports are accurate and complete in all material respects, (ii) has paid (or Colonial has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it and (iii) has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3121, 3402 and 3406 of the Code) and has, within the time period prescribed by law, withheld and paid over to the proper governmental entities all amounts required to be so withheld and paid under applicable laws and regulations, except, with respect to all of the foregoing, where the failure to file such tax returns or reports or failure to pay such Taxes or failure to comply with such requirements would not reasonably be expected to have a Colonial Material Adverse Effect. The most recent audited financial statements contained in the Colonial SEC Documents reflect an adequate reserve for all material Taxes payable by Colonial and the Colonial Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the Colonial Financial Statement Date, Colonial has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither Colonial nor any Colonial Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Colonial or any Colonial Subsidiary. Neither Colonial nor any Colonial Subsidiary is the subject of any audit, examination, or other proceeding in respect of Taxes, and to Colonial’s Knowledge, no audit, examination or other proceeding in respect of Taxes involving Colonial or any Colonial Subsidiary is being considered by any Tax authority. To the Knowledge of Colonial, except as set forth on Schedule 3.12(a), no deficiencies for any Taxes have been proposed, asserted or assessed against Colonial or any of the Colonial Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

      (b) Colonial (i) for all taxable years for which the Internal Revenue Service could assert a tax liability, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for all such years, (ii) has operated since December 31, 2003 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year that includes the Closing Date and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to Colonial’s Knowledge, no such challenge is pending or threatened. Each Colonial Subsidiary which is a partnership, joint venture or limited liability company has been since the later of its formation or the acquisition by Colonial of a direct or indirect interest therein, and continues to be treated for federal income tax purposes as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or an association taxable as a corporation. In addition, each Colonial Subsidiary which is a partnership, joint venture or limited liability company has not since the later of its formation or the acquisition by Colonial of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause Colonial to violate Section 856(c)(4) of the Code. Colonial Partnership is not a publicly traded partnership within the meaning of Section 7704(b) of the Code that is taxable as a corporation pursuant to Section 7704(a) of the Code. Each Colonial Subsidiary which is a corporation (for federal income tax purposes) has been either, at all times during which Colonial has owned an interest in such corporation representing more than 10% of the value of the outstanding securities of such corporation or more than 10% of the outstanding voting securities of such corporation, a qualified REIT subsidiary under Section 856(i) of the Code or a taxable REIT subsidiary under Section 865(l) of the Code. Except as set forth in Schedule 3.12(b) to the Colonial Disclosure Letter, neither Colonial nor any Colonial Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19, Temporary Treas. Reg. §1.337(d)-5T, Treas. Reg. §1.337(d)-5, Treas. Reg. §1.337(d)-6 or the application of Treas. Reg. §1.337(d)-7.

      (c) To Colonial’s knowledge, as of the date hereof, Colonial is a “domestically-controlled REIT” within the meaning of Section 897(h)(4)(B) of the Code.

      (d) Colonial (i) as a partner of Colonial Partnership, has active and substantial management functions with respect to the business of Colonial Partnership within the meaning of Treas. Reg. §1.368-1(d)(4)(iii)(B)(2); and (ii) owns an interest in Colonial Partnership representing a significant interest in the business of Colonial Partnership within the meaning of Treas. Reg. §1.368-1(d)(4)(iii)(B)(1). In addition, the Post-Merger Reorganization will not cause the foregoing representation and warranty to be untrue or incorrect following the Merger.

      3.13     Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Banc of America Securities, the fees and expenses of which will be paid by Colonial and are described in the engagement letter dated September 23, 2004, between Banc of America Securities and Colonial, a true, correct and complete copy of which has previously been given to Cornerstone, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Colonial or any Colonial Subsidiary.

      3.14     Compliance with Laws. Neither Colonial nor any of the Colonial Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not reasonably be expected to have a Colonial Material Adverse Effect.

      3.15     Contracts; Debt Instruments. Neither Colonial nor any Colonial Subsidiary has received a written notice that it is in violation of or in default under (nor to the Knowledge of Colonial does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the

Knowledge of Colonial does such a violation or default exist, except to the extent such violation or default, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

      3.16     Opinion of Financial Advisor. Colonial has received the opinion of Banc of America Securities LLC, Colonial’s financial advisor, to the effect that as of the date of the opinion the Merger Consideration to be paid by Colonial in connection with the Merger is fair, from a financial point of view to Colonial. Within 15 days after the date hereof, Colonial will have received the written opinion of Banc of America Securities LLC to such effect.

      3.17     State Takeover Statutes. Colonial has taken all action necessary to exempt the transactions contemplated by this Agreement between Colonial and Cornerstone and its Affiliates from the operation of Takeover Statutes.

      3.18     Investment Company Act of 1940. Neither Colonial nor any of the Colonial Subsidiaries is required to be registered under the 1940 Act.

      3.19     Definition of “Knowledge of Colonial”. As used in this Agreement, the phrase “Knowledge of Colonial” (or words of similar import) means the actual knowledge of those individuals identified in Schedule 3.19 to the Colonial Disclosure Letter.

      3.20     Required Shareholder Approval. The affirmative vote of the holders of not less than a majority of all votes cast by holders of Colonial Common Shares (provided the votes cast constitute over 50% of the then outstanding Colonial Common Shares) is the only vote or approval of the holders of any class or series of Colonial capital shares necessary or required under applicable law to approve the issuance of Colonial Common Shares, Colonial Series E Preferred Depositary Shares and related Colonial Series E Preferred Shares contemplated by the Merger. The approval of Colonial, as general partner, is the only vote or approval of the holders of any class or series of Colonial Partnership’s partnership interests necessary or required under the Colonial Partnership Agreement or under applicable law to approve the issuance of the Colonial Series E Preferred OP Units contemplated by the Merger. The approval of Colonial, as general partner, has been obtained.

ARTICLE 4

COVENANTS

      4.1     Conduct of Cornerstone’s Business Pending Merger. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by Colonial (it being understood that Colonial shall promptly respond to Cornerstone’s communications requesting such consent) or as expressly provided for in this Agreement, Cornerstone shall, and shall cause each of the Cornerstone Subsidiaries to:

      (a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted (except, with respect to any matter that is the subject of a particular subsection of this Section 4.1, as otherwise permitted by such subsection);

      (b) use commercially reasonable efforts to preserve intact its business organizations and goodwill and, provided it does not require additional compensation, keep available the services of its officers and employees;

      (c) confer on a regular basis with one or more representatives of Colonial to report operational matters of materiality and, subject to Section 4.3, any proposals to engage in material transactions;

      (d) promptly notify Colonial of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

      (e) promptly deliver to Colonial true and correct copies of any report, statement, schedule or other document filed with the SEC subsequent to the date of this Agreement;

      (f) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Cornerstone Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

      (g) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided Cornerstone notifies Colonial that it is availing itself of such extensions and provided such extensions do not adversely affect Cornerstone’s status as a qualified REIT under the Code, and timely pay all material Taxes;

      (h) maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof;

      (i) not (i) make or rescind any express or deemed election relative to Taxes (unless such election or rescission is required by law or necessary (1) to preserve Cornerstone’s status as a REIT, or (2) to qualify or preserve the status of any Cornerstone Subsidiary as a partnership for federal income tax purposes, as a qualified REIT subsidiary under Section 856(i) of the Code, or as a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be (in which event Cornerstone or the applicable Cornerstone Subsidiary shall not fail to make such election in a timely manner)) and (ii) fail to take any and all actions with respect to the income, assets and operations of Cornerstone for the period from the date hereof to the Effective Time necessary for Cornerstone to satisfy the requirements to qualify as a REIT;

      (j) not (i) except as set forth on Schedule 4.1(j) to the Cornerstone Disclosure Letter, acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a “Commitment”) for the acquisition, whether by merger, consolidation, asset acquisition, like-kind exchange or otherwise, of any real property or, except as permitted in a capital expenditures budget or other budget approved in writing by Colonial, other transaction involving in excess of $100,000, (ii) encumber assets or commence construction of, or enter into any Commitment to develop or construct other real estate projects, except in the ordinary course of its business, including leasing activities in the ordinary course of business and consistent with past practice, (iii) incur or enter into any Commitment to incur additional indebtedness (secured or unsecured) except for (A) incurrences under its revolving line of credit for working capital and the other uses set forth on Schedule 4.1(j) to the Cornerstone Disclosure Letter and (B) Commitments for indebtedness for the purposes and not in excess of the amounts described on Schedule 4.1(j) to the Cornerstone Disclosure Letter or (iv) modify, amend or terminate, or enter into any Commitment to modify, amend or terminate, any indebtedness (secured or unsecured) in existence as of the date hereof;

      (k) not amend the Cornerstone Articles or the Cornerstone Bylaws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Cornerstone Subsidiary;

      (l) not classify or re-classify any unissued shares of capital stock;

      (m) not issue, sell, pledge, dispose of, grant or encumber shares of capital stock of Cornerstone or securities convertible into shares of capital stock of Cornerstone or authorize or make any change in the number (including by reclassification, combination, split, subdivision or redemption) of shares of capital stock, membership interests or units of limited partnership interest issued and outstanding, other than pursuant to (i) the exercise of options disclosed in Schedule 2.3(b) to the Cornerstone Disclosure Letter, (ii) the exchange of Cornerstone Non-Preferred Units for Cornerstone Preferred Units under the Partnership Agreement, (iii) the redemption of Cornerstone Preferred Units under the Cornerstone Partnership Agreement solely for Cornerstone Common Shares, unless, and only to the extent that, such redemption solely for Cornerstone Common Shares would reasonably be expected to cause Cornerstone not to qualify as a REIT for federal income tax purposes, (iv) issuances of Cornerstone Common Shares pursuant to Cornerstone’s existing dividend reinvestment plan (but only in connection with the reinvestment of Cornerstone dividends), or (v) Section 5.15;

      (n) grant no options or other right or commitment relating to its shares of capital stock, membership interests or units of limited partnership interest or any security convertible into its shares of capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of capital stock, membership interests or units of limited partnership interest, or any security subordinated to the claim of its general creditors and not amend or waive any rights under any of the Cornerstone Stock Options;

      (o) except as provided in Section 1.13(d)(i), Section 5.10, or Section 5.15 or in connection with the use of Cornerstone Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Cornerstone Common Share, Cornerstone Preferred Share or Cornerstone Preferred Unit or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests or units of partnership interest of Cornerstone or any Cornerstone Subsidiary, except for (iii) exchanges of Cornerstone Non-Preferred Units for Cornerstone Preferred Units under the Cornerstone Partnership Agreement or (iv) redemptions of Cornerstone Preferred Units under the Cornerstone Partnership Agreement in which solely Cornerstone Common Shares are utilized;

      (p) not sell, lease, mortgage, subject to Lien (or, in the case of an involuntary Lien, fail to have such Lien removed within 30 days of the creation thereof) or otherwise dispose of any of the Cornerstone Properties, except in connection with a transaction that is permitted by Section 4.1(j), that is made in the ordinary course of business and is the subject of a binding contract in existence on the date of this Agreement and disclosed in Schedule 2.18 to the Cornerstone Disclosure Letter or in connection with leasing activities in the ordinary course of business and consistent with past practice;

      (q) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal property or intangible property, except in the ordinary course of business and with respect to property that is not material, individually or in the aggregate;

      (r) not make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to Cornerstone Subsidiaries in existence on the date hereof and ordinary course expense advances to employees and except in connection with a transaction permitted by Section 4.1(j) or a transaction set forth on Schedule 4.1(r) to the Cornerstone Disclosure Letter;

      (s) except as set forth in Schedule 4.1(s) to the Cornerstone Disclosure Letter, not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to Colonial or incurred in the ordinary course of business consistent with past practice;

      (t) not guarantee the indebtedness of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

      (u) not enter into any Commitment with any officer, director or Affiliate of Cornerstone or any of the Cornerstone Subsidiaries or any material Commitment with any consultant;

      (v) not increase any compensation, award or pay any bonus or enter into or amend any employment, severance or other arrangement with any of its officers or directors or any of its employees, except (i) with respect to any officer, director or employee (other than property-level employees), as set forth under the arrangements with respect to officers, directors and employees (other than property-level employees) on

Schedule 4.1(v) to the Cornerstone Disclosure Letter, or (ii) with respect to any property-level employee, as set forth under the plan with respect to property-level employees described on Schedule 4.1(v)to the Cornerstone Disclosure Letter;

      (w) not adopt any new employee benefit plan or amend any existing plans or rights;

      (x) not settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

      (y) except as set forth in Schedule 4.1(y) to the Cornerstone Disclosure Letter, not change its ownership of any of its Subsidiaries, except changes which arise as a result of the acquisition of Cornerstone Preferred Units in exchange for Cornerstone Common Shares pursuant to exercise of the Cornerstone Preferred Unit redemption right under the Cornerstone Partnership Agreement;

      (z) not accept a promissory note in payment of the exercise price payable under any option to purchase Cornerstone Common Shares;

      (aa) not enter into any Tax Protection Agreement;

      (bb) not settle or compromise any material federal, state, local or foreign tax liability; and

      (cc) not authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

      4.2     Conduct of Colonial’s and Colonial Merger Sub’s Business Pending Merger. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by Cornerstone (it being understood that Cornerstone shall promptly respond to Colonial’s communications requesting such consent) or as expressly contemplated in this Agreement, Colonial and Colonial Merger Sub shall, and shall cause each of the Colonial Subsidiaries to:

      (a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted (except, with respect to any particular matter that is the subject of a particular subsection of this Section 4.2, as otherwise permitted by such subsection);

      (b) use commercially reasonable efforts to preserve intact its business organizations and goodwill and, provided it does not require additional compensation, keep available the services of its officers and employees;

      (c) confer on a regular basis with one or more representatives of Cornerstone to report operational matters of materiality which would reasonably be expected to have a Colonial Material Adverse Effect;

      (d) promptly notify Cornerstone of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its business or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

      (e) promptly deliver to Cornerstone true and correct copies of any report, statement, schedule or other document filed with the SEC subsequent to the date of this Agreement;

      (f) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Colonial Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

      (g) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided such extensions do not adversely affect Colonial’s status as a qualified REIT under the Code, and timely pay all material Taxes;

      (h) maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof;

      (i) not (i) make or rescind any express or deemed election relative to Taxes (unless such election or rescission is required by law or necessary (1) to preserve Colonial’s status as a REIT, or (2) to qualify or preserve the status of any Colonial Subsidiary as a partnership for federal income tax purposes, as a qualified REIT subsidiary under Section 856(i) of the Code, or as a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be (in which event Colonial or the applicable Colonial Subsidiary shall not fail to make such election in a timely manner)) and (ii) fail to take any and all actions with respect to the income, assets and operations of Colonial for the period from the date hereof to the Effective Time necessary for Colonial to satisfy the requirements to qualify as a REIT;

      (j) not (i) acquire or enter into or exercise any Commitment for the acquisition, whether by merger, consolidation, asset acquisition, like-kind exchange or otherwise, of any real property, except for (A) proposed acquisitions or Commitments described in Schedule 4.2(j) to the Colonial Disclosure Letter, (B) additional acquisitions or Commitments that do not, in the aggregate, exceed the sum of (I) $430,000,000 in total consideration payable by Colonial, Colonial Partnership or any other Colonial Subsidiary and (II) the amount of any proposed acquisitions or Commitments described on Schedule 4.2(j) that have been abandoned by Colonial (such amount for any proposed acquisition or Commitment being specified on such Schedule 4.2(j)) and (C) any Cornerstone LP Acquisition Transaction meeting the requirements of Section 1.15 (provided that any such acquisitions or Commitments would not, in the judgment of Colonial, after consultation with Cornerstone, require Colonial or Cornerstone to recirculate to their respective shareholders the Joint Proxy Statement that forms a part of the Form S-4 after the initial mailing thereof), or (ii) incur, or enter into any contractual obligation to incur, additional Indebtedness (secured or unsecured) that, if incurred, would cause Colonial, Colonial Partnership or any other Colonial Subsidiary to violate a covenant or result in an event of default under Colonial Partnership’s revolving credit facility or senior notes indenture;

      (k) not amend the Colonial Declaration of Trust, the Colonial Bylaws or the Colonial Partnership Agreement, except for (i) the Colonial Declaration of Trust Amendment (as defined herein), (ii) the Colonial Partnership Amendment, (iii) amendments in connection with additional issuances of Colonial Common Shares or Colonial Preferred Shares permitted under Section 4.2(m), and (iv) to the extent necessary to reflect the admission of additional limited partners and other amendments in connection therewith that can be made by Colonial without a vote of limited partners and that will not, individually or in the aggregate, materially adversely affect the rights or obligations of holders of Colonial OP Units;

      (l) not classify or reclassify any unissued shares of beneficial interest of Colonial other than in connection with any issuance of any equity securities permitted under this Section 4.2;

      (m) not issue, sell, pledge, dispose of, grant or encumber shares of beneficial interest of Colonial or securities convertible into shares of beneficial interest of Colonial or authorize or make any change in the number (including by reclassification, combination, split, subdivision or redemption) of shares of beneficial interest, capital stock, membership interests or units of limited partnership interest issued and outstanding, other than pursuant to (i) the exercise of options disclosed in Schedule 3.3(b) to the Colonial Disclosure Letter or the grant of options permitted by Section 4.2(n), (ii) the issuance of shares of beneficial interest of Colonial or units of limited partnership of Colonial Partnership in one or more offerings for cash that do not, in the aggregate, exceed $300,000,000 in total offering value, (iii) the issuance of shares of beneficial interest of Colonial or units of limited partnership interest of Colonial Partnership in connection with any acquisition permitted by Section 4.2(j), (iv) the redemption of Colonial OP Units and Colonial Series B Preferred OP Units under the Colonial Partnership Agreement solely for Colonial Common Shares and Colonial Series B Preferred Shares, respectively, unless, and only to the extent that, such redemption solely for Colonial Common Shares and Colonial Series B Preferred Shares would reasonably be expected to cause Colonial not to qualify as a REIT for federal income tax purposes, (v) the issuance of restricted shares granted to trustees and officers under Colonial’s Second Amended and Restated Employee Share Option and Restricted Share Plan, as amended, or (vi) the issuance of shares of beneficial interest of Colonial or units of limited partnership interest of Colonial Partnership in connection with any Cornerstone LP Acquisition Transaction meeting the requirements of Section 1.15;

      (n) except for Colonial Options granted to trustees, officers and employees under Colonial’s Second Amended and Restated Employee Share Option and Restricted Share Plan, as amended, grant no options or other right or commitment relating to its shares of beneficial interest, capital stock, membership interests or units of limited partnership interest or any security convertible into its shares of beneficial interest, capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of beneficial interest, capital stock, membership interests or units of limited partnership interest, or any security subordinated to the claim of its general creditors and not amend or waive any rights under any of the Colonial Options;

      (o) except as provided in Section 1.13(d)(ii) or Section 5.10 hereof or in connection with the use of Colonial Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Colonial Common Shares, Colonial Preferred Shares or Colonial OP Units or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest of Colonial or any Colonial Subsidiary, except for (A) purchases of Colonial Excess Shares (as defined in the Colonial Declaration of Trust) provided for under Section 6.4(f) of the Colonial Declaration of Trust in order to preserve the status of Colonial as a REIT under the Code, (B) redemptions of Colonial OP Units, whether or not outstanding on the date of this Agreement, under the Colonial Partnership Agreement in which Colonial Common Shares are utilized, and (C) acquisitions of Partnership Interests in the Colonial Partnership pursuant to Section 4.2A of the Colonial Partnership Agreement in connection with additional issuances of Colonial Common Shares or Colonial Preferred Shares;

      (p) not sell, mortgage, voluntarily subject to Lien or otherwise dispose of any of the material Colonial Properties, individually or in the aggregate, outside the ordinary course of business, except for (i) the dispositions set forth on Schedule 4.2(p) to the Colonial Disclosure Letter and (ii) such other dispositions of Colonial Properties or interests therein that do not, in the aggregate, exceed the sum of (A) $300,000,000 in value and (B) the amount of any dispositions described in Schedule 4.2(p) that have been abandoned by Colonial (the amount of any such abandoned disposition being specified on Schedule 4.2(p)) (provided that any such dispositions would not, in the judgment of Colonial, after consultation with Cornerstone, require Colonial or Cornerstone to recirculate to their respective shareholders the Joint Proxy Statement that forms a part of the Form S-4 after the initial mailing thereof);

      (q) not settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement; and

      (r) not authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

      4.3     No Solicitation.

      (a) (i) Cornerstone shall not, and shall not permit any Cornerstone Subsidiary to, invite, initiate, solicit or knowingly encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to any direct or indirect (A) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction, (B) sale, acquisition, tender offer, exchange offer (or the filing of a registration statement under the Securities Act in connection with such an exchange offer), share exchange or other transaction or series of related transactions that, if consummated, would result in the issuance of securities representing, or the sale, exchange or transfer of, 10% or more of the outstanding voting equity securities of Cornerstone or outstanding partnership interests of Cornerstone Partnership, or (C) sale, lease, exchange, mortgage, pledge, transfer or other disposition (“Transfer”) of any assets of Cornerstone or Cornerstone Partnership, or any other Cornerstone Subsidiary, in one or a series of related transactions that, if consummated, would result in the Transfer of more than 10% of the assets directly and indirectly owned by Cornerstone and Cornerstone Partnership, other than the Merger (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), or engage in any discussions or negotiations with or provide any confidential or non-public information or data to, or afford access to properties, books or records to, any Person relating to, or that would reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal, or propose publicly to agree to do any of the foregoing, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

      (ii) Cornerstone shall not, and shall not permit any Cornerstone Subsidiary to, permit any officer, director, employee, affiliate, agent, investment banker, financial advisor, attorney, accountant, broker, finder, consultant or other agent or representative of Cornerstone, Cornerstone Partnership or any Cornerstone Subsidiary (each, a “Cornerstone Representative”) to engage in any of the activities described in Section 4.3(a)(i).

      (iii) (A) Cornerstone shall, and shall cause each Cornerstone Subsidiary to, immediately cease and cause to be terminated any existing activities specified in Section 4.3(a)(i) and take commercially reasonable actions to inform each Cornerstone Representative, and each of the Persons referred to in Section 4.3(b), of the obligations undertaken in this Section 4.3 and to cause each Cornerstone Representative to comply with such obligations, and (B) Cornerstone shall, and shall cause each Cornerstone Subsidiary to, promptly request each Person, if any, that has executed a confidentiality agreement within the twelve (12) months prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of Cornerstone or the Cornerstone Subsidiaries.

      (iv) Cornerstone shall, and shall cause each Cornerstone Subsidiary to, (A) notify Colonial promptly (but in any event within twenty-four (24) hours), orally and in writing, if Cornerstone, Cornerstone Partnership, any other Cornerstone Subsidiary or any Cornerstone Representative receives (1) an Acquisition Proposal or any material amendment or change in any previously received Acquisition Proposal, (2) any inquiries or proposals from, or any request for discussions or negotiations made by, any Person which reasonably indicates to the recipient that such Person intends to make an Acquisition Proposal, (3) any request for confidential or nonpublic information or data relating to, or for access to the properties, books or records of, Cornerstone, Cornerstone Partnership or any Cornerstone Subsidiary by any Person that has made, or to such party’s knowledge may be considering making, an Acquisition Proposal (unless, in the case of this clause (3), notice to Colonial of such Acquisition Proposal has already been given), or (4) any oral or written expression that any such activities, discussions or negotiations are sought to be initiated or continued with it, and, as applicable, include in such notice the identity of the Person making such Acquisition Proposal, indication or request, the material terms of such Acquisition Proposal, indication or request and, if in writing, shall promptly deliver to Colonial copies of any proposals, indications of interest, indication or request along with all other related documentation and correspondence; and (B) keep Colonial informed of the status and material terms of (including all changes to the status or material terms of) any such Acquisition Proposal, indication or request.

      (b) Notwithstanding Section 4.3(a), the Board of Directors of Cornerstone (including with respect to Cornerstone’s capacity as the sole general partner of Cornerstone Partnership) shall not be prohibited from furnishing information to or entering into discussions or negotiations with, any Person that makes a bona fide written Acquisition Proposal to the Board of Directors of Cornerstone after the date hereof which was not invited, initiated, solicited or knowingly encouraged, directly or indirectly, by Cornerstone, Cornerstone Partnership, any other Cornerstone Subsidiary or any Cornerstone Representative on or after the date hereof, if, and only to the extent that (i) a majority of the Board of Directors of Cornerstone determines in good faith, after consultation with its financial advisors of nationally recognized reputation and outside legal counsel, that such Acquisition Proposal is reasonably likely to result in a Superior Acquisition Proposal (as defined herein), (ii) Cornerstone complies in all material respects with all of its obligations under this Section 4.3, (iii) prior to initially furnishing any information to, or entering into discussions or negotiations with, such Person, Cornerstone provides written notice to Colonial to the effect that it is furnishing information to, or entering into discussions with such Person and (iv) Cornerstone enters into a confidentiality agreement with such Person the material terms of which are (without regard to the terms of such Acquisition Proposal) in all material respects no less favorable to Cornerstone, and no less restrictive to the Person making such Acquisition Proposal, than those contained in the Confidentiality Agreement (other than those relating to the standstill provisions contained therein).

      (c) Notwithstanding anything to the contrary set forth in Section 4.3(a)or 4.3(b), in the event that an Acquisition Proposal constitutes a Superior Acquisition Proposal, nothing contained in this Section 4.3 shall prohibit the Board of Directors of Cornerstone from withdrawing, modifying, amending or qualifying its recommendation of this Agreement and the Merger as required under Section 5.1(d) hereof and recommending such Superior Acquisition Proposal to its shareholders: (i) if but only if, Cornerstone: (A) complies in all material respects with this Section 4.3 and (B) provides Colonial with at least three (3) business days’ prior written notice of its intent to withdraw, modify, amend or qualify its recommendation of this Agreement or the Merger, (ii) if, in the event that during such three (3) business days Colonial makes a counter proposal to such Superior Acquisition Proposal (any such counter proposal being referred to in this Agreement as the “Colonial Counter Proposal”), Cornerstone’s Board of Directors in good faith, taking into account the advice of its outside financial advisors of nationally recognized reputation, determines that (A) the Colonial Counter Proposal is not at least as favorable to Cornerstone’s shareholders as the Superior Acquisition Proposal, from a financial point of view, and (B) the Colonial Counter Proposal is not at least as favorable generally to Cornerstone’s shareholders (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal), and (iii) if Cornerstone shall have concurrently terminated this Agreement in accordance with Section 7.1(h).

      (d) For all purposes of this Agreement, “Superior Acquisition Proposal” means a bona fide written proposal made by a third party to acquire, directly or indirectly, Cornerstone and/or Cornerstone Partnership pursuant to a tender or exchange offer, merger, share exchange, consolidation or sale of all or substantially all of the assets of Cornerstone, Cornerstone Partnership, and the Cornerstone Subsidiaries or otherwise (i) on terms which a majority of the Board of Directors of Cornerstone determines in good faith, after consultation with Cornerstone’s financial advisors of nationally recognized reputation, to be more favorable generally to Cornerstone’s shareholders (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal) and (ii) which the Board of Directors of Cornerstone determines in good faith is reasonably capable of being consummated.

      (e) Any action taken or disclosure that Cornerstone may be compelled to make with respect to the receipt of an Acquisition Proposal in order to comply with its duties to shareholders imposed by applicable law or Rule 14d-9 or 14e-2 of the Exchange Act will not constitute a violation of this Section 4.3.

      (f) Nothing in this Section 4.3 shall (i) permit either party to terminate this Agreement (except as expressly provided in Article 7) or (ii) affect any other obligations of such party under this Agreement.

      4.4     Affiliates. Prior to the Effective Time of the Merger, Cornerstone shall cause to be prepared and delivered to Colonial a list (reasonably satisfactory to counsel for Colonial) identifying all Persons who, at the time of the Cornerstone Shareholders Meeting and the Colonial Shareholders Meeting, may be deemed to be “affiliates” of Cornerstone as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”). Cornerstone shall use its commercially reasonable efforts to cause each Person who is identified as a Rule 145 Affiliate in such list to deliver to Colonial on or prior to the Effective Time a written agreement, in the form previously approved by the parties hereto, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any Colonial Common Shares or Colonial Series E Preferred Depositary Shares issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with paragraph (d) of Rule 145 or as otherwise permitted by the Securities Act. Colonial shall be entitled to place legends as specified in such written agreements on the certificates representing any Colonial Common Shares or Colonial Series E Preferred Depositary Shares to be received pursuant to the terms of this Agreement by such Rule 145 Affiliates who have executed such agreements and to issue appropriate stop transfer instructions to the transfer agent for the Colonial Common Shares and Colonial Series E Preferred Depositary Shares issued to such Rule 145 Affiliates, consistent with the terms of such agreements. Colonial shall timely file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Rule 145 Affiliate may reasonably request, all to the extent required from time to time to enable such Rule 145 Affiliate to sell Colonial Common Shares and Colonial Series E Preferred Depositary Shares received by such Rule 145 Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such rule may be amended from to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.

      4.5     Other Actions. Cornerstone, on the one hand, and Colonial, on the other hand, shall not take, and shall cause their respective Subsidiaries not to take, any action that would result in (i) any of the representations and warranties of such party (without giving effect to any “knowledge” qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any “knowledge” qualification) that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 4.3, any of the conditions to the Merger set forth in Article 6 not being satisfied.

ARTICLE 5

ADDITIONAL COVENANTS

      5.1     Preparation of the Form S-4 and the Joint Proxy Statement; Cornerstone Shareholders Meeting and Colonial Shareholders Meeting.

      (a) As promptly as practicable after execution of this Agreement, (i) each of Cornerstone and Colonial shall prepare and file with the SEC under the Exchange Act, one or more joint proxy statements/prospectuses, forms of proxies and information statements (such joint proxy statement(s)/prospectus(es) and information statements together with any amendments to supplements thereto, the “Joint Proxy Statement”) relating to the Cornerstone Shareholders Meeting and the Colonial Shareholders Meeting, the vote of the shareholders of Cornerstone with respect to the Cornerstone Shareholder Approval and the vote of shareholders of Colonial with respect to the Colonial Shareholder Approval and (ii) in connection with the clearance by the SEC of the Joint Proxy Statement, Colonial and Cornerstone shall prepare and file with the SEC under the Securities Act one or more registration statements on Form S-4 (such registration statements, together with any amendments or supplements thereto, the “Form S-4”), in which the Joint Proxy Statement will be included, as one or more prospectuses in connection with the registration under the Securities Act of the Colonial Common Shares and Colonial Series E Preferred Depositary Shares to be issued to the holders of Cornerstone Common Shares in the Merger. The respective parties will cause the Joint Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Cornerstone and Colonial shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Joint Proxy Statement and the Form S-4. Each of Colonial and Cornerstone, if applicable, shall use its commercially reasonable efforts, and Cornerstone will cooperate with Colonial, to have the Form S-4 declared effective by the SEC as promptly as practicable (including clearing the Joint Proxy Statement with the SEC). Cornerstone, on the one hand, and Colonial, on the other hand, agree promptly to correct any information provided by them for use in the Joint Proxy Statement and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Joint Proxy Statement and the Form S-4 and to cause the Joint Proxy Statement and the Form S-4 as amended or supplemented to be filed with the SEC and to be disseminated to their respective shareholders and partners, in each case as and to the extent required by applicable federal and state securities laws. Cornerstone and Colonial agree that the information provided by it for inclusion in the Joint Proxy Statement or the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of shareholders of Cornerstone and Colonial, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Colonial will advise and deliver copies (if any) to Cornerstone, promptly after it receives notice thereof, of any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information (regardless of whether such requests relate to Colonial, on the one hand, or Cornerstone, on the other hand), and Colonial shall promptly notify Cornerstone, and Cornerstone shall promptly notify Colonial, if applicable, of (i) the time when the Form S-4 has become effective, (ii) the filing of any supplement or amendment thereto, (iii) the issuance of any stop order, and (iv) the suspension of the qualification and registration of the Colonial Common Shares or Colonial Series E Preferred Depositary Shares issuable in connection with the Merger. Notwithstanding anything to the contrary contained herein, Colonial, in its discretion, shall be entitled to include in the Joint Proxy Statement a proposal to its shareholders to (i) amend the Colonial Declaration of Trust, in accordance with the Alabama REIT Law, to provide for an increase in the number of authorized Colonial Common Shares to 125,000,000 and an increase in the number of authorized Colonial Preferred Shares to 20,000,000 (any such amendment, the “Colonial Declaration of Trust Amendment”) and (ii) authorize the issuance of up to 15,000,000 additional Colonial Preferred Shares.

      (b) Each of Cornerstone and Colonial shall use its commercially reasonable efforts to timely mail the Joint Proxy Statement to its shareholders. It shall be a condition to the mailing of such Joint Proxy Statement that (i) Colonial shall have received a “comfort” letter from Ernst & Young LLP, independent public accountants for Cornerstone and Cornerstone Partnership, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the “AICPA Statement”), dated as of the date on which the Form S-4 shall become effective and as of the Effective Time, addressed to Colonial, in form and substance reasonably satisfactory to Colonial, concerning the procedures undertaken by Ernst & Young LLP, with respect to the financial statements and information of Cornerstone and its Subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement and (ii) Cornerstone shall have received a “comfort” letter from PricewaterhouseCoopers LLP, independent public accountants for Colonial and Colonial Partnership, of the kind contemplated by the AICPA Statement, dated as of the date on which the Form S-4 shall become effective and as of the Effective Time, addressed to Cornerstone, in form and substance reasonably satisfactory to Cornerstone, concerning the procedures undertaken by PricewaterhouseCoopers LLP, with respect to the financial statements and information of Colonial and its Subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement. Cornerstone also shall use commercially reasonable efforts to cause McGuireWoods LLP or other counsel reasonably satisfactory to Colonial to have delivered an opinion, which opinion shall be filed as an exhibit to the Form S-4, as to the federal income tax matters described in clause (i) of Section 6.2(d) and Section 6.3(e) and such other federal income tax matters as are required to be addressed in the Form S-4 and the Joint Proxy Statement under the applicable rules of the SEC. Colonial shall use commercially reasonable efforts to cause Hogan & Hartson L.L.P. or other counsel reasonably satisfactory to Cornerstone to have delivered an opinion, which opinion shall be filed with the SEC as an exhibit to the Form S-4, as to the federal income tax matters described in clause (ii) of Section 6.2(d), Section 6.2(e) and Section 6.3(d). Such opinions shall contain customary exceptions, assumptions and qualifications and be based upon customary representations.

      (c) Colonial will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Joint Proxy Statement is mailed to the shareholders of Colonial), convene and hold a meeting of its shareholders (the “Colonial Shareholders Meeting”) for the purpose of obtaining the Colonial Shareholder Approval. Colonial shall, through its Board of Trustees, recommend to its shareholders approval of the issuance of Colonial Common Shares contemplated by the Merger.

      (d) Cornerstone will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Joint Proxy Statement is mailed to the shareholders of Cornerstone), convene and hold a meeting of its shareholders (the “Cornerstone Shareholders Meeting”) for the purpose of obtaining the Cornerstone Shareholder Approval. Cornerstone shall, through its Board of Directors, recommend to its shareholders approval of this Agreement and the Merger and include such recommendation in the Joint Proxy Statement; provided, however, that prior to the Cornerstone Shareholders Meeting, such recommendation may be withdrawn, modified, amended or qualified if and only to the extent permitted by Section 4.3(c) hereof.

      (e) Colonial and Cornerstone shall use their commercially reasonable efforts to convene their respective shareholder meetings on the same day, which day, subject to the provisions of Sections 5.1(c), 5.1(d) and 5.3, shall be a day not later than 60 days after the date the Joint Proxy Statement is mailed.

      (f) If on the date for the Colonial Shareholders Meeting and Cornerstone Shareholders Meeting established pursuant to Section 5.1(e) of this Agreement, either Colonial or Cornerstone has not received duly executed proxies for a sufficient number of votes to obtain the Colonial Shareholder Approval or the Cornerstone Shareholder Approval, as applicable, then both parties shall recommend the adjournment of their respective shareholders meetings until one or more dates not later than the date 10 days after the originally scheduled date of the shareholders meetings.

      5.2     Access to Information; Confidentiality. Subject to the requirements of confidentiality agreements with third parties in existence on the date hereof, each of the parties shall, and shall cause each of its Subsidiaries to, afford to the other parties and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other parties, upon reasonable prior notice, during mutually agreeable time during normal business hours prior to the Effective Time, reasonable access to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the parties shall, and shall cause each of its Subsidiaries to, furnish promptly to the other parties (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the parties shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence in accordance with the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof.

      5.3     Commercially Reasonable Efforts; Notification.

      (a) Subject to the terms and conditions herein provided, each of the parties shall: (i) use commercially reasonable efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, including, without limitation, any filing under the HSR Act, and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (ii) use commercially reasonable efforts (other than the payment of money which is not contractually required to be paid) to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in form reasonably satisfactory to each of the parties; and (iii) use commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement, each party shall take all such necessary action.

      (b) Cornerstone shall use commercially reasonable efforts to obtain from Ernst & Young LLP access to all work papers relating to audits of Cornerstone and Cornerstone Partnership performed by Ernst & Young LLP, and the continued cooperation of Ernst & Young LLP with regard to the preparation of consolidated financial statements for Colonial and Colonial Partnership from and after the Effective Time. Cornerstone shall use commercially reasonable efforts to obtain from Ernst & Young LLP and Deloitte & Touche LLP access to all work papers relating to preparation of Tax returns of Cornerstone and Cornerstone Partnership performed by Ernst & Young LLP and Deloitte & Touche LLP, and the continued cooperation of Ernst & Young LLP and Deloitte & Touche LLP with regard to preparation of Tax returns for Colonial and Colonial Partnership from and after the Effective Time.

      (c) Cornerstone shall give prompt notice to Colonial, and Colonial shall give prompt notice to Cornerstone, (i) if any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      5.4     Tax Matters.

      Each of Colonial and Cornerstone shall use its commercially reasonable efforts before and after the Effective Time to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(e) and 6.3(e).

      5.5     Public Announcements. The initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties prior to the execution of this Agreement. Each party will consult with the other party before issuing, and provide such other party the opportunity to review and comment upon, any material press release or other written public statement, including, without limitation, any press release or other written public statement which addresses in any manner the transactions contemplated by this Agreement, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

      5.6     Listing. Colonial shall use reasonable best efforts, including timely submission of all required applications and filings, to cause the Colonial Common Shares and Colonial Series E Preferred Depositary Shares to be issued in the Merger and the Colonial Common Shares to be issued upon exercise of the Assumed Options, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. Such reasonable best efforts shall also include making payment of all required fees and expenses in connection with such listing activities.

      5.7     Transfer and Gains Taxes. Each party shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, “Transfer and Gains Taxes”). From and after the Effective Time, Colonial shall pay or cause Colonial Partnership, as appropriate, to pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Colonial Common Shares or Colonial Series E Preferred Depositary Shares, as applicable, all

Transfer and Gains Taxes (which term shall not in any event be construed to include for these purposes any Tax imposed under the Code).

      5.8     Benefit Plans and Other Employee Arrangements.

      (a) Benefit Plans. After the Effective Time, all employees of Cornerstone or any Cornerstone Subsidiary who are employed by Colonial or any Colonial Subsidiary shall, at the option of Colonial, either continue to be eligible to participate in an Employee Plan of Cornerstone which is, at the option of Colonial, continued by Colonial, or alternatively shall be eligible to participate in the same manner as other similarly situated employees of Colonial or any Colonial Subsidiary in any Colonial Employee Plan sponsored or maintained by Colonial or any Colonial Subsidiary after the Effective Time. With respect to each such Employee Plan, service with Cornerstone or any Cornerstone Subsidiary (as applicable) and the predecessor of any of them shall be included for purposes, including without limitation of determining eligibility to participate, vesting (if applicable) and entitlement to benefits.

      (b) Stock Option and Restricted Stock Plans. The stock option plans or programs of Cornerstone and the restricted stock plans or programs of Cornerstone or any Cornerstone Subsidiary, as set forth on Schedule 2.12, shall be terminated as of the Effective Time.

      (c) Cornerstone Stock Options.

      (i) As of the Effective Time, each outstanding Cornerstone Stock Option shall be assumed by Colonial and shall thereby be converted into an option to purchase the number of Colonial Common Shares (an “Assumed Option”) (rounded to the nearest full share, with ..5 share being rounded up) determined by multiplying (A) the number of Cornerstone Common Shares subject to such Cornerstone Stock Option immediately prior to the Effective Time by (B) the Common Share Conversion Rate (or, if a Top-Up Notice has been delivered pursuant to Section 7.1(j), the product of (1) the Common Share Conversion Rate and (2) the sum of (x) one (1) plus (y) the Top-Up Adjustment Factor (as defined herein)), at an exercise price per Colonial Common Share (rounded to the nearest whole cent, with .5 cent being rounded up) equal to the exercise price per Cornerstone Common Share divided by the Common Share Conversion Rate (or, if a Top-Up Notice has been delivered, the product of (1) the Common Share Conversion Rate and (2) the sum of (x) one (1) plus (y) the Top-Up Adjustment Factor). Except as contemplated by this Section 5.8(c), all the terms and conditions in effect for each Assumed Option immediately prior to the Effective Time, including the vesting thereof, shall continue in effect following the assumption of such Cornerstone Stock Option in accordance with this Agreement. “Top-Up Adjustment Factor” shall mean a fraction obtained by dividing (A) the Top-Up Amount (expressed in dollars) by (B) the Average Closing Price.

      (ii) Colonial shall take all corporate actions necessary to reserve for issuance a sufficient number of Colonial Common Shares for delivery upon the exercise of the Assumed Options. As soon as practicable after the Effective Time, Colonial shall deliver to the holders of Cornerstone Stock Options appropriate notices setting forth such holders’ rights pursuant to Colonial’s stock option plans and the agreements evidencing the grants of such Assumed Options and that such Assumed Options shall continue in effect on the same terms and conditions as the Cornerstone Stock Options (subject to the adjustment set forth in this Section 5.8(c)). Colonial shall, within ten days following the Effective Time, file or shall have filed, and shall keep current a Registration Statement on Form S-8 or other appropriate registration statement for so long as any of the Assumed Options remain outstanding.

      (d) Withholding. To the extent required by applicable law, Cornerstone shall require each employee who exercises a Cornerstone Stock Option or who receives Cornerstone Common Shares pursuant to any existing commitment to pay to Cornerstone in cash or Cornerstone Common Shares an amount sufficient to satisfy in full Cornerstone’s obligation to withhold Taxes incurred by reason of such exercise or issuance (unless and to the extent such withholding is satisfied pursuant to the provision regarding withholding in Section 1.13(c)).

      5.9     Indemnification.

      (a) From and after the Effective Time, Colonial and Colonial Partnership (collectively, the “Indemnifying Parties”) shall provide exculpation and indemnification for each individual who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time of the Merger, an officer or director of Cornerstone or any Cornerstone Subsidiary (the “Indemnified Parties”) which is the same as the exculpation and indemnification (including any applicable provisions for payment) provided to the Indemnified Parties by Cornerstone and the Cornerstone Subsidiaries immediately prior to the Effective Time of the Merger in its charter, bylaws or in its partnership, operating or similar agreement, as in effect on the date hereof. Immediately prior to the Effective Time of the Merger, Colonial shall cause Colonial Partnership to execute an irrevocable assumption of its obligations (in form and substance reasonably satisfactory to Cornerstone) as an Indemnifying Party set forth in this Section 5.9.

      (b) In addition to the rights provided in Section 5.9(a) above, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any action by or on behalf of any or all security holders of Cornerstone or Colonial, or by or in the right of Cornerstone or Colonial, or any claim, action, suit, proceeding or investigation in which any individual who is now, or has been, at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, an Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was an officer or director of Cornerstone or any of the Cornerstone Subsidiaries or any action or omission by such individual in his capacity as an officer or director, or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith or the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time of the Merger, the Indemnifying Parties shall, from and after the Effective Time of the Merger, indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, liabilities, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in accordance herewith in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Any Indemnified Party proposing to assert the right to be indemnified under this Section 5.9(b) shall, promptly after receipt of notice of commencement of any action against such Indemnified Party in respect of which a claim is to be made under this Section 5.9(b) against the Indemnifying Parties, notify the Indemnifying Parties of the commencement of such action, enclosing a copy of all papers served; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify materially prejudices the Indemnifying Parties’ ability to defend such claim, action, suit, proceeding or investigation; and provided further, however, that, in the case of any action that is known by an Indemnified Party to be pending prior to the Effective Time of the Merger, notification pursuant to this Section 5.9(b) shall be given by such Indemnified Party to Colonial prior to such Effective Time. If any such action is brought against any of the Indemnified Parties and such Indemnified Party notifies the Indemnifying Parties of its commencement, the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnified Parties promptly after receiving notice of the commencement of the action from the Indemnified Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnified Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnified Parties for any legal or other expenses except as provided below. If the Indemnifying Parties assume the defense, the Indemnifying Parties shall have the right to settle such action without the consent of the Indemnified Parties; provided, however, that the Indemnifying Parties shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission of wrongdoing on the part of the Indemnified Parties or any decree or restriction on the Indemnified Parties; provided further, however, that no Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnified Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such action. The Indemnified Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnified Parties unless (i) the employment of counsel by the Indemnified Parties has been authorized in writing by the Indemnifying Parties, (ii) the Indemnified Parties have reasonably concluded (based on written advice of counsel to the Indemnified Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to the Indemnifying Parties, (iii) a conflict or potential conflict exists (based on written advice of counsel to the Indemnified Parties) between the Indemnified Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnified Parties) or (iv) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action from the Indemnified Parties, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties and shall promptly be paid by each Indemnifying Party as they become due and payable in advance of the final disposition of the claim, action, suit, proceeding or investigation to the fullest extent and in the manner permitted by law; provided, however, that in no event shall any contingent fee arrangement be considered reasonable. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnified Party to repay any expenses advanced if it shall ultimately be determined by a court of competent jurisdiction that the Indemnified Party is not entitled to be indemnified against such expense because such indemnification is prohibited by applicable law, and such determination shall have become final and non-appealable. It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such Indemnified Parties unless (a) the employment of more than one counsel has been authorized in writing by the Indemnifying Parties, (b) any of the Indemnified Parties have reasonably concluded (based on written advice of counsel to the Indemnified Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to other Indemnified Parties or (c) a conflict or potential conflict exists (based on written advice of counsel to the Indemnified Parties) between any of the Indemnified Parties and the other Indemnified Parties, in each case of which the Indemnifying Parties shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels. Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent and (ii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnified Parties shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto.

      (c) Prior to the Effective Time of the Merger, Cornerstone shall purchase a non-cancelable extended reporting period endorsement under Cornerstone’s existing directors’ and officers’ liability insurance coverage for Cornerstone’s directors and officers in the substantially the same form as presently maintained by Cornerstone, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by Cornerstone.

      (d) This Section 5.9 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties, the Indemnified Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of Colonial and Colonial Partnership. Each of the Indemnified Parties and the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.9 and Colonial and Colonial Partnership acknowledge and agree that each Indemnified Party and Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party or such Indemnified Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section 5.9.

      (e) If Colonial or Colonial Partnership or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.9, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

      5.10     Declaration of Dividends and Distributions. From and after the date of this Agreement, neither Cornerstone nor Colonial shall make any dividend or distribution to its respective shareholders without the prior written consent of the other party; provided, however, the written consent of the other party shall not be required for the authorization and payment of (a) distributions at their respective stated dividend or distribution rates with respect to Colonial Preferred Shares or Cornerstone Series A Preferred Shares, (b) subject to the immediately following paragraph, quarterly distributions with respect to the Cornerstone Common Shares of up to $0.20 per share during the quarter ending March 31, 2005 and for each quarter thereafter, and (c) quarterly distributions with respect to the Colonial Common Shares of up to $0.67 per share during the quarter ending December 31, 2004 and up to $0.675 per share during each quarter thereafter; provided, however, the record date for each distribution with respect to the Cornerstone Common Shares shall be the same date as the record date for the quarterly distribution for the Colonial Common Shares, as provided to Cornerstone by notice not less than twenty (20) days prior to the record date for any quarterly Colonial distribution. From and after the date of this Agreement, Cornerstone Partnership shall not make any distribution to the holders of Cornerstone OP Units except distributions required under the Cornerstone Partnership Agreement based on the dividend per share of Cornerstone Common Shares permitted pursuant to this Section 5.10, with the same record and payment dates as such dividend on the Cornerstone Common Shares.

      Unless Cornerstone shall have advised Colonial in writing that no IRS Agreement (as defined herein) shall be requested pursuant to Section 5.16 (and that an opinion as to the qualification of Cornerstone as a REIT satisfying the conditions of Section 6.2(d) herein is contemporaneously delivered to Colonial), then, notwithstanding anything to contrary contained in this Section 5.10, Cornerstone shall not make any dividend or distribution to its holders of Cornerstone Common Shares, except as set forth below to satisfy the Deficiency Dividend Amount (as defined below), until Cornerstone shall have obtained the IRS Agreement contemplated by Section 5.16 and all matters covered by the request for such IRS Agreement shall have been resolved in such IRS Agreement. If Cornerstone shall have obtained an IRS Agreement that requires the payment of a “deficiency dividend” (within the meaning of Section 860 of the Code) (a “Deficiency Dividend,” and the amount of all Deficiency Dividends under the IRS Agreement, the “Deficiency Dividend Amount”), whether or not such IRS Agreement resolves all matters covered by such request, then Cornerstone shall (i) not make any dividend or distribution to its holders of Cornerstone Common Shares, except as provided in clause (ii) below, and (ii)(A) first, to the extent not already contemplated by such IRS Agreement, seek an additional IRS Agreement to have distributions paid to holders of Cornerstone Common Shares during the year ended December 31, 2004 that otherwise would not be treated as dividends for federal income tax purposes recharacterized by the IRS as a “deficiency dividend” in satisfaction of the Deficiency Dividend Amount, unless Cornerstone, after good faith consultation with Colonial, reasonably determines that it is likely that such additional IRS Agreement cannot be obtained, (B) second, to the extent the preceding clause (A) does not satisfy the Deficiency Dividend Amount, declare and make quarterly distributions to holders of Cornerstone Common Shares of up to $0.20 per share for each quarter after the quarter ending December 31, 2004 in satisfaction of the Deficiency Dividend Amount (provided that, no portion of the quarterly distribution shall be treated as having satisfied the Deficiency Dividend Amount if, and to the extent, that such treatment would result in Cornerstone being required to pay a Final Closing Dividend (that is, a dividend either to satisfy the requirements of Section 857(a)(1) of the Code for the taxable year of Cornerstone ending at the Effective Time of the Merger and/or December 31, 2004 and/or a dividend to avoid the payment of any Tax with respect to undistributed income or gain for either such year)), and (C) third,to the extent the preceding clause (B) does not satisfy the Deficiency Dividend Amount, declare and make a distribution (the “Closing Deficiency Dividend”) to holders of Cornerstone Common Shares, the record date for which shall be no later than the close of business on the sixth business day prior to the Effective Time of the Merger, in an amount equal to the Deficiency Dividend Amount not satisfied by the preceding clauses (A) and (B) (such amount, the “Closing Dividend Deficiency Amount”) (any distributions payable under this clause (C) to holders of Cornerstone Common Shares shall be paid on the third business day immediately preceding the Closing Date, unless otherwise required by the IRS Agreement). For any distribution required by the preceding clause (B), the record date for each distribution with respect to the Cornerstone Common Shares shall be the same date as the record date for the quarterly distribution for the Colonial Common Shares, as provided to Cornerstone by notice not less than twenty (20) days prior to the record date for any quarterly Colonial distribution; provided, however, that if Cornerstone shall have deferred the payment of any regular quarterly distribution pursuant to this paragraph and Colonial shall have made a distribution for the corresponding quarter, then Cornerstone shall be permitted to make the record date for its quarterly distribution described in the preceding clause (B) prior to the record date for the next succeeding Colonial quarterly distribution.

      The foregoing restrictions shall not apply, however, to the extent a distribution (or an increase in a distribution) by Cornerstone or Colonial is necessary for Cornerstone or Colonial to maintain REIT status, avoid the incurrence of any taxes under Section 857 of the Code, avoid the imposition of any excise taxes under Section 4981 of the Code, or avoid the need to make one or more extraordinary or disproportionately larger distributions to meet any of the three preceding objectives. Notwithstanding the foregoing, in the event that any prior dividends or distributions of Cornerstone have been treated as being in satisfaction of the Dividend Deficiency Amount but not as part of the Closing Deficiency Dividend Amount and Cornerstone would be required to pay a dividend or distribution that is described in the preceding sentence, then an amount equal to the lesser of such dividend or distribution described in the preceding sentence or the amount of prior dividends or distributions of Cornerstone that have been treated as being in satisfaction of the Dividend Deficiency Amount shall be treated as a Closing Deficiency Dividend Amount and not as a dividend or distribution within the scope of the preceding sentence.

      5.11     Notices. Colonial shall provide such notice to its preferred shareholders of the Merger as may be required under Alabama law or the Colonial Declaration of Trust.

      5.12     Resignations and Existing Agreements with Certain Cornerstone Executives.

      (a) On the Closing Date, Cornerstone shall cause the directors and officers of Cornerstone and of each of the Cornerstone Subsidiaries to submit their resignations from such positions, effective as of the Effective Time of the Merger, provided, however, that in no event shall any such resignations be deemed to be a termination of employment as a common-law employee of Cornerstone for purposes of any severance, stock option, change in control, or other Employee Plan, contract entitlement or arrangement, except as provided in Section 5.12(b) of the Agreement.

      (b) Colonial and Colonial Merger Sub hereby acknowledge and agree that (i) the Closing will be considered a “Change in Control” under the Change in Control Agreements between Cornerstone and Messrs. Knight, Olander, Remppies and Carneal (the “CIC Agreements”), and (ii) for all purposes under the CIC Agreements and the Employment Agreements between Cornerstone and Messrs. Knight and Olander (the “Employment Agreements”), the resignations of Messrs. Knight, Olander, Remppies and Carneal as set forth in Section 5.12(a) of the Agreement will be considered a termination by the Company other than for cause (as those terms are defined under the CIC Agreements and the Employment Agreements). Effective as of the Effective Time, Colonial Merger Sub hereby assumes the CIC Agreements with Messrs. Knight, Olander, Remppies and Carneal. Messrs. Knight, Olander, Remppies and Carneal shall be entitled to all rights and benefits under their respective CIC Agreements, and, as of the Closing Date, Cornerstone will pay a lump sum amount to each of Messrs. Knight and Olander equal to their salaries under their respective Employment Agreements for the period between the Closing Date and the end of the term of each such Employment Agreement for settlement of Cornerstone’s obligations under such Employment Agreement.

      5.13     Pre-Closing Reorganization Transactions.

      (a) Cornerstone shall cause Cornerstone Partnership to distribute to Cornerstone all of Cornerstone Partnership’s ownership interests in CRIT-Legacy, Inc. and shall cause CRIT-Legacy, Inc. to convert or merge into a limited liability company that will be disregarded as an entity separate from its owner for federal income tax purposes within the meaning of Treas. Reg. Section 301.7701-3.

      (b) Cornerstone shall sell, transfer or otherwise dispose of (but not liquidate) all of its interest in Apple Residential Management Group, Inc. and Apple Residential Advisors, Inc.

      (c) Cornerstone shall cause each of the “qualified REIT subsidiaries” and other entities listed on Schedule 5.13 to the Cornerstone Disclosure Letter either (i) to be converted or merged into a limited liability company in which Cornerstone is the sole member and that will be disregarded as an entity separate from its owner for federal income tax purposes within the meaning of Treas. Reg. Section 301.7701-3 or (ii) to be liquidated. Cornerstone shall allow Colonial to choose whether to apply clause (i) or clause (ii) of the preceding sentence to any particular entity. Such choice shall be made in the sole and absolute discretion of Colonial.

      (d) Consistent with Cornerstone’s obligations under Section 5.3(a), Cornerstone shall use commercially reasonable efforts to obtain all consents necessary to consummate the transactions referred to in Sections 5.13(a), 5.13(b) and 5.13(c) (such transactions are referred to herein as the “Pre-Closing Reorganization Transactions”) prior to the Effective Time. In the event that all such consents shall not have been obtained prior to the Effective Time, then (i) Cornerstone shall, upon the written request of Colonial, nevertheless cause each of the Pre-Closing Reorganization Transactions to be consummated within the two business days prior to the Closing Date and (ii) if Colonial shall have provided the written request of Colonial set forth in clause (i), the failure to obtain all consents necessary to consummate the Pre-Closing Reorganization Transactions may not be asserted by Cornerstone as the factual basis for any of the conditions set forth in Sections 6.3(a), 6.3(c) and 6.3(f) or by Colonial as the factual basis for any of the conditions set forth in Sections 6.2(a), 6.2(c) or 6.2(g).

      5.14     [Intentionally omitted].

      5.15     Redemption of Cornerstone Series A Preferred Shares. As soon as reasonably practicable following the date hereof, Cornerstone shall mail a notice of redemption to all holders of record of Cornerstone Series A Preferred Shares which fixes a date not less than 30 days from the date of such mailing on which Cornerstone will redeem all outstanding Cornerstone Series A Preferred Shares in accordance with Section 9.4 of the Cornerstone Articles (the “Cornerstone Series A Redemption Date”). On the Cornerstone Series A Redemption Date, Cornerstone shall redeem all outstanding Cornerstone Series A Preferred Shares at the cash redemption price set forth in, and otherwise in accordance with, the terms of Section 9.4 of the Cornerstone Articles.

      5.16     IRS Agreements.

      (a) Cornerstone shall use commercially reasonable efforts to seek an appropriate closing agreement, private letter ruling, determination letter or such other agreement described in Treas. Reg. Sec. 1.860-2(b)(1)(ii) from the IRS (an “IRS Agreement”) resolving those matters identified on Schedule 5.16 of the Cornerstone Disclosure Schedule and any other matters heretofore or hereafter identified by Cornerstone as requiring resolution through an IRS Agreement in order for (x) Cornerstone to comply with (or, in the case of a condition, satisfy) Sections 2.6, 2.14, 4.1(f), 4.1(g), 4.1(i), 5.1(b) and 6.2(d)(i) or (y) Colonial to comply with its obligations set forth in Section 5.1(b)(ii). Cornerstone shall (and shall cause the counsel representing Cornerstone in such matter to) (i) consult with Colonial regarding the application for and negotiation of such IRS Agreement, (ii) use commercially reasonable efforts to permit Colonial’s designated counsel to attend meetings or telephone calls with the IRS scheduled by the IRS or Cornerstone (or Cornerstone’s counsel) regarding any such IRS Agreement, and (iii) provide Colonial with copies of, and the right to comment on, any written materials regarding such IRS Agreement prior to submission to the IRS; provided, however, that Colonial’s rights under this Section 5.16 shall not be permitted to unduly delay or impede Cornerstone from obtaining such IRS Agreement. Notwithstanding anything to the contrary contained herein, Cornerstone shall not, without the prior written consent of Colonial, enter into any IRS Agreement providing for any obligation of Cornerstone or any Cornerstone Subsidiary other than the payment in cash of a Deficiency Dividend to holders of Cornerstone Common Shares or of amounts that would constitute Section 5.16 Expenses or Section 5.16 Interest/Penalties. The seeking of or entering into any IRS Agreement meeting the requirements of this Section 5.16 (or any resulting Dividend Deficiency Amount, Section 5.16 Expenses Amount or Section 5.16 Interest/Penalties Amount) shall not constitute a circumstance, event, occurrence, change or effect that would constitute a Cornerstone Material Adverse Effect.

      (b) Cornerstone and Colonial shall each maintain accurate records of all third party costs and expenses required in connection with the matters described in this Section 5.16 (including (i) all incremental costs and expenses attributable to the matters that are the subject of this Section 5.16 incurred in connection with this Agreement, the Form S-4 and any Form 8-K’s or other public communications in connection herewith and (ii) all costs and expenses described in this sentence incurred by Cornerstone and Colonial prior to the date hereof) (collectively, the “Section 5.16 Expenses”). Cornerstone and Colonial shall each provide to the other (i) an itemized calculation of all Section 5.16 Expenses incurred by such party as of a date not more than three days prior to the effectiveness of the Form S-4 and (ii) its reasonable estimate of the remaining Section 5.16 Expenses it will incur in connection with the resolution of any request for an IRS Agreement. The aggregate amount of all Section 5.16 Expenses of both Cornerstone and Colonial is referred to herein as the “Section 5.16 Expenses Amount.”

      (c) If Cornerstone shall have obtained an IRS Agreement pursuant to this Section 5.16 requiring the payment of any amount to the IRS, whether denominated as taxes, a payment in lieu of taxes, a penalty, or interest (including, without limitation, the interest payment required under Section 860 of the Code) (collectively, the “Section 5.16 Interest/Penalties”), Cornerstone shall pay such Section 5.16 Interest/Penalties in accordance with the IRS Agreement and provide Colonial evidence of such payment. Without limiting the foregoing, the Section 5.16 Interest/Penalties also shall include any amount payable to any state or local taxing authority as a result of the matters covered by the IRS Agreement. The aggregate amount of all Section 5.16 Interest/Penalties is referred to herein as the “Section 5.16 Interest/Penalties Amount.”

ARTICLE 6

CONDITIONS

      6.1     Conditions to Each Party’s Obligation to Effect the Merger. The obligations of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

      (a) Shareholder Approvals. The Shareholder Approvals shall have been obtained.

      (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger, under the HSR Act, if applicable to the Merger, shall have expired or been terminated.

      (c) Listing of Shares. The NYSE shall have approved for listing the Colonial Common Shares and Colonial Series E Preferred Depositary Shares to be issued in the Merger and the Colonial Common Shares to be issued upon exercise of the Assumed Options, in each case subject to official notice of issuance.

      (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

      (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

      (f) Blue Sky Laws. Colonial shall have received all state securities or “blue sky” permits and other authorizations necessary to issue the Colonial Common Shares and Colonial Series E Preferred Depositary Shares issuable in the Merger.

      6.2     Conditions to Obligations of Colonial and Colonial Merger Sub. The obligations of Colonial and Colonial Merger Sub to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Colonial:

      (a) Representations and Warranties. Each of the representations and warranties of Cornerstone set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Cornerstone Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Cornerstone Material Adverse Effect; and Colonial shall have received a certificate (which certificate may be qualified by “knowledge” to the same extent as the representations and warranties of Cornerstone contained herein are so qualified) signed on behalf of Cornerstone by the chief executive officer or the chief financial officer of Cornerstone, in such capacity, to such effect.

      (b) Performance of Obligations of Cornerstone. Cornerstone shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Colonial shall have received a certificate signed on behalf of Cornerstone by the chief executive officer or the chief financial officer of Cornerstone, in such capacity, to such effect.

      (c) Material Adverse Effect. Since the date of this Agreement, there shall have been no Cornerstone Material Adverse Effect and Colonial shall have received a certificate of the chief executive officer or chief financial officer of Cornerstone, in such capacity, certifying to such effect.

      (d) Tax Opinions Relating to REIT Status and Partnership Status. Colonial shall have received (i) an opinion of McGuireWoods LLP or other counsel to Cornerstone reasonably satisfactory to Colonial, dated as of the Closing Date, to the effect that, commencing with its taxable year ended December 31, 1999, Cornerstone was organized and has operated in conformity with the requirements for qualification as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations, and with such additional exceptions, assumptions, qualifications and representations as are set forth in writing and are reasonably satisfactory to Colonial), and (ii) an opinion of Hogan & Hartson L.L.P. or other counsel to Colonial reasonably satisfactory to Cornerstone, dated as of the Closing Date, to the effect that, commencing with its taxable year ended December 31, 1999, Colonial was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, Colonial’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations, and with such additional exceptions, assumptions, qualifications and representations as are set forth in writing and are reasonably satisfactory to Colonial).

      (e) Tax Opinion Relating to the Merger. Colonial shall have received an opinion dated the Closing Date from Hogan & Hartson L.L.P. or other counsel reasonably satisfactory to Colonial, based upon customary exceptions, assumptions, qualifications, certificates and letters, which customary exceptions, assumptions, qualifications, letters and certificates are to be in a form to be agreed upon by the parties and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code (but such opinion need not conclude that the receipt of the Colonial Series E Preferred Depositary Shares in the Merger will qualify for the nonrecognition of gain).

      (f) Nonsolicitation Agreements. Each of Glade M. Knight, S.J. Olander, Jr. and David L. Carneal shall have entered into nonsolicitation agreements substantially in the form set forth on Exhibit D.

      (g) Consents. All consents and waivers (including, without limitation, waivers of rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not reasonably be expected to result, individually or in the aggregate, in a Colonial Material Adverse Effect (after giving effect to the Merger) or a Cornerstone Material Adverse Effect.

      (h) Redemption. Cornerstone shall have redeemed all outstanding Cornerstone Series A Preferred Shares for the redemption price set forth in the Cornerstone Articles, and there shall be no Cornerstone Series A Preferred Shares outstanding.

      (i) Pre-Closing Reorganization Transactions. The Pre-Closing Reorganization Transactions shall have been consummated.

      (j) IRS Agreement. Cornerstone shall have submitted to the IRS a request for an IRS Agreement pursuant to Section 5.16 and shall have obtained such IRS Agreement, and all matters covered by such request shall have been resolved in such IRS Agreement in a manner that is reasonably satisfactory to Colonial.

      6.3     Conditions to Obligations of Cornerstone. The obligations of Cornerstone to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by Cornerstone:

      (a) Representations and Warranties. Each of the representations and warranties of Colonial and Colonial Merger Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Colonial Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Colonial Material Adverse Effect; and Cornerstone shall have received a certificate (which certificate may be qualified by “knowledge” to the same extent as the representations and warranties of Colonial and Colonial Merger Sub contained herein are so qualified) signed on behalf of Colonial by the chief executive officer or the chief financial officer of Colonial, in such capacity, to such effect.

      (b) Performance of Obligations of Colonial. Colonial and Colonial Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Cornerstone shall have received a certificate of Colonial signed on behalf of Colonial by the chief executive officer or the chief financial officer of Colonial, in such capacity, to such effect.

      (c) Material Adverse Effect. Since the date of this Agreement, there shall have been no Colonial Material Adverse Effect and Cornerstone shall have received a certificate of the chief executive officer or the chief financial officer of Colonial, in such capacity, certifying to such effect.

      (d) Tax Opinions Relating to REIT Status. Cornerstone shall have received the opinion of Hogan & Hartson L.L.P. or other counsel to Colonial reasonably satisfactory to Cornerstone, dated as of the Closing Date, that, commencing with its taxable year ended December 31, 1999, Colonial was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, Colonial’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations, and with such additional exceptions, assumptions, qualifications and representations as are set forth in writing and are reasonably satisfactory to Cornerstone).

      (e) Tax Opinion Relating to the Merger. Cornerstone shall have received an opinion dated the Closing Date from McGuireWoods LLP or other counsel reasonably satisfactory to Cornerstone, based upon customary exceptions, assumptions, qualifications, certificates and letters, which customary exceptions, assumptions, qualifications, letters and certificates are to be in a form to be agreed upon by the parties and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code (but such opinion need not conclude that the receipt of the Colonial Series E Preferred Depositary Shares in the Merger will qualify for the nonrecognition of gain).

      (f) Consents. All consents and waivers (including, without limitation, waivers or rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a Colonial Material Adverse Effect (after giving effect to the Merger).

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

      7.1     Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether such action occurs before or after the Shareholder Approvals are obtained:

      (a) by mutual written consent duly authorized by the Board of Trustees of Colonial and the Board of Directors of Cornerstone;

      (b) by Colonial, (i) upon a breach of or failure to perform any covenant, obligation or agreement on the part of Cornerstone set forth in this Agreement, or (ii) upon a breach of or in the event that any representation or warranty of Cornerstone is or shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by the Outside Date (as defined herein) (or as otherwise extended);

      (c) by Cornerstone, (i) upon a breach of or failure to perform any covenant, obligation or agreement on the part of Colonial set forth in this Agreement, or (ii) upon a breach of or in the event that any representation or warranty of Colonial or Colonial Merger Sub is or shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by the Outside Date (or as otherwise extended);

      (d) by either Colonial or Cornerstone, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and non-appealable;

      (e) by either Colonial or Cornerstone, if the Merger shall not have been consummated before the Outside Date; provided, however, that a party may not terminate pursuant to this clause (e) if the terminating party shall have breached in any material respect its obligations under this Agreement in any manner that shall have caused the Merger not to have been consummated by such date;

      (f) by either Colonial or Cornerstone (unless Cornerstone is in breach in any material respect of its obligations under Section 5.1) if, upon a vote at a duly held Cornerstone Shareholders Meeting or any adjournment thereof, the Cornerstone Shareholder Approval shall not have been obtained as contemplated by Section 5.1;

      (g) by either Cornerstone or Colonial (unless Colonial is in breach in any material respect of its obligations under Section 5.1) if, upon a vote at a duly held Colonial Shareholders Meeting or any adjournment thereof, the Colonial Shareholder Approval shall not have been obtained as contemplated by Section 5.1;

      (h) by Cornerstone (i) if the Board of Directors of Cornerstone shall have withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to Colonial its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Superior Acquisition Proposal, or, (ii) in order to enter into a binding written agreement with respect to a Superior Acquisition Proposal, provided that, in each case, Cornerstone shall not be in material breach of the terms of Section 4.3 and termination pursuant to this Section 7.1(h) shall not be effective until such time as Cornerstone shall have paid to Colonial Partnership the Break-Up Fee (as defined herein) as provided by Section 7.2 hereof;

      (i) by Colonial, if (i) the Board of Directors of Cornerstone shall have failed to recommend or withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to Colonial its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Superior Acquisition Proposal or (ii) following the announcement or receipt of an Acquisition Proposal, Cornerstone shall have failed to call the Cornerstone Shareholders Meeting in accordance with Section 5.1(b) or failed to prepare and mail to its shareholders the Joint Proxy Statement in accordance with Section 5.1(a) or 5.1(b);

      (j) by Cornerstone, if the Average Closing Price of Colonial Common Shares is less than $31.00 and Cornerstone shall have given Colonial, within three business days after the end of the 20-Trading Day period during which the Average Closing Price is determined, written notice of Cornerstone’s election to terminate this Agreement pursuant to this Section 7.1(j), which election shall be irrevocable (unless Colonial shall have consented otherwise in writing) and shall be effective on the fifth business day following receipt by Colonial of such termination notice, unless during such five business day period Colonial shall have elected by notice in writing to Cornerstone (the “Top-Up Notice”) to pay additional consideration (the “Top-Up Amount”) consisting of cash, Colonial Common Shares, or a combination thereof, as specified in the Top-Up Notice, equal in value to $31.00 minus the Average Closing Price of Colonial Common Shares (with the value of any Colonial Common Shares included in the Top-Amount being equal to the Average Closing Price) with respect to each Colonial Common Share issuable in exchange for Cornerstone Common Shares in the Merger pursuant to Section 1.8(a)(ii) or 1.10(b);

      (k) by Colonial, if the Average Closing Price of Colonial Common Shares is greater than $49.00; and

      (l) by Colonial, if the Closing Adjustment Amount (excluding any portion of the Section 5.16 Expenses Amount incurred by Colonial) exceeds $60,000,000.

For purposes of this Section 7.1, the term “Outside Date” shall mean April 30, 2005; provided that the Outside Date shall be extended by the number of days after January 1, 2005 until the date on which both of the following shall have occurred: (x) Cornerstone shall have received an IRS Agreement meeting the condition set forth in Section 6.2(j) and (y) the parties shall have received all necessary consents for the filing of the Form S-4; provided, further, that the Outside Date shall be no later than June 30, 2005.

      7.2     Certain Fees and Expenses. If this Agreement shall be terminated (i) pursuant to Section 7.1(h) or 7.1(i)(i), then Cornerstone theretofore or thereupon shall pay to Colonial Partnership a fee equal to the Break-Up Fee, or (ii) pursuant to Section 7.1(b), 7.1(e) (if, at the time of such termination, the condition set forth in Section 6.2(j) shall not have been satisfied), 7.1(f) and 7.1(l), then Cornerstone shall pay to Colonial Partnership (provided that Cornerstone was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) an amount equal to the Break-Up Expenses (as defined herein). If this Agreement shall be terminated pursuant to Section 7.1(c), 7.1(g) or 7.1(k), then Colonial shall pay to Cornerstone (provided that Colonial was not entitled to terminate this Agreement pursuant to Section 7.1(b) at the time of such termination) an amount equal to the Break-Up Expenses. If this Agreement shall be terminated pursuant to Section 7.1(b), 7.1(d) (if primarily resulting from any action or inaction of Cornerstone or any Cornerstone Subsidiary), 7.1(e) (if such termination is by Cornerstone), 7.1(f) or 7.1(i)(ii) and prior to the time of such termination an Acquisition Proposal (but substituting 25% for 10% in the definition thereof) has been received by Cornerstone, and either prior to the termination of this Agreement or within twelve (12) months thereafter, Cornerstone (or Cornerstone Partnership or any Cornerstone Subsidiary) enters into any written agreement to consummate a transaction or series of transactions which, had such agreement been proposed or negotiated during the term of this Agreement, would have constituted an Acquisition Proposal (but substituting 25% for 10% in the definition thereof) pursuant to Section 4.3 (each, a “Cornerstone Acquisition Agreement”), which is subsequently consummated (and which, (x) in the case of a termination pursuant to Section 7.1(e) or 7.1(f), relates to the same Acquisition Proposal that had been received at the time of termination of this Agreement and (y) in the case of a termination pursuant to Section 7.1(b), 7.1(d) or 7.1(i)(ii), relates to any Acquisition Proposal, whether or not such Acquisition Proposal is the Acquisition Proposal that had been received at the time of the termination of this Agreement), then Cornerstone shall pay the Break-Up Fee to Colonial Partnership.

      Notwithstanding anything to the contrary in this Agreement, the parties hereto expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Break-Up Fee is payable in accordance with this Section 7.2 (other than a termination by Colonial pursuant to Section 7.1(b) by reason of a willful or intentional breach of this Agreement by Cornerstone), the payment of the Break-Up Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which Colonial and Colonial Merger Sub would otherwise be entitled to assert against Cornerstone or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or shareholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Colonial or Colonial Merger Sub. Except for nonpayment of the amounts set forth in Section 7.2, the parties hereby agree that, upon termination of this Agreement in circumstances where the Break-Up Fee is payable in accordance with this Section 7.2 (other than a termination by Colonial pursuant to Section 7.1(b) by reason of a willful or intentional breach of this Agreement by Cornerstone), in no event shall Colonial or Colonial Merger Sub (i) seek to obtain any recovery or judgment against Cornerstone or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or shareholders, or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

      The Break-Up Fee shall be paid by Cornerstone to Colonial Partnership, or the Break-Up Expenses shall be paid by Cornerstone to Colonial Partnership or Colonial to Cornerstone (as applicable), in immediately available funds within two (2) business days after the date the event giving rise to the obligation to make such payment occurred (except as otherwise provided in Section 7.1(h)). The parties hereto acknowledge that the agreements contained in this Section 7.2 are integral parts of this Agreement; accordingly, if (i) Cornerstone fails to promptly pay the Break-Up Fee or Break-Up Expenses due pursuant to this Section 7.2 and, in order to obtain payment, Colonial commences a suit which results in a judgment against Cornerstone for any amounts owed pursuant to this Section 7.2, Cornerstone shall pay to Colonial its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount owed at the rate on six-month U.S. Treasury obligations in effect on the date such payment was required to be made plus 300 basis points, or (ii) Colonial fails to promptly pay the Break-Up Expenses due pursuant to this Section 7.2 and, in order to obtain payment, Cornerstone commences a suit which results in a judgment against Colonial for any amounts owed pursuant to this Section 7.2, Colonial shall pay to Cornerstone its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount owed at the rate on six-month U.S. Treasury obligations in effect on the date such payment was required to be made plus 300 basis points.

      As used in this Agreement, “Break-Up Fee” shall be an amount equal to the lesser of (i) $20 million less Break-Up Expenses paid or payable under this Section 7.2 (the “Base Amount”) and (ii) the sum of (A) the maximum amount that can be paid to Colonial Partnership without causing Colonial to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by independent accountants to Colonial, and (B) in the event Colonial receives a letter from outside counsel (the “Break-Up Fee Tax Opinion”) indicating that

Colonial has received a ruling from the IRS holding that Colonial Partnership’s receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income of Colonial within the meaning of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) or that the receipt by Colonial Partnership of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. Cornerstone’s obligation to pay any unpaid portion of the Break-Up Fee shall terminate three years from the date of this Agreement. In the event that Colonial Partnership is not able to receive the full Base Amount, Cornerstone shall place the unpaid amount in escrow and shall not release any portion thereof to Colonial Partnership unless and until Cornerstone receives one or both of the following: (i) a letter from Colonial’s independent accountants indicating the maximum amount that can be paid at that time to Colonial Partnership without causing Colonial to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in either of which events Cornerstone shall pay to Colonial Partnership the unpaid Base Amount or, if less and either there is no Break-up Fee Tax Opinion or the ruling described in the Break-Up Fee Tax Opinion does not hold that the Base Amount either would constitute Qualifying Income or would be excluded from gross income for purposes of the REIT Requirements, the maximum amount stated in the letter referred to in (i) above. Subject to satisfaction of the conditions set forth in the immediately preceding sentence, there is no limitation on the number of distributions that can be made from the escrow prior to the third anniversary of the date of this Agreement.

      The “Break-Up Expenses” payable to Colonial Partnership or Cornerstone, as the case may be (the “Recipient”), shall be an amount equal to the lesser of (i) $3 million or (ii) the Recipient’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys’, accountants’ and investment bankers’ fees and expenses); provided, however that if this Agreement is terminated pursuant to (x) Section 7.1(e) and, at the time of such termination, the condition set forth in Section 6.2(j) shall not have been satisfied, or (y) Section 7.1(l), then (in either case) “Break-Up Expenses” shall be calculated with $7.5 million replacing $3 million as the maximum amount of the Break-Up Expenses set forth in clause (i). If the Break-Up Expenses payable to the Recipient exceed the maximum amount that can be paid to the Recipient without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Recipient (the “Maximum Amount”), the amount initially payable to the Recipient shall be limited to the Maximum Amount. If, however, within the three-year period commencing on the date of this Agreement, the Recipient receives a Break-Up Fee Tax Opinion indicating that it has received a ruling from the IRS holding that the Recipient’s receipt of the Break-Up Expenses would either constitute Qualifying Income or would be excluded from gross income of the Recipient within the meaning of the REIT Requirements or that receipt by the Recipient of the balance of the Break-Up Expenses above the Maximum Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Recipient shall be entitled to have payable to it the full amount of the Break-Up Expenses. The obligation of Colonial or Cornerstone, as applicable (“Payor”), to pay any unpaid portion of the Break-Up Expenses shall terminate three years from the date of this Agreement. In the event that the Recipient is not able to receive the full Break-Up Expenses, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Recipient unless and until the Payor receives either one or both of the following: (i) a letter from the independent accountants of Colonial or Cornerstone, as the case may be, indicating the maximum amount that can be paid at that time to the Recipient without causing it to fail to meet the REIT Requirements or (ii) a Break-Up Expense Tax Opinion, in either of which events the Payor shall pay to the Recipient the unpaid Break-Up Expenses or, if less and either there is no Break-Up Expense Tax Opinion or the ruling described in the Break-Up Expense Tax Opinion does not hold that the Base Amount either would constitute Qualifying Income or would be excluded from gross income for purposes of the REIT Requirements, the maximum amount stated in the letter referred to in (i) above. Subject to satisfaction of the conditions set forth in the immediately preceding sentence, there is no limitation on the number of distributions that can be made from the escrow prior to the third anniversary of the date of this Agreement. Colonial Partnership is an intended third party beneficiary of this Section 7.2.

      7.3     Effect of Termination. In the event of termination of this Agreement by either Cornerstone or Colonial as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Colonial, Colonial Merger Sub or Cornerstone, other than the last sentence of Section 5.2, Section 7.2, this Section 7.3 and Article 8, and except to the extent that such termination results from a material breach by any party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      7.4     Amendment. This Agreement may be amended by the parties in writing by action of the respective Board of Trustees or Board of Directors of Colonial and Cornerstone at any time before or after any Shareholder Approvals are obtained and prior to the filing of the Virginia Articles of Merger and Delaware Certificate of Merger; provided, however, that, after the Shareholder Approvals are obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of shareholders without obtaining such further approval. The parties agree to amend this Agreement in the manner provided in the immediately preceding sentence to the extent required to (a) continue the status of each party as a REIT or (b) preserve the Merger as a reorganization under Section 368(a) of the Code.

      7.5     Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE 8

GENERAL PROVISIONS

      8.1     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      8.2     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

      (a) if to Colonial or Colonial Merger Sub, to:

Colonial Properties Trust
2101 6th Avenue North
Suite 750
Birmingham, AL 35203
Attention: Thomas H. Lowder
Fax No.: 205-986-6880

      with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
Attention: J. Warren Gorrell, Jr.
Bruce W. Gilchrist
Thomas C. Morey
Fax No.: (202) 637-5910

      (b) if to Cornerstone, to:

Cornerstone Realty Income Trust, Inc.
306 E. Main St.
Richmond, VA 23219
Attention: Glade M. Knight
Fax No.: (804) 782-9302

      with a copy (which shall not constitute notice) to:

McGuireWoods LLP
901 East Cary Street
Richmond, VA 23219
Attention: David W. Robertson
Fax No.: (804) 698-2152

All notices shall be deemed given only when actually received.

      8.3     Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

      8.4     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

      8.5     Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Cornerstone Disclosure Letter, the Colonial Disclosure Letter, the Confidentiality Agreement, the Voting Agreements and the other agreements entered into in connection with the Merger (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral between the parties with respect to the subject matter of this Agreement and (b) except as provided in Section 5.9, Section 5.12 and Section 7.2 (“Third Party Provisions”), are not intended to confer upon any Person other than the parties hereto any rights or remedies.

      8.6     Governing Law. THE MERGER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATES OF DELAWARE AND VIRGINIA, AS APPLICABLE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF. EXCEPT AS PROVIDED IN THE IMMEDIATELY PRECEDING SENTENCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF VIRGINIA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

      8.7     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this

Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      8.8     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in Virginia or in any state court located in the Commonwealth of Virginia this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in Virginia or any state court located in the Commonwealth of Virginia in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

      8.9     Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      8.10     Exculpation. This Agreement shall not impose any personal liability on any shareholder, trustee, trust manager, director, officer, employee or agent of Colonial or Cornerstone, and all Persons shall look solely to the property of Colonial or Cornerstone for the payment of any claim hereunder or for the performance of this Agreement.

      8.11     Joint and Several Obligations. In each case where Colonial and Colonial Merger Sub are obligated to perform the same obligation hereunder, such obligation shall be joint and several.

      IN WITNESS WHEREOF, Colonial, Colonial Merger Sub and Cornerstone have caused this Agreement to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.

COLONIAL PROPERTIES TRUST

By:	/s/ THOMAS H. LOWDER

Thomas H. Lowder
Name: Thomas H. Lowder

Title:	Chairman of the Board,

President and Chief
Executive Officer

CLNL ACQUISITION SUB LLC

By:	/s/ THOMAS H. LOWDER

Thomas H. Lowder
Name: Thomas H. Lowder

Title:	President and Chief

Executive Officer

CORNERSTONE REALTY INCOME TRUST, INC.

By:	/s/ GLADE M. KNIGHT

Glade M. Knight
Name: Glade M. Knight

Title:	Chairman & CEO

ANNEX B
October 21, 2004

Board of Trustees

Colonial Properties Trust
2101 Sixth Avenue North
Suite 750
Birmingham, Alabama 35203

Members of the Board of Trustees:

You have requested our opinion as to the fairness from a financial point of view to Colonial Properties Trust (“Colonial”) of the Merger Consideration (as defined below) provided for in connection with the proposed merger (the “Merger”) of Cornerstone Realty Income Trust, Inc. (the “Company”) with and into CLNL Acquisition Sub LLC (“Colonial Merger Sub”). Pursuant to the terms of the draft of the Agreement and Plan of Merger, dated October 20, 2004 (the “Merger Agreement”), the Company will become a wholly owned subsidiary of Colonial, and shareholders of the Company will receive for each common share, no par value, of the Company (the “Company Common Shares”) held by them, consideration equal to 0.4200 Depositary Shares of Colonial (the “Colonial Series E Preferred Depositary Shares”) representing 1/100th of a 7.62% Series E Cumulative Redeemable Preferred Share of Beneficial Interest, par value $0.01 per share, of Colonial, 0.2584 common shares of beneficial interest, par value $0.01 per share, of Colonial (the “Colonial Common Shares”) or a combination of Colonial Series E Preferred Depositary Shares and Colonial Common Shares, as determined pursuant to the merger consideration and the election and proration provisions set forth in the Merger Agreement (the “Merger Consideration”). The terms and conditions of the Merger are more fully set out in the Merger Agreement.

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other business and financial information of Colonial and the Company, respectively;

(ii) reviewed certain internal financial statements and other financial and operating data concerning Colonial and the Company, respectively;

(iii) analyzed certain financial forecasts prepared by the managements of Colonial and the Company, respectively;

(iv) discussed the past and current operations, financial condition and prospects of Colonial with senior executives of Colonial and discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company;

(v) reviewed and discussed with senior executives of Colonial and the Company information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of Colonial;

(vi) reviewed the pro forma impact of the Merger on Colonial’s cash flow per share, consolidated capitalization and financial ratios;

(vii) reviewed and considered information prepared by senior management of Colonial and the Company, respectively relating to the relative contributions of Colonial and the Company to the combined company;

(viii) reviewed the reported prices and trading activity for the Colonial Common Shares and the Company Common Shares;

(ix) compared the financial performance of Colonial and the Company and the prices and trading activity of the Colonial Common Shares and the Company Common Shares, and compared such information with that of certain other publicly traded companies we deemed relevant;

(x) compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(xi) participated in discussions and negotiations among representatives of the Company and Colonial and their financial and legal advisors;

(xii) reviewed the Merger Agreement and certain related documents; and

(xiii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for purposes of this opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments for the future financial performance of Colonial and the Company. We have not made any independent valuation or appraisal of the assets or liabilities of Colonial or the Company and we have not been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In rendering our opinion, we have assumed that the terms and conditions of the Merger and the related transactions set forth in the final form of the Merger Agreement will not differ in any material respects from the terms set forth in the draft of the Merger Agreement reviewed by us. We have also assumed that the Merger will be consummated as provided in the Merger Agreement, with full satisfaction of all covenants and conditions and without waiver thereof.

We have acted as financial advisor to the Board of Trustees of Colonial in connection with the Merger and will receive a fee for our services, including a fee which is contingent upon rendering this opinion and an additional fee which is contingent upon the consummation of the transactions contemplated by the Merger Agreement. In the past, Banc of America Securities LLC or its affiliates have provided and may in the future provide financial advisory and financing services (including in connection with certain credit facilities currently contemplated by Colonial) for Colonial and have received or may in the future receive fees for the rendering of these services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of Colonial and the Company for our own account or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities.

It is understood that this letter is for the benefit and use of the Board of Trustees of Colonial in connection with and for the purposes of its evaluation of the Merger and is not on behalf of, and shall not confer rights or remedies upon, any person other than the Board of Trustees. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. However, this opinion may be included in its entirety in any filing made by Colonial in respect of the Merger with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form reasonably acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion does not in any manner address the prices at which the Colonial Common Shares or the Colonial Series E Preferred Depositary Shares will trade following consummation of the Merger. In addition, we express no opinion or recommendation as to how the shareholders of Colonial should vote at any shareholders’ meeting held in connection with the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Merger Consideration in the proposed Merger is fair from a financial point of view to Colonial.

Very truly yours,

/s/ Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

ANNEX C
October 25, 2004

Board of Directors

Cornerstone Realty Income Trust, Inc.
306 East Main Street
Richmond, VA 23219

Ladies and Gentlemen:

      You have asked Wachovia Capital Markets, LLC (“Wachovia Securities”) to advise you with respect to the fairness, from a financial point of view, of the Merger Consideration (as hereinafter defined) taken in the aggregate to be received by the holders of common stock, no par value (the “Cornerstone Common Shares”), of Cornerstone Realty Income Trust, Inc. (“Cornerstone”), pursuant to that certain Agreement and Plan of Merger, dated as of October 25, 2004 (the “Agreement”), among Colonial Properties Trust (“Colonial”), CLNL Acquisition Sub LLC, a wholly owned subsidiary of Colonial (“Merger Sub”) and Cornerstone.

      As more fully described in the Agreement, Cornerstone shall be merged with and into Merger Sub and the separate existence of Cornerstone shall thereupon cease (the “Merger”). Pursuant to the Merger, each Cornerstone Common Share will be converted into (i) the right to receive the sum of (A) a number of validly issued, fully paid and non-assessable common shares of beneficial interest, $.01 par value per share, of Colonial (each a “Colonial Common Share”) equal to the Common Share Conversion Rate (as defined below) and (B) under certain circumstances additional consideration in cash, Colonial Common Shares or a combination thereof (the “Top-Up Consideration”) based on the Top-Up Amount (as defined herein) or (ii) at the election of each holder of Cornerstone Common Shares a number of Depositary Shares of Colonial (each, a “Depositary Share”) each representing 1/100th of a 7.62% Series E Cumulative Redeemable Preferred Share of Beneficial Interest, $.01 par value per share, of Colonial (each a “Series E Preferred Share”) equal to the Preferred Depositary Share Conversion Rate (as defined below) (such election, together with such right to receive, the “Merger Consideration”). As referred to above, holders of Cornerstone Common Shares may elect, with respect to all or a portion of their holdings, to receive either Depositary Shares or Colonial Common Shares, subject to certain procedures and limitations set forth in the Agreement.

      For purposes of this opinion, the term (1) “Common Share Conversion Rate” means (I) 0.2584 multiplied by (II) an amount equal to (A) one minus (B) the Closing Adjustment Factor (as defined below), (2) “Preferred Share Conversion Rate” means (I) 0.4200 multiplied by (II) an amount equal to (A) one minus (B) the Closing Adjustment Factor, (3) “Closing Adjustment Factor” means the quotient obtained by dividing (I) the Closing Adjustment Amount by (II) the product of (A) the total number of Cornerstone Common Shares outstanding immediately prior to the Effective Time (as defined in the Agreement) and the net Cornerstone Option Shares (as defined in the agreement) based on the Cornerstone Stock Options (as defined in the Agreement) outstanding immediately prior to the Effective Time and (B) $10.80, (4) “Closing Adjustment Amount” means the sum of (I) the Closing Dividend Deficiency Amount (as defined in the Agreement), (II) the Section 5.16 Expenses Amount (as defined in the Agreement) in an amount not to exceed $2,000,000 and (III) the Section 5.16 Interest/ Penalties Amount (as defined in the Agreement), and (5) “Top-Up Amount” means the amount by which $31.00 exceeds the Average Closing Price (as defined in the Agreement).

      In arriving at our opinion, we have, among other things:

•	Reviewed the Agreement, including the financial terms of the Agreement;

•	Reviewed the terms of the Series E Preferred Shares;

•	Reviewed Annual Reports to Shareholders and Annual Reports on Form 10-K for Cornerstone and Colonial for the three fiscal years ended December 31, 2003;

Board of Directors
Cornerstone Realty Income Trust, Inc.
October 25, 2004

•	Reviewed certain interim reports to shareholders and Quarterly Reports on Form 10-Q for Cornerstone and Colonial;

•	Reviewed certain business, financial and other information, including financial forecasts, regarding each of Cornerstone and Colonial that was furnished to us by their respective managements, and discussed the business and prospects of Cornerstone and Colonial with their respective managements;

•	Participated in discussions and negotiations among representatives of Cornerstone and Colonial and their financial, tax and legal advisors;

•	Reviewed the reported price and trading activity for the Series C and Series D Colonial Preferred Shares, Colonial Common Shares and Cornerstone Common Shares;

•	Considered certain financial data for Cornerstone and Colonial and compared that data with similar data regarding certain other publicly traded companies that we deemed to be relevant;

•	Compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed to be relevant;

•	Considered the financial impact of the Merger on the earnings and the capitalization of Colonial; and

•	Considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that we deemed to be relevant.

      In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, legal and tax information and we have not assumed any responsibility for any independent verification of such information and have assumed such accuracy and completeness for purposes of this opinion. With respect to Cornerstone’s and Colonial’s financial forecasts, we have assumed that they have been reasonably prepared and reflect the best current estimates and judgments of management as to the future financial performance of Cornerstone and Colonial, respectively. We assume no responsibility for and express no view as to financial forecasts of either Cornerstone or Colonial or the assumptions upon which they are based. In arriving at our opinion, we have not prepared or obtained any independent evaluations or appraisals of the assets or liabilities of Cornerstone or Colonial, including any contingent liabilities.

      In rendering our opinion, we have assumed, with your consent, that the Merger contemplated by the Agreement will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions will be imposed or other actions will be taken that will have a material adverse effect on the Merger or other actions contemplated by the Agreement. In addition, in rendering our opinion, we have also assumed, with your consent, that the impact of the Section 5.16 Interest/ Penalties on the aggregate Merger Consideration would be equal to the impact of the Section 5.16 Interest/ Penalties on Cornerstone and the Cornerstone Common Stock in the event that the Merger was not completed. Our opinion is necessarily based on economic, market, financial and other conditions and the information made available to us as of the date hereof. In addition, we are expressing no opinion on any Cornerstone LP Acquisition Transaction (as defined in the Agreement). Our opinion does not address the relative merits of the Merger or other actions contemplated by the Agreement compared with any other transaction.

      Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render certain financial

Board of Directors
Cornerstone Realty Income Trust, Inc.
October 25, 2004

advisory services to the Board of Directors of Cornerstone in connection with the Agreement and will receive a fee for such services, a portion of which is payable upon consummation of the Merger.

      Please note that an affiliate of Wachovia Securities is a participating lender in a credit facility maintained by Cornerstone. In 2003, Wachovia Securities originated $50 million of mortgage loans on Cornerstone properties. In addition, Wachovia Securities maintains active equity research on Cornerstone.

      Please note that an affiliate of Wachovia Securities is a participating lender in a credit facility maintained by Colonial. In June 2004, Wachovia Securities was a co-manager in a $250 million bond offering and structured interest rate derivative securities for Colonial. In April 2003, Wachovia Securities was a lead manager on a $125 million bond offering and a co-manager on a $125 million preferred offering. In addition, Wachovia Securities maintains active equity research on Colonial. Wachovia Securities expects in the future that it and its affiliates will continue to provide such services and continue such activities. In the ordinary course of our business, we may trade in the securities of Cornerstone and Colonial for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      This opinion is solely for the information and use of the Board of Directors of Cornerstone in connection with its consideration of the Merger. Our opinion does not address the merits of the underlying decision by Cornerstone to enter into the Agreement and does not and shall not constitute a recommendation to any holder of Cornerstone Common Shares as to how such holder should vote in connection with the Agreement, make any election with respect to the transactions contemplated by the Agreement or any other matter related thereto. In addition, we are not expressing any opinion herein as to the prices at which Colonial Common Shares or Depositary Shares will trade (if and when issued in the case of the Depositary Shares). Our opinion may not be summarized, excerpted from, or otherwise publicly referred to without our prior written consent.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration taken in the aggregate to be received by holders of Cornerstone Common Shares pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Wachovia Capital Markets, LLC

WACHOVIA CAPITAL MARKETS, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Trustees and Officers

      Under the Alabama Real Estate Investment Trust Act of 1995 (the “Alabama REIT law”), a real estate investment trust formed in Alabama is permitted to eliminate, by provision in its declaration of trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. The Company’s declaration of trust includes such a provision eliminating such liability to the maximum extent permitted by the Alabama REIT law.

      The Alabama REIT law permits an Alabama real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by Sections 10-2B-8.50 to 10-2B-8.58, inclusive, of the Code of Alabama, 1975 (the “Alabama Corporate Code”) for directors, officers, employees and agents of Alabama corporations. In accordance with the Alabama Corporate Code, the Company’s bylaws require it to indemnify (a) any present or former trustee, officer or shareholder or any individual who, while a trustee, served or is serving as a trustee, officer, director or partner of another entity at the Company’s request, who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any present or former trustee or officer made a party to a proceeding by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding if (i) he conducted himself in good faith, (ii) he reasonably believed (A) in the case of conduct in his official capacity with the Company, that the conduct was in the Company’s best interest and (B) in all other cases, that the conduct was at least not opposed to its best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, provided, however, that the indemnification provided for in this clause (b) will not be available if it is established that (1) in connection with a proceeding by or in the right of the Company, he was adjudged liable to the Company, or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, he was adjudged liable on the basis that personal benefit was improperly received by him, and (c) any present or former shareholder against any claim or liability to which he may become subject by reason of such status. In addition, the Company’s bylaws require the Company to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder made a party to a proceeding by reason of such status; provided, that in the case of a trustee or officer, (i) the Company shall have received a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Company as authorized by the bylaws, (ii) the Company shall have received a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the applicable standard of conduct was not met and (iii) a determination shall have been made, in accordance with Section 8.55 of the Alabama Corporate Code, that the facts then known to those making the determination would not preclude indemnification under the provisions of the bylaws. The Company may, with the approval of the trustees, provide such indemnification and payment or reimbursement of expenses to any present or former trustee, officer or shareholder who served a predecessor of the Company and to any employee or agent of the Company or a predecessor of the Company.

      The Company has entered into indemnification agreements with each of its trustees and certain of its executive officers. Under these agreements, the Company has agreed to indemnify its trustees and certain of its executive officers to the maximum extent permitted by the Alabama Corporate Code. The Company also is obligated to pay expenses incurred by an indemnified trustee or director in establishing a right to indemnification under the respective indemnification agreement. Although the indemnification agreements offer substantially the same scope of coverage afforded by the Company’s declaration of trust and bylaws, the agreements provide greater assurance to trustees and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally by the board of trustees or by the shareholders to alter, limit or eliminate the rights they provide to the trustees and executive officers.

Item 21.     Exhibits and Financial Statement Schedules

      (a) Exhibits

Exhibit
No.	Exhibit Description

2.1	Agreement and Plan of Merger dated October 25, 2004, by and among Colonial Properties Trust, CLNL Acquisition Sub LLC and Cornerstone Realty Income Trust, Inc., which is included in this Registration Statement as Annex A to the joint proxy statement/prospectus (incorporated herein by reference to Exhibit 2.1 to Colonial’s Current Report on Form 8-K, as filed with the SEC on October 28, 2004). The registrant agrees to furnish supplementally a copy of the Merger Agreement to the SEC upon request
3.1	Form of Articles Supplementary of 7.62% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest of the Company*
4.1	Form of Deposit Agreement by and among Colonial Properties Trust and EquiServe Trust Company, N.A. and EquiServe, Inc.*
4.2	Form of Depositary Receipt evidencing depositary shares, each representing 1/100th of a share of 7.62% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest*
4.3	Form of certificate evidencing 7.62% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest of the Company*
5.1	Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered on behalf of Colonial *
5.2	Opinion of Sirote & Permutt, P.C., regarding the legality of the securities being registered on behalf of Colonial under Alabama law*
8.1	Opinion of Hogan & Hartson L.L.P. regarding the qualification of the merger as a reorganization for federal income tax purposes and related federal income tax consequences *
8.2	Opinion of McGuireWoods LLP regarding the qualification of the merger as a reorganization for federal income tax purposes and related federal income tax consequences *
8.3	Opinion of Hogan & Hartson L.L.P. regarding the qualification of Colonial as a REIT for federal income tax purposes *
8.4	Opinion of McGuireWoods LLP regarding the qualification of Cornerstone as a REIT for federal income tax purposes *
12.1	Statement Regarding Calculation of Ratio of Combined Fixed Charges and Preference Dividends to Earnings
23.1	Consent of PricewaterhouseCoopers LLP (Colonial)
23.2	Consent of Ernst & Young LLP (Cornerstone)
23.3	Consent of Hogan & Hartson LLP (included in Exhibits 5.1 and 8.1) *
23.4	Consent of Sirote & Permutt, P.C. (included in Exhibit 5.2)*
23.5	Consent of McGuireWoods LLP (included in Exhibit 8.2) *
24.1	Power of attorney (included on signature page)
99.1	Colonial — Form of Proxy*
99.2	Cornerstone — Form of Proxy*
99.3	Election Form*
99.4	Consent of Banc of America Securities LLC
99.5	Consent of Wachovia Securities

* To be filed by amendment.

      (b) Financial Statement Schedules

      Schedules not listed above have been omitted because they are inapplicable or the information required to be set forth therein is contained, or incorporated by reference, in the consolidated final statements of Colonial or Cornerstone or notes thereto.

      (c) Reports, Opinions or Appraisals

      The opinion of Banc of America Securities LLC is attached as Annex B to this joint proxy statement/prospectus. The opinion of Wachovia Securities is attached as Annex C to this joint proxy statement/prospectus.

Item 22.     Undertakings

      The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on December 23, 2004.

COLONIAL PROPERTIES TRUST

By:	/s/ THOMAS H. LOWDER

Thomas H. Lowder
President, Chief Executive Officer and
Chairman of the Board

      We, the undersigned trustees and officers of Colonial Properties Trust, do hereby constitute and appoint Thomas H. Lowder and Weston M. Andress, and each and either of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our name and our behalf in our capacities as trustees and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Trust to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, any and all amendments, including post-effective amendments, hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 23 day of December, 2004.

Signature	Title

/s/ THOMAS H. LOWDER Thomas H. Lowder	President, Chief Executive Officer and Chairman of the Board

/s/ WESTON M. ANDRESS Weston M. Andress	Chief Financial Officer/ Chief Investment Officer (Principal Financial Officer)

/s/ KENNETH E. HOWELL Kenneth E. Howell	Chief Accounting Officer (Principal Accounting Officer)

/s/ JAMES K. LOWDER James K. Lowder	Trustee

/s/ CARL F. BAILEY Carl F. Bailey	Trustee

/s/ M. MILLER GORRIE M. Miller Gorrie	Trustee

/s/ DONALD T. SENTERFITT Donald T. Senterfitt	Trustee

/s/ CLAUDE B. NIELSEN Claude B. Nielsen	Trustee

Signature	Title

/s/ HAROLD W. RIPPS Harold W. Ripps	Trustee

/s/ HERBERT A. MEISLER Herbert A. Meisler	Trustee

/s/ WILLIAM M. JOHNSON William M. Johnson	Trustee

/s/ JOHN W. SPIEGEL John W. Spiegel	Trustee

EXHIBIT INDEX

Exhibit
No.	Exhibit Description

2.1	Agreement and Plan of Merger dated October 25, 2004, by and among Colonial Properties Trust, CLNL Acquisition Sub LLC and Cornerstone Realty Income Trust, Inc., which is included in this Registration Statement as Annex A to the joint proxy statement/prospectus (incorporated herein by reference to Exhibit 2.1 to Colonial’s Current Report on Form 8-K, as filed with the SEC on October 28, 2004). The registrant agrees to furnish supplementally a copy of the Merger Agreement to the SEC upon request
3.1	Form of Articles Supplementary of 7.62% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest of the Company*
4.1	Form of Deposit Agreement by and among Colonial Properties Trust and EquiServe Trust Company, N.A. and EquiServe, Inc.*
4.2	Form of Depositary Receipt evidencing depositary shares, each representing 1/100th of a share of 7.62% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest*
4.3	Form of certificate evidencing 7.62% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest of the Company*
5.1	Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered on behalf of Colonial *
5.2	Opinion of Sirote & Permutt, P.C., regarding the legality of the securities being registered on behalf of Colonial under Alabama law*
8.1	Opinion of Hogan & Hartson L.L.P. regarding the qualification of the merger as a reorganization for federal income tax purposes and related federal income tax consequences *
8.2	Opinion of McGuireWoods LLP regarding the qualification of the merger as a reorganization for federal income tax purposes and related federal income tax consequences *
8.3	Opinion of Hogan & Hartson L.L.P. regarding the qualification of Colonial as a REIT for federal income tax purposes *
8.4	Opinion of McGuireWoods LLP regarding the qualification of Cornerstone as a REIT for federal income tax purposes *
12.1	Statement Regarding Calculation of Ratio of Combined Fixed Charges and Preference Dividends to Earnings
23.1	Consent of PricewaterhouseCoopers LLP (Colonial)
23.2	Consent of Ernst & Young LLP (Cornerstone)
23.3	Consent of Hogan & Hartson LLP (included in Exhibits 5.1 and 8.1) *
23.4	Consent of Sirote & Permutt, P.C. (included in Exhibit 5.2)*
23.5	Consent of McGuireWoods LLP (included in Exhibit 8.2) *
24.1	Power of attorney (included on signature page)
99.1	Colonial — Form of Proxy*
99.2	Cornerstone — Form of Proxy*
99.3	Election Form*
99.4	Consent of Banc of America Securities LLC
99.5	Consent of Wachovia Securities

* To be filed by amendment.